                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                            FIRST COMMUNITY BANCORP

             (Exact name of registrant as specified in its charter)

          CALIFORNIA                       6712                    33-0885320
 (State or other jurisdiction        (Primary standard          (I.R.S. employer
              of                        industrial           identification number)
incorporation or organization)  classification code number)

                                 6110 EL TORDO
                       RANCHO SANTA FE, CALIFORNIA 92067
                                 (858) 756-3023

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                  ARNOLD HAHN
                            CHIEF FINANCIAL OFFICER

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                WITH COPIES TO:

          STANLEY F. FARRAR                            MELANIE S. CORWIN
         SULLIVAN & CROMWELL                  BROWN, CUMMINS & BROWN CO., L.P.A.
 1888 CENTURY PARK EAST, 21ST FLOOR                    3500 CAREW TOWER
    LOS ANGELES, CALIFORNIA 90067                   CINCINNATI, OHIO 45202
           (310) 712-6600                               (513) 381-2121

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box./ /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF         AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED(1)          PER SHARE        OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, no par value....    787,843 shares             N/A              $10,474,731            $2,766

(1) This amount is based on the number of shares of common stock to be issued upon consummation of the merger contemplated in the Agreement and Plan of Merger dated as of August 7, 2000 between First Community Bancorp and Professional Bancorp, Inc.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f)(1) of the Securities Act of 1933, as amended, based on the product of the estimated maximum number of shares of common stock of First Community Bancorp to be exchanged for the common stock of Professional Bancorp, Inc.
                           --------------------------

    FIRST COMMUNITY BANCORP HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL FIRST COMMUNITY BANCORP SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           PROFESSIONAL BANCORP, INC.
                                  606 BROADWAY
                         SANTA MONICA, CALIFORNIA 90401

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

    The board of directors of Professional Bancorp, Inc. has called a special meeting of shareholders for December 12, 2000, at which shareholders will be asked to consider and to vote upon the approval of the Agreement and Plan of Merger dated as of August 7, 2000 providing for a merger of Professional Bancorp into First Community Bancorp. First Community common stock is listed on the NASDAQ National Market under the symbol "FCBP."

    In the merger, each share of Professional Bancorp common stock will be converted into the right to receive, at the election of each holder thereof (but subject to the election and allocation procedures set forth in the merger agreement) (i) $8.00 in cash without interest, or (ii) the number of shares of First Community common stock equal to the exchange ratio described in the merger
agreement. Based on the price of First Community stock on             , 2000,
Professional Bancorp shareholders would receive       shares of First Community
for each share of Professional Bancorp if they choose to receive stock. However, because First Community's common stock prices may change up to the closing, the value of the stock merger consideration may fluctuate.

    We cannot complete the merger unless the merger agreement is approved by a majority of the votes cast at the special meeting by shareholders represented at the meeting and entitled to vote.

    The board of directors of Professional Bancorp believes that the merger is in the best interests of Professional Bancorp and its shareholders and strongly encourages you to vote "FOR" the merger proposal.

    Because of the importance of the matters to be considered, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger agreement.

    The enclosed proxy statement/prospectus describes the shareholders' meeting, the merger and other related matters. Please read the entire document carefully.

    Sincerely,
    Gene F. Gaines
    Chairman of the Board and Chief Executive Officer
    Professional Bancorp, Inc.

    SEE RISK FACTORS BEGINNING ON PAGE 21 FOR A DISCUSSION OF THE RISKS THAT SHAREHOLDERS SHOULD CONSIDER WITH RESPECT TO THE MERGER. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the First Community common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

    The date of this proxy statement/prospectus is November   , 2000, and it is
being mailed or otherwise delivered to shareholders on or about such date.

                           PROFESSIONAL BANCORP, INC.
                                  606 BROADWAY
                         SANTA MONICA, CALIFORNIA 90401
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 12, 2000
                            ------------------------

    NOTICE IS HEREBY GIVEN that, pursuant to the call of its board of directors, a Special Meeting of Shareholders of PROFESSIONAL BANCORP, INC. will be held on December 12, 2000 at 4:30 p.m., Pacific Time, at First Professional Bank, 606 Broadway, Santa Monica, California, 90401. The purpose of the meeting is to consider and vote upon the following matters:

    1. MERGER. To consider and vote on a proposal to approve the acquisition of Professional Bancorp by First Community Bancorp and related matters as provided in the Agreement and Plan of Merger dated as of August 7, 2000.

    2. OTHER BUSINESS. The transaction of such other business as may properly come before the meeting and any adjournment(s) thereof.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF PROFESSIONAL BANCORP AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PROPOSED MERGER.

    Shareholders of record at the close of business on November 2, 2000 are entitled to notice of, and to vote at, the special meeting and any adjournment(s) thereof.

    In connection with the proposed merger, shareholders may exercise dissenters' rights under Pennsylvania law. This means that shareholders who do not vote in favor of the merger may make a written demand to Professional Bancorp for payment in cash of the "fair value" of their shares. Professional Bancorp must receive the demand prior to the shareholder vote on the merger. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenters' Rights" in the attached proxy statement/prospectus. The relevant provisions of Pennsylvania law on dissenters' rights are attached to this document as Annex C.

                                          By Order of the Board of Directors

                                          GENE F. GAINES
                                          CHAIRMAN OF THE BOARD

Dated: November   , 2000

                             YOUR VOTE IS IMPORTANT

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE PREPAID ENVELOPE PROVIDED.

                       SOURCES FOR ADDITIONAL INFORMATION

    If you are a shareholder of Professional Bancorp and would like to obtain additional copies of this document, please address your request to:

           Corporate Secretary
           Professional Bancorp, Inc.
           606 Broadway
           Santa Monica, California 90401

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY NOVEMBER [ ], 2000 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

        See also "Where You Can Find More Information" on page 135.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SOURCES FOR ADDITIONAL INFORMATION..........................      i

QUESTIONS AND ANSWERS ABOUT THE MERGER......................     ii

SUMMARY.....................................................      1
  Information About the Companies...........................      1
  The Merger................................................      2
  What you will receive; Cash or Stock Election.............      2
  Election and Allocation...................................      2
  The Professional Bancorp Special Meeting..................      3
  Professional Bancorp Shareholder Votes Required...........      3
  Revocability of Proxies...................................      3
  Professional Bancorp's Board of Directors Unanimously
    Recommended Shareholder Approval........................      3
  Professional Bancorp's Financial Advisor Says Merger
    Consideration is Fair...................................      3
  Completion of the Merger..................................      3
  Conditions to the Merger..................................      3
  Waiver and Amendment......................................      4
  Possible Termination of the Merger........................      4
  Regulatory Approval.......................................      4
  Operations and Management After the Merger................      4
  Interests of Certain Persons in the Merger................      4
  Description of First Community Capital Stock and Dividend
    Policy..................................................      4
  Certain Tax Consequences..................................      5
  Accounting Treatment of the Merger........................      5
  Professional Bancorp Shareholders Have Dissenters'
    Rights..................................................      5
  Summary Historical Financial Data.........................      8

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA.......     13

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...     20

RISK FACTORS................................................     21

INFORMATION ABOUT FIRST COMMUNITY...........................     25

FIRST COMMUNITY'S MANAGEMENT DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............     26

INFORMATION ABOUT PROFESSIONAL BANCORP......................     48

PROFESSIONAL BANCORP'S MANAGEMENT DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............     52

SUPERVISION AND REGULATION..................................     92

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF PROFESSIONAL BANCORP........................     95

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF FIRST COMMUNITY.............................     97

DIRECTORS AND EXECUTIVE OFFICERS OF FIRST COMMUNITY.........    100

THE SPECIAL MEETING OF PROFESSIONAL BANCORP SHAREHOLDERS....    103

                                                                PAGE
                                                              --------
THE MERGER..................................................    106
  Background of the Merger..................................    106
  Structure of the Merger...................................    109
  Reasons For the Merger....................................    110
  Recommendation of the Professional Bancorp Board of
    Directors...............................................    111
  Opinion of Professional Bancorp's Financial Advisor.......    112
  Certain Federal Income Tax Consequences...................    117
  Regulatory Approval.......................................    119
  Resale of First Community Common Stock....................    119
  Interests of Certain Persons in the Merger................    120
  Dissenters' Rights........................................    121
  Accounting Treatment of Merger............................    122

THE MERGER AGREEMENT........................................    123
  The Merger................................................    123
  Cash/Stock Election.......................................    123
  Effective Time and Effective Date.........................    124
  Exchange of Stock Certificates............................    124
  Dividends.................................................    124
  No Fractional Shares......................................    124
  Conduct of Business Prior to Completion of the Merger.....    125
  Certain Covenants.........................................    126
  Conditions to the Merger..................................    126
  Termination...............................................    127
  Expenses..................................................    127

THE SHAREHOLDER AGREEMENTS..................................    128

DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK AND COMPARISON
  OF SHAREHOLDER RIGHTS.....................................    129

LEGAL MATTERS...............................................    135

EXPERTS.....................................................    135

WHERE YOU CAN FIND MORE INFORMATION.........................    135

INDEX OF FINANCIAL STATEMENTS...............................    F-1

ANNEX A:  AGREEMENT AND PLAN OF MERGER......................  Annex A-1
ANNEX B:  OPINION OF ENDICOTT FINANCIAL ADVISORS LLC........  Annex B-1
ANNEX C:  DISSENTERS' RIGHTS UNDER SUBCHAPTER D OF CHAPTER
          15 OF THE PENNSYLVANIA BUSINESS CORPORATION LAW OF
          1988, AS AMENDED..................................  Annex C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement/prospectus, just indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope marked "Proxy" as soon as possible so that your shares may be represented and voted at the Professional Bancorp special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will vote your shares ONLY if you provide instructions on how to vote. You should follow the directions provided by your broker.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the corporate secretary of Professional Bancorp stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. Professional Bancorp shareholders will exchange their certificates representing Professional Bancorp common stock as a result of the merger and you will receive instructions for exchanging those certificates after the merger is completed.

Q: HOW DO I ELECT TO RECEIVE CASH OR FIRST COMMUNITY COMMON STOCK FOR MY PROFESSIONAL BANCORP SHARES?

A: Prior to the time the merger happens, you will receive an election form, which you may use to indicate your preference to receive First Community common stock or cash for your shares of Professional Bancorp common stock. Alternatively, you may decide to make no election, in which case the form of consideration you receive will be determined by the elections of other Professional Bancorp shareholders. After the deadline for submitting election forms has passed, an exchange agent chosen by First Community will allocate the consideration to comply with the requirement that in the aggregate 50% of the outstanding shares of Professional Bancorp common stock will be converted into First Community common stock and the other 50% will be converted into cash.

Q:  WHEN DO YOU EXPECT TO MERGE?

A: We are working to complete the merger early in the first quarter of 2001. We must first obtain the necessary regulatory approval and the approval of Professional Bancorp's shareholders at the special meeting. We cannot assure you as to when or if all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q: WHOM SHOULD I CONTACT WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/ PROSPECTUS?

       Corporate Secretary
        First Community Bancorp
        6110 El Tordo
        P.O. Box 2388
        Rancho Santa Fe, California 92067
        (858) 756-7000

       Corporate Secretary
        Professional Bancorp, Inc.
        606 Broadway
        Santa Monica, California 90401
        (310) 458-1521

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT RELATING TO THE ACQUISITION OF PROFESSIONAL BANCORP BY FIRST COMMUNITY AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS WE REFER YOU TO, INCLUDING THE MERGER AGREEMENT WHICH WE HAVE ATTACHED AS ANNEX A.

INFORMATION ABOUT THE COMPANIES

FIRST COMMUNITY
6110 El Tordo
P.O. Box 2388
Rancho Santa Fe, California 92067
(858) 756-7000

    First Community is a California corporation registered under the Bank Holding Company Act of 1956, as amended. First Community's principal business is to serve as a holding company for its banking subsidiaries, Rancho Santa Fe National Bank and First Community Bank of the Desert. First Community was formed to operate Rancho Santa Fe, which is a federally chartered commercial bank organized in 1982. Rancho Santa Fe is a community bank serving the commercial, industrial, professional, real estate and private banking markets of San Diego County. In May 2000, First Community acquired both Rancho Santa Fe and First Community Bank of the Desert. First Community Bank of the Desert is a state chartered commercial bank organized under the laws of California in 1980. First Community Bank of the Desert is a community bank that was established to serve the commercial/ industrial, professional, real estate and private banking markets of San Bernardino and Riverside Counties. At June 30, 2000, First Community had total consolidated assets of approximately $341.7 million, total consolidated net loans of approximately $219.9 million, total consolidated deposits of approximately $310.3 million and total consolidated shareholders' equity of approximately $25.3 million. Active full time equivalent employees totaled 119 at June 30, 2000.

PROFESSIONAL BANCORP
606 Broadway
Santa Monica, California 90401
(310) 458-1521

    Professional Bancorp is a bank holding company originally organized as a corporation under the laws of the State of California in July 1981, and reincorporated under the laws of the Commonwealth of Pennsylvania in August 1989. Professional Bancorp commenced operations in August 1982. Professional Bancorp's principal business is to serve as a holding company for its wholly owned subsidiary, First Professional Bank, N.A., a federally chartered commercial bank. First Professional commenced operations in August 1982. First Professional provides a wide range of commercial banking products and services primarily directed toward the health care market, including physicians, independent practice associations, practice management companies, preferred provider organizations, medical billing management companies, home health agencies and hospital based practices. First Professional operates five full-service banking offices in Santa Monica, Beverly Hills, Tarzana, Pasadena and Redlands. In addition, First Professional has a limited service facility in Los Angeles and operates an in-house courier service. At June 30, 2000, Professional Bancorp had total consolidated assets of approximately $268.4 million, total consolidated net loans of approximately $121.4 million, total consolidated deposits of approximately $250.7 million and total consolidated shareholders' equity of approximately $15.0 million. Active full-time equivalent employees of First Professional totaled 120 at June 30, 2000; Professional Bancorp has no full-time employees.

THE MERGER

    THE MERGER AGREEMENT IS ATTACHED TO THIS DOCUMENT AS ANNEX A AND IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER; YOU SHOULD READ IT CAREFULLY. WE ALSO ENCOURAGE YOU TO READ THE RISK FACTORS BEGINNING ON PAGE [ ].

    The merger agreement provides that Professional Bancorp will merge with and into First Community. First Community will be the surviving corporation. First Professional, the wholly-owned subsidiary of Professional Bancorp, will become a wholly-owned subsidiary of First Community.

WHAT YOU WILL RECEIVE; CASH OR STOCK ELECTION

    PROFESSIONAL BANCORP SHAREHOLDERS MAY ELECT TO RECEIVE EITHER 0.55 SHARES OF FIRST COMMUNITY COMMON STOCK OR $8.00 CASH FOR EACH SHARE OF PROFESSIONAL BANCORP COMMON STOCK. THIS ELECTION IS SUBJECT TO POSSIBLE PRORATION. IN ADDITION, THE EXCHANGE RATIO FOR PROFESSIONAL BANCORP COMMON STOCK IS SUBJECT TO ADJUSTMENT IF THE AVERAGE MARKET PRICE OF FIRST COMMUNITY STOCK FALLS OUTSIDE A PREDETERMINED PRICE RANGE DURING A PRESCRIBED PERIOD SHORTLY BEFORE THE MERGER.

    On [      ], 2000 the price of a share of First Community common stock was
$[      ] and the price of a share of Professional Bancorp common stock was
$[      ]. Because shareholders of Professional Bancorp electing to receive stock consideration will receive 0.55 shares of First Community common stock for each share of Professional Bancorp common stock, based on the stock prices on
[  ] 2000, Professional Bancorp shareholders would receive the equivalent of
$[      ] for each share of Professional Bancorp common stock.

    Each Professional Bancorp shareholder's election may be subject to proration depending on the elections of other Professional Bancorp shareholders. The proration provisions are designed to ensure that 50% of the outstanding Professional Bancorp shares are exchanged for First Community common stock. Proration may be necessary so that First Community's tax counsel can deliver its opinion that the merger will be treated as a reorganization under the Internal Revenue Code. Delivery of this opinion is required to complete the merger. If too many Professional Bancorp shareholders elect to receive stock, those holders will receive cash for some of their Professional Bancorp shares notwithstanding their election. If too many Professional Bancorp shareholders elect to receive cash, those holders will receive shares of First Community common stock for some of their Professional Bancorp shares notwithstanding their election.

    In addition, the exchange ratio for Professional Bancorp common stock is subject to reduction if the average market price of First Community common stock is greater than $16.67 during a prescribed measurement period shortly before the merger. If the average market price during the measurement period is greater than $16.67, the exchange ratio will be reduced so that the value of the per share stock consideration received by Professional Bancorp shareholders based on the average market price of First Community common stock is no greater than $9.17.

    If the average market price of First Community common stock during the measurement period is less than $12.32, Professional Bancorp will have the option to terminate the merger unless First Community agrees to increase the exchange ratio so that the value of the per share stock consideration received by Professional Bancorp shareholders based on the average market price of First Community common stock is no less than $6.78.

    The average market price of First Community common stock will be determined based on the volume weighted average sales price of First Community common stock on the NASDAQ National Market for a 15-day period ending on the 5th business day prior to completion of the merger.

    First Community will not issue fractional shares. Instead, Professional Bancorp shareholders will receive an amount of cash based on the closing price of First Community common stock on the NASDAQ National Market on the day prior to the merger. First Community will not pay interest on any cash received in lieu of fractional shares.

ELECTION AND ALLOCATION

    Prior to the time of the merger, Professional Bancorp shareholders will receive an election form to use to indicate their preference to receive First Community common stock or cash for their shares of Professional Bancorp common stock. Alternatively, Professional Bancorp shareholders may decide to make no election, in which case the form of consideration received will be determined by the elections of other Professional Bancorp shareholders. After the deadline for submitting election forms has passed, an exchange agent chosen by First Community will allocate the consideration to comply with the requirement that in the aggregate 50% of the outstanding shares of Professional Bancorp common stock will be converted into First Community common stock and the other 50% will be converted into cash.

THE PROFESSIONAL BANCORP SPECIAL MEETING

    Professional Bancorp will hold a special meeting of its shareholders to consider and vote upon the merger proposal. The meeting will be held on December 12, 2000 at 4:30 p.m., Pacific Time, at First Professional Bank, 606 Broadway, Santa Monica, California.

PROFESSIONAL BANCORP SHAREHOLDER VOTES REQUIRED

    Approval of a majority of the votes cast at the meeting by Professional Bancorp shareholders represented at the meeting and entitled to vote is required to approve the merger. Directors and executive officers of Professional Bancorp and their affiliates own approximately 5.86% of the outstanding shares of Professional Bancorp and intend to vote their shares in favor of the merger.

REVOCABILITY OF PROXIES

    Professional Bancorp shareholders may revoke their proxies at anytime before the special meeting by written notice to the corporate secretary of Professional Bancorp or submission of a duly executed proxy bearing a later date. Professional Bancorp shareholders may also revoke their proxy by voting in person at the special meeting.

PROFESSIONAL BANCORP'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDED SHAREHOLDER APPROVAL

    The board of directors of Professional Bancorp has unanimously approved and adopted the merger agreement, and recommends a vote "FOR" approval of the merger agreement and the transactions contemplated thereby. A discussion of the factors that the Professional Bancorp board considered in determining whether to approve and adopt the merger agreement can be found under "THE MERGER--Recommendation of the Professional Bancorp Board of Directors".

PROFESSIONAL BANCORP'S FINANCIAL ADVISOR SAYS MERGER CONSIDERATION IS FAIR

    Endicott Financial Advisors, L.L.C., financial advisor to Professional Bancorp rendered an oral fairness opinion to the board of directors of Professional Bancorp on July 25, 2000, stating that as of such date the merger consideration to be paid was fair to Professional Bancorp shareholders from a financial point of view. Endicott later delivered to the board of directors its written opinion, dated as of August 7, 2000, which reaffirmed its earlier oral opinion about the consideration to be received by Professional Bancorp shareholders. A copy of the written fairness opinion setting forth the information reviewed, assumptions made and matters considered by Endicott is attached to this document as Annex B. Professional Bancorp shareholders should read the fairness opinion in its entirety.

    Professional Bancorp has paid fees of approximately $100,000 to Endicott and, upon completion of the merger, will pay an additional $25,000.

COMPLETION OF THE MERGER

    The merger will become effective when we file an agreement of merger with the California Secretary of State and articles of merger with the Department of State of the Commonwealth of Pennsylvania. We expect to make these filings and complete the merger early in the first quarter of 2001.

CONDITIONS TO THE MERGER

    The completion of the merger depends upon the satisfaction of a number of conditions, including:

    - approval of the merger agreement by the shareholders of Professional Bancorp;

    - receipt of all necessary governmental consents and approvals;

    - satisfaction by Professional Bancorp of certain capitalization and asset quality requirements; and

    - satisfaction of other conditions customary for a merger transaction of this type.

WAIVER AND AMENDMENT

    Except as otherwise required by law, the merger agreement may be modified or amended by action of the boards of directors of First Community and Professional Bancorp, without action by their respective shareholders. In addition, if permitted by law, either First Community or Professional Bancorp could elect to waive any condition that has not been satisfied and complete the merger anyway.

POSSIBLE TERMINATION OF THE MERGER

    Either Professional Bancorp or First Community may call off the merger under certain circumstances, including if:

    - we both consent;

    - the merger is not completed before April 1, 2001;

    - we are not able to obtain required governmental approval;

    - the Professional Bancorp shareholders do not approve the merger agreement;

    - the other party breaches in a material manner any of the representations or warranties or any covenant or agreement it has made under the merger agreement; or

    - any condition to such party's obligations under the merger agreement has not been met or waived.

    In addition, First Community may call off the merger if the Professional Bancorp board of directors fails to recommend shareholder approval of the merger prior to the special meeting.

    Finally, Professional Bancorp may terminate the merger if the average market price of First Community common stock is below $12.32 during the prescribed measurement period and First Community does not agree to increase the exchange ratio as provided in the merger agreement.

REGULATORY APPROVAL

    We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve. First Community has filed an application with the Board of Governors of the Federal Reserve seeking its approval.

    Although we do not know of any reason why we cannot obtain regulatory approval in a timely manner, we cannot be certain when or if we will obtain approval or if terms and conditions will be imposed.

    First Community and Professional Bancorp are not required to complete the merger unless we satisfy the regulatory conditions for the merger.

OPERATIONS AND MANAGEMENT AFTER THE MERGER

    The executive officers and directors of First Community before the merger will continue to be the executive officers and directors of First Community after the merger. In addition, upon completion of the merger, Gene F. Gaines, the chairman and CEO of Professional Bancorp will be appointed to the First Community board of directors. First Community will also create an advisory board for First Professional and appoint the current members of the Professional Bancorp board of directors to the advisory board. First Professional will operate as a wholly-owned subsidiary of First Community after the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    First Community has agreed to appoint Gene F. Gaines, who currently serves as Chairman and CEO of Professional Bancorp, to the First Community board of directors upon completion of the merger. Certain non-officer directors of Professional Bancorp have entered into one-year non-compete agreements with First Community for Los Angeles County.

DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK AND DIVIDEND POLICY

    First Community is a California corporation and subject to the provisions of the California General Corporation Law. The authorized capital stock of First Community consists of 15,000,000 shares of common stock of which approximately 3,958,416 are outstanding as of September 30, 2000 and 5,000,000 shares of preferred stock none of which is outstanding. Each share of First Community common stock has the same relative rights, and is identical to all respects with, each other share of First Community common stock. Holders of First Community common stock will be entitled to one vote per share on all matters requiring shareholder action, including, but not limited to, the election of, and any other matters relating to, directors. Holders of First Community common stock will be entitled to cumulate their votes for the election of directors.

    Holders of First Community common stock will be entitled to receive dividends when, as and if declared by the board of directors. The timing and amount of future dividends are at the discretion of the board of directors and will depend upon the consolidated earnings, financial condition, liquidity and capital requirements of First Community and its subsidiaries, applicable government regulations and policies and other factors considered relevant by the board of directors.

CERTAIN TAX CONSEQUENCES

    We expect, that for U.S. federal income tax purposes no gain or loss will be recognized by Professional Bancorp shareholders upon exchange of their shares of Professional Bancorp common stock for shares of First Community common stock. To the extent Professional Bancorp shareholders receive cash for their shares of Professional Bancorp common stock, U.S. Federal income tax will apply to such cash received. U.S. Federal income tax will also apply to cash received by Professional Bancorp shareholders for fractional shares or as the result of the exercise of dissenters' rights.

    For a discussion of the tax treatment of the merger, see "THE
MERGER--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT OF THE MERGER

    The merger will be accounted for using the purchase method of accounting. First Community will be deemed the acquiror for accounting purposes.

PROFESSIONAL BANCORP SHAREHOLDERS HAVE DISSENTERS' RIGHTS

    Shareholders of Professional Bancorp will have dissenters' rights under Pennsylvania law. This means that Professional Bancorp shareholders who do not vote in favor of the merger may make a written demand to Professional Bancorp for payment in cash of the "fair value" of their shares. Professional Bancorp must receive the demand prior to the shareholder vote on the merger at the special meeting. The procedure for exercising your dissenters' rights is summarized under "THE MERGER--Dissenters' Rights" below. The relevant provisions of Pennsylvania law on dissenters' rights are attached to this document as Annex C.

MARKETS AND MARKET PRICES

    COMPARATIVE MARKET PRICE INFORMATION. The following table presents the market value for First Community common stock on the NASDAQ National Market and Professional Bancorp common stock on the American Stock Exchange on August 4,
2000 and [      ]. August 4, 2000 was the last day prior to our announcement of
the signing of the merger agreement. [      ] was the last practicable trading
day for which information was available prior to the date of this document.

                                                        FIRST COMMUNITY                PROFESSIONAL BANCORP
                                                          COMMON STOCK                     COMMON STOCK
                                                      (DOLLARS PER SHARE)              (DOLLARS PER SHARE)
                                                 ------------------------------   ------------------------------
                                                   HIGH       LOW       CLOSE       HIGH       LOW       CLOSE
                                                 --------   --------   --------   --------   --------   --------
Price on August 4, 2000........................   $14.69     $14.69     $14.69     $3.88      $3.13      $3.81
Price on [           , 2000]...................   $          $          $          $          $          $

    Also set forth below for each of the market values of common stock on
August 4, 2000 and [      ] is the equivalent pro forma market value of
Professional Bancorp common stock, which we determined by multiplying the applicable market value of First Community common stock by the assumed exchange ratio of 0.55 of First Community common stock we are issuing for each share of Professional Bancorp common stock.

                                                            PROFESSIONAL BANCORP EQUIVALENT PRO FORMA
                                                            -----------------------------------------
Closing price on August 4, 2000...........................                   $  8.08
Closing price on [           , 2000]......................                   $[    ]

    We urge you to obtain current market quotations for First Community common stock and Professional Bancorp common stock. We expect that the market prices of First Community common stock and Professional Bancorp common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market prices of First Community common stock and Professional Bancorp common stock are subject to fluctuation, the value of the shares of First Community common stock that Professional Bancorp shareholders will receive in the merger may increase or decrease prior to and after the merger.

HISTORICAL MARKET PRICES AND DIVIDEND INFORMATION

    FIRST COMMUNITY. First Community common stock is listed on the NASDAQ National Market under the symbol "FCBP." On the record date there were 577 holders of record of First Community common stock. The following table sets forth for the calendar quarter indicated the high and low prices per share of First Community common stock as reported on the NASDAQ National Market. First Community has declared a quarterly dividend since the first quarter of 1998. The trading market for First Community common stock is relatively small. The total trading volume for First Community common stock for the third quarter of 2000 was 166,000 shares.

QUARTER ENDED                                                   HIGH       LOW      DIVIDEND
-------------                                                 --------   --------   --------
1998:
  First quarter.............................................   $16.50     $14.00     $0.06
  Second quarter............................................   $19.50     $16.00     $0.06
  Third quarter.............................................   $17.00     $13.50     $0.06
  Fourth quarter............................................   $15.00     $11.00     $0.06

1999:
  First quarter.............................................   $13.75     $11.75     $0.06
  Second quarter............................................   $14.38     $11.00     $0.06
  Third quarter.............................................   $14.88     $13.13     $0.09
  Fourth quarter............................................   $15.50     $13.50     $0.09

2000
  First quarter.............................................   $15.50     $13.75     $0.09
  Second quarter............................................   $14.25     $13.00     $0.09
  Third quarter.............................................   $15.44     $13.88     $0.09
  Fourth quarter through [          ].......................

    PROFESSIONAL BANCORP. Professional Bancorp common stock is traded on the American Stock Exchange under the symbol "MDB." On the Professional Bancorp record date, there were [ ] holders of record of Professional Bancorp common stock. The following table sets forth for the calendar quarter indicated the high and low prices per share of Professional Bancorp common stock as reported on the American Stock Exchange and the dividends per share of Professional Bancorp common stock. The trading market for Professional Bancorp common stock is relatively small. The total trading volume for Professional Bancorp common stock for the third quarter of 2000 was 682,100 shares.

QUARTER ENDED                                                   HIGH       LOW      DIVIDEND
-------------                                                 --------   --------   --------
1998:
  First quarter.............................................   $19.38     $14.38        --
  Second quarter............................................   $21.69     $17.88     $0.05
  Third quarter.............................................   $20.13     $13.81        --
  Fourth quarter............................................   $17.75     $13.63     $0.05

1999:
  First quarter.............................................   $18.63     $16.63        --
  Second quarter............................................   $19.38     $16.33     $0.05
  Third quarter.............................................   $21.63     $11.50        --
  Fourth quarter............................................   $12.37     $ 7.25        --

2000
  First quarter.............................................   $ 7.44     $ 4.50        --
  Second quarter............................................   $ 5.13     $ 3.25        --
  Third quarter.............................................   $ 7.75     $ 3.38        --
  Fourth quarter through [          ].......................    [   ]      [   ]        --

SUMMARY HISTORICAL FINANCIAL DATA

    FIRST COMMUNITY. The following summary historical financial data for the six months ended June 30, 2000 and 1999 are derived from unaudited consolidated financial statements of First Community and include, in the opinion of management of First Community, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. The results for the six-month period ended June 30, 2000 are not necessarily indicative of the results to be expected for the full fiscal year. The following summary historical financial data for the five years ended December 31, 1999 are derived from the audited supplemental consolidated financial statements of First Community. The data should be read in conjunction with the supplemental consolidated financial statements, related notes and other financial information included in this proxy statement/prospectus.

                                           AT OR FOR
                                         THE 6 MONTHS                          AT OR FOR THE
                                        ENDED JUNE 30,                    YEARS ENDED DECEMBER 31,
                                      -------------------   ----------------------------------------------------
                                        2000       1999       1999       1998       1997       1996       1995
                                      --------   --------   --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest Income...................  $ 13,835   $ 11,328   $ 23,405   $ 20,258   $ 16,707   $ 13,752   $ 11,705
  Interest Expense..................     3,548      2,798      5,688      5,390      4,564      3,942      3,565
                                      --------   --------   --------   --------   --------   --------   --------
NET INTEREST INCOME.................    10,287      8,530     17,717     14,868     12,143      9,810      8,140
  Provision for loan losses.........        --        240        518        941        310        360        361
                                      --------   --------   --------   --------   --------   --------   --------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES...................    10,287      8,290     17,199     13,927     11,833      9,450      7,779
  Non-interest income...............     1,273      1,158      2,304      2,692      2,426      3,229      2,978
  Non-interest expense..............    10,634      6,071     12,073     10,897      9,544      9,987     11,550
                                      --------   --------   --------   --------   --------   --------   --------
EARNINGS (LOSS) BEFORE INCOME
  TAXES.............................       926      3,377      7,430      5,722      4,715      2,692       (793)
  Income tax (benefit)..............     1,125      1,439      3,166      2,140      1,878       (479)    (1,090)
                                      --------   --------   --------   --------   --------   --------   --------
NET EARNINGS (LOSS).................  $   (199)  $  1,938   $  4,264   $  3,582   $  2,837   $  3,171   $    297
                                      ========   ========   ========   ========   ========   ========   ========

ENDING BALANCE SHEET DATA:
  Assets............................  $341,678   $299,035   $304,362   $277,613   $214,846   $175,663   $155,954
    Time deposits in financial
      institutions..................     3,948      6,424      7,502      5,440      4,160         --         --
    Securities......................    45,736     46,695     50,563     38,380     28,136     22,646     23,518
    Loans, net of deferred fees.....   223,840    187,541    206,102    170,980    151,064    125,247    102,989
    Allowance for loan losses.......     3,987      3,658      4,025      3,785      3,382      3,194      2,948
    Deposits........................   310,343    271,492    274,232    251,421    191,940    156,481    139,947
    Borrowed funds..................     2,472      1,605      1,657        470         --         --         75
    Common shareholders' equity.....    25,291     24,119     25,855     22,833     19,680     16,769     13,681

PER SHARE DATA AND OTHER SELECTED
  RATIOS:
  Earnings (loss) per common share:
    Basic...........................  $  (0.05)  $   0.50   $   1.10   $   0.93   $   0.74   $   0.83   $   0.20
    Diluted.........................     (0.05)(a)     0.48     1.05       0.88       0.71       0.83       0.20
  Dividends declared per share......      0.18       0.12       0.30       0.24         --         --         --
  Book value per share..............      6.50       6.25       6.67       5.92       5.15       4.39       9.20
  Shareholders' equity to assets at
    period end......................      7.40%      8.07%      8.49%      8.22%      9.16%      9.55%      8.77%
  Return on average assets..........     (0.12%)     1.35%      1.44%      1.48%      1.45%      1.94%      0.20%
  Return on average equity..........     (1.43%)    16.33%     17.46%     16.87%     15.62%     21.16%      3.84%
  Average equity/average assets.....      8.48%      8.26%      8.27%      8.77%      9.30%      9.16%      5.32%
  Net interest margin...............      6.96%      6.52%      6.60%      6.79%      6.85%      6.82%      6.54%

------------------------------

(a) Effect is anti-dilutive

    PROFESSIONAL BANCORP. The following summary historical financial data for the six months ended June 30, 2000 and 1999 are derived from unaudited financial statements of Professional Bancorp and include, in the opinion of management of Professional Bancorp, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. The results for the six-month period ended June 30, 2000 are not necessarily indicative of the results to be expected for the full fiscal year. The following summary historical financial data for the five years ended December 31, 1999 are derived from the audited financial statements of Professional Bancorp. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in this proxy statement/prospectus.

                                                AT OR FOR
                                              THE 6 MONTHS                       AT OR FOR THE YEARS
                                             ENDED JUNE 30,                       ENDED DECEMBER 31,
                                           -------------------   ----------------------------------------------------
                                             2000       1999       1999       1998       1997       1996       1995
                                           --------   --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest Income........................  $  9,763   $  8,740   $ 18,295   $ 16,949   $ 16,709   $ 17,650   $ 20,903
  Interest Expense.......................     1,870      1,600      3,413      3,630      3,826      4,850      6,539
                                           --------   --------   --------   --------   --------   --------   --------
NET INTEREST INCOME......................     7,893      7,140     14,882     13,319     12,883     12,800     14,364
  Provision for loan losses..............     1,743      1,172     13,993        406        180      4,136      1,539
                                           --------   --------   --------   --------   --------   --------   --------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES............................     6,150      5,968        889     12,913     12,703      8,664     12,825

  Other non-interest income..............       926        924      1,812      1,741      1,793      1,515      1,435
  Net gain (loss) on sale of securities
    available for sale...................        --         40         40         (6)        --        (71)     1,018
  Non-interest expense...................     7,111      6,899     14,300     12,226     12,125     15,545     12,090
                                           --------   --------   --------   --------   --------   --------   --------
EARNINGS (LOSS) BEFORE INCOME TAXES......       (35)        33    (11,559)     2,422      2,371     (5,437)     3,188
  Income tax (benefit)...................        --        (43)    (3,199)       990        892     (1,712)     1,182
                                           --------   --------   --------   --------   --------   --------   --------
NET EARNINGS (LOSS)......................  $    (35)  $     76   $ (8,360)  $  1,432   $  1,479   $ (3,725)  $  2,006
                                           ========   ========   ========   ========   ========   ========   ========

ENDING BALANCE SHEET DATA:
  Assets.................................  $268,403   $253,783   $273,490   $259,701   $253,828   $264,287   $322,165
  Time deposits in financial
    institutions.........................       405        380        380        190         95         95         --
  Securities.............................    62,137     68,745     63,725    104,972     87,796     96,340    130,037
  Loans, net of deferred fees............   128,627    143,719    162,357    117,719    105,702     93,012    100,014
  Allowance for loan losses..............     7,276      1,813      5,873      2,200      1,802      2,253      1,070
  Deposits...............................   250,703    226,332    256,028    230,581    229,464    241,277    297,466
  Convertible notes......................       679        868        679      1,116      5,437      4,869      4,767
  Common shareholders' equity............    14,976     24,493     14,868     25,321     15,863     14,042     17,508

PER SHARE DATA AND OTHER SELECTED RATIOS:
  Earnings (loss) per common share:
    Basic................................  $  (0.02)  $   0.04   $  (4.15)  $   0.81   $   1.10   $  (2.78)  $   1.57
    Diluted..............................     (0.02)(a)     0.04    (4.15)(a)     0.74     0.97      (2.78)(a)     1.28
  Dividends declared per share...........        --         --         --         --         --         --         --
  Book value per share...................      7.37      12.15       7.32      12.68      11.69      10.47      13.69
  Shareholders' equity to assets at
    period end...........................      5.58%      9.65%      5.44%      9.75%      6.25%      5.31%      5.43%
  Return on average assets...............     (0.02%)     0.06%     (3.13%)     0.57%      0.61%     (1.38%)     0.64%
  Return on average equity...............     (0.47%)     0.59%    (33.63%)     6.41%      9.48%    (23.89%)    12.40%
  Average equity/average assets..........      5.33%     10.08%      9.30%      8.93%      6.45%      5.78%      5.14%
  Net interest margin....................      6.26%      6.34%      6.27%      6.02%      6.04%      5.38%      5.07%

------------------------------

(a) Effect is anti-dilutive

SUMMARY UNAUDITED PRO FORMA AND SELECTED HISTORICAL DATA

    The following table sets forth certain unaudited pro forma combined condensed financial data for First Community and Professional Bancorp, as if the merger had occurred at the beginning of each of the periods presented. This information should be read in conjunction with the historical and supplemental consolidated financial statements of First Community and Professional Bancorp including the notes thereto, included elsewhere in this proxy statement/prospectus.

                                                                AT OR FOR THE       AT OR FOR THE
                                                              SIX MONTHS ENDED        YEAR ENDED
                                                                JUNE 30, 2000     DECEMBER 31, 1999
                                                              -----------------   ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest Income...........................................      $ 23,598             $41,700
  Interest Expense..........................................         5,838               9,941
                                                                  --------             -------

NET INTEREST INCOME.........................................        17,760              31,759
  Provision for loan losses.................................         1,743              14,511
                                                                  --------             -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........        16,017              17,248
  Non-interest income.......................................         2,199               4,154
  Non-interest expense......................................        17,889              26,659
                                                                  --------             -------
EARNINGS (LOSS) BEFORE INCOME TAXES.........................           327              (5,257)
  Income tax (benefit)......................................           949                (386)
                                                                  --------             -------
NET EARNINGS (LOSS).........................................      $   (622)            $(4,871)
                                                                  ========             =======
ENDING BALANCE SHEET DATA:
  Assets....................................................      $615,331
  Time deposits in financial institutions...................         4,353
  Securities................................................       107,873
  Loans, net of deferred fees...............................       352,467
  Allowance for loan losses.................................        11,263
  Goodwill..................................................         4,296
  Deposits..................................................       561,046
  Borrowed funds and convertible notes......................         3,151
  Trust preferred...........................................         8,000
  Common shareholders' equity...............................        33,414

PER SHARE DATA AND OTHER SELECTED RATIOS:
  Earnings (loss) per common share:
    Basic...................................................      $  (0.14)            $ (1.10)
    Diluted.................................................         (0.14)(a)           (1.10)(a)
  Dividends declared per share..............................          0.18                0.30
  Book value per share......................................          7.51                7.63
  Tangible book value per share.............................          6.54                6.67
  Shareholders' equity to assets at period end..............          5.43%               5.89%
  Tangible shareholders' equity to tangible assets at period
    end.....................................................          4.77%               5.18%
  Return on average assets..................................         (0.20%)             (0.89%)
  Return on average equity..................................         (3.47%)            (11.38%)
  Average equity/average assets.............................          5.85%               7.78%
  Net interest margin.......................................          6.49%               6.49%

------------------------

(a) Effect is anti-dilutive

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

    The following table sets forth for First Community common stock and Professional Bancorp common stock certain selected historical and unaudited pro forma per share data at June 30, 2000 and for the six months ended June 30, 2000, and at the end of and for the year ended December 31, 1999, giving effect to the merger using the purchase method of accounting. The information is derived from the unaudited pro forma combined condensed financial data of First Community and the historical financial statements of Professional Bancorp including the related notes thereto, and the pro forma combined financial information giving effect to the merger including the related notes thereto, appearing elsewhere herein. The information below should be read in conjunction with the historical, supplemental and pro forma combined financial information of First Community and Professional Bancorp including the notes thereto, appearing elsewhere in this proxy statement/prospectus.

                                                              FOR THE SIX MONTHS     FOR THE YEAR
                                                                    ENDED               ENDED
                                                                JUNE 30, 2000      DECEMBER 31,1999
                                                              ------------------   ----------------
BASIC EARNINGS (LOSS) PER SHARE (1):
  First Community...........................................        $(0.05)             $ 1.10
  Professional Bancorp......................................         (0.02)              (4.15)
  First Community combined pro forma........................         (0.14)              (1.10)
  Professional Bancorp pro forma............................         (0.08)              (0.61)

DILUTED (LOSS) EARNINGS PER SHARE (2):
  First Community...........................................         (0.05)               1.05
  Professional Bancorp......................................         (0.02)(a)           (4.15)(a)
  First Community combined pro forma........................         (0.14)              (1.10)
  Professional Bancorp pro forma............................         (0.08)              (0.61)

CASH DIVIDENDS PER SHARE (3):
  First Community...........................................          0.18                0.30
  Professional Bancorp......................................            --                  --
  First Community combined pro forma........................          0.18                0.30
  Professional Bancorp pro forma............................          0.10                0.17

------------------------

(a) Effect is anti-dilutive

                                                                   AT                AT
                                                              JUNE 30, 2000   DECEMBER 31, 1999
                                                              -------------   -----------------
BOOK VALUE PER SHARE (4):
  First Community...........................................      $   6.50          $     6.67
  Professional Bancorp......................................          7.37                7.32
  First Community combined pro forma........................          7.51                7.63
  Professional Bancorp pro forma............................          4.13                4.20

------------------------

(1) The First Community combined pro forma basic earnings (loss) per share were calculated by using aggregate historical income information for First Community and Professional Bancorp divided by the pro forma basic shares outstanding of the combined entity. The basic pro forma shares of the combined entity were calculated by combining the First Community historical basic shares, the historical basic shares of Professional Bancorp as adjusted by the conversion number of 0.55 for 50% of the outstanding shares of Professional Bancorp. The Professional Bancorp equivalent pro forma per share amounts were computed by multiplying the First Community combined pro forma amounts by the conversion number of 0.55.

(2) The First Community combined pro forma diluted earnings (loss) per share were calculated by using aggregate historical income information for First Community and Professional Bancorp divided by the pro forma diluted shares outstanding of the combined entity. The diluted pro forma shares of the combined entity were calculated by combining the First Community historical diluted shares and the historical diluted shares of Professional Bancorp as adjusted by the conversion number of 0.55 for 50% of the outstanding shares of Professional Bancorp. The Professional Bancorp equivalent pro forma per share amounts were computed by multiplying the First Community combined pro forma amounts by the conversion number of 0.55.

(3) First Community combined pro forma cash dividends per share contemplates that the $0.18 dividend paid by First Community in the six month period ended June 30, 2000 and $0.30 dividend per share paid by First Community in the year ended December 31, 1999 would have been paid on all outstanding shares of First Community common stock assuming that the merger had been consummated and that shares of First Community common stock had been issued to the holders of 50% of the shares of Professional Bancorp common stock in the merger. Professional Bancorp equivalent pro forma cash dividends per share is calculated by multiplying the $0.18 and $0.12 dividend reflected in the First Community combined pro forma cash dividends per share by the conversion number of 0.55. Although First Community instituted a quarterly dividend in January 1998 because First Community must comply with California General Corporation Law and banking regulations when paying dividends, there can be no assurance that First Community will continue to pay dividends at this level, if at all.

(4) The First Community combined pro forma book value per share is based on the aggregate pro forma common shareholders' equity of First Community and Professional Bancorp divided by the total pro forma common shares of the combined entity based on the conversion number of 0.55 applied to 50% of the Professional Bancorp common shares outstanding. The Professional Bancorp equivalent pro forma book value per share at period end represents the First Community pro forma amounts multiplied by the conversion number of 0.55.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following unaudited pro forma combined condensed financial data combines the historical supplemental consolidated condensed financial statements of First Community, which have been restated to reflect the effect of the First Community Bank of the Desert merger accounted for on a pooling-of-interests basis and the historical condensed financial statements of Professional Bancorp, giving effect to the merger as if such transaction had been effective on June 30, 2000, with respect to the Unaudited Pro Forma Combined Condensed Balance Sheets, and as of the beginning of the periods indicated, with respect to the Unaudited Pro Forma Combined Condensed Statements of Operations. The information with respect to the merger is presented under the purchase method of accounting. The information for the six months ended June 30, 2000 is derived from the unaudited consolidated financial statements of First Community and Professional Bancorp, which include, in the opinion of the managements of First Community and Professional Bancorp, respectively, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. This information should be read in conjunction with the historical and supplemental consolidated financial statements of First Community and Professional Bancorp including the respective notes thereto, which are included in this proxy statement/prospectus, and in conjunction with the combined condensed historical selected financial data and other unaudited pro forma combined financial information including the notes thereto, appearing elsewhere in this proxy statement/prospectus. The unaudited pro forma combined condensed financial data does not give effect to any operating efficiencies anticipated in conjunction with the merger.

    The Unaudited Pro Forma Combined Condensed Balance Sheet is not necessarily indicative of the actual financial position that would have existed had the merger been consummated on June 30, 2000, or that may exist in the future. The Unaudited Pro Forma Combined Condensed Statements of Operations are not necessarily indicative of the results that would have occurred had the merger been consummated on the dates indicated or that may be achieved in the future. Assuming the consummation of the merger, the actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because (1) assumptions used in preparing such pro forma data may be revised in the future due to changes in values of assets and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the merger takes place,
(2) adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based, or (3) a variety of other factors.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 30, 2000

                                                       FIRST                                       FIRST
                                                     COMMUNITY     PROFESSIONAL                  COMMUNITY
                                                      BANCORP        BANCORP       PRO FORMA      BANCORP
                                                    (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS    PRO FORMA
                                                    ------------   ------------   ------------   ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS:
Cash and due from banks...........................    $ 28,899       $ 28,571     $    (370)(a)  $ 57,100
Federal funds sold................................      30,093         47,450            --        77,543
                                                      --------       --------     ---------      --------
  Total cash and cash equivalents.................      58,992         76,021          (370)      134,643
Time deposits in financial institutions...........       3,948            405            --         4,353
Federal Reserve Bank and Federal Home Loan Bank
  stock, at cost..................................       1,076            405            --         1,481
Securities held to maturity.......................      12,866         16,192            --        29,058
Securities available-for-sale.....................      31,794         45,540            --        77,334
                                                      --------       --------     ---------      --------
  Total securities................................      45,736         62,137            --       107,873
Net loans.........................................     219,853        121,351            --       341,204
Premises and equipment............................       5,184          1,027            --         6,211
Goodwill..........................................          --             --         4,296 (b)     4,296
Other real estate owned...........................       1,315             --            --         1,315
Other assets......................................       6,650          7,462         1,324 (c)    15,436
                                                      --------       --------     ---------      --------
  Total assets....................................    $341,678       $268,403     $   5,250      $615,331
                                                      ========       ========     =========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY LIABILITIES:
Non-interest bearing deposits.....................    $106,061       $116,322            --      $222,383
Interest bearing deposits.........................     204,282        134,381            --       338,663
                                                      --------       --------     ---------      --------
  Total deposits..................................     310,343        250,703            --       561,046
Borrowed funds....................................       2,472             --            --         2,472
Convertible notes.................................          --            679            --           679
Accrued interest payable and other liabilities....       3,572          2,045         4,103 (d)     9,720
                                                      --------       --------     ---------      --------
  Total liabilities...............................     316,387        253,427         4,103       573,917

Trust preferred...................................          --             --         8,000 (e)     8,000

SHAREHOLDERS' EQUITY:
Common stock......................................      19,849             17         8,106 (f)    27,972
Additional paid-in-capital........................          --         21,271       (21,271)(g)        --
Treasury stock....................................          --           (537)          537 (h)        --
Retained earnings (deficit).......................       6,038         (3,256)        3,256 (i)     6,038
Unrealized net gains (losses) on securities
  available-for-sale, net.........................        (596)        (2,519)        2,519 (j)      (596)
                                                      --------       --------     ---------      --------
  Total Shareholders' Equity......................      25,291         14,976        (6,853)       33,414
                                                      --------       --------     ---------      --------
  Total Liabilities & Shareholders' Equity........    $341,678       $268,403     $   5,250      $615,331
                                                      ========       ========     =========      ========
Number of common shares outstanding...............     3,891.6        2,030.8                     4,450.1
Common shareholders' equity per share.............    $   6.50       $   7.37                    $   7.51

          See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED DATA."

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000

                                                                                                FIRST
                                               FIRST COMMUNITY   PROFESSIONAL                 COMMUNITY
                                                   BANCORP         BANCORP       PRO FORMA     BANCORP
                                                (HISTORICAL)     (HISTORICAL)   ADJUSTMENTS   PRO FORMA
                                               ---------------   ------------   -----------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
  Interest and fees on loans.................      $11,553        $   6,565      $   --        $18,118
    Interest on interest-bearing deposits in
      financial institutions.................          167               16          --            183
    Interest on investment securities........        1,439            2,013          --          3,452
    Interest on federal funds sold...........          676            1,169          --          1,845
                                                   -------        ---------      ------        -------
      Total interest income..................       13,835            9,763          --         23,598
Interest expense:
  Interest expense on deposits...............        3,495            1,845          --          5,340
  Interest expense on borrowings, convertible
    debt and trust preferred.................           53               25         420 (k)        498
                                                   -------        ---------      ------        -------
      Total interest expense.................        3,548            1,870         420          5,838
                                                   -------        ---------      ------        -------
  Net interest income:.......................       10,287            7,893        (420)        17,760
  Less: provision for loan losses............           --            1,743          --          1,743
                                                   -------        ---------      ------        -------
    Net interest income after provision for
      loan losses............................       10,287            6,150        (420)        16,017
Non interest income:
  Service charges, commissions and fees......          958              633          --          1,591
  Other income...............................          315              293          --            608
                                                   -------        ---------      ------        -------
    Total non-interest income................        1,273              926          --          2,199
Non interest expense:
  Salaries and employee benefits.............        3,329            3,791          --          7,120
  Occupancy, furniture and equipment.........        1,251            1,104          --          2,355
  Professional and other services............        1,072            1,179          --          2,251
  Stationery, supplies and printing..........          135              323          --            458
  FDIC assessment............................           32               59          --             91
  Cost of other real estate owned............           33               --          --             33
  Advertising................................          196              126          --            322
  Insurance..................................           63               67          --            130
  Loss on sale of securities.................           11               --          --             11
  Merger costs...............................        3,561               --          --          3,561
  Goodwill amortization......................           --               --         144 (l)        144
  Other......................................          951              462          --          1,413
                                                   -------        ---------      ------        -------
    Total non-interest expense...............       10,634            7,111         144         17,889
                                                   -------        ---------      ------        -------
Income (loss) before income taxes............          926              (35)       (564)           327
Income taxes (benefits)......................        1,125               --        (176)(m)        949
                                                   -------        ---------      ------        -------
      Net income (loss)......................      $  (199)       $     (35)     $ (388)       $  (622)
                                                   =======        =========      ======        =======
Per share information:
  Number of shares (weighted average):
    Basic....................................      3,880.9          2,030.8                    4,439.4
    Diluted..................................      4,093.5          2,030.8                    4,652.0
  Income (loss) per share:
    Basic....................................      $ (0.05)       $   (0.02)                   $ (0.14)
    Diluted..................................      $ (0.05)(*)    $   (0.02)(*)                $ (0.14)(*)

------------------------

(*) Effect is anti-dilutive

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                                                                            FIRST
                                           FIRST COMMUNITY   PROFESSIONAL                 COMMUNITY
                                               BANCORP         BANCORP       PRO FORMA     BANCORP
                                            (HISTORICAL)     (HISTORICAL)   ADJUSTMENTS   PRO FORMA
                                           ---------------   ------------   -----------   ---------
                                               (IN THOUSANDS EXCEPT PER SHARE DATA)
Interest income:
Interest and fees on loans...............      $19,056       $  12,762      $     --       $31,818
  Interest on interest-bearing deposits
    in financial institutions............          355              49            --           404
  Interest on investment securities......        2,614           4,375            --         6,989
  Interest on federal funds sold.........        1,380           1,109            --         2,489
                                               -------       ---------      --------       -------
    Total interest income................       23,405          18,295            --        41,700
Interest expense:
  Interest expense on deposits...........        5,648           3,259            --         8,907
  Interest expense on borrowings,
    convertible notes and trust
    preferred............................           40             154           840 (k)     1,034
                                               -------       ---------      --------       -------
    Total interest expense...............        5,688           3,413           840         9,941
                                               -------       ---------      --------       -------
Net interest income:.....................       17,717          14,882          (840)       31,759
  Less: provision for loan losses........          518          13,993            --        14,511
                                               -------       ---------      --------       -------
    Net interest income after provision
      for loan losses....................       17,199             889          (840)       17,248
Non-interest income:
  Service charges, commissions and
    fees.................................        1,511           1,265            --         2,776
  Net gain (loss) on sale of securities
    available-for-sale...................           (2)             40            --            38
  Other income...........................          793             547            --         1,340
                                               -------       ---------      --------       -------
    Total non-interest income............        2,302           1,852            --         4,154
Non-interest expense:
  Salaries and employee benefits.........        5,853           6,545            --        12,398
  Occupancy, furniture and equipment.....        2,168           2,326            --         4,494
  Professional and other services........        1,695           2,407            --         4,102
  Stationery, supplies and printing......          378             668            --         1,046
  FDIC assessment........................           55              56            --           111
  Cost of other real estate owned........          182              --            --           182
  Advertising............................          339             522            --           861
  Insurance..............................          120             133            --           253
  Goodwill amortization..................           --              --           288 (l)       288
  Other..................................        1,281           1,643            --         2,924
                                               -------       ---------      --------       -------
    Total non-interest expense...........       12,071          14,300           288        26,659
                                               -------       ---------      --------       -------
  Income (loss) before income taxes......        7,430         (11,559)       (1,128)       (5,257)
  Income taxes...........................        3,166          (3,199)         (353)(m)      (386)
                                               -------       ---------      --------       -------
  Net income (loss)......................      $ 4,264          (8,360)     $   (775)      $(4,871)
                                               =======       =========      ========       =======
Per share information:
  Number of shares (weighted average):
    Basic................................      3,863.1         2,015.2                     4,417.3
    Diluted..............................      4,076.5         2,015.2                     4,630.7
  Income (loss) per share:
    Basic................................      $  1.10           (4.15)                    $ (1.10)
    Diluted..............................      $  1.05           (4.15)(*)                 $ (1.10)(*)

------------------------

(*) Effect is anti-dilutive

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

NOTE 1: BASIS OF PRESENTATION

    Certain historical data of Professional Bancorp have been reclassified on a pro forma basis to conform to First Community's classifications.

NOTE 2: PURCHASE PRICE AND FUNDING

    The purchase price is based on $8 per share, subject to adjustment, for Professional Bancorp shareholders choosing the cash consideration and an exchange ratio of 0.55 First Community shares for each Professional Bancorp share for Professional Bancorp shareholders choosing the stock consideration. Based on the $14.50 closing price of First Community on the day prior to the announcement of the merger, those Professional Bancorp shareholders choosing the stock consideration would receive a value of $7.98 per share.

    The total consideration to be paid in connection with the merger is calculated as follows (in thousands, except per share amounts):

Shares of Professional Bancorp common stock outstanding at
  June 30, 2000.............................................   2,030.8
Price per share.............................................  $   8.00
                                                              --------
  Total purchase price......................................  $ 16,246
                                                              ========

    For purposes of this pro forma combined condensed financial data, it is assumed that the cash portion of the purchase price ($8,123,000) will be financed through a combination of the issuance of $8 million of trust preferred securities which occurred in September and dividends from First Community's subsidiary banks. Trust preferred securities count as Tier 1 capital for regulatory purposes.

    Professional Bancorp shareholders will have the option to elect cash of $8 or 0.55 shares of First Community common stock for each share of Professional Bancorp common stock owned. Based upon the merger agreement these elections will be prorated such that 50% of the Professional Bancorp common stock will be converted into shares of First Community common stock and 50% will be converted into cash.

    Cash has been reduced on a pro forma basis by $370,000 at June 30, 2000 as follows:

Cash paid to Professional Bancorp shareholders..............  $(8,123)
Cash raised through the issuance of trust preferred.........    7,753
                                                              -------
                                                              $  (370)
                                                              =======

    As a result, historical interest expense on the accompanying pro forma combined condensed statements of operations for the six months ended June 30, 2000, and the year ended December 31, 1999, has been increased by $420,000 and $840,000, respectively, representing the interest expense on the trust preferred.

NOTE 3: ALLOCATION OF PURCHASE PRICE

    The purchase price of Professional Bancorp has been allocated as follows (in thousands):

Cash and cash equivalents...................................  $ 76,021
Time deposits in financial institutions.....................       405
Securities..................................................    62,137
Net loans...................................................   121,351
Goodwill....................................................     4,296
Premises and equipment......................................     1,027
Other assets................................................     8,539
Deposits....................................................  (250,703)
Borrowed funds..............................................      (679)
Other liabilities...........................................    (6,148)
                                                              --------
  Total purchase price......................................  $ 16,246
                                                              ========

    In allocating the purchase price, the following adjustments were made to Professional Bancorp's historical amounts. Other liabilities were increased by $4,103,000, representing the estimated merger costs. Other assets were increased by $1,077,000, representing the tax effects of the estimated merger costs. Substantially all of other assets and liabilities are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation. Goodwill is amortized on a straight line basis over fifteen years.

NOTE 4: MERGER COSTS

    The table below reflects First Community's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $4,103,000 ($3,026,000 net of taxes, computed using the combined federal and state tax rate of 42.0%) expected to be incurred in connection with the merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the pro forma combined balance sheet in order to disclose the aggregate effect of these activities on First Community's pro forma combined financial position. The estimated aggregate costs, primarily comprised of anticipated cash charges, include the following:

Employee costs (mostly severance and retention costs).......  $1,995,000
Conversion costs............................................     400,000
Other costs.................................................     170,000
                                                              ----------
                                                               2,565,000
Tax benefits................................................   1,077,000
                                                              ----------
                                                               1,488,000
Investment banking and other professional fees..............   1,538,000
                                                              ----------
                                                              $3,026,000
                                                              ==========

    First Community management's cost estimates are forward-looking. While the costs represent First Community management's current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final integration in connection with consummation of the merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. See "RISK FACTORS--If we are unable to integrate our businesses successfully, our business and earnings may be negatively effected."

NOTE 5: KEY TO PRO FORMA ADJUSTMENTS

    Summarized below are the pro forma adjustments necessary to reflect the acquisition of Professional Bancorp based on the purchase method of accounting:

(a) Use cash as part of the cash portion of the purchase price. See note 2.

(b) Reflect goodwill resulting from the purchase method of accounting. See note 3.

(c) Reflect the deferred tax asset related to the deductible merger costs. See note 4.

(d) Adjust liabilities for accrued merger costs. See note 4.

(e) Reflect issuance of trust preferred in September 2000.

(f) Reflect issuance of common stock to Professional Bancorp shareholders.

(g) Eliminate Professional Bancorp additional paid-in-capital.

(h) Eliminate Professional Bancorp treasury stock.

(i) Eliminate Professional Bancorp retained losses.

(j) Eliminate Professional Bancorp unrealized losses on securities available-for-sale.

(k) Interest expense related to the issuance of trust preferred.

(l) Amortization of goodwill on a straight-line basis over fifteen years.

(m) Tax benefits associated with the additional interest expense.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of each of First Community and Professional Bancorp. These statements may include statements regarding the projected performance of Professional Bancorp and First Community for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates", "intends", "will", "plans" or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

    - combining the businesses of First Community and Professional Bancorp may cost more than we expect;

    - the timing of the completion of the proposed merger and new operations may be delayed or prohibited;

    - there may be increases in competitive pressure among financial institutions;

    - general economic conditions, either nationally or locally in areas in which Professional Bancorp and First Community conduct their operations, or conditions in securities markets may be less favorable than we currently anticipate;

    - expected cost savings from the merger may not be fully realized or realized within the expected time frame;

    - legislation or regulatory changes may adversely affect the ability of the combined company to conduct, or the accounting for, business combinations and new operations;

    - integrating the businesses of Professional Bancorp and First Community and retaining key personnel may be more difficult than we expect;

    - our revenues after the merger may be lower than we expect;

    - we may lose more business or customers after the merger than we expect, or our operating costs may be higher than we expect; or

    - changes in the interest rate environment may reduce interest margins.

    Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Professional Bancorp shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/ prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of First Community following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond First Community's and Professional Bancorp's ability to control or predict. For those statements, First Community and Professional Bancorp claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    All subsequent written and oral forward-looking statements attributable to First Community or Professional Bancorp or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither First Community nor Professional Bancorp undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS DOCUMENT, INCLUDING THE MATTERS ADDRESSED IN "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS," YOU SHOULD CONSIDER THE MATTERS DESCRIBED BELOW CAREFULLY IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT.

BECAUSE THE MERGER CONSIDERATION MAY REMAIN FIXED DESPITE POTENTIAL CHANGES IN RELATIVE STOCK PRICES, PROFESSIONAL BANCORP SHAREHOLDERS WILL NOT KNOW THE VALUE OF THE STOCK CONSIDERATION THEY ARE RECEIVING UNTIL THE DATE WE CONSUMMATE THE MERGER.

    For each outstanding share of Professional Bancorp common stock, shareholders of Professional Bancorp may elect to receive 0.55 shares of First Community common stock. Because of market fluctuations, the value of the shares received by Professional Bancorp shareholders could be higher or lower than the relative value associated with those shares at the date of this document or on the day of the special meeting. Such variations in the market prices of First Community common stock and Professional Bancorp common stock may result from changes in the business, operations or prospects of First Community, Professional Bancorp or the combined company, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors.

    Shareholders who elect to receive cash will, subject to proration, receive $8.00 for each share of Professional Bancorp common stock. Because the market price of First Community common stock fluctuates, the value of merger consideration received by any Professional Bancorp shareholder receiving First Community common stock could fluctuate and be less than $8.00 per share. If the market price of First Community common stock is less than $14.55 at the time of the merger, the value of stock consideration will be less than $8.00 per share. Conversely, if the market price of First Community common stock is greater than $14.55 at the time of the merger, the value of the stock consideration will be greater than $8.00 per share. Accordingly, the value of the merger consideration received by Professional Bancorp shareholders may differ depending on what form of consideration Professional Bancorp shareholders elect.

    We urge you to obtain current market quotations for First Community common stock and Professional Bancorp common stock.

PROFESSIONAL BANCORP SHAREHOLDERS MAY RECEIVE A FORM OF CONSIDERATION DIFFERENT FROM WHAT THEY ELECT.

    Because of possible proration, Professional Bancorp shareholders may not receive all of the form of merger consideration they elect. If a shareholder elects cash and cash is oversubscribed, then the holder will receive a portion of the merger consideration in First Community common stock. Similarly, if a shareholder elects First Community common stock and First Community common stock is oversubscribed, then the shareholder will receive a portion of the merger consideration in cash. As a result, we cannot assure shareholders that they will receive all of the form of consideration that they elect. In addition, because the receipt of cash in the merger may be taxable to a shareholder, no assurance can be given that any shareholder can exchange shares of Professional Bancorp in an entirely tax-free transaction.

FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE.

    First Community and Professional Bancorp have each made forward-looking statements in this document, and in certain documents that we refer to in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company's management, and on information currently available to such management. In particular, we have made statements in this document regarding expected cost savings from the merger, the anticipated effect of the merger and First Community's anticipated performance in future periods. With respect to estimated cost savings, First Community has made certain assumptions regarding, among other things, the extent of operational overlap between First Community and Professional Bancorp, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, and the costs related to the merger. The realization of cost savings are subject to the risk that the foregoing assumptions are not accurate.

WE FACE STRONG COMPETITION FROM FINANCIAL SERVICE COMPANIES AND OTHER COMPANIES THAT OFFER BANKING SERVICES WHICH CAN HURT OUR BUSINESS.

    After the merger, we will continue to conduct our banking operations primarily in Southern California. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including, without limitation, savings and loans, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. These competitors of First Community and Professional Bancorp may have greater financial resources and develop products that enable such competitors to compete more successfully than First Community and Professional Bancorp.

IF WE ARE UNABLE TO INTEGRATE OUR BUSINESSES SUCCESSFULLY, OUR BUSINESS AND EARNINGS MAY BE NEGATIVELY EFFECTED.

    The merger involves the integration of companies that have previously operated independently. Successful integration of Professional Bancorp's operations will depend primarily on First Community's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that we will be able to integrate our operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings and revenue enhancements are projected to come from various areas that management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings of approximately
$3.5 million in the areas of salary expense, item processing, data processing, professional and audit fees, marketing and other operating expenses. Estimated revenue enhancements of approximately $450,000 annually are projected to come from increased efficiencies in the management of cash and due from accounts as well as improvements in merchant processing margins. If we have difficulties with the integration, we might not achieve the economic benefits we expect to result from the merger and this would likely hurt our business and our earnings. In addition, First Community may experience greater than expected costs or difficulties relating to the integration of the businesses of Professional Bancorp and/or may not realize expected cost savings from the merger within the expected time frame.

AN ECONOMIC SLOWDOWN IN SOUTHERN CALIFORNIA COULD HURT OUR BUSINESS.

    We focus our business in Southern California. An economic slowdown in Southern California could include the following consequences, any of which could hurt our business:

    - loan delinquencies may increase;

    - problem assets and foreclosures may increase;

    - demand for our products and services may decline; and

    - collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans.

A DOWNTURN IN THE REAL ESTATE MARKET OR HEALTH CARE INDUSTRY COULD HURT OUR BUSINESS.

    A downturn in the real estate market could hurt our business because many of our loans are secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished, and we would be more likely to suffer losses on defaulted loans. As of June 30, 2000, approximately 57 percent of the book value of First Community's loan portfolio and 24 percent of the book value of Professional Bancorp's loan portfolio consisted of loans secured by various types of real estate. Most of our real property collateral is located in Southern California. If there is a significant decline in real estate values, especially in Southern California, the collateral for our loans will provide less security.

    In addition, after the merger, a downturn in the health care industry could adversely affect our loan portfolio and business because most of the customers of First Professional are in the health care industry. Such downturn might result from changes in the methods used by health care insurers and/ or the government (Medicare) to reimburse health care providers for their services. If there is a downturn in the health care industry, we are more likely to suffer losses on defaulted loans and demand for First Professional's products and services may decline.

INTEREST RATE RISK.

    Changes in the interest rate environment may reduce profits. It is expected that First Community will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. There can be no assurance that First Community's interest rate risk will be minimized or eliminated. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect First Community's net interest spread, asset quality, loan origination volume and overall profitability.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION.

    Shares of First Community common stock eligible for future sale could have a dilutive effect on the market for First Community common stock and could adversely affect market prices.

    As of September 30, 2000, there are 15,000,000 shares of First Community common stock authorized, of which approximately 3,958,416 shares are outstanding. Approximately 558,457 additional shares will be issued in the merger to Professional Bancorp shareholders (assuming no adjustment is made to the exchange ratio based on the average market price of First Community common stock during the prescribed measurement period shortly before the merger). In addition, after the merger First Community will have outstanding stock options to purchase approximately 750,641 additional shares of First Community common stock with exercise prices of between $3.60 and $30.91 and outstanding warrants to purchase an additional 92,749 shares of First Community common stock with exercise prices of between $4.80 and $23.09.

WE ARE SUBJECT TO EXTENSIVE REGULATION WHICH COULD ADVERSELY AFFECT OUR
BUSINESS.

    The operations of First Community and Professional Bancorp are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of their respective operations. First Community and Professional Bancorp each believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because the business of each of First Community and Professional Bancorp is highly regulated, the laws, rules and regulations applicable to First Community and Professional Bancorp are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact First Community. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future, which could make compliance much more difficult or expensive, restrict First Community's ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by First Community or otherwise adversely affect the business or prospects of First Community.

ONLY A LIMITED MARKET EXISTS FOR FIRST COMMUNITY COMMON STOCK.

    First Community common stock was designated for quotation on the NASDAQ National Market in June 2000 and trading volumes have been modest. There can be no assurance that an active trading market for First Community common stock will develop. The limited trading market for First Community common stock may cause fluctuations in the market value of First Community common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market.

                       INFORMATION ABOUT FIRST COMMUNITY

BUSINESS OF FIRST COMMUNITY

    First Community is a California corporation registered under the Bank Holding Company Act of 1956, as amended. First Community's principal business is to serve as a holding company for its banking subsidiaries, Rancho Santa Fe National Bank and First Community Bank of the Desert. First Community was formed to operate Rancho Santa Fe which is a federally chartered commercial bank organized in 1982. Rancho Santa Fe is a community bank serving the commercial, industrial, professional, real estate and private banking markets of San Diego County. In May 2000, First Community acquired First Community Bank of the Desert. First Community Bank of the Desert is a state chartered commercial bank organized under the laws of California in 1980. First Community Bank of the Desert is a community bank that was established to serve the commercial, industrial, professional, real estate and private banking markets of San Bernardino and Riverside Counties.

BUSINESS OF RANCHO SANTA FE

    Rancho Santa Fe, a national banking association, commenced operations on March 2, 1982. Rancho Santa Fe's main office is located at 6110 El Tordo, Rancho Santa Fe, California. Rancho Santa Fe is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation up to the maximum limits prescribed by law.

    In addition to the main office in Rancho Santa Fe, Rancho Santa Fe operates three full-service offices located in Golden Triangle (University Towne Centre), Escondido and Carlsbad, all in San Diego County. In addition, it is an active participant in the Small Business Administration (SBA) guaranteed lending program through its lending department in San Diego.

    Rancho Santa Fe concentrates on providing community banking services to, and serving the needs of, small and medium-sized businesses, professionals, local area residents and affluent individuals throughout San Diego County, with an emphasis on cultivating long-term overall banking relationships. Rancho Santa Fe also offers mortgage brokerage services. Rancho Santa Fe receives fees for packaging and processing loan applications for financing the purchase or refinance of single-family residences to several mortgage lenders for funding.

FIRST COMMUNITY BANK OF THE DESERT

    First Community Bank of the Desert opened in 1980 as Bank of Yucca Valley. First Community Bank of the Desert is an independent, commercial bank that accepts demand, savings, and time deposits and makes commercial, real estate and consumer loans. First Community Bank of the Desert emphasizes consumer and small business banking. Most of First Community Bank of the Desert's depositors are consumers and small business customers.

    First Community Bank of the Desert issues cashier's checks and money orders, sells traveler's cheques and provides other customary banking services. First Community Bank of the Desert sells to its customers, through a third party broker/dealer, nondeposit investment products including mutual funds, fixed and variable annuities, stocks, bonds, and other nondeposit investment products. First Community Bank of the Desert also offers a variety of conventional Federal Housing Authority and Department of Veterans Affairs residential estate loan products as well as commercial loan products.

    Most of First Community Bank of the Desert's business originates from its primary service areas, consisting of the immediate and surrounding communities of Yucca Valley (San Bernardino County), Twenty-nine Palms (San Bernardino County), Cathedral City (Riverside County), Indian Wells (Riverside County), and Palm Springs (Riverside County).

SUPERVISION AND REGULATION

    For a summary of certain legislation, regulations and government policies affecting First Community and its subsidiaries, see "SUPERVISION AND REGULATION" herein.

                               FIRST COMMUNITY'S
                MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following is First Community's management discussion and analysis of the results of operations and the historical financial condition of First Community and its wholly-owned subsidiaries. The discussion should be read in conjunction with First Community's audited and unaudited consolidated financial statements and accompanying footnotes and other selected financial data presented in this proxy statement/prospectus.

I.__ PERIOD ENDED JUNE 30, 2000

    The following tables and data set forth certain statistical information relating to First Community as of June 30, 2000, and for the six and three month periods ended June 30, 2000, and June 30, 1999. This discussion should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto as of June 30, 2000 and the consolidated financial statements and notes thereto for the year ended December 31, 1999 included herein.

    In the six months ended June 30, 2000, First Community's total assets have increased by approximately $37.3 million. The major components of this increase in assets are an increase of approximately $19.2 million in federal funds sold and an increase of approximately $17.8 million in net loans. The increase in loans is a result of the overall increase in economic activity in Southern California and First Community's success in developing new business.

    In the six months ended June 30, 2000, First Community's total deposits have increased by approximately $36.1 million, including an increase of approximately $12.3 million in noninterest-bearing deposits and an increase in interest-bearing deposits of approximately $23.8 million. This increase resulted primarily from the overall increase in economic activity in Southern California, First Community's success in obtaining new business and an increase in rates paid on some deposits.

    Operating earnings (net income before one-time after-tax merger costs) for the six months ended June 30, 2000 were $2,599,000 or $0.63 per diluted share. This compares with consolidated operating earnings of $1,938,000 or $0.48 per diluted share, for the six months ended June 30, 1999, a growth of approximately 31%. Consolidated operating earnings (net income before one-time after-tax merger costs) for the three months ended June 30, 2000 were $1,307,000 or $0.32 per diluted share. This compares with consolidated operating earnings of $1,053,000 or $0.26 per diluted share, for the three months ended June 30, 1999, a growth of approximately 23%.

    Consolidated results of operations, including one-time after-tax merger costs of $2,798,000, for the six months ended June 30, 2000 were a loss of $199,000 or ($0.05) per diluted share. This compares with earnings of $1,938,000 or $0.48 per diluted share for the six months ended June 30, 1999. Consolidated earnings for the three months ended June 30, 2000, including one-time after-tax merger costs, were a loss of $1,491,000 or ($0.38) per diluted share. This compares with consolidated earnings of $1,053,000 or $0.26 per diluted share for the three months ended June 30, 1999.

    On July 27, 2000 First Community's board of directors approved a quarterly dividend of $0.09 per common share which is payable on August 31, 2000 to shareholders of record on August 15, 2000.

RESULTS OF OPERATIONS

    OPERATING INCOME. First Community defines operating income as net income before after-tax merger costs. First Community's operating return on average assets was 1.54% in the second quarter of 2000 versus 1.45% in the second quarter of 1999. The operating efficiency ratio improved from 62.7% in the first half of 1999 to 61.2% in the first half of 2000. First Community is working on various efficiency and revenue initiatives that are now available as a result of the acquisition of First Community Bank of the Desert.

                             RESULTS OF OPERATIONS

                                                           SIX MONTHS ENDED           THREE MONTHS ENDED
                                                               JUNE 30,                    JUNE 30,
                                                        ----------------------      ----------------------
                                                          2000          1999          2000          1999
                                                        --------      --------      --------      --------
PER SHARE INFORMATION:
Number of shares (weighted average, in thousands).....  3,880.9       3,857.0       3,883.7       3,859.6
Diluted shares (weighted average, in thousands) (a)...  4,093.5       4,059.0       4,082.6       4,058.4
Basic income (loss) per share.........................  $ (0.05)      $  0.50       $ (0.38)      $  0.27
Diluted income (loss) per share.......................  $ (0.05)      $  0.48       $ (0.38)      $  0.26
PER SHARE INFORMATION BEFORE MERGER COSTS:
Basic income per share................................  $  0.67       $  0.50       $  0.34       $  0.27
Diluted income per share..............................  $  0.63       $  0.48       $  0.32       $  0.26
PROFITABILITY MEASURES BEFORE MERGER COSTS:
Return on average assets..............................     1.59%         1.36%         1.54%         1.45%
Return on average equity..............................     18.8%         16.4%         18.0%         17.4%
Efficiency ratio......................................     61.2%         62.7%         62.1%         62.1%
ADJUSTMENTS TO NET INCOME (LOSS) (IN THOUSANDS):
Net income (loss).....................................  $  (199)      $ 1,938       $(1,491)      $ 1,053
Merger costs..........................................    3,561            --         3,561            --
  Tax benefits........................................      763            --           763            --
                                                        -------       -------       -------       -------
After tax merger costs................................    2,798            --         2,798            --
                                                        -------       -------       -------       -------
  Adjusted net income.................................  $ 2,599       $ 1,938       $ 1,307       $ 1,053
                                                        =======       =======       =======       =======
ADJUSTMENTS TO REVENUES (IN THOUSANDS):
Net-interest income...................................  $10,287       $ 8,530       $ 5,323       $ 4,581
Non-interest income...................................    1,273         1,158           692           601
                                                        -------       -------       -------       -------
  Operating revenues..................................  $11,560       $ 9,688       $ 6,015       $ 5,182
                                                        =======       =======       =======       =======
ADJUSTMENTS TO EXPENSES (IN THOUSANDS):
Non-interest expense..................................  $10,634       $ 6,071       $ 7,299       $ 3,220
Merger costs..........................................   (3,561)           --        (3,561)           --
                                                        -------       -------       -------       -------
  Adjusted operating expenses.........................  $ 7,073       $ 6,071       $ 3,738       $ 3,220
                                                        =======       =======       =======       =======

------------------------

(a) Effect is anti-dilutive

    Profits for First Community are dependent on loan growth, controlling costs and continual efforts to prevent any unexpected loan losses that would require additions to the allowance for loan losses ("ALL"). First Community believes that the demand for loans has increased in First Community's primary market areas due to the growth in the Southern California economy along with the ability of First Community's customers to participate in that growth. However, the perceived increase in the demand for loans is tempered by the highly competitive banking marketplace and First Community's desire to maintain strong credit quality standards. These factors contributed to First Community's loan growth of approximately 8.6% since December 31, 1999. As a result of the increase in loans and the approximate 13.2% increase in deposits, First Community's loan-to-deposit ratio, has decreased from 75.4% as of December 31, 1999, to 72.3% as of June 30, 2000.

    NET INTEREST INCOME. Net interest income is the difference between interest earned on assets and interest paid on liabilities. Net interest margin is net interest income expressed as a percentage of average interest-earning assets. The following tables provide information concerning average interest-earning assets and interest-bearing liabilities and yields and rates thereon for the six and three months ended June 30, 2000 and June 30, 1999, respectively. Nonaccrual loans are included in the average earning assets amounts.

                        UNAUDITED AVERAGE BALANCE SHEETS

                                                     SIX MONTHS ENDED           THREE MONTHS ENDED
                                                         JUNE 30,                    JUNE 30,
                                                  ----------------------      ----------------------
                                                    2000          1999          2000          1999
                                                  --------      --------      --------      --------
                                                                    (IN THOUSANDS)
AVERAGE ASSETS:
Loans, net of deferred fees and costs...........  $219,892      $178,490      $222,041      $182,552
Investment securities...........................    48,035        42,314        46,795        44,494
Federal funds sold..............................    22,524        35,774        34,492        31,148
Interest-bearing deposits in financial
  institutions..................................     6,125         5,772         5,107         6,349
                                                  --------      --------      --------      --------
  Average earning assets........................   296,576       262,350       308,435       264,543
Other assets....................................    31,643        25,914        33,445        26,209
                                                  --------      --------      --------      --------
    Average total assets........................  $328,219      $288,264      $341,880      $290,752
                                                  ========      ========      ========      ========

AVERAGE LIABILITIES AND SHAREHOLDERS' EQUITY:
AVERAGE LIABILITIES:
Noninterest-bearing deposits....................  $101,337      $ 83,580      $104,102      $ 86,403
Time deposits of $100,000 or more...............    25,483        22,154        19,727        21,945
Interest-bearing deposits.......................   169,836       156,443       186,141       155,351
                                                  --------      --------      --------      --------
  Average deposits..............................   296,656       262,177       309,970       263,699
Other interest-bearing liabilities..............     1,991           752         1,288         1,063
Other liabilities...............................     1,734         1,529         1,486         1,654
                                                  --------      --------      --------      --------
  Average liabilities...........................   300,381       264,458       312,744       266,416
Average equity..................................    27,838        23,806        29,136        24,336
                                                  --------      --------      --------      --------
    Average liabilities and shareholders'
      equity....................................  $328,219      $288,264      $341,880      $290,752
                                                  ========      ========      ========      ========

YIELD ANALYSIS:
  (Dollars in thousands)
Average earning assets..........................  $296,576      $262,350      $308,435      $264,543
  Yield.........................................      9.38%         8.71%         9.48%         9.02%
Average interest-bearing deposits...............  $195,319      $178,597      $205,868      $177,296
  Cost..........................................      3.60%         3.14%         3.77%         3.06%
Average deposits................................  $296,656      $262,177      $309,970      $263,699
  Cost..........................................      2.37%         2.14%         2.50%         2.06%
Average interest-bearing liabilities............  $197,310      $179,349      $207,156      $178,359
  Cost..........................................      3.62%         3.15%         3.78%         3.07%
Interest spread.................................      5.76%         5.56%         5.70%         5.95%
Net interest margin.............................      6.98%         6.56%         6.94%         6.95%

    Interest income increased by approximately $1.3 million from $5.9 million for the second quarter of 1999 to $7.3 million for the same period of 2000. The increase was due to an increase of approximately $43.9 million in average earning assets, mostly in loans, and an increase in the yield on earning assets from 9.02% to 9.48% due to the higher percentage of loans to earning assets and the higher interest rate environment in the 2000 period versus the 1999 period.

    Interest income increased by approximately $2.5 million from $11.3 million for the first six months of 1999 to $13.8 million for the same period of 2000. The increase was due to an increase in the yield on earnings assets from 8.71% to 9.38% due to the higher percentage of loans to earning assets and the higher interest rate environment in the 2000 period versus the 1999 period. Average earning assets also increased over the same period by approximately
$34.2 million as a result of the increased level of economic activity.

    Interest expense increased by approximately $580,000 from $1.4 million for the second quarter of 1999 to $1.9 million for the same period of 2000. This increase is due both to the increase in average interest-bearing liabilities from $178.4 million to $207.2 million and the increase in the cost of interest-bearing liabilities from 3.07% to 3.78% over the same periods of time as a result of the previously mentioned increase in the general level of interest rates. The growth in average deposits is a result of the increased level of interest rates and the ability of First Community to capture new business.

    Interest expense increased by approximately $750,000 from $2.8 million for the first six months of 1999 to $3.5 million for the same period of 2000. This increase is due both to the increase in average interest-bearing liabilities from $179.3 million to $197.3 million and the increase in the cost of interest-bearing liabilities from 3.15% to 3.62% over the same periods of time as a result of the previously mentioned increase in the general level of interest rates. The growth in average deposits is a result of the increased level of interest rates and the ability of First Community to capture new business.

    NON-INTEREST INCOME. The following table sets forth the details of non-interest income for the six months ended June 30, 2000 and June 30, 1999:

                                                        SIX MONTHS
                                                           ENDED
                                                         JUNE 30,
                                                    -------------------    INCREASE
                                                      2000       1999     (DECREASE)
                                                    --------   --------   ----------
                                                             (IN THOUSANDS)
NON-INTEREST INCOME:
  Service charges and fees on deposit accounts....   $  595     $  583       $ 12
  Merchant discount fees..........................       51         47          4
  Other commissions and fees......................      312        265         47
  Gain on sale of loans...........................      179        167         12
  Other income....................................      136         96         40
                                                     ------     ------       ----
    Total non-interest income.....................   $1,273     $1,158       $115
                                                     ======     ======       ====

    Total non-interest income increased by approximately $115,000 from $1,158,000 to $1,273,000, or approximately 9.9%, from the six months ended June 30, 1999 to the six months ended June 30, 2000. The largest increase in other income was due to a recovery on an old litigation. Other items making up other income were relatively small.

    The following table sets forth the details of non-interest income for the three months ended June 30, 2000 and June 30, 1999:

                                                          THREE MONTHS
                                                              ENDED
                                                            JUNE 30,
                                                       -------------------    INCREASE
                                                         2000       1999     (DECREASE)
                                                       --------   --------   ----------
                                                                (IN THOUSANDS)
NON INTEREST INCOME:
  Service charges and fees on deposit accounts.......    $285       $301        $(16)
  Merchant discount fees.............................      34         31           3
  Other commissions and fees.........................     157        148           9
  Gain on sale of loans..............................     124         75          49
  Other income.......................................      92         46          46
                                                         ----       ----        ----
    Total non interest income........................    $692       $601        $ 91
                                                         ====       ====        ====

    Total non interest income increased by approximately $91,000 from $601,000 to $692,000, or approximately 15.1%, from the three months ended June 30, 1999 to the three months ended June 30, 2000. Gain on sale of loans increased due to a higher level of SBA loan sale activity. The increase of $46,000 in other income consisted of several small items.

    NON-INTEREST EXPENSE. The following table sets forth the details of non-interest expense for the six months ended June 30, 2000 and June 30, 1999:

                                                        6 MONTHS
                                                          ENDED
                                                        JUNE 30,
                                                   -------------------    INCREASE
                                                     2000       1999     (DECREASE)
                                                   --------   --------   ----------
                                                            (IN THOUSANDS)
NON-INTEREST EXPENSE:
  Salaries and employee benefits.................  $ 3,329     $2,853      $  476
  Occupancy......................................      773        684          89
  Furniture and equipment........................      478        332         146
  Legal expenses.................................      159        107          52
  Other professional services....................      913        675         238
  Stationery, supplies and printing..............      135        117          18
  FDIC assessment................................       32         22          10
  Cost of other real estate owned................       33        160        (127)
  Advertising....................................      196        196          --
  Insurance......................................       63         53          10
  Loss on sale of securities.....................       11          2           9
  Other..........................................      951        870          81
                                                   -------     ------      ------
Non-interest expense before merger costs.........    7,073      6,071       1,002
  Merger costs...................................    3,561         --       3,561
                                                   -------     ------      ------

Total non-interest expense.......................  $10,634     $6,071      $4,563
                                                   =======     ======      ======

    Total operating non-interest expense increased approximately $1,002,000 from $6,071,000 to $7,073,000, or 16.5%, from the six months ended June 30, 1999 to the six months ended June 30, 2000. The increase in operating expenses in almost all categories is primarily a result of the increased level of economic activity in First Community's markets and First Community's response to this increased level of customers and customer activity. Average loans grew by approximately 23.3% during the same period and average non-interest-bearing deposits grew by approximately 21.2% between the two periods. The growth in these activities bears directly on the variable costs of First Community. First Community is also making various technology investments and upgrades. The decline in cost of other real estate owned is a result of the lower level of other real estate of First Community and increases in the valuation of reserve in the 1999 period. Merger costs of $3,561,000 are one-time costs relating to the acquisition of First Community Bank of the Desert.

    The efficiency ratio (operating expense before merger costs divided by net interest income plus non-interest income) is a measure of how effective First Community is at using its expense dollars. A lower or declining ratio indicates improving efficiency. First Community's efficiency ratio improved from 62.7% in the first six months of 1999 to 61.2% in the first six months of 2000.

    The following table sets forth the details of non-interest expense for the three months ended June 30, 2000 and June 30, 1999:

                                                         3 MONTHS
                                                           ENDED
                                                         JUNE 30,
                                                    -------------------    INCREASE
                                                      2000       1999     (DECREASE)
                                                    --------   --------   ----------
                                                             (IN THOUSANDS)
NON-INTEREST EXPENSE:
  Salaries and employee benefits..................   $1,668     $1,435      $  233
  Occupancy.......................................      377        363          14
  Furniture and equipment.........................      236        179          57
  Legal expenses..................................       75         52          23
  Other professional services.....................      510        372         138
  Stationery, supplies and printing...............       90         60          30
  FDIC assessment.................................       17         11           6
  Cost of other real estate owned.................       33        159        (126)
  Advertising.....................................       95        101          (6)
  Insurance.......................................       32         27           5
  Loss on sale of securities......................       --          2          (2)
  Other...........................................      605        459         146
                                                     ------     ------      ------
Non-interest expense before merger costs..........    3,738      3,220         518
  Merger costs....................................    3,561         --       3,561
                                                     ------     ------      ------

Total non-interest expense........................   $7,299     $3,220      $4,079
                                                     ======     ======      ======

    Total operating non-interest expense increased approximately $518,000 from $3,220,000 to $3,738,000, or 16.1%, from the three months ended June 30, 1999 to the three months ended June 30, 2000. The increase in operating expenses in almost all categories is primarily a result of the increased level of economic activity in First Community's markets and First Community's response to this increased level of customers and customer activity. Average loans grew by approximately 21.6% during the same period and average non-interest-bearing deposits grew by approximately 20.5% between the two periods. First Community is also making various technology investments and upgrades. The decline in cost of other real estate owned is a result of the lower level of other real estate of First Community. Merger costs of $3,561,000 are one-time costs relating to the acquisition of First Community.

    The efficiency ratio (operating expense before merger costs divided by net interest income plus non-interest income) is a measure of how effective First Community is at using its expense dollars. A lower or declining ratio indicates improving efficiency. First Community's operating efficiency ratio remained flat at 62.1% for both three month periods.

    INCOME TAXES. First Community's normal effective income tax rate is approximately 42.0%, representing a blend of the statutory Federal income tax rate of 35.0% and the California income tax rate of 10.84%. First Community's actual effective income tax rates were 121.5% and 42.6% for the six months ended June 30, 2000 and 1999, respectively. First Community's actual effective income tax rates were (16.1%) and 43.3% for the three months ended June 30, 2000 and 1999, respectively. The actual effective tax rates vary from the normal effective tax rate in the 2000 periods largely as a result of nondeductible merger costs. Adjusting for the nondeductible merger costs, the effective tax rates in the six month periods of 2000 and 1999 were 42.1% and 42.6%, respectively and 42.6% and 43.3% in the three month periods in 2000 and 1999, respectively.

BALANCE SHEET ANALYSIS

    CREDIT QUALITY.  First Community defines nonperforming assets to include
(i) loans past due 90 days or more and still accruing; (ii) loans on which it has ceased to accrue interest ("Nonaccrual Loans") and (iii) assets acquired through foreclosure including other real estate owned. "Impaired loans" are commercial, commercial real estate, and individually significant mortgage and consumer loans for which it is probable that First Community will not be able to collect all amounts due according to the original contractual terms of the loan agreement. The category of "impaired loans" is not coextensive with the category of "nonaccrual loans," although the two categories overlap. "Nonaccrual loans" include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days. First Community may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan impaired, if (i) it is probable that First Community will collect all amounts due in accordance with the original contractual terms of the loan or (ii) the loan is not a commercial, commercial real estate or an individually significant mortgage or consumer loan.

    Planned workout arrangements are currently in place or in negotiation for all nonperforming assets. Management is not aware of any additional significant loss potential that has not already been included in the estimation of the allowance for loan losses ("ALL").

    The following table shows the historical trends in nonperforming assets and key credit quality statistics for First Community:

                            CREDIT QUALITY MEASURES

                                                       AS OF AND FOR THE PERIODS ENDING
                                        ---------------------------------------------------------------
                                        3 MONTHS   6 MONTHS   9 MONTHS     YEAR     3 MONTHS   6 MONTHS
                                        3/31/99    6/30/99    9/30/99    12/31/99   3/31/00    6/30/00
                                        --------   --------   --------   --------   --------   --------
                                                            (DOLLARS IN THOUSANDS)
Loans past due 90 days or more and
  still accruing......................   $1,441     $  139     $  209     $   75     $   --     $  218
Nonaccrual loans......................    1,608        858        821      1,845        442      2,268
Other real estate owned (OREO)........    1,392      1,466      1,315      1,315      1,315      1,315
                                         ------     ------     ------     ------     ------     ------
  Nonperforming assets................   $4,441     $2,463     $2,345     $3,235     $1,757     $3,801
                                         ======     ======     ======     ======     ======     ======
Impaired loans, gross.................   $1,489     $  802     $2,136     $1,833     $  434     $2,268
Allocated allowance for loan losses...      (64)       (47)      (277)      (159)      (201)      (574)
                                         ------     ------     ------     ------     ------     ------
  Net investment in impaired loans....   $1,425     $  755     $1,859     $1,674     $  233     $1,694
                                         ======     ======     ======     ======     ======     ======
Charged off loans year-to-date........   $   46     $  452     $  540     $  592     $   15     $   92
Recoveries year-to-date...............      (52)       (85)      (110)      (314)       (42)       (54)
                                         ------     ------     ------     ------     ------     ------
  Net charge-offs (recoveries)........   $   (6)    $  367     $  430     $  278     $  (27)    $   38
                                         ======     ======     ======     ======     ======     ======
Allowance for loan losses to loans,
  net of deferred fees and costs......     2.15%      1.95%      1.89%      1.95%      1.82%      1.78%
Allowance for loan losses to
  nonaccrual loans and leases.........    244.2%     426.3%     459.0%     218.2%     916.7%     175.8%
Nonperforming assets to loans and
  OREO................................     2.41%      1.30%      1.17%      1.56%      0.79%      1.69%
Annualized net charge offs to average
  loans...............................    (0.01)%     0.41%      0.31%      0.15%     (0.05)%     0.03%
Nonaccrual loans to loans, net of
  deferred fees and costs.............     0.88%      0.46%      0.41%      0.90%      0.20%      1.01%
Allowance for loan losses to
  nonperforming assets................     88.4%     148.5%     160.7%     124.4%     230.6%     104.9%

    Loans past due 90 days and still accruing represent loans which are past due 90 days or more as to interest or principal, but not included in the nonaccrual or restructured categories. All loans in this category are well-secured and in the process of collection or renewal.

    On June 30, 2000, First Community had approximately $2,268,000 of loans which were considered impaired, all of which were on nonaccrual status, compared to $442,000 at March 31, 2000 and $1,833,000 of impaired loans at December 31, 1999. The ALL at June 30, 2000, includes allocated allowances of approximately $574,000 established for certain impaired loans. Nonperforming assets increased approximately $566,000 from $3,235,000 at December 31, 1999, to $3,801,000 at
June 30, 2000. This increase is a result of nonaccrual loans increasing $423,000 to $2,268,000 as a result of improvements in most nonaccrual loans in the period and one large loan being put on nonaccrual in the second quarter.

    ALLOWANCE FOR LOAN LOSSES. First Community has established a monitoring system for its loans in order to identify impaired loans and potential problem loans and to permit periodic evaluation of impairment and the adequacy of the ALL in a timely manner. The monitoring system and ALL methodology have evolved over a period of years, and loan classifications have been incorporated into the determination of the ALL. This monitoring system and allowance methodology include a loan-by-loan analysis for all classified loans as well as loss factors for the balance of the portfolio that are based on migration analysis relative to First Community's unclassified portfolio. This analysis includes such factors as historical loss experience, current portfolio delinquency and trends, and other inherent risk factors such as economic conditions, concentrations in the portfolio risk levels of particular loan categories, internal loan review and management oversight.

    The percentage of ALL to gross loans was 1.78% at June 30, 2000, a decrease from 1.95% at December 31, 1999. This decrease in the percentage is almost entirely a result of the growth in loans and not due to a decrease in the allowance for loan losses. Nonaccrual loans increased by $1,826,000 during the quarter ended June 30, 2000, from 0.20% to 1.01% of loans, net of deferred fees and costs, due mainly to one loan. Net OREO remained flat at $1,315,000 during the quarter. Total nonperforming assets increased by $2,044,000 during the second quarter of 2000, increasing from 0.79% to 1.69% of total loans and OREO at March 31, 2000 and June 30, 2000, respectively. First Community had net charge-offs of $38,000 in the six months ended June 30, 2000 represented by net recoveries during the first quarter of $27,000 and net charge-offs of $65,000 during the second quarter of 2000. With no provision for loan losses and net charge-offs of $38,000, the allowance for loan losses declined slightly by $38,000 from $4,025,000 at December 31, 1999 to $3,987,000 at June 30, 2000. The
allowance as a percentage of nonperforming assets decreased from 124.4% at December 31, 1999 to 104.9% at June 30, 2000 due to the increase in nonperforming assets. Management believes that the allowance for loan losses at June 30, 2000 is adequate based on First Community's quarterly migration analysis of loan losses, improved economic conditions and continued adherence to established credit policies.

    REGULATORY MATTERS. The regulatory capital guidelines as well as the actual regulatory capital ratios for Rancho, First Community and First Community on a consolidated basis as of June 30, 2000, are as follows:

                                        REGULATORY REQUIREMENTS                     ACTUAL
                                       -------------------------   ----------------------------------------
                                       ADEQUATELY       WELL                      FIRST
                                       CAPITALIZED   CAPITALIZED    RANCHO    COMMUNITY BANK   CONSOLIDATED
                                       -----------   -----------   --------   --------------   ------------
                                       (GREATER THAN OR EQUAL TO
                                          STATED PERCENTAGE)
Detailed computations of
  Tier 1 leverage capital ratio......     4.00%           5.00%      8.43%         6.93%            7.57%
  Tier 1 risk-based capital ratio....     4.00%           6.00%     10.16%         9.17%            9.49%
  Total risk-based capital...........     8.00%          10.00%     11.42%        10.43%           10.74%

    On September 8, 2000 First Community issued $8 million of trust preferred securities. These securities are considered Tier 1 capital.

    LIQUIDITY, INTEREST RATE SENSITIVITY AND MARKET RISK. On a stand-alone basis, First Community's sources of liquidity include dividends from the banks and outside borrowings. The amount of dividends that the banks can pay to First Community is restricted by regulatory guidelines.

    The primary function of asset/liability management is to ensure adequate liquidity and maintain an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities at the banks. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers who may need assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

    Historically, the overall liquidity of the banks is based on the core deposit base of the banks. The banks have not relied on large denomination time deposits. To meet short-term liquidity needs, First Community has maintained at the banks what it believes are adequate balances in federal funds sold, interest-bearing deposits in financial institutions and investment securities having maturities of five years or less. On a consolidated basis, liquid assets (cash, federal funds sold and investment securities available-for-sale) as a percent of total deposits were 29.3% and 24.2% as of June 30, 2000 and December 31, 1999, respectively.

    Market risk sensitive instruments are generally defined as on and off balance sheet derivatives and other financial instruments. At December 31, 1999 and June 30, 2000, First Community had no material on or off balance sheet derivatives. First Community's financial instruments include interest sensitive loans receivable, federal funds sold, interest-bearing deposits in financial institutions, FRB and FHLB stock, investment securities, deposits and borrowings. At December 31, 1999, First Community had approximately
$275 million in interest sensitive assets and approximately $276 million in interest sensitive liabilities (deposits and borrowings). At June 30, 2000, First Community's interest sensitive assets and interest sensitive liabilities totaled approximately $304 million and $313 million, respectively.

    The yield on interest sensitive assets and the cost of interest sensitive liabilities for the second quarter of 2000 was 9.48% and 2.51%, respectively, compared to 8.42% and 2.10%, respectively, at December 31, 1999. The increase in the yield on interest sensitive assets is primarily a result of the percentage of average loans to average interest sensitive assets increasing from approximately 70.7% at December 31, 1999 to 72.0% for the quarter ended
June 30, 2000 and the general increase in the level of interest rates. The increase in the cost of interest sensitive liabilities is primarily a result of the increase in the level of interest rates over the same period of time.

    First Community's interest sensitive assets and interest sensitive liabilities were reported to have estimated fair values of $271 million and $274 million, respectively, at December 31, 1999. Because of the floating and short-term nature of its interest sensitive assets and liabilities, management believes that there has been no material change in the difference between the book value of the interest sensitive assets and liabilities and their estimated fair values.

II._ YEAR ENDED DECEMBER 31, 1999

RESULTS OF OPERATIONS

    EARNINGS PERFORMANCE. First Community reported net earnings for the year ended December 31, 1999 of $4,264,000, compared with $3,582,000 for 1998, an increase of $682,000 or 19.0%. In 1999, basic earnings per share and diluted earnings per share were $1.10 and $1.05, respectively, compared with $0.93 and $0.88, respectively, in 1998. First Community's improved earnings performance between 1999 and 1998 is primarily attributable to an increase in net interest income arising from a greater quantity of interest-earnings assets, particularly in the loan segment of earnings assets. First Community believes that the demand for loans increased in First Community's market areas due to a strong local economy as well as low interest rates. In addition to the growth in earning assets, a general improvement in operating efficiencies contributed to First Community's earnings performance. First Community reported net earnings for the year ended December 31, 1998 of $3,582,000, compared with $2,837,000 for 1997, an increase of $745,000 or 26.3%.
In 1998, basic earnings per share and diluted earnings per share were $0.93 and $0.88, respectively, compared with $0.74 and $0.71, respectively, in 1997. First Community's improved earnings performance between 1998 and 1997 is primarily attributable to an increase in net interest income arising from a greater quantity of interest-earning assets particularly in the loan segment of earnings assets. First Community believes that the demand for loans increased in First Community's market areas due to a strong local economy as well as low interest rates. In addition to the growth in earning assets, a general improvement in operating efficiencies contributed to First Community's earnings performance.

    The following is a condensed summary of the statement of operations along with selected profitability ratios:

                             ANALYSIS OF NET INCOME

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1999          1998          1997
                                                        -----------   -----------   -----------
Net interest income...................................  $17,717,000   $14,868,000   $12,143,000
Provision for loan losses.............................      518,000       941,000       310,000
Other non-interest income.............................    2,666,000     2,575,000     2,357,000
Net gains on sales of SBA loans.......................      353,000       621,000       441,000
Non-interest expenses.................................   12,788,000    11,401,000     9,916,000
Income taxes..........................................    3,166,000     2,140,000     1,878,000
Net income............................................    4,264,000     3,582,000     2,837,000
Return on average assets..............................         1.44%         1.48%         1.45%
Return on average equity..............................        17.46         16.87         15.62
Dividend payout ratio.................................        28.69         27.35          0.00
Equity to assets at period end........................         8.27          8.77          9.30

    NET INTEREST INCOME. Net interest income, which constitutes one of the principal sources of income for First Community, represents the difference between interest earned on assets and interest paid on liabilities. Net interest margin is net interest income expressed as a percentage of average interest-earning assets. Net interest income is affected by changes in both interest rates and the volume of average earning assets and interest-bearing liabilities. The following tables provide information concerning average interest-earning assets and interest-bearing liabilities, interest earned and paid, and the related yields and rates on major categories for the periods indicated:

                     ANALYSIS OF AVERAGE RATES AND BALANCES

                                                     1999                                      1998                        1997
                                   ----------------------------------------   --------------------------------------   ------------
                                                    INTEREST      INTEREST                    INTEREST     INTEREST
                                     AVERAGE        INCOME/      YIELDS AND     AVERAGE       INCOME/     YIELDS AND     AVERAGE
                                     BALANCE        EXPENSE        RATES        BALANCE       EXPENSE       RATES        BALANCE
                                   ------------   ------------   ----------   ------------   ----------   ----------   ------------
ASSETS
Loans, net (1) and (2)...........  $187,811,000     19,056,000     10.15%     $160,895,000   16,971,000     10.55%     $133,387,000
Investment securities (2)........    45,731,000      2,614,000      5.72        31,549,000    1,838,000      5.83        24,389,000
Federal funds sold...............    28,372,000      1,380,000      4.86        21,524,000    1,135,000      5.27        17,853,000
Deposits with financial
  institutions...................     6,512,000        355,000      5.45         5,111,000      314,000      6.14         1,586,000
                                   ------------   ------------     -----      ------------   ----------     -----      ------------
  Total interest earning
    assets.......................   268,426,000     23,405,000      8.72%      219,079,000   20,258,000      9.25%      177,215,000
Noninterest earning assets.......    26,930,000                                 22,961,000                               18,121,000
                                   ------------                               ------------                             ------------
  Total assets...................   295,356,000                                242,040,000                              195,336,000
                                   ============                               ============                             ============
LIABILITIES
Time deposits of $100,000 or
  more...........................    25,680,000      1,253,000      4.88%       17,181,000      904,000      5.26%       12,379,000
All other interest-bearing
  deposits.......................   154,692,000      4,395,000      2.84       133,127,000    4,450,000      3.34       110,875,000
Other interest-bearing
  liabilities....................       793,000         40,000      5.04           622,000       36,000      5.79           775,000
                                   ------------   ------------     -----      ------------   ----------     -----      ------------
  Total interest-bearing
    liabilities..................   181,165,000      5,688,000      3.14%      150,930,000    5,390,000      3.57%      124,029,000
Noninterest-bearing deposits.....    87,466,000                                 67,344,000                               51,265,000
Other liabilities................     2,310,000                                  2,529,000                                1,885,000
Shareholders' equity.............    24,415,000                                 21,237,000                               18,157,000
                                   ------------                               ------------                             ------------
Total liabilities and
  shareholders' equity...........  $295,356,000                               $242,040,000                             $195,336,000
                                   ============                               ============                             ============
Net interest rate spread.........                                   5.58%                                    5.68%
Net interest income..............                   17,717,000                               14,868,000
Net yield of interest-earning
  assets.........................                                   6.60%                                    6.79%

                                            1997
                                   -----------------------
                                    INTEREST     INTEREST
                                    INCOME/     YIELDS AND
                                    EXPENSE       RATES
                                   ----------   ----------
ASSETS
Loans, net (1) and (2)...........  14,221,000     10.66%
Investment securities (2)........   1,456,000      5.97
Federal funds sold...............     948,000      5.31
Deposits with financial
  institutions...................      82,000      5.17
                                   ----------     -----
  Total interest earning
    assets.......................  16,707,000      9.43%
Noninterest earning assets.......

  Total assets...................

LIABILITIES
Time deposits of $100,000 or
  more...........................     669,000      5.40%
All other interest-bearing
  deposits.......................   3,854,000      3.48
Other interest-bearing
  liabilities....................      41,000      5.29
                                   ----------     -----
  Total interest-bearing
    liabilities..................   4,564,000      3.68%
Noninterest-bearing deposits.....
Other liabilities................
Shareholders' equity.............

Total liabilities and
  shareholders' equity...........

Net interest rate spread.........                  5.75%
Net interest income..............  12,143,000
Net yield of interest-earning
  assets.........................                  6.85%

----------------------------------

(1) Includes nonaccrual loans and loan fees

(2) Yields on loans and securities have not been adjusted to a tax-equivalent basis

    Net interest income before provision for loan losses for the year ended December 31, 1999 increased $2,849,000 or 19.2% compared with the year ended December 31, 1998. The increase in 1999 compared to 1998 was due to the increase in average earning assets of $49,347,000 or 22.5%. The rate earned on interest-earning assets during 1999 declined to 8.72% from 9.25% for the same period in 1998. The decline was primarily attributable to the effect of the overall decline in market interest rates experienced at the end of 1998. Average loans outstanding during 1999 were $187,811,000, which earned interest at an average rate of 10.15%, compared with $160,895,000 at 10.55% for the same period in 1998. This increase in loans was due primarily to the strong economic climate in First Community's market areas and emphasis on business development efforts to expand business in First Community's market areas resulting in growth in all categories of loans.

    Average investments outstanding during 1999 were $45,731,000 and these investments earned interest at an average rate of 5.72%, compared with $31,549,000 and 5.83% for the same period in 1998. Average federal funds sold during 1999 were $28,372,000 and earned an average rate of 4.86% in 1999, compared with $21,524,000 at 5.27% for the same period in 1998. Average deposits with financial institutions during 1999 were $6,512,000 and earned an average rate of 5.45% in 1999, compared with $5,111,000 at 6.14% for the same period in 1998. Short-term interest rates were lowered by the Federal Reserve Bank during the fourth quarter of 1998 resulting in lower short-term rates during 1999 compared with the same period of 1998.

    Average outstanding interest-bearing liabilities of $181,165,000 in 1999 paid an average rate of 3.14% during that period, as compared to average outstanding interest-bearing liabilities of $150,930,000, which paid an average rate of 3.57% for the year ended December 31, 1998. This decrease in average rates paid in 1999 is a result of the above mentioned decline in the general level of interest rates.

    During 1998, average earning assets grew to $219,079,000, an increase of $41,864,000 or 23.6% over 1997. Average loans increased $27,508,000 or 20.6%, accounting for the largest dollar increase in average earning assets. During 1998, First Community's management increased its efforts to generate loans through strong emphasis on business development in order to expand its business in First Community's market areas. In addition, the overall economic conditions in First Community's market areas have been favorable to customers' business interests, resulting in increased demand for loans. Low interest rates, low unemployment and rising real estate values are some of the factors that helped the local economy and contributed to First Community's operating results in 1998. Average securities increased $7,160,000 or 29.4%. Average federal funds sold increased $3,671,000 or 20.6%. Average deposits with financial institutions increased $3,525,000 or 222.3%. Average interest-bearing liabilities increased $26,901,000 or 21.7%.

    As discussed above, First Community's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change," as well as yields earned on interest-earning assets and rates paid on deposits and other borrowed funds, referred to as a "rate change."

    The following table reflects changes in interest income and expense attributable to changes in volume and interest rates of significant interest-bearing assets and liabilities:

                     ANALYSIS OF VOLUME AND INTEREST RATES

                                      1999 COMPARED TO 1998                 1998 COMPARED TO 1997
                               -----------------------------------   -----------------------------------
                                     ATTRIBUTABLE TO CHANGE                ATTRIBUTABLE TO CHANGE
                               -----------------------------------   -----------------------------------
                                 TOTAL          IN                     TOTAL          IN
                                 CHANGE       VOLUME      IN RATE      CHANGE       VOLUME      IN RATE
                               ----------   ----------   ---------   ----------   ----------   ---------
Loans, net (1) and (2)......   $2,085,000   $2,839,000   $(754,000)  $2,750,000   $2,933,000   $(183,000)
Investment securities (2)...      776,000      826,000     (50,000)     382,000      427,000     (45,000)
Federal funds sold..........      245,000      361,000    (116,000)     187,000      195,000      (8,000)
Deposits with financial
  institutions..............       41,000       86,000     (45,000)     232,000      182,000      50,000
                               ----------   ----------   ---------   ----------   ----------   ---------
  Total.....................    3,147,000    4,112,000    (965,000)   3,551,000    3,737,000    (186,000)
                               ----------   ----------   ---------   ----------   ----------   ---------
Time deposits of $100,000 or
  more......................      349,000      447,000     (98,000)     235,000      260,000     (25,000)
All other interest-bearing
  deposits..................      (55,000)     721,000    (776,000)     596,000      773,000    (177,000)
Other interest-bearing
  liabilities...............        4,000       10,000      (6,000)      (5,000)      (8,000)      3,000
                               ----------   ----------   ---------   ----------   ----------   ---------
  Total.....................      298,000    1,178,000    (880,000)     826,000    1,025,000    (199,000)
                               ----------   ----------   ---------   ----------   ----------   ---------
Changes in net interest
  income....................   $2,849,000   $2,934,000   $ (85,000)  $2,725,000   $2,712,000   $  13,000
                               ==========   ==========   =========   ==========   ==========   =========

------------------------

(1) Includes nonaccrual loans and loan fees

(2) Yields on loans and securities have not been adjusted to a tax-equivalent basis

    The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the current year's volume. The change in rate/volume has been allocated to the change attributed to the change attributed to rate.

    PROVISION FOR LOAN LOSSES. The amount of the provision for loan losses in each period is a charge against earnings in that period. The amount of provision is based upon management's evaluation of the loan portfolio, past loan loss experience, general economic conditions and other pertinent factors.

    A provision for loan losses of $518,000 was made for the year ended December 31, 1999, as compared to $941,000 for the same period in 1998. The decreased provision in 1999 was attributable to improvements in First Community's credit quality. The allowance for loan losses at December 31, 1999 was $4,025,000 or 1.95% of total loans, net of deferred fees and costs, a decrease from 2.21% at December 31, 1998. The allowance for loan losses as a percentage of total loans declined at December 31, 1999 compared to the prior year period, due to the previously mentioned improvements in First Community's credit quality. Additionally, net charge-offs declined from $538,000 in 1998 to $278,000 in 1999.

    A provision for loan losses of $941,000 was made for the year ended
December 31, 1998, as compared to $310,000 for the same period in 1997. During 1998, net charged off loans increased from $122,000 to $538,000. The increase in the provision for loan losses was a result of the increased level of net charge offs and a slight decline in First Community's credit quality.

    NON-INTEREST INCOME. Non-interest income decreased $388,000 or 14.4% to $2,304,000 in 1999 compared with $3,196,000 for the same period in 1998. This decrease is primarily the result of a decrease in mortgage brokerage fee income of $181,000 or 68.8% to $82,000 in 1999 compared with $263,000 in 1998. First Community receives fees for packaging and processing loan applications for financing the purchase or refinance of single-family residences. Funding is provided by various outside mortgage lenders. The volume of transactions decreased during 1999 as a result of a less favorable interest rate environment for refinance or purchase transactions. In addition, gain on sale of loans decreased $268,000 or 43.2% to $353,00 in 1999 compared with $621,000 for the same period in 1998. Gain on sale of loans represents the premium earned on the sale of the guaranteed portion of Small Business Administration loans. During 1999, a smaller volume of loans were sold at a lower premium compared with the same period in 1998.

    Service charges on deposit accounts increased $17,000 or 1.5% to $1,175,000 in 1999 compared with $1,158,000 in 1998. This increase is due to the growth in the number of accounts subject to service charges. Merchant discount fees increased $224,000 or 39.0% during 1999 compared with the same period in 1998 as a result of a greater number of merchant accounts and transactions.

    Non-interest income in 1998 totaled 2,692,000, an increase of $266,000 or 11.0% over 1997. Increases were recognized in all categories of non-interest income with the exception of escrow fee and merchant discount fee income. During the second quarter of 1997, First Community eliminated escrow services resulting in no additional recognition of escrow fee income after 1997. Merchant discount fees fluctuate due to the number of accounts and transactions processed.

    Service charges on deposit accounts increased $95,000 or 8.9% to $1,158,000 in 1998 compared with $1,063,000 in service charges realized for the same period in 1997. The increase was primarily the result of growth in the number of accounts subject to service charges.

    Mortgage brokerage fee income increased $149,000 or 130.7% to $263,000 in 1998 compared with $114,000 in 1997. The volume of mortgage brokerage transactions increased during 1998 as a result of an interest rate environment favorable to refinance and purchase transactions. Income from gain on sale of loans increased $180,000 or 40.8% in 1998 compared with 1997. Gain on sale of loans represents the premium earned on the sale of the guaranteed portion of Small Business Administration loans. The increase is a result of increased economic activity and a lower interest rate environment.

    NON-INTEREST EXPENSE. Total non-interest expenses increased $1,176,000 or 10.8% to $12,073,000 for 1999 compared with $10,897,000 for the same period in 1998. Salaries and employee benefits increased $369,000 or 6.7% to $5,853,000 during 1999 compared with $5,484,000 for the same prior year period. This increase is primarily the result of an increase in the number of employees, pay increases, incentives and promotions granted to employees for improved performance in their assigned duties.

    Occupancy and furniture and equipment expenses increased $194,000 or 9.8% during 1999 compared with the prior year period. The increase is attributable primarily to additional banking offices and rental expenses which generally increase annually according to lease agreements. In addition, during the second quarter of 1999, the sale of the premises held-for-sale was completed resulting in no further tenant rental income to First Community.

    Legal expenses and other professional services, consisting of audit, tax and accounting services, data processing and other outside services, increased $277,000 or 19.5% during 1999 compared with the same period in 1998. The increase is attributable to consultant services for Y2K readiness and some modest price increases. In addition, other operating expenses increased $337,000 or 33.7% during 1999 compared with the same period as a result of the general growth of First Community as well as routine vendor price increases.

    Real estate owned and property held-for-sale expenses increased $120,000 or 193.6% to $182,000 in 1999 compared with $62,000 for the same period in 1998 due to primarily to $159,000 in write-downs of properties, primarily land acquired for development.

    Total non-interest expenses for the year ended December 31, 1998 increased $1,353,000 or 14.2% to $10,897,000 from $9,544,000 for 1997. Salaries and employee benefits expenses, the largest component of non-interest expense, increased $728,000 or 15.3% compared to 1997. The increase was due to an increase in the number of employees and higher incentive compensation and commission expenses paid to employees during 1998 compared to 1997.

    Occupancy and furniture and equipment expenses increased $240,000 or 13.8% to $1,974,000 from $1,734,000 for 1997. During 1997 and the first quarter of 1998, refurbishment of three of First Community's offices was completed resulting in increased depreciation and amortization of furnishings and leasehold improvements compared to the prior year. During the second quarter of 1998, a major portion of the building comprising premises held-for-sale was leased. Lease income, which commenced May 1998, partially offset increases to occupancy and furniture and equipment expenses. Additionally, in May 1998, First Community opened a branch in Palm Springs, resulting in increased occupancy expenses.

    Legal expenses and other professional services, consisting of audit, tax and accounting services, data processing, and other outside services, increased by $134,000 or 10.4% for the year ended December 31, 1998 compared with the same period in 1997. The increases relate to special services required to support First Community's deposit customers as well as, in general, greater business activity of First Community in 1998 compared to the prior year.

    Stationery, supplies and printing expense increased $79,000 or 29.4% in 1998 compared with the same period in 1997. The increase was as a result of general growth. Other operating expenses increased $102,000 or 11.4% to $999,000 during 1998 compared to the same period in 1997. Expenses in this category include general bank operating expenses such as travel, postage, telephone and memberships and increases are related to First Community's growth in 1998.

    INCOME TAXES. The provision for income taxes was $3,166,000, $2,140,000 and $1,878,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Effective tax rates were 42.6%, 37.4% and 39.8% for the years ended
December 31, 1999, 1998 and 1997, respectively.

FINANCIAL CONDITION

    LOANS. The following table presents the balance of each major category of loans at the dates indicated:

                               1999                  1998                  1997                  1996                  1995
                        -------------------   -------------------   -------------------   -------------------   -------------------
                                     % OF                  % OF                  % OF                  % OF                  % OF
                         AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT     LOANS      AMOUNT     LOANS
                        --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Loan Category:
Commercial...........   $ 94,657      46%     $ 86,946      51%     $ 80,247      53%     $ 65,002      52%     $ 51,154      49%
Real estate--
  construction.......     38,464      19%       31,492      18%       48,452      32%       35,408      28%       26,864      26%
Real estate--
  mortgage...........     67,235      33%       48,060      28%       19,066      13%       22,913      18%       23,101      22%
Consumer.............      6,293       3%        5,121       3%        3,944       3%        2,448       2%        2,331       2%
                        --------     ---      --------     ---      --------     ---      --------     ---      --------     ---
Total gross loans....    206,649     100%      171,619     100%      151,709     100%      125,771     100%      103,450     100%
Less allowance for
  loan losses........     (4,025)               (3,785)               (3,382)               (3,194)               (2,948)
Less deferred loan
  fees...............       (547)                 (639)                 (645)                 (524)                 (462)
                        --------              --------              --------              --------              --------
Total net loans......   $202,077              $167,195              $147,682              $122,053              $100,040
                        ========              ========              ========              ========              ========

    First Community's loan portfolio net of allowance for loan losses and deferred fees and costs totaled $202,077,000 as of December 31, 1999, an increase of $34,882,000 or 20.9% over December 31, 1998. Loans have increased consistently over the past five years. Net loans increased $19,513,000 or 13.2% at December 31, 1998 compared with the prior year end. First Community focuses on small to medium sized business commercial and real estate secured lending, as well as loans guaranteed by the Small Business Administration. During 1999 and 1998, demand for commercial real estate and construction lending has been strong primarily attributable to the strength of the Southern California economy.

    The following table presents First Community's interest rate sensitivity analysis at the dates indicated with respect to individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans:

                           LOAN REPRICING OR MATURING
                            AS OF DECEMBER 31, 1999

                                                                 REPRICING OR MATURING IN
                                               ------------------------------------------------------------
                                               1 YEAR OR LESS   OVER 1 TO 5 YEARS   OVER 5 YEARS    TOTAL
                                               --------------   -----------------   ------------   --------
Loan Category:
Commercial...................................     $ 78,214            7,672            1,579        87,465
Real estate--construction....................       38,464               --               --        38,464
                                                  --------            -----            -----       -------
Total........................................     $116,678            7,672            1,579       125,929
                                                  ========            =====            =====       =======

                                                              FIXED RATE   FLOATING RATE    TOTAL
                                                              ----------   -------------   --------
Commercial..................................................    $ 9,869        77,596       87,465
Real estate--construction...................................      1,450        37,014       38,464
                                                                -------       -------      -------
  Total.....................................................    $11,319       114,610      125,929
                                                                =======       =======      =======

    NONPERFORMING LOANS. The following table sets forth certain information with respect to First Community's nonaccrual loans and accruing loans for which payments of principal and interest were contractually past due 90 days or more.

                                NONACCRUAL LOANS

                                                                                 DECEMBER 31,
                                                             ----------------------------------------------------
                                                               1999       1998       1997       1996       1995
                                                             --------   --------   --------   --------   --------
Nonaccrual loans...........................................   $1,845      559        490       1,401      2,200
Loans past due 90 days or more and still accruing..........       75      243        408          --         --
                                                              ------      ---        ---       -----      -----
Nonperforming loans........................................   $1,920      802        898       1,401      2,200
                                                              ======      ===        ===       =====      =====

    Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when payment in full of principal or interest is not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is reversed against current period income. Income on nonaccrual loans is subsequently recognized only to the extent cash is received and the loan's principal balance is deemed collectible. Loans are restored to accrual status when the loans become both well secured and are in the process of collection.

    On December 31, 1999, First Community had $1,845,000 of loans on nonaccrual status, compared to $559,000 and $490,000 on December 31, 1998 and 1997, respectively. On December 31, 1999, First Community had $75,000 of loans that were past due 90 days or more and still accruing interest, compared to $243,000 and $408,000 on December 31, 1998 and 1997, respectively. For further information, see Note 4 of Notes to Financial Statements contained in audited financial statements for the years ended December 31, 1999 and 1998.

    ALLOWANCE FOR LOAN LOSSES. First Community's allowance is available to absorb future loan losses. The current level of the allowance for loan losses is a result of management's assessment of the risk within the loan portfolio based on the information revealed in the credit reporting processes. First Community utilizes a risk-rating system on loans and a monthly credit review and reporting process. This assessment of risk takes into account the composition of the loan portfolio, review of specific problem loans, previous loan experience, current and anticipated economic conditions and other factors which, in management's judgment, deserve recognition.

    The following table presents the changes in First Community's allowance for loan losses as of the dates indicated:

                     ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                                              DECEMBER 31,
                                                          ----------------------------------------------------
                                                            1999       1998       1997       1996       1995
                                                          --------   --------   --------   --------   --------
Balance at beginning of year............................   $3,785     3,382      3,194      2,948      3,381
Loans charged off:
  Commercial............................................     (480)     (664)      (274)         *          *
  Real estate--construction.............................       --        --         --          *          *
  Real estate--mortgage.................................      (60)     (664)      (274)         *          *
  Consumer..............................................      (52)      (32)       (25)         *          *
  Small Business Administration, unguaranteed portion
    held for investment.................................       --        --         --          *          *
                                                           ------     -----      -----      -----      -----
    Total loans charged off.............................     (592)     (696)      (299)      (290)      (308)
                                                           ------     -----      -----      -----      -----
Recoveries on loans charged off:
  Commercial............................................      271       150        153          *          *
  Real estate--construction.............................       --        --         --          *          *
  Real estate--mortgage.................................      271        --         20          *          *
  Consumer..............................................       37         8          4          *          *
  Small Business Administration, unguaranteed portion
    held for investment.................................       --        --         --          *          *
                                                           ------     -----      -----      -----      -----
    Total recoveries on loans charged off...............      314       158        177         27          7
                                                           ------     -----      -----      -----      -----
Net loans charged off...................................     (278)     (538)      (122)      (114)      (794)
                                                           ------     -----      -----      -----      -----
Provision for loan losses...............................      518       941        310        360        361
                                                           ------     -----      -----      -----      -----
Balance at end of year..................................   $4,025     3,785      3,382      3,194      2,948
                                                           ======     =====      =====      =====      =====
Ratios:
Allowance for loan losses as a % of total loans at
  period end............................................     1.95%     2.21%      2.24%      2.55%      2.86%
Net loans charged off to average loans..................     0.15%     0.33%      0.09%

------------------------

* First Community did not maintain records for this category during the period specified.

    The allowance for loan losses at December 31, 1999 was $4,025,000 or 1.95% of total loans, net of deferred fees and costs, a decrease from 2.21% at the end of 1998. The decrease in the allowance for loan losses as a percentage of total loans, net of deferred fees and costs, is the result of improved credit quality. During 1999, First Community had net charge-offs of $278,000 compared to $538,000 for the year ended

December 31, 1998. Management believes that the allowance for loan losses of $4,025,000 at December 31, 1999 is adequate to cover known and inherent risks in the loan portfolio.

    The following table allocates the allowance for loan losses based on management's judgment of potential losses in the respective areas. While management has allocated reserves to various portfolio segments for purposes of this table, the allowance for loan losses in general and is available for the portfolio in its entirety.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                                    SMALL
                                                            REAL                   BUSINESS
                                             COMMERCIAL    ESTATE    CONSUMER   ADMINISTRATION    TOTAL
                                             ----------   --------   --------   --------------   --------
AT DECEMBER 31,
-------------------------------------------
1999
Allowance for loan losses..................    $1,622      $1,430      $356          $617         $4,025
% of loans in each category to total
  loans....................................        40%         36%        9%           15%           100%

1998
Allowance for loan losses..................    $1,894      $  757      $379          $755         $3,785
% of loans in each category to total
  loans....................................        50%         20%       10%           20%           100%

1997
Allowance for loan losses..................    $1,693      $  676      $339          $674         $3,382
% of loans in each category to total
  loans....................................        50%         20%       10%           20%           100%

1996
Allowance for loan losses..................    $1,598      $  638      $320          $638         $3,194
% of loans in each category to total
  loans....................................        50%         20%       10%           20%           100%

1995
Allowance for loan losses..................    $1,474      $  590      $294          $590         $2,948
% of loans in each category to total
  loans....................................        50%         20%       10%           20%           100%

    INVESTMENT PORTFOLIO. The investment activities of First Community are designed to assist in maximizing income consistent with quality and liquidity requirements, supply collateral to secure public funds, provide a means for balancing market and credit risks and to provide consistent income and market value throughout changing economic times.

    First Community's portfolio consists of U.S. Treasury and U.S. Government agency obligations, mortgage-backed securities, obligations of states and political subdivisions, corporate debt and Federal Reserve Bank and Federal Home Loan Bank stock. First Community's investment portfolio contains no investments in any one issuer in excess of 10% of First Community's total equity. Exempt from this calculation are securities of the U.S. Treasury and U.S. government agencies.

    The following table presents the composition of First Community's investment portfolio at the dates indicated:

                              INVESTMENT PORTFOLIO

                                                                     DECEMBER 31,
                                                        ---------------------------------------
                                                           1999          1998          1997
                                                        -----------   -----------   -----------
U.S. Treasury and government agency securities........  $48,475,000   $36,667,000   $26,909,000
States and political subdivisions.....................      349,000       351,000       352,000
Corporate bonds.......................................      504,000       506,000       504,000
Federal Reserve Bank Stock............................      725,000       440,000       371,000
Federal Home Loan Bank Stock..........................      510,000       416,000            --
                                                        -----------   -----------   -----------
  Total Investments...................................  $50,563,000   $38,380,000   $28,136,000
                                                        ===========   ===========   ===========

    For the investment portfolio as of December 31, 1999, the following table presents a summary of yields and maturities:

                  ANALYSIS OF INVESTMENT YIELDS AND MATURITIES
                               DECEMBER 31, 1999

                                                                                         FIVE YEARS
                                                              ONE YEAR THROUGH             THROUGH
                                     ONE YEAR OR LESS            FIVE YEARS               TEN YEARS            OVER TEN YEARS
                                  ----------------------   ----------------------   ---------------------   ---------------------
                                    AMOUNT       YIELD       AMOUNT       YIELD       AMOUNT      YIELD       AMOUNT      YIELD
                                  -----------   --------   -----------   --------   ----------   --------   ----------   --------
U.S. Treasury and government
  agency securities.............  $13,139,000     5.35%    $26,786,000     6.06%    $6,272,000     5.97%    $2,278,000     6.41%
States and political
  subdivisions..................           --       --              --       --        349,000     4.89             --       --
Corporate bonds.................           --       --         504,000     6.34             --       --             --       --
                                  -----------     ----     -----------     ----     ----------     ----     ----------     ----
  Total investments (1).........  $13,139,000     5.35%    $27,290,000     6.07%    $6,621,000     5.91%    $2,278,000     6.41%
                                  ===========     ====     ===========     ====     ==========     ====     ==========     ====


                                          TOTAL
                                  ----------------------
                                    AMOUNT       YIELD
                                  -----------   --------
U.S. Treasury and government
  agency securities.............  $48,475,000     5.88%
States and political
  subdivisions..................      349,000     4.89
Corporate bonds.................      504,000     6.34
                                  -----------     ----
  Total investments (1).........  $49,328,000     5.87%
                                  ===========     ====

------------------------------

(1) Yields on securities have not been adjusted to a fully tax-equivalent basis

NOTE: Federal Reserve Bank stock and Federal Home Loan Bank stock have no maturity and have been excluded from this table.

    DEPOSITS. The following table presents a summary of First Community's average deposits as of the dates indicated and average rate paid:

                          ANALYSIS OF AVERAGE DEPOSITS

                                                                  DECEMBER 31,
                                   ---------------------------------------------------------------------------
                                            1999                      1998                      1997
                                   -----------------------   -----------------------   -----------------------
                                      AMOUNT        RATE        AMOUNT        RATE        AMOUNT        RATE
                                   ------------   --------   ------------   --------   ------------   --------
Non-interest bearing.............  $ 87,466,000              $ 67,344,000              $ 51,265,000
Savings deposits.................    11,567,000     1.62%      10,891,000     1.95%       8,541,000     2.45%
Market rate deposits.............   115,333,000     2.56       98,360,000     3.08       80,313,000     3.15
Time deposits LESS THAN
  $100,000.......................    27,792,000     4.51       23,876,000     5.06       22,021,000     5.07
Time deposits GREATER THAN
  $100,000.......................    25,680,000     4.88       17,181,000     5.26       12,379,000     5.40
                                   ------------              ------------              ------------
  Total deposits.................  $ 67,838,000     2.11%    $217,652,000     2.46%    $174,519,000     2.59%
                                   ============              ============              ============

    For time deposits $100,000 or more, the following table presents a summary of maturities for the time periods indicated:

                 MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

                                                OVER 3 MONTHS   OVER 6 MONTHS
                                  3 MONTHS OR      THROUGH         THROUGH        OVER
                                     LESS         6 MONTHS        12 MONTHS     12 MONTHS     TOTAL
                                  -----------   -------------   -------------   ---------   ----------
December 31, 1999...............  $20,296,000     4,222,000       6,096,000      485,000    31,099,000

    Deposits have increased consistently over the past three years. Average deposits for the period through December 31, 1999 were $267,838,000 compared with $217,652,000 for the same prior year period, an increase of $50,186,000 or 23.1%. For 1998, average deposits were $217,652,000 compared with $174,519,000 for 1997, an increase of $43,133,000 or 24.7%. During 1999, time deposits of $100,000 or more increased at a faster rate than in previous years due to higher rates paid for these deposits.

    CAPITAL. Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted assets and off-balance sheet obligations. Banks are required to maintain a minimum total risk-based capital ratio of 8% of which at least 4.0% must be Tier 1 capital. Banking organizations considered to be among the most highly rated, based upon examination results, also must maintain a minimum leverage ratio of 3% and a minimum risk-based capital ratio of 10% of which at least 6.0% must be Tier 1 capital. Banks that are not the most highly rated are expected to maintain a capital leverage ratio of at least 100 to 200 basis points above the minimum 3% levels.

    The following table presents regulatory capital requirements and risk-based capital levels of First Community:

                                                          REGULATORY REQUIREMENTS           ACTUAL
                                                       ------------------------------   ---------------
                                                       ADEQUATELY                       FIRST COMMUNITY
                                                       CAPITALIZED   WELL CAPITALIZED       BANCORP
                                                       -----------   ----------------   ---------------
December 31, 1999
Tier 1 leverage capital ratio........................     4.00%             5.00%             8.56%
Tier 1 risk-based capital ratio......................     4.00%             6.00%            10.89%
Total risk-based capital.............................     8.00%            10.00%            12.15%

    As of December 31, 1999, First Community exceeded each of the capital requirements of the Federal Reserve Board and was deemed to be well capitalized. In addition, each of First Community's bank subsidiaries exceeded the capital requirements of its primary federal banking regulator and was deemed to be well capitalized.

    In January 1998, Rancho Santa Fe instituted a quarterly dividend of $0.06 per share, which increased to $0.09 per share in the third quarter of 1999. First Community Bank of the Desert did not pay a dividend.

    LIQUIDITY AND FUNDS MANAGEMENT. Liquidity management requires an ability to meet financial commitments when contractually due and to respond to other requirements for funds. First Community has an Asset/Liability Management Committee responsible for managing balance sheet and off-balance sheet commitments to meet the needs of customers while achieving First Community's financial objectives. First Community's Asset/Liability Management Committee meets regularly to review funding capacities, current and forecasted loan demand and investment opportunities.

    Funds are held in cash and cash equivalents, which are comprised of cash and due from banks plus federal funds sold. Cash and cash equivalents at December 31, 1999 totaled $32,037,000, or 10.53% of total assets, compared with $54,966,000 at December 31, 1998. The decrease was the result of loans increasing during the period at a faster rate than deposits. Loans net of deferred loan fees increased $35,122,000 during 1999 as a result of significant loan demand, particularly in commercial real estate and construction lending. Total deposits, by comparison, increased $22,811,000 during this same period, primarily in non-interest bearing and market rate deposits. Cash and cash equivalents increased to $54,966,000 at December 31, 1998 largely through increased interest-bearing deposits. The only restriction on First Community's cash and cash equivalents is reserve requirements with the Federal Reserve Bank.

    As an additional source of liquidity, First Community maintains lines of credit for $11,500,000 with correspondent banks for purchase of overnight funds. These lines are subject to availability of funds. First Community also has a Fed discount window limit of approximately $3,327,000 as well as a credit line with the Federal Home Loan Bank which would allow First Community to borrow up to $9,000,000. Historically, First Community has used its borrowing capabilities infrequently.

    The ability of First Community to obtain funds for the payment of dividends and for other cash requirements is largely dependent upon First Community's earnings. Dividends paid by a national bank, like Rancho Santa Fe, are regulated by the Office of the Comptroller of the Currency under its general supervisory authority as it relates to a bank's requirement to maintain adequate capital. A national bank may declare a dividend without the approval of the Office of the Comptroller of the Currency as long as the total of dividends declared in a calendar year does not exceed the total of net profits for that year combined with the retained profits for the preceding two years. Dividends paid by a California state-chartered bank, like First Community Bank of the Desert, are regulated by California law. In general, a state-chartered bank may declare a dividend without the approval of the Commissioner of Financial Institutions as long as the total of dividends declared in a calendar year do not exceed the lesser of the retained earnings of the bank or the net income of the bank for its last three fiscal years.

    INTEREST RATE SENSITIVITY. Significant changes in interest rates affect the composition, yield and cost of balance sheet components. The rate sensitivity of these assets and liabilities is monitored and matched to control the risk associated with movements in rates. The Asset/Liability Management Committee for First Community meets quarterly to monitor and formulate strategies and policies to provide sufficient levels of net interest income while maintaining acceptable levels of interest rate sensitivity, risk and liquidity. The primary objective of rate sensitivity management is to ensure earnings stability by minimizing the sensitivity of net interest income to fluctuations in interest rates. First Community uses gap analysis and other systems to measure, monitor and adapt to changing interest rate environments. First Community monitors and evaluates its interest rate risk position on a quarterly basis using traditional gap analysis. Gap analysis calculates the mismatches over certain time periods between assets and liabilities whose interest rates are subject to repricing at their contractual maturity dates or repricing period.

    In a rising interest rate environment, when rate sensitive assets exceed rate sensitive liabilities, assets re-price to higher interest rates faster than liabilities re-price, resulting in a net interest margin that tends to rise. When rate sensitive liabilities exceed rate sensitive assets, net interest margin will tend to fall in the same interest rate environment. The opposite effect on the net interest margin occurs in a decreasing interest rate environment.

    The following table presents First Community's interest rate sensitivity analysis by contractual repricing or maturity at December 31, 1999:

                           INTEREST RATE SENSITIVITY
                            AS OF DECEMBER 31, 1999

                                     LESS THAN   3 MONTHS     1 TO 5     OVER 5    NON-RATE
                                     3 MONTHS    TO 1 YEAR    YEARS      YEARS     SENSITIVE    TOTAL
                                     ---------   ---------   --------   --------   ---------   --------
                                                               (IN THOUSANDS)
Repricing Interval
Deposits with financial
  institutions.....................  $  1,382     $ 6,120    $    --    $    --    $     --    $  7,502
Federal funds sold.................    10,889          --         --         --          --      10,889
Investment securities..............       499      12,640     27,285     10,134           5      50,563
Loans, gross.......................   158,467      13,901     25,616      8,665          --     206,649
                                     --------     -------    -------    -------    --------    --------
  Total rate sensitive assets......   171,237      32,661     52,991     18,299           5     275,603
All other assets...................        --          --         --         --      28,759      28,759
                                     --------     -------    -------    -------    --------    --------
  Total assets.....................  $171,237     $32,661    $52,901    $18,299    $ 29,264    $304,362
                                     ========     =======    =======    =======    ========    ========
Savings deposits...................  $     --     $    --    $11,895    $    --    $     --    $ 11,895
Money market deposits..............   112,358          --         --         --          --     112,358
Time deposits under $100,000.......    11,067      11,983      2,010         57          --      25,117
Time deposits of $100,000 or
  more.............................    20,296      10,318        485         --          --      31,099
Other interest-bearing
  liabilities......................     1,657          --         --         --          --       1,657
                                     --------     -------    -------    -------    --------    --------
  Total rate sensitive
    liabilities....................   145,378      22,301     14,390         57          --     182,126
All other liabilities..............        --          --         --         --      96,381      96,381
Shareholders' equity...............        --          --         --         --      25,855      25,855
                                     --------     -------    -------    -------    --------    --------
  Total liabilities and
    shareholders' equity...........  $145,378     $22,301    $14,390    $    57    $122,236    $304,362
                                     ========     =======    =======    =======    ========    ========
Period gap.........................  $ 25,859     $10,360    $38,511    $18,742    $(93,472)
Cumulative gap.....................    25,859     $36,219    $74,730    $93,472
Cumulative rate sensitive gap %....         8%         12%        25%        31%

------------------------

Note: All amounts are reported at their contractual maturity or repricing periods. This analysis makes certain assumptions as to interest rate sensitivity of savings and NOW accounts which have no stated maturity and have had very little price fluctuation in the past three years. Money market accounts are repriced at discretion of management and generally are more rate sensitive.

                     INFORMATION ABOUT PROFESSIONAL BANCORP

GENERAL

    Professional Bancorp is a bank holding company organized as a corporation under the laws of the State of California in July 1981 and reincorporated under the laws of the Commonwealth of Pennsylvania in August 1989. As a bank holding company, Professional Bancorp is subject to the Bank Holding Company Act of 1956, as amended. Professional Bancorp commenced operations in August 1982. On the commencement date and from the proceeds of its initial stock offering, Professional Bancorp purchased all of the outstanding stock of First Professional.

    Professional Bancorp's principal business is to serve as a holding company for First Professional and for other banking or finance-related subsidiaries which Professional Bancorp may establish or acquire. At December 31, 1999, Professional Bancorp had total consolidated assets of approximately
$273.5 million, total consolidated net loans of approximately $156.5 million, total consolidated deposits of approximately $256.0 million and total consolidated shareholders' equity of approximately $14.9 million. The discussion and analysis for the year ended December 31, 1999 reflect the operations of Professional Bancorp, First Professional and Professional Bancorp
Mortgage, Inc.

FIRST PROFESSIONAL BANK, NATIONAL ASSOCIATION

    First Professional commenced operations in August 1982 as a federally chartered commercial bank. First Professional's strategy is to deliver value-added products and services that satisfy the financial services needs of its targeted customers, primarily the health care services sector, emphasizing superior service and relationships. First Professional provides a wide range of commercial banking products and services primarily directed towards the health care community, which includes, physicians, independent practice associations
(IPA), practice management companies (PPM), preferred provider organizations
(PPO), medical billing management companies, home health agencies and hospital based practices.

PROFESSIONAL BANCORP MORTGAGE, INC.

    On November 18, 1998, Professional Bancorp Mortgage commenced operations as a majority-owned subsidiary of First Professional. First Professional's strategy was to provide clients access to new products through a co-venture partnership with REIS Mortgage Holdings, Inc. REIS is a provider of mortgage brokerage services and has been a long-standing referral partner of First Professional. Due to changing market conditions, First Professional ceased operations of the subsidiary effective January 1, 2000.

REGULATORY AGREEMENT

    As First Professional's principal regulator, the OCC examines and evaluates the financial condition, operations and policies and procedures of nationally chartered banks on a regular basis as part of its legally prescribed oversight responsibilities. The OCC conducted an examination in 1999 which identified deficiencies in First Professional's loan underwriting and administration policies and procedures. The OCC determined that First Professional required special supervisory attention. To implement corrective action, the OCC and First Professional entered into a formal regulatory agreement (the "Formal Agreement") on March 22, 2000.

PRINCIPAL MARKETING AREA

    The principal service areas of First Professional consist of the California counties of Los Angeles, Orange, Riverside, San Bernardino and Ventura with a full-service office at its Santa Monica headquarters and four full-service branches located in Beverly Hills, Tarzana, Pasadena and Redlands. In addition, First Professional has a limited service facility in Los Angeles within the proximity of Cedars Sinai Medical Center. Since inception, First Professional has operated an in-house courier service which permits First

Professional to serve areas outside of each branch's immediate vicinity. Couriers are licensed branches of First Professional and able to facilitate limited banking transactions.

COMMERCIAL BANKING

    First Professional is engaged in the business of general commercial banking. The services which are offered include those traditionally offered by commercial banks, such as checking and savings accounts, time certificates of deposit, and commercial, consumer/installment, home equity and short-term real estate loans. First Professional also offers cashier's checks, travelers checks, safe deposit boxes, night deposit facilities, wire transfers, notary services, courier services, mortgage brokering, merchant accounts, TouchTone Banking and five bank owned 24-hour automated teller machines which are located at First Professional's Santa Monica, Cedars Sinai Medical Center, Tarzana, Pasadena and Redlands facilities. Client access to First Professional is also available through most ATM networks.

COMPETITION

    First Professional faces competition in attracting both deposits and originating loans. First Professional's competition in loans comes principally from community based, regional and multi-regional commercial banks, asset based finance companies, savings and loan associations, mortgage companies, and to a lesser degree, thrift and loan companies, credit unions and insurance companies. Many of the nation's largest commercial banks and savings and loan associations with which First Professional competes have significantly greater lending limits than First Professional and perform other services for their clients which First Professional can offer only through correspondents or other vendors, if at all. Deregulation of the banking industry and increased competition from non-bank entities for the cash balances of individuals and businesses has had and will continue to have an impact on the competitive position of First Professional. Among the advantages of these larger institutions is their ability to make larger loans, finance extensive advertising campaigns, access international money markets and generally allocate their assets to regions of highest yield and demand. Management believes that its most direct competition for deposits comes from commercial banks, stock brokerage firms, savings and loan associations, thrift and loan companies and credit unions. In addition, competition for deposits may be expected to arise from corporate and governmental debt securities, as well as money market mutual funds. First Professional does not have a significant market share of the deposits or loans in the Northern or Southern California marketplace.

    In order to compete with other financial service entities in its service area, First Professional relies principally upon promotional activity and personal contacts obtained through its officers, directors, employees and shareholders to attract and maintain relationships. First Professional's promotional activities emphasize the advantages of banking with an institution familiar with the particular needs of the health care community. Additionally, First Professional is informed of the current trends and changing financial services needs of the health care industry through membership in trade associations, directorships of health care organizations and through feedback from existing health care clients of First Professional.

    This longstanding and continued presence of First Professional in its niche is a valuable marketing factor, which not only serves well for clients and prospects, but serves as a major competitive advantage. For clients whose credit demands exceed First Professional's lending limits, First Professional attempts to arrange for such loans on a participated basis with institutions who desire to work with First Professional to leverage its industry expertise. First Professional also assists clients requiring services not offered by First Professional by obtaining these services through its correspondent banks and/or other joint relationships.

IMPACT OF MONETARY POLICIES

    Banking is a business which depends on rate differentials. In general, the difference between the interest rate paid by First Professional on its deposits and its other borrowings and the interest rate earned by First Professional on loans, securities and other interest-earning assets will comprise the major source of Professional Bancorp's earnings. These rates are highly sensitive to many factors which are beyond Professional Bancorp's and First Professional's control and, accordingly, the earnings and growth of First Professional are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by its open-market dealings in United States government securities, by adjusting the required level of reserves for financial institutions subject to reserve requirements, by placing limitations upon savings and time deposit interest rates, and through adjustments to the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.

    The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates. The nature and timing of any future changes in such policies and their impact on Professional Bancorp or First Professional cannot be predicted; however, depending on the degree to which First Professional's interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have the temporary effect of increasing their net interest margin, while decreases in interest rates would have the opposite effect.

    In addition, adverse economic conditions could make a higher provision for loan losses more prudent and could cause higher loan charge-offs, thus adversely affecting Professional Bancorp's net income.

RECENT ACCOUNTING PRONOUNCEMENTS

    On June 15, 2000 the Financial Accounting Standards Board issued an amendment of Statement 133, Accounting for Certain Derivative Instruments and Certain Hedging Activities. The new Statement clarifies a limited number of issues that have caused implementation difficulties for a large number of entities preparing to apply Statement 133.

    On September 28, 2000 the Financial Accounting Standards Board issued Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The new Statement replaces Statement 125, issued in June 1996 as to certain securitizations of financial assets.

    On July 1, 2000 the Financial Accounting Standards Board issued Financial Interpretation No. 44 which clarifies certain definitions, criteria, and accounting treatment of Stock Based Compensation (which is addressed by Standard No. 123 of the Financial Accounting Standards Board and Opinion No. 25 of the Accounting Principles Board).

    During 1998, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting For Derivative Instruments and Hedging Activities" (SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. During 1999, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Effective Date of SFAS 133 and Amendment to SFAS 133", which amends certain provisions of SFAS 133 and extends the initial effective date.

    It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, and unrecognized firm commitment, an available for sale security, or a foreign-currency-denominated forecasted transaction.

    Under these statements, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. These statements are effective for Professional Bancorp on July 1, 2001. Professional Bancorp management is in the process of determining what effect, if any, adoption of this statement will have on the financial position or results of operations of Professional Bancorp.

EMPLOYEES

    As of December 31, 1999, Professional Bancorp had no full-time salaried employees. All compensation of Professional Bancorp's executive officers was paid by First Professional, with a portion of such compensation reimbursed by Professional Bancorp. First Professional employed 123 full-time equivalent employees as of December 31, 1999.

SUPERVISION AND REGULATION

    For a summary of certain legislation, regulations and government policies affecting Professional Bancorp, see "SUPERVISION AND REGULATION" herein.

                             PROFESSIONAL BANCORP'S
           MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following is Professional Bancorp's management's discussion and analysis of the results of operations and the historical financial condition of Professional Bancorp and its wholly-owned subsidiaries. The discussion should be read in conjunction with Professional Bancorp's audited and unaudited consolidated financial statements and accompanying footnotes and other selected data presented in this proxy statement/prospectus.

I.__PERIOD ENDED JUNE 30, 2000

RESULTS OF OPERATIONS

    Professional Bancorp recorded a net loss of $47,000, or $(0.02) per basic share, for the second quarter of 2000, compared with a net loss of $259,000, or $(0.13) per basic share for the second quarter of 1999. The improvement during the second quarter of 2000 compared to 1999 resulted primarily from the increase in average interest earning assets and a lower provision for loan losses in 2000. Professional Bancorp had total assets of $268.4 million at June 30, 2000, compared to $253.8 million at June 30, 1999.

    The net loss for the first six months of 2000 was $35,000, or $(0.02) per basic share compared to net earnings of $76,000, or $0.04 per basic and diluted share for the same period in 1999. The decrease in earnings was primarily due to increases in the provision for loan losses of $571,000 and other operating expenses of $212,000. These increases were partially offset by an increase in net interest income of $753,000.

    Return on average shareholders' equity for the second quarter and first half of 2000 were (1.26%) and (0.47%), respectively, compared to (4.01%) and 0.59% for the second quarter and first half of 1999, respectively. Additionally, return on average assets for the second quarter and first half of 2000 was (0.07%) and (0.02%), respectively, compared to (0.40%) and 0.06% for the second quarter and first half of 1999, respectively.

    Pre-tax operating earnings, which exclude the impact of gains or losses on the sale of securities and the provision for loan losses, increased $96,000, or 18.9%, to $603,000 for the second quarter of 2000 compared to $507,000 for the second quarter of 1999. Operating earnings for the first half of 2000 increased $543,000 or 46.6% to $1.7 million compared to $1.2 million for the first half of 1999. The increase was primarily due to the growth in average interest earning assets from $246.5 million and $252.2 million for the second quarter and first half of 2000, respectively, compared to $226.5 million and $227.2 million for the second quarter and first half of 1999, respectively. Additionally, the overall level of interest rates increased during 2000 compared to 1999.

    At June 30, 2000, total cash and cash equivalents increased $33.0 million, or 76.0% to $76.4 million from $43.4 million at December 31, 1999. This increase was primarily due to a reduction of First Professional's loan portfolio and an increase in deposits.

    Total investment securities decreased $1.6 million, or 2.5% to $62.1 million at June 30, 2000 compared to $63.7 million at December 31, 1999.

    Gross loans decreased $33.8 million, or 20.8%, to $128.8 million at June 30, 2000 compared to $162.6 million at December 31, 1999. Commercial loans decreased $30.0 million, or 24.1%, to $94.4 million at June 30, 2000 from $124.4 million at December 31, 1999. Real estate secured loans increased $200,000, or 0.7%, to $27.7 million at June 30, 2000 compared to $27.5 million at December 31, 1999. These decreases were the result of loans being paid off in full, including a single cash secured loan of $12.8 million. Management is focusing its efforts on reducing the concentration and risk of large loans.

Concurrently, management is adjusting its underwriting to address industry concentration risk. Both of these efforts contributed to the decrease in loans.

    At June 30, 2000, nonperforming loans totaled $15.3 million, or 11.9%, of gross loans compared with $8.4 million or 5.2% of gross loans at December 31, 1999. The allowance for loan losses as a percent of nonperforming loans was 47.6% at June 30, 2000 compared to 69.8% at December 31, 1999.

    Total deposits decreased $5.3 million, or 2.1%, to $250.7 million at June 30, 2000 from $256.0 million at December 31, 1999. Non-interest-bearing demand deposit increased $6.7 million or 6.1% to $116.3 million at June 30, 2000 from $109.6 million at December 31, 1999. Time deposits decreased
$17.5 million, or 38.3% to $28.2 million at June 30, 2000 from $45.7 million at December 31, 1999. The decrease was primarily due to the use of a $12.8 million time deposit to pay off a loan in April, 2000.

    Other operating expense increased $110,000, or 3.1%, to $3.7 million for the second quarter of 2000 compared to $3.6 million for the same period in 1999. The increase was due primarily to higher staffing levels and increased legal fees associated with loan workout activities.

    The decrease of net earnings in the second quarter of 2000 was primarily due to increased provisions for loan losses. Professional Bancorp recorded provisions for loan losses of $650,000 for the three-month period ended
June 30, 2000, compared to $1.0 million for the same period in 1999.

NET INTEREST INCOME

    Professional Bancorp's earnings depend primarily on net interest income, which is the difference between the interest and fees earned on loans and investments less the interest paid on deposits, borrowings and convertible notes. For the quarter ended June 30, 2000, net interest income increased 4.7% to $3.8 million from $3.7 million for the quarter ended June 30, 1999. The increase in net interest income for the second quarter of 2000 as compared to the same period in 1999 is primarily the result of a $20.0 million, or 8.8%, increase in average interest earning assets.

    Net interest income, when expressed as a percentage of average total interest earning assets, is referred to as the net interest margin. Professional Bancorp's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities. It is also affected by changes in yields earned on interest-earning assets and rates paid on deposits and other borrowed funds. The net interest margin was 6.24%, for the second quarter of 2000 compared to 6.50% for the same period in 1999.

    Average yield on interest earning assets decreased 19 basis points to 7.63% for the three months ended June 30, 2000 from 7.82% for the same period in 1999. While overall market interest rates generally were higher in 2000 than 1999, the level of non-accrual loans during the second quarter of 2000 reduced the yield. Average cost on interest bearing liabilities increased 9 basis points to 2.44% for the three months ended June 30, 2000 from 2.35% for the same period in 1999. Average noninterest-bearing demand deposits for the second quarter of 2000 increased $15.1 million, or 15.1%, to $115.1 million from $100.0 million for the same period in 1999. Average yield on interest-earning assets decreased two basis points to 7.74% for the six months ended June 30, 2000 from 7.76% for the same period in 1999. Again, the level of non-accrual loans during the first half of 2000 reduced the yield. Average cost on interest bearing liabilities increased one basis point to 2.49% for the six months ended June 30, 2000 from 2.48% for the same period in 1999. Average noninterest-bearing demand deposits for the first six months of 2000 increased $15.9 million, or 16.3%, to $113.7 million from $97.8 million for the same period in 1999.

    Average federal funds sold increased $29.8 million, or 215.9%, to $43.6 million for the three months ended June 30, 2000 from $13.8 million for the same period in 1999. Consistent with the overall increase in market interest rates, the average yield on federal funds increased 164 basis points to 6.39% for the second quarter of 2000 from 4.75% for the same period in 1999. The result was an increase in interest on federal funds sold of $533,000 to $696,000 for the second quarter of 2000 compared to $163,000 for the same period in 1999. Average federal funds sold increased $27.8 million, or 266.5%, to $38.2 million for the six months ended June 30, 2000 from $10.4 million for the same period in 1999. The average yield on federal funds increased 135 basis points to 6.12% for the first six months of 2000 from 4.77% for the same period in 1999. The result was an increase in interest on federal funds sold of $923,000 to $1.2 million for the first six months of 2000 compared to $246,000 for the same period in 1999. The increased volume was primarily due to the decrease in First Professional's gross loan portfolio and the increase in deposits.

    Average total investment securities decreased $9.8 million, or 13.5%, to $62.6 million for the three months ended June 30, 2000 from $72.4 million during the same period in 1999. The average yield on securities increased 57 basis points to 6.43% for the second quarter of 2000 from 5.86% for the same period in 1999. The net result was a decrease in interest on securities of $51,000 to $1.0 million for the second quarter of 2000 compared to $1.1 million for the same period in 1999. Average total investment securities decreased
$19.1 million, or 23.3%, to $62.9 million for the six months ended June 30, 2000 from $82.0 million during the same period in 1999. The average yield on securities increased 55 basis points to 6.40% for the six months ending
June 30, 2000 from 5.85% for the same period in 1999. The net result was a decrease in interest on securities of $366,000 to $2.0 million for the six months ended June 30, 2000 compared to $2.4 million for the same period in 1999.

    Average loans increased $70,000, or 0.1%, to $139.2 million for the three months ended June 30, 2000 compared to $139.1 million during the same period in 1999. While the volume of loans was substantially the same, the yield on loans decreased 62 basis points to 8.59% for the second quarter of 2000 from 9.21% for the same period in 1999. The decline in yield was primarily due to the increase in non-accrual loans and was partially offset by the rise in interest rates. The net result was a decrease in interest on loans of $204,000 to $3.0 million for the second quarter of 2000 compared to $3.2 million for the same period in 1999. Average loans increased $17.2 million, or 12.9%, to $150.6 million for the six months ended June 30, 2000 compared to $133.4 million during the same period in 1999. The yield on loans decreased 47 basis points to 8.72% for the first six months ended June 30, 2000 from 9.19% for the same period in 1999.

    Average interest-bearing liabilities increased $13.4 million, or 10.5%, to $141.3 million for the three months ended June 30, 2000 compared to $127.9 million during the same period in 1999. The cost of interest- bearing liabilities increased nine basis points to 2.44% for the second quarter of 2000 compared to 2.35% for the second quarter of 1999. Average interest-bearing liabilities increased $19.8 million, or 15.2%, to $150.0 million for the six months ended June 30, 2000 compared to $130.2 million during the same period in 1999. The cost of interest-bearing liabilities increased one basis point to 2.49% for the six months ended June 30, 2000 compared to 2.48% during the same period in 1999.

    Average convertible notes decreased $200,000, or 22.8%, to $679,000 for the three months ended June 30, 2000 from $879,000 during the same period in 1999. Average convertible notes decreased $240,000, or 26.1%, to $679,000 for the six months ended June 30, 2000 from $919,000 during the same period in 1999. Decreases in convertible bonds are a result of conversions to stock.

    The following tables present the distribution of average assets, liabilities and shareholders' equity as well as the total dollar amount of interest income from average interest-earning assets and resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and rates for the three months ended
June 30, 2000 and 1999.

                                                               THREE MONTHS ENDED JUNE 30,
                                             ---------------------------------------------------------------
                                                          2000                             1999
                                             ------------------------------   ------------------------------
                                             AVERAGE     YIELD/               AVERAGE     YIELD/
                                             BALANCE      RATE     INTEREST   BALANCE      RATE     INTEREST
(DOLLARS IN THOUSANDS)                       --------   --------   --------   --------   --------   --------
Assets
Interest-earning assets:
  Securities...............................  $ 62,568     6.43%     $1,006    $ 72,389     5.86%     $1,057
  Loans(1).................................   139,159     8.59       2,990     139,089     9.21       3,194
  Federal funds sold.......................    43,572     6.39         696      13,751     4.75         163
  Interest-earning deposits -- banks.......     1,197     3.69          11       1,317     1.51           5
                                             --------               ------    --------               ------
    Total interest-earning assets..........   246,496     7.63       4,703     226,546     7.82       4,419
                                             --------               ------    --------               ------
Deferred loan fees.........................      (174)                            (219)
Allowance for loan losses..................    (7,067)                          (2,303)
Noninterest-earning assets:
  Cash and due from banks..................    24,555                           24,700
  Premises and equipment...................     1,090                            1,404
  Other assets.............................     8,389                            5,986
                                             --------                         --------
    Total assets...........................  $273,289                         $256,114
                                             ========                         ========
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
  Interest-bearing demand deposits.........  $ 15,975     0.69%     $   28    $ 13,688     0.70%     $   24
  Savings and money market deposits........    92,274     2.04         471      79,559     1.81         359
  Time deposits under $100,000.............     7,313     4.01          73       8,716     4.19          91
  Time deposits of $100,000 and over.......    25,101     4.38         275      25,107     4.20         263
  Convertible notes........................       679     8.07          14         879     6.04          13
  Repurchase agreements....................        --       --          --          --       --          --
                                             --------               ------    --------               ------
    Total interest-bearing liabilities.....   141,342     2.44         861     127,949     2.35         750
                                             --------               ------    --------               ------
Noninterest-bearing liabilities:
  Noninterest-bearing demand deposits......   115,119                           99,951
  Other liabilities........................     2,006                            2,405
  Shareholders' equity.....................    14,822                           25,809
                                             --------                         --------
    Total liabilities and shareholders'
      equity...............................  $273,289                         $256,114
                                             ========                         ========
Interest income as a percentage of average
  Earning assets...........................               7.63%                            7.82%
Interest expense as a percentage of average
  Interest-bearing liabilities.............               2.44%                            2.35%
Net interest margin and income.............               6.24%     $3,842                 6.50%     $3,669
                                                                    ======                           ======
Net interest spread........................               5.19%                            5.47%

(1) Nonaccrual loans are included in average balances and rate calculations.

    The following tables present the distribution of average assets, liabilities and shareholders' equity as well as the total dollar amount of interest income from average interest-earning assets and resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and rates for the six months ended June 30, 2000 and 1999.

                                                                  SIX MONTHS ENDED JUNE 30,
                                               ---------------------------------------------------------------
                                                            2000                             1999
                                               ------------------------------   ------------------------------
                                               AVERAGE     YIELD/               AVERAGE     YIELD/
                                               BALANCE      RATE     INTEREST   BALANCE      RATE     INTEREST
(DOLLARS IN THOUSANDS)                         --------   --------   --------   --------   --------   --------
Assets
Interest-earning assets:
  Securities.................................  $ 62,938     6.40%     $2,013    $ 82,045     5.85%     $2,379
  Loans(1)...................................   150,584     8.72       6,565     133,369     9.19       6,078
  Federal funds sold.........................    38,163     6.12       1,169      10,413     4.77         246
  Interest-earning deposits -- banks.........       503     6.47          16       1,359     5.35          36
                                               --------               ------    --------               ------
    Total interest-earning assets............   252,188     7.74       9,763     227,186     7.76       8,740
                                               --------               ------    --------               ------
Deferred loan fees...........................      (184)                            (212)
Allowance for loan losses....................    (6,532)                          (2,089)
Noninterest-earning assets:
  Cash and due from banks....................    25,955                           24,293
  Premises and equipment.....................     1,102                            1,424
  Other assets...............................     8,737                            5,940
                                               --------                         --------
    Total assets.............................  $281,266                         $256,542
                                               ========                         ========

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
  Interest-bearing demand deposits...........  $ 15,138     0.69%     $   52    $ 13,699     0.73%     $   50
  Savings and money market deposits..........    94,753     2.02         959      80,078     1.90         755
  Time deposits under $100,000...............     7,450     4.00         149       8,707     4.27         184
  Time deposits of $100,000 and over.........    31,946     4.29         685      22,460     4.24         472
  Convertible notes..........................       679     7.39          25         919     6.54          30
  Repurchase agreements......................        --       --          --       4,368     5.02         109
                                               --------               ------    --------               ------
    Total interest-bearing liabilities.......   149,966     2.49       1,870     130,231     2.48       1,600
                                               --------               ------    --------               ------

Noninterest-bearing liabilities:
  Noninterest-bearing demand deposits........   113,668                           97,795
  Other liabilities..........................     2,649                            2,656
  Shareholders' equity.......................    14,983                           25,860
                                               --------                         --------
    Total liabilities and shareholders'
      equity.................................  $281,266                         $256,542
                                               ========                         ========

Interest income as a percentage of average
  Earning assets.............................               7.74%                            7.76%
Interest expense as a percentage of average
  Interest-bearing liabilities...............               2.49%                            2.48%
Net interest margin and income...............               6.26%     $7,893                 6.34%     $7,140
                                                                      ======                           ======
Net interest spread..........................               5.25%                            5.28%

------------------------

(1) Nonaccrual loans are included in average balances and rate calculations.

    Professional Bancorp's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as "volume change." It is also affected by changes in yields earned on interest-earning assets and interest rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change." The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the three and six months ended June 30, 2000 and 1999. The changes due to both rate and volume have been allocated to rate and volume in proportion to the relationship between their absolute dollar amounts.

                                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                             JUNE 30, 2000 AND 1999           JUNE 30, 2000 AND 1999
                                                         ------------------------------   ------------------------------
                                                          VOLUME      RATE      TOTAL      VOLUME      RATE      TOTAL
(IN THOUSANDS)                                           --------   --------   --------   --------   --------   --------
Increase (decrease) in interest income:
  Securities...........................................   $(152)     $  97      $ (54)     $(591)     $ 208      $(383)
  Loans................................................       2       (214)      (212)       756       (323)       433
  Federal funds sold...................................     458         73        531        825         88        913
  Interest-bearing deposits -- banks...................      --          7          6        (26)         6        (20)
                                                          -----      -----      -----      -----      -----      -----
                                                          $ 308      $ (37)     $ 271        964        (21)       943
                                                          -----      -----      -----      -----      -----      -----
Increase (decrease) in interest expense:
  Interest-bearing demand deposits.....................   $   4      $  --      $   4      $   5      $  (3)     $   2
  Savings and money market deposits....................      61         49        111        145         51        196
  Time deposits under $100,000.........................     (14)        (4)       (18)       (25)       (11)       (37)
  Time deposits of $100,000 and over...................      --         11         11        202          6        208
  Convertible notes....................................      (3)         4          1         (8)         3         (5)
  Repurchase agreements................................      --         --         --        (54)       (54)      (109)
                                                          -----      -----      -----      -----      -----      -----
                                                             48         61        108        263         (8)       255
                                                          -----      -----      -----      -----      -----      -----
Change in net interest income..........................   $ 260      $ (97)     $ 163      $ 700      $ (12)     $ 688
                                                          =====      =====      =====      =====      =====      =====

PROVISION FOR LOAN LOSSES

    The provision for loan losses is determined by management based upon Professional Bancorp's loan loss experience, the performance of loans in Professional Bancorp's portfolio, the quality of loans in Professional Bancorp's portfolio, evaluation of collateral for such loans, the economic conditions affecting collectibility of loans, the prospects and financial condition of the respective borrowers or guarantors and such other factors which, in management's judgment, deserve recognition in the estimation of probable loan losses. In addition, regulatory agencies, as an integral part of their examination process, periodically review First Professional's allowance for loan losses. Such agencies may require First Professional to recognize additions to the allowance or to take charge-offs (reductions in the allowance) in anticipation of losses.

    Professional Bancorp recorded provisions for loan losses of $650,000 and $1.0 million for the three month period ended June 30, 2000 and 1999, respectively. Professional Bancorp recorded provisions for loan losses of $1.7 million and $1.2 million for the six months ended June 30, 2000 and 1999, respectively. The increase in provision for loan losses for 2000 was due primarily to the increase in non-performing loans and a general increase in the allowance for loan losses. Net charge-offs (recoveries) to average outstanding loans for the six months ending June 30, 2000 and 1999 were 0.23% and 1.17%, respectively.

OTHER OPERATING INCOME

    For the three months ended June 30, 2000, other operating income totaled $476,000 compared with $448,000 for the same period in 1999. The increase was primarily related to an $18,000 increase in service charges on deposits and other nonrecurring transactions.

OTHER OPERATING EXPENSE

    Other operating expenses for the three months ending June 30, 2000, totaled $3.7 million compared with $3.6 million for the same period in 1999. The net increase was comprised primarily of increases in salaries and other employee benefits and legal fees and was offset partially by reductions in donations, business development and accounting/auditing expenses.

    Salaries and other employee benefits increased approximately $300,000 to $3.8 million for the first six months of 2000 from $3.5 million for the same period in 1999. The increase primarily relates to an increase in staff and salaries and increased group health insurance expenses. Legal fees increased $109,000 to $427,000 for the first six months of 2000 compared $318,000 for the same period in 1999. Legal expenses related to the workout of problem loans may be recovered after the loan is fully paid. Professional services decreased approximately $87,000 to $556,000 for the first six months of 2000 compared to $643,000 for the same period in 1999. The decrease was primarily due to the termination of a consulting agreement during the second quarter of 2000.

INCOME TAXES

    For the three and six months ended June 30, 2000, no income tax benefit was recorded. For the three and six months ended June 30, 1999, Professional Bancorp recorded a tax benefit of $277,000 and $43,000, respectively.

BALANCE SHEET ANALYSIS

INVESTMENT SECURITIES

    Professional Bancorp reported total investment securities of $62.1 million at June 30, 2000. This represented a decrease of $1.6 million, or 2.5%, from $63.7 million at December 31, 1999.

    Securities available-for-sale increased $454,000, or 1.0%, to $45.5 million at June 30, 2000. The unrealized loss on securities held-for-sale was $2.5 million as of June 30, 2000, representing a $143,000 reduction of the accumulated unrealized loss. The following table sets forth the amortized cost and fair value of securities available-for-sale as of June 30, 2000 and December 31, 1999.

                                                                       JUNE 30, 2000
                                                       ----------------------------------------------
                                                                     GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST         GAIN         LOSS       VALUE
(IN THOUSANDS)                                         ---------   ----------   ----------   --------
U.S. Government agency and Mortgage-backed
  securities.........................................   $37,744        $6         $1,867     $35,883
Small Business Administration securities.............       617         1              5         613
Municipal securities.................................     2,550        --            161       2,389
Collateralized mortgage obligations..................     7,147        --            492       6,655
                                                        -------        --         ------     -------
    Total............................................   $48,058        $7         $2,525     $45,540
                                                        =======        ==         ======     =======

                                                                     DECEMBER 31, 1999
                                                       ----------------------------------------------
                                                                     GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST         GAIN         LOSS       VALUE
(IN THOUSANDS)                                         ---------   ----------   ----------   --------
U.S. Government agency and Mortgage-backed
  securities.........................................   $37,393    $      --      $1,924     $35,469
Small Business Administration securities.............       647           --          16         631
Municipal securities.................................     2,551           --         173       2,378
Collateralized mortgage obligations..................     7,157           --         549       6,608
                                                        -------    ---------      ------     -------
    Total............................................   $47,748    $      --      $2,662     $45,086
                                                        =======    =========      ======     =======

    During the three months ended June 30, 2000, no securities available-for-sale were sold and $2.1 million of securities were purchased and classified as available for sale.

    Securities held-to-maturity decreased $2.0 million, or 11.0%, to $16.6 million at June 30, 2000, from $18.6 million at December 31, 1999. The amortized cost and fair value of securities held-to-maturity as of June 30, 2000, and December 31, 1999 are as follows:

                                                                       JUNE 30, 2000
                                                       ----------------------------------------------
                                                                     GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST         GAIN         LOSS       VALUE
(IN THOUSANDS)                                         ---------   ----------   ----------   --------
Federal Reserve Stock................................   $   405        $--         $ --      $   405
U.S. Government securities...........................     3,026          3           29        3,000
U.S. Government agency securities....................     1,500         --           27        1,473
U.S. Government agency mortgage-backed securities....    11,666         11          238       11,439
                                                        -------        ---         ----      -------
    Total............................................   $16,597        $14         $294      $16,317
                                                        =======        ===         ====      =======

                                                                     DECEMBER 31, 1999
                                                       ----------------------------------------------
                                                                     GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST         GAIN         LOSS       VALUE
(IN THOUSANDS)                                         ---------   ----------   ----------   --------
Federal Reserve Stock................................   $   439       $ --         $ --      $   439
U.S. Government securities...........................     3,032         10           25        3,017
U.S. Government agency securities....................     1,750         --           31        1,719
U.S. Government agency mortgage-backed securities....    13,418         --          253       13,165
                                                        -------       ----         ----      -------
    Total............................................   $18,639       $ 10         $309      $18,340
                                                        =======       ====         ====      =======

LOANS

    The following table sets forth the amount of loans outstanding by category and the percentage of each category to the total loan portfolio.

                                                           JUNE 30, 2000         DECEMBER 31, 1999
                                                       ---------------------   ---------------------
                                                        AMOUNT    % OF TOTAL    AMOUNT    % OF TOTAL
(DOLLARS IN THOUSANDS)                                 --------   ----------   --------   ----------
Commercial...........................................  $ 94,378      73.28%    $124,403      76.52%
Real estate secured..................................    27,727      21.53       27,538      16.94
                                                       --------     ------     --------     ------
                                                        122,105      94.81      151,941      93.46
Equity lines of credit...............................     3,238       2.51        4,330       2.66
Other lines of credit................................     1,628       1.26        4,689       2.88
Installment..........................................     1,817       1.42        1,608       1.00
                                                       --------     ------     --------     ------
Gross loans..........................................   128,788     100.00%     162,568     100.00%
Less:
  Allowance for loan losses..........................    (7,276)                 (5,873)
  Deferred loan fees, net............................      (161)                   (211)
                                                       --------                --------
    Net loans........................................  $121,351                $156,484
                                                       ========                ========

    Gross loans outstanding decreased by $33.8 million, or 20.8%, to $128.8 million at June 30, 2000 compared to $162.6 at December 31, 1999. A substantial portion of the decrease was due to the pay off of a single
$12.8 million loan. The table above indicates that the loan portfolio mix at June 30, 2000 was relatively the same as December 31, 1999.

    Commercial loans consist primarily of short to medium term financing for small to medium sized health care-related companies and professionals located in Southern California. The commercial loans are primarily concentrated in the same sectors of the medical community from which Professional Bancorp's deposit base is drawn and consists of medical practitioners, small group practices, large single-specialty groups, multi-specialty medical groups and other outpatient health care service companies. Approximately 74% and 77% of gross loans at June 30, 2000 and December 31, 1999, respectively, were commercial loans which were unsecured or collateralized by various business and personal property assets, including equipment and accounts receivable, contracts, and the proceeds thereof, including capitation payments. As a matter of policy, Professional Bancorp's commercial loan borrowers are required to submit financial statements and other financial data (for example, accounts receivable agings and enrollment summaries) on a periodic basis, in conformity with loan policies and procedures and regulatory guidelines, to loan officers for their review in monitoring the financial position and cash flow trends of borrowers. Under this policy, management generally gives a higher level of attention to borrowers failing to submit the required financial information. Senior lending officers review delinquency reports, overdrafts, borrowers' payment histories and periodic financial data to monitor creditworthiness and identify potential problem loans.

    In accordance with management's credit administration and regulatory policy, loans are placed on nonaccrual status when the collection of principal or interest is questionable. Generally, this means that loans are placed on nonaccrual status when interest is 90 days or more past due, unless the loan is well secured and in the process of collection or in the process of renewal. Nonperforming loans and nonperforming assets do not include accruing loans
90 days or more past due where loan quality is not impaired, but rather the renewal is in process pending receipt of the borrower's updated financial information.

    Credit administrative policies discourage the use of "short-term" extensions while awaiting receipt of updated financial packages from borrowers. The policy is aimed at facilitating timely credit renewals. However, as a result of this policy, aggregate "past due" volumes will not necessarily be correlative to absolute asset quality measurements.

LARGE LOANS

    As of June 30, 2000, First Professional had 32 client relationships where the total amount of loans outstanding and available credit from loan commitments exceeds $2.0 million for any single borrower/ relationship, for a total of $61.3 million in loans outstanding, representing 48.6% of gross loans and $82.5 million of credit available to these relationships. Also, as of June 30, 2000, five relationships with loans outstanding totaling $12.0 million had $11.1 million in loans outstanding which were on non-accrual status.

    As of December 31, 1999, First Professional had $83.9 million in loans outstanding, representing 51.6% of gross loans, and $21.5 million in credit available to 35 relationships each of which exceeded $2.0 million. At the end of 1999, two relationships totaling $5.2 million in loans outstanding had $3.3 million which were on non-accrual status.

    In addition to the 35 client relationships discussed above, there were four other large loan relationships which totaled $14.1 million. Approximately
$10.3 million of these loans were charged-off during 1999 leaving a loan balance of $3.8 million being carried as non-accrual loans at June 30, 2000.

    As of December 31, 1999, there were four client relationships, with loans outstanding totaling $14.9 million, that had loan amounts outstanding and available loan commitments that were in excess of First Professional's current legal lending limit of $3.3 million and are therefore considered non-conforming as defined in 12USC84. Regulations prohibit the further extension of credit of any kind to these borrowers. The aggregate loans of the borrower are "grandfathered" until any of the borrower's credit facilities mature at which time First Professional must make every effort to bring the loans into conformity with the reduced lending limits unless to do so would be inconsistent with safe and sound banking practices.

    Management is focusing its efforts on reducing the concentration and risk of large loans. These efforts may include selling the entire loan, selling a portion of the loans to other lending institutions and restructuring the loans when appropriate. Additionally, First Professional has adopted a house limit, which is lower than the legal lending limit, for evaluating any future lending commitments.

DELINQUENCIES

    Loans 30-89 days past due decreased $4.1 million, or 74.6%, to $1.4 million as of June 30, 2000 from $5.5 million at December 31, 1999. Approximately
$3.7 million of this decrease migrated to nonaccrual status and $400,000 was paid in full.

    Loans over 90 days past due and still accruing decreased $2.7 million, or 93.1%, to $206,000 as of June 30, 2000 from $2.9 million at December 31, 1999.
The net decrease was comprised of $2.2 million of loans that were put on nonaccrual status and five loans, totaling $200,000, that became 90 days past due in the year 2000. Additionally, one loan in the amount of $655,000 was paid in full.

    The following table sets forth information about nonperforming assets (which include nonaccrual loans, other real estate owned and other repossessed assets), accruing loans 90 days or more past due, and certain ratios.

                                                              JUNE 30,   DECEMBER 31,
                                                                2000         1999
(DOLLARS IN THOUSANDS)                                        --------   ------------
Nonperforming loans.........................................  $15,281       $8,412
Other repossessed assets....................................      146           --
                                                              -------       ------
    Total nonperforming assets..............................   15,427        8,412
                                                              -------       ------
Accruing loans 90 days or more past due.....................  $   206       $2,891
                                                              =======       ======

Allowance for loan losses as a percent of nonperforming
  loans.....................................................    47.62%       69.82%
Nonperforming loans to gross loans(1).......................    11.87         5.17
Nonperforming assets(1)
  to gross loans............................................    11.98         5.17
  to gross loans, OREO and repossessed assets...............    11.96         5.17
  to total assets...........................................     5.42         3.08

------------------------

(1) Nonperforming loans and nonperforming assets do not include accruing loans 90 days or more past due.

    Nonperforming assets increased to $15.4 million at June 30, 2000 from $8.4 million at December 31, 1999. This increase was primarily due to four borrowers with loans totaling $7.4 million being placed on nonaccrual status during the first six months ended June 30, 2000.

    The $206,000 of loans over 90 days or more past due and still accruing as of June 30, 2000 were all in the process of being collected, renewed, paid off or the credit quality was not impaired. Of the $2.9 million in loans over 90 days or more past due and still accruing as of December 31, 1999, loans totaling
$2.2 million were placed on nonaccrual status and one loan in the amount of $655,000 was cured during the six months ended June 30, 2000.

ALLOWANCE FOR LOAN LOSSES

    Management's determination of the allowance for loan losses requires the use of estimates and assumptions related to the actual and inherent risks in the loan portfolio. Actual results may, however, differ significantly from such estimates. In connection with the determination of the allowance for loan losses where real estate secures the loan, management generally obtains independent appraisals for all properties. Management believes its current appraisal policy conforms to regulatory guidelines.

    An evaluation of the overall quality of the portfolio is performed at least quarterly to determine the level of the allowance for loan losses. This evaluation takes into consideration the classification of loans and the application of loss estimates attributable to these classifications. Professional Bancorp classifies loans as pass, watch, special mention, substandard, doubtful, or loss based on classification criteria believed by management to be consistent with the criteria applied by regulatory agencies and consistent with sound banking practices.

    These classifications and loss estimates take into consideration all sources of repayment, underlying collateral, the value of the collateral, current economic conditions, trends and uncertainties and the historical accuracy of specific reserves attached to loans with serious perceived weakness.

    Additionally, Professional Bancorp utilizes "migration analysis" as another means to assist management in estimating the level of the allowance for loan losses. Migration analysis is a statistical method that examines historic charge-off and classification trends prior to a charge-off to estimate potential losses inherent in the loan portfolio. In addition, Professional Bancorp utilizes a comprehensive program that considers numerous variables, of which migration is one, to determine the adequacy of the allowance for loan losses for reserves nonspecific to certain credits.

    This program is consistent with the methodologies in Banking Circular 201. Amongst others, consideration is given to historical and current trends in past due loans, charged-off loans, nonaccruals, the nature and mix of the loan portfolio, and local, regional, industry, and national economic trends in determining loan loss adequacy. Finally, credit administration, corresponding loan polices and procedures, and timely problem loan identification are integral to the sound determination of the allowance for loan losses. Based on information available at June 30, 2000, management believes a $7.3 million allowance for loan losses, which constitutes 5.65% of gross loans, was adequate as an allowance against probable and estimable losses.

    While Professional Bancorp's policy is to charge-off in the current period those loans for which a loss is considered probable, there also exists the risk of future losses which cannot be precisely quantified or attributed to particular loans. As this risk continually changes in response to factors beyond the control of Professional Bancorp, such as the state of the economy, management's judgment as to the adequacy of the allowance for loan losses in future periods, while approximate, is in part based on a reasonable methodology. In addition, various regulatory agencies, as an integral part of their examination process, review Professional Bancorp's allowance for loan losses. Such agencies may require First Professional to record additions or deletions to the allowance based on their judgments of information available to them at the time of their examination.

    The following table provides a summary of Professional Bancorp's allowance for loan losses and charge-off and recovery activity during the six months ended June 30, 2000, and 1999:

                                                               SIX MONTHS ENDED
                                                              -------------------
                                                              JUNE 30,   JUNE 30,
                                                                2000       1999
(DOLLARS IN THOUSANDS)                                        --------   --------
Balance at beginning of period..............................  $  5,873   $  2,200
Provision for loan losses...................................     1,743      1,172
                                                              --------   --------
                                                                 7,616      3,372
                                                              --------   --------
Loans charged-off...........................................       752      1,636
Recoveries on loans previously charged-off..................      (412)       (77)
                                                              --------   --------
  Net charge-off (recoveries)...............................       340      1,559
                                                              --------   --------
Balance at end of period....................................  $  7,276   $  1,813
                                                              ========   ========

Gross loans outstanding at end of period....................  $128,788   $143,962
Average gross loans outstanding during period...............   150,584    133,369

Net charge-off (recoveries) to average gross loans
  outstanding...............................................      0.23%      1.17%
Allowance for loan losses:
  to gross loans............................................      5.65%      1.26%
  to nonperforming loans(1).................................     47.61%     78.79%
  to nonperforming assets(1)................................     47.16%     70.46%

------------------------

(1) Nonperforming loans and nonperforming assets do not include accruing loans 90 days or more past due.

    The allowance for losses on loans was $7.3 million at June 30, 2000 compared to $1.8 million at June 30, 1999. The increase was primarily due to the increase in nonperforming loans and an increase in the provision for loan losses relating to identified weaknesses in a small number of loans, of substantial dollar amounts, which may take an extended period of time to resolve.

    Loans charged-off for the six months ended June 30, 2000 decreased to $752,000, compared to $1.6 million for the same period in 1999. Loans charged-off during the first half of 1999 included a single loan of $1.5 million.

    Recoveries for the six months ended June 30, 2000 increased to $412,000 from $77,000 for the same period in 1999. The increase was primarily due to the recovery on three loans totaling $303,000.

    Management considers a loan to be impaired when, based upon available information and current events, it believes that it is probable Professional Bancorp will be unable to collect all amounts due on a timely basis in accordance with the contractual terms of the loan agreement. Impairment of a loan is measured by the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Impairment is recognized by the establishment of a valuation allowance equal to the excess of Professional Bancorp's recorded investment in the loan over its measured value.

    Professional Bancorp had $15.5 million in impaired loans as of June 30, 2000. The carrying value of impaired loans for which there is a related allowance for loan losses was $10.4 million, with the amount of specific allowance for loan losses allocated to these loans of $2.3 million. There was $5.1 million in impaired loans for which there were general allowances allocated consistent with Professional Bancorp's allowance for loan loss methodology. The average recorded investment in impaired loans during the second quarter of 2000 was approximately $13.2 million and there was no income recorded utilizing either the cash basis or accrual basis method of accounting. Impaired loans at June 30, 2000 included $15.3 million of nonaccrual loans.

    Professional Bancorp had approximately $8.7 million in impaired loans as of December 31, 1999. The carrying value of impaired loans for which there is a related allowance for loan losses was $414,000, with the amount of specific allowance for loan losses allocated to these loans of $134,000. There were $8.3 million in impaired loans for which there was no related specific allowance for loan losses. The average recorded investment in impaired loans during 1999 was $4.4 million and there was no income recorded utilizing either the cash basis or accrual basis method of accounting. Impaired loans at December 31, 1999, included $8.4 million of nonaccrual loans.

DEPOSITS

    Total deposits at June 30, 2000 were $250.7 million, a decrease of $5.3 million or 2.1% from $256.0 million at December 31, 1999. Professional Bancorp attracts deposits primarily from individuals and businesses related to the health care services industry, as well as other professionals and professional services firms. Professional Bancorp has no brokered deposits and Professional Bancorp's practice is to not purchase brokered deposits.

    The following table sets forth the amount of deposits by category and the percentage of each category to total deposits as of June 30, 2000 and December 31, 1999:

                                                           JUNE 30, 2000         DECEMBER 31, 1999
                                                       ---------------------   ---------------------
                                                        AMOUNT    % OF TOTAL    AMOUNT    % OF TOTAL
(DOLLARS IN THOUSANDS)                                 --------   ----------   --------   ----------
Demand, noninterest-bearing..........................  $116,322      46.40%    $109,561      42.79%
Demand, interest-bearing.............................    16,644       6.64       16,033       6.26
Savings deposits.....................................    14,869       5.93       12,606       4.92
Money market deposits................................    74,680      29.79       72,177      28.19
Time deposits under $100,000.........................     7,082       2.82        7,222       2.82
Time deposits of $100,000 and over...................    21,106       8.42       38,429      15.02
                                                       --------     ------     --------     ------
                                                       $250,703     100.00%    $256,028     100.00%
                                                       ========     ======     ========     ======

    At December 31, 1999, there was a $12.8 million time deposit which was collateral for a loan of the same amount. The loan was paid off with this deposit in April, 2000.

CAPITAL

    The OCC, First Professional's primary regulator, has established minimum leverage ratio guidelines for national banks. These guidelines provide for a minimum Tier 1 capital leverage ratio (Tier 1 capital to adjusted average total assets) of 3.0% for national banks that meet certain specified criteria, including having the highest regulatory rating. All other national banks will generally be required to maintain a minimum Tier 1 capital leverage ratio of 3.0% plus an additional cushion of 100 to 200 basis points.

    The Federal Reserve Bank, as Bancorp's primary regulator, has similarly established minimum leverage ratio guidelines for bank holding companies. These guidelines also provide for a minimum Tier 1 leverage ratio of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a minimum Tier 1 capital leverage ratio of 3.0% plus an additional cushion of 100 to 200 basis points.

    Federal banking agencies risk-based capital standards were implemented on December 31, 1992. Since December 31, 1992, banking organizations have been expected to meet a minimum ratio for qualifying total capital to risk-weighted assets of 8.0%, 4.0% of which must be Tier 1 capital. A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and risk-weighted off-balance sheet items.

    The Federal Deposit Insurance Act of 1991 contains "prompt corrective action" provisions pursuant to which insured depository institutions are to be classified into one of five categories based primarily upon capital adequacy, ranging from "well-capitalized" to "critically undercapitalized" and which require, subject to certain exceptions, the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes "undercapitalized" and to take additional actions if the institution becomes "significantly undercapitalized" or "critically undercapitalized."

    The following table presents the capital ratios for Professional Bancorp and First Professional, compared with the standards for "well-capitalized" depository institutions (which standards do not apply to bank holding companies) and the minimum required capital ratios to be deemed "adequately capitalized" under applicable federal regulations, as of June 30, 2000.

                                                                                               TO BE WELL
                                                                         FOR CAPITAL        CAPITALIZED UNDER
                                                                          ADEQUACY          PROMPT CORRECTIVE
                                                     ACTUAL               PURPOSES          ACTION PROVISIONS
                                               -------------------   -------------------   -------------------
                                                AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
(DOLLARS IN THOUSANDS)                         --------   --------   --------   --------   --------   --------
COMPANY
Leverage (1).................................  $14,937      5.52%    $10,827      4.00%    $13,534      5.00%
Tier 1 Risk-Based............................   14,937      9.29%      6,433      4.00%      9,650      6.00%
Total Risk-Based.............................   17,691     11.00%     12,867      8.00%     16,084     10.00%

BANK
Leverage.....................................   13,828      5.14%     10,756      4.00%     13,445      5.00%
Tier 1 Risk-Based............................   13,828      8.66%      6,387      4.00%      9,581      6.00%
Total Risk-Based.............................   15,889      9.95%     12,775      8.00%     15,969     10.00%

------------------------

(1) The minimum required by the Federal Reserve is 3%; for all but the most highly rated bank holding companies, the Federal Reserve expects a leverage ratio of 3% plus 100 to 200 basis points.

    On May 29, 1998, Professional Bancorp gave notice of its call for partial redemption of $2,625,000 principal amount of Professional Bancorp, Inc., 8.50% Convertible Subordinated Reset Notes due March 1, 2004. As a result of this call, approximately $2,552,000 of the notes converted to 200,955 shares of common stock and $73,000 in notes were redeemed by the June 30, 1998 redemption date. For the six months ended June 30, 2000, no notes were converted into shares of common stock. The principal balance of notes outstanding at June 30, 2000 were $679,000.

REGULATORY AGREEMENTS

    As First Professional's principal regulator, the OCC examines and evaluates the financial condition, operations policies and procedures of nationally chartered banks on a regular basis as part of its legally prescribed oversight responsibilities. The OCC conducted an examination of First Professional in 1999 and determined that First Professional required special supervisory attention. To implement this corrective action, the OCC and First Professional entered into a formal agreement on March 22, 2000.

    Pursuant to the formal agreement, First Professional is required to: maintain certain regulatory capital levels; appoint a full time president and a full time senior lending officer; establish a loan workout department; implement an overdraft policy; improve the management of the loan portfolio; establish an independent loan review system; immediately take action to protect First Professional's interest in criticized assets; establish an organizational structure with clear lines of authority for the CEO and President; develop a conflict of interest policy which includes relationships with officers, directors and consultants; develop a three year strategic plan; develop a profit plan to improve and sustain earnings and a capital plan to meet and maintain a well capitalized regulatory requirements. The agreement also establishes a schedule for compliance and requires additional regulatory reporting by First Professional.

    In early November, the board hired Gene Gaines as Chief Executive Officer of First Professional. Effective February 1, 2000, Mr. Gaines was also appointed as the full time President and Chairman of the Board of First Professional and the Chairman of the Board and the Chief Executive Officer of Professional Bancorp. Following that hiring, current management and the boards of Professional Bancorp and First Professional have implemented significant changes to the policies and organization of First Professional and Professional Bancorp. In early
December 1999, First Professional established a loan workout department and hired a senior vice president to review, develop and implement loan workout policies. In April, 2000, First Professional hired a full time Senior Lending Officer.

    On February 15, 2000, the credit administration department revised and implemented certain policies regarding extensions of credit. On March 1, 2000, the board revised First Professional's organizational structure to clarify the roles and responsibilities of First Professional's CEO and its President. On March 6,

2000, the board authorized the 30-day notification for termination of the consulting agreement with Network Health Financial Services, Inc.

    In addition, First Professional prepared additional organizational and policy revisions, and revised and expanded its loan portfolio management program. First Professional also developed and implemented a three-year strategic plan as well as profit and capital plans. As of the date of this proxy statement/ prospectus, First Professional believes it has substantially complied with the requirements of the Formal Agreement.

    The formal agreement requires First Professional to achieve by September 30, 2000 and to maintain (i) a tier 1 capital leverage ratio equal to at least 5%, (ii) Tier 1 capital to risk weighted assets ratio equal to at least 6%, and (iii) a total capital to risk weighted assets of at least 10%.

    The following table sets forth the capital ratio for First Professional as of June 30, 2000 and the required ratios by September 30, 2000:

                                                                        REQUIRED BY THE
                                                                            FORMAL                EXCESS
                                                      ACTUAL               AGREEMENT           (DEFICIENCY)
                                                -------------------   -------------------   -------------------
                                                 AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
(DOLLARS IN THOUSANDS)                          --------   --------   --------   --------   --------   --------
Tier 1 Leverage...............................  $13,828      5.14%    $13,445       5.00%    $  383      0.14%
Tier 1 Risk Based.............................   13,828      8.92       9,581       6.00      4,247      2.66
Total Risk Based..............................   15,889      9.95      15,969      10.00        (80)    -0.05

    As of June 30, 2000, First Professional's Tier 1 leverage and Tier 1 risk based capital ratios met the "well-capitalized" criteria and exceed the levels imposed by the formal agreement. First Professional's total risk based capital ratio has a deficiency of five basis points. Capital requirements of the federal banking regulators, however, could limit Professional Bancorp's future growth if Professional Bancorp were to rely solely on the retention of earnings to generate additional capital or rapid growth.

    As Professional Bancorp's principal regulator, the Federal Reserve Bank of San Francisco examines and evaluates the financial condition, operations and policies and procedures of bank holding companies on a regular basis as part of its legally prescribed oversight responsibilities. The Federal Reserve conducted an examination of Professional Bancorp in 2000 and determined that Professional Bancorp required special supervisory attention. To implement this corrective action, the Federal Reserve and Professional Bancorp entered into a Memorandum of Understanding on April 26, 2000.

    Pursuant to the Memorandum of Understanding, Professional Bancorp is required to: obtain prior approval before declaring or paying any dividends, increasing any borrowings or incurring any debt, repurchasing any of its stock, engaging in new lending activities, engaging in any new line of business, appointing a new director, or hiring or promoting any new senior executive officer; submit an acceptable capital plan to improve and maintain required capital levels and submit an acceptable plan to enhance the board's supervision of operations and management of the consolidated organization, including the policies and procedures related to credit administration. The agreement also establishes a schedule for compliance and requires additional regulatory reporting by Professional Bancorp.

LIQUIDITY

    First Professional's primary sources of liquidity are federal funds sold to other banks and the investment securities portfolio. For the three months ended June 30, 2000, federal funds sold averaged $43.6 million, compared to $1.4 million for the same period in 1999. In addition, securities in the available-for-sale portfolio can be sold in response to liquidity needs or used as collateral under reverse repurchase agreements. Securities held-to-maturity are available for liquidity needs primarily as collateral for reverse repurchase agreements. The fair value of securities available-for-sale and securities held-to-maturity at June 30, 2000, were $45.5 million and $16.3 million, respectively.

    First Professional sells securities under agreements to repurchase. Securities sold under repurchase agreements are recorded as short-term obligations. During the six months ended June 30, 2000, there were no securities sold under agreements to repurchase.

    Under federal banking law, dividends declared by First Professional in any calendar year may not, without the approval of the OCC, exceed its net earnings, as defined, for that year combined with its retained net earnings for the proceeding two years. Professional Bancorp's primary source of liquidity is dividends from First Professional. Dividends by First Professional to Professional Bancorp are subject to regulatory restrictions. At June 30, 2000, Professional Bancorp had cash of $886,000. Under applicable law, First Professional cannot currently, and for the next several years will probably not be able to, pay dividends to Professional Bancorp with out the prior approval of the OCC. No assurance can be given that the OCC will permit the payment of dividends and the refusal to do so may require Professional Bancorp to look to other sources of liquidity such as borrowings or the issuance of various types of securities.

II._ YEAR ENDED DECEMBER 31, 1999

RESULTS OF OPERATIONS

    Professional Bancorp recorded a consolidated net loss of $8.4 million, or $4.15 loss per share, for the year ended December 31, 1999, compared with net earnings of $1.4 million, or $0.74 diluted earnings per share for 1998. For the year ended December 31, 1997, Professional Bancorp recorded net earnings of $1.6 million or $0.97 diluted earnings per share. Return on average assets for the periods ended December 31, 1999, 1998 and 1997 were (3.13%), 0.57% and 0.61%, respectively. Return on average equity for the period ended December 31, 1999 was (33.63%) compared to 6.41% and 9.48% for the same respective periods in 1998 and 1997.

    Total assets increased $13.8 million, or 5.3%, to $273.5 million at December 31, 1999 from $259.7 million at December 31, 1998. Total cash and cash equivalents increased $11.4 million, or 35.6% to $43.4 million from $32.0 million at December 31, 1998.

    Total investment securities decreased $41.3 million, or 39.3% to $63.7 million at December 31, 1999 compared to $105.0 million at December 31, 1998. The decrease in securities was used to fund the growth in the loan portfolio.

    Gross loans increased $44.7 million, or 37.9%, to $162.6 million at December 31, 1999 compared to $117.9 million at December 31, 1998. Commercial loans increased $30.4 million, or 32.3% to $124.4 million from $94.0 million at December 31, 1998. Real estate secured loans increased $15.8 million, or 135.0%, to $27.5 million at December 31, 1999 compared to $11.7 million at December 31, 1998. The increase in loans was funded primarily through the sale of investment securities.

    At December 31, 1999, nonperforming loans totaled $8.4 million, or 5.17%, of total loans compared with $1.4 million or 1.15% of total loans at December 31, 1998. The allowance for loan losses as a percent of nonperforming loans was 69.8% at December 31, 1999 compared to 161.9% and 205.5% at December 31, 1998 and 1997, respectively.

    The net loss in 1999 was primarily due to increased provisions for loan losses, increased noninterest expense and was partially offset by an increase in net interest income. Professional Bancorp recorded provisions for loan losses of $14.0 million in 1999 compared to $406,000 and $180,000 in 1998 and 1997, respectively. The provisions in 1999 were due primarily to $10.5 million of charged-off loans, increases in nonperforming assets and to identified weaknesses in a small number of loans of substantial dollar amounts, which may take an extended period of time to resolve. The growth in the loan portfolio, changes in the healthcare industry and the increased complexity of the credits extended to the industry also made increases in the loan loss provisions prudent.

    Total deposits increased $25.4 million, or 11.0%, to $256.0 million at December 31, 1999 from $230.6 million at December 31, 1998.

    Contributing to the net loss for 1999 was an increase in other operating expense of $2.1 million, or 17.0%, to $14.3 million compared to $12.2 million in 1998. The increase was due primarily to higher staffing levels, increased legal fees associated with the cancelled merger and loan workout activities.

NET INTEREST INCOME

    Professional Bancorp's earnings depend primarily on net interest income, which is the difference between the interest and fees earned on loans and investments less the interest paid on deposits, borrowings and convertible notes. Professional Bancorp's ability to generate profitable levels of net interest income is largely dependent on its ability to maintain sound asset quality and appropriate levels of capital and liquidity. Professional Bancorp's inability to maintain strong asset quality, capital and liquidity may adversely affect the ability to accommodate desirable borrowing customers and the ability to attract a comparatively stable, lower cost of deposits.

    Net interest income, when expressed as a percentage of average total interest earning assets, is referred to as the net interest margin. Professional Bancorp's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities. It is also affected by changes in yields earned on interest-earning assets and rates paid on deposits and other borrowed funds. At December 31, 1999, approximately 74% of First Professional's loan portfolio adjusts with the prime rate.

    1999 COMPARED TO 1998. Net interest income increased $1.6 million, or 11.7%, for 1999 compared to 1998. This increase was primarily due to the increase in average interest earning assets of $16.3 million, or 7.3%, to $237.4 million for 1999 from $221.1 million in 1998. The average yield on interest earning assets increased 5 basis points to 7.71% for 1999 from 7.66% for 1998. Average interest bearing liabilities increased $4.3 million, or 3.2%, to $137.0 million from $132.7 million for 1998. The average rate paid on interest bearing liabilities decreased 25 basis points to 2.49% for 1999 from 2.74% for 1998. Average noninterest demand deposits for 1999 increased
$9.9 million, or 10.6%, to $103.2 million from $93.3 million for 1998.

    Average federal funds sold decreased $11.7 million, or 35.2%, to $21.5 million for 1999 from $33.2 million for 1998. The average yield on federal funds decreased 19 basis points to 5.16% for 1999 from 5.35% for 1998.

    Average total investment securities decreased $9.3 million, or 11.1%, to $74.3 million for 1999 from $83.6 million during 1998. This was due primarily to the sale of securities during the first quarter of 1999. The average yield on securities increased slightly to 5.88% for 1999 from 5.85% for 1998.

    Average loans increased $37.5 million, or 36.2%, to $141.2 million for 1999 from $103.7 million for 1998. While the volume of loans increased substantially, the benefit was partially offset by a decline in the yield on loans of 86 basis points to 9.04% for 1999 from 9.90% for 1998. The increase in loans was primarily in commercial and real estate secured loans.

    Average convertible notes decreased $2.3 million, or 72.7%, to $846,000 for 1999 from $3.1 million for 1998. There was a large decrease in the rate paid to 5.42% for 1999 from 8.29% for 1998. The conversion of notes into stock reduced interest expense by $207,000 in 1999.

    Average securities sold under agreements to repurchase increased to $2.2 million for 1999 from $54,000 for 1998. These borrowings were used primarily in the first quarter of 1999 to temporarily fund asset growth.

    1998 COMPARED TO 1997.  Average interest earning assets increased
$7.9 million, or 3.7%, to $221.1 million from $213.3 million for 1997. While the volume of interest earning assets increased, the yield on those assets decreased to 7.66% in 1998 from 7.84% for 1997. The net of the volume increase and the yield decrease resulted in a decrease in net interest income of $435,000, or 3.4%, for 1998 compared to 1997. Average interest bearing liabilities decreased $10.2 million, or 7.1%, to $132.7 million for 1998 compared to $142.9 million for 1997. The average rate paid on interest bearing liabilities increased 6 basis points to 2.74% for 1998 from 2.68% for 1997. Average noninterest demand deposits for 1998 increased $11.9 million, or 14.7%, to $93.3 million from $81.4 million for 1997.

    Average federal funds sold increased $11.7 million, or 54.4%, to $33.2 million for 1998 from $21.5 million for 1997. The yield on average funds decreased 4 basis points to 5.35% for 1998 from 5.39% for 1997.

    Average total investment securities decreased $10.5 million, or 11.1%, to $83.6 million for 1998 from $94.1 million during 1997. First Professional used 1998 to restructure the securities portfolio to meet its interest rate risk goals and continued liquidity needs. First Professional purchased $65.1 million of investment securities, sold $15.3 million and had $32.0 million of maturities and principal payments during 1998. The average yield on securities decreased to 5.85% for 1998 from 6.20% for 1997.

    Average loans increased $6.5 million, or 6.7%, to $103.7 million for 1998 from $97.2 million for 1997. While the volume of loans increased, this growth was partially offset by a decrease in the yield on loans of 7 basis points to 9.90% for 1998 from 9.97% for 1997. The increase in the volume of loans was primarily in commercial and other lines of credit.

    Average convertible notes decreased $2.5 million, or 45.2%, to $3.1 million for 1998 from $5.6 million for 1997. The rate paid on convertible notes decreased to 8.29% for 1998 from 8.49% for 1997. The conversion of notes into stock reduced interest expense by $220,000 in 1998. Average securities sold under agreements to repurchase decreased to $54,000 for 1998 from $274,000 for 1997.

ANALYSIS OF NET INTEREST INCOME

    The following table presents the distribution of average assets, liabilities and shareholders' equity as well as the total dollar amount of interest income from average interest-earning assets and resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and rates for the three years ended December 31:

                                               1999                               1998                         1997
                                 --------------------------------   --------------------------------   ---------------------
                                  AVERAGE      YIELD/                AVERAGE      YIELD/                AVERAGE      YIELD/
                                 BALANCE(2)     RATE     INTEREST   BALANCE(2)     RATE     INTEREST   BALANCE(2)     RATE
(DOLLARS IN THOUSANDS)           ----------   --------   --------   ----------   --------   --------   ----------   --------
Assets
Interest-earning assets:
  Securities...................   $ 74,349        5.88%  $  4,375    $ 83,600       5.85%   $ 4,890     $ 94,084       6.20%
  Loans(1).....................    141,153        9.04     12,762     103,718       9.90     10,265       97,197       9.97
  Federal funds sold...........     21,493        5.16      1,109      33,161       5.35      1,773       21,510       5.39
  Interest-earning deposits --
    banks......................        359       13.60         49         634       3.15         20          463       6.26
                                  --------               --------    --------               -------     --------
      Total interest-earning
        assets.................    237,354        7.71     18,295     221,113       7.66     16,948      213,254       7.84
                                  --------               --------    --------               -------     --------
Deferred loan fees.............       (218)                              (107)                              (170)
Allowance for loan losses......     (3,020)                            (1,858)                            (2,157)
Nonearning assets:
  Cash and due from banks......     24,647                             23,390                             22,264
  Premises and equipment.......      1,348                              1,531                              1,658
  Accrued interest
    receivable.................      2,187                              1,188                              1,152
  Other assets.................      5,140                              4,859                              5,951
                                  --------                           --------                           --------
      Total assets.............   $267,438                           $250,116                           $241,952
                                  ========                           ========                           ========
Liabilities and shareholders'
  equity
Interest-bearing liabilities:
  Interest-bearing deposits....   $ 14,073        0.72%  $    101    $ 14,325       0.94%   $   134     $ 12,887       0.84%
  Savings and money market
    deposits...................     86,969        2.02      1,758      84,273       2.14      1,800       94,755       1.92
  Time deposits................     32,952        4.24      1,399      30,993       4.65      1,440       29,377       4.79
  Convertible notes............        846        5.42         46       3,051       8.29        253        5,572       8.49
  Repurchase agreements........      2,166        5.02        109          54       5.56          3          274       5.84
                                  --------               --------    --------               -------     --------
      Total interest-bearing
        liabilities............    137,006        2.49      3,413     132,696       2.74      3,630      142,865       2.68
                                  --------               --------    --------               -------     --------
Noninterest-bearing
  liabilities:
  Noninterest-bearing demand
    deposits...................    103,214                             93,306                             81,379
  Other liabilities............      2,358                              1,779                              2,113
  Shareholders' equity.........     24,860                             22,335                             15,595
                                  --------                           --------                           --------
      Total liabilities and
        shareholders' equity...   $267,438                           $250,116                           $241,952
                                  ========                           ========                           ========
Interest income as a percentage
  of average earning assets....       7.71%                              7.66%                              7.84%
Interest expense as a
  percentage of average
  interest-bearing
  liabilities..................       2.49                               2.74                               2.68
Net interest margin and income
  (3)..........................       6.27%              $ 14,882        6.02%              $13,318         6.04%
                                                         ========                           =======

                                   1997
                                 --------

                                 INTEREST
(DOLLARS IN THOUSANDS)           --------
Assets
Interest-earning assets:
  Securities...................  $ 5,834
  Loans(1).....................    9,686
  Federal funds sold...........    1,160
  Interest-earning deposits --
    banks......................       29
                                 -------
      Total interest-earning
        assets.................   16,709
                                 -------
Deferred loan fees.............
Allowance for loan losses......
Nonearning assets:
  Cash and due from banks......
  Premises and equipment.......
  Accrued interest
    receivable.................
  Other assets.................

      Total assets.............

Liabilities and shareholders'
  equity
Interest-bearing liabilities:
  Interest-bearing deposits....  $   108
  Savings and money market
    deposits...................    1,821
  Time deposits................    1,408
  Convertible notes............      473
  Repurchase agreements........       16
                                 -------
      Total interest-bearing
        liabilities............    3,826
                                 -------
Noninterest-bearing
  liabilities:
  Noninterest-bearing demand
    deposits...................
  Other liabilities............
  Shareholders' equity.........

      Total liabilities and
        shareholders' equity...

Interest income as a percentage
  of average earning assets....
Interest expense as a
  percentage of average
  interest-bearing
  liabilities..................
Net interest margin and income
  (3)..........................  $12,883
                                 =======

------------------------------

(1) Nonaccrual loans are included in average balance calculations; however, interest on such loans has been excluded in computing the average yields for the periods.

(2) Average balances are primarily computed on daily balances during the period. When such balances are not available, averages are computed on a monthly basis.

(3) The net interest margin for a period is net interest income divided by average interest-earning assets.

    Professional Bancorp's net interest margin and income remains high due to the continued significance of noninterest- bearing demand deposits relative to total funding sources. Average noninterest-bearing deposits for 1999 was $103.2 million, or 43.5% of total average deposits, compared to $93.3 million, or 41.9% of total average deposits for 1998. While these deposits are not interest bearing, they are not cost free. Courier service expenses are incurred by First Professional and are classified in other operating expense. If courier service were classified as interest expense, the reported net interest income for 1999, 1998 and 1997 would have been reduced by $676,000, $721,000 and $735,000, respectively. Similarly, this would create identical reductions in other noninterest expense. The net interest margins for the years 1999, 1998 and 1997, would have decreased 28 basis points, 32 basis points and 34 basis points, respectively.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

    Professional Bancorp's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as "volume change." It is also affected by changes in yields earned on interest-earning assets and interest rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change." The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the years indicated. The changes due to rate and volume have been allocated to rate and volume in proportion to the relationship between their absolute dollar amounts. The effects of tax-equivalent yields have not been presented because they were deemed to be immaterial.

                                                  1999 COMPARED WITH 1998          1998 COMPARED WITH 1997
                                               ------------------------------   ------------------------------
                                                VOLUME      RATE      TOTAL      VOLUME      RATE      TOTAL
(IN THOUSANDS)                                 --------   --------   --------   --------   --------   --------
Increase (decrease) in interest income:
  Securities.................................   $ (549)   $    26     $ (523)    $(626)     $(318)     $(944)
  Loans......................................    3,705     (1,189)     2,516       646        (67)       579
  Federal funds sold.........................     (633)       (41)      (674)      623        (10)       613
  Interest-bearing deposits -- banks.........       (9)        37         28         9        (18)        (9)
                                                ------    -------     ------     -----      -----      -----
                                                 2,514     (1,167)     1,347       652       (413)       239
Increase (decrease) in interest expense:
  Interest-bearing demand deposits...........       (2)       (30)       (32)       13         13         26
  Savings and money market deposits..........       60       (180)      (120)     (212)       191        (21)
  Time deposits..............................       86        (51)        35        78        (46)        32
  Convertible notes..........................     (183)       (24)      (207)     (209)       (11)      (220)
  Repurchase agreements......................      118        (11)       107       (12)        (1)       (13)
                                                ------    -------     ------     -----      -----      -----
                                                    79       (296)      (217)     (342)       146       (196)
                                                ------    -------     ------     -----      -----      -----
Change in net interest income................   $2,435    $  (871)    $1,564     $ 994      $(559)     $ 435
                                                ======    =======     ======     =====      =====      =====

    A changing interest rate environment may have a significant impact on Professional Bancorp's net interest margin as measured against average interest-earning assets. Management monitors Professional Bancorp's net interest margin by utilizing an interest rate simulation model under various interest rate scenarios. This process quantifies the impact of changes in interest rates on Professional Bancorp's net interest margin. Interest rate scenarios are increased and decreased up to 200 basis points in determining the impact on net interest income. These results provide a basis for repricing loan and deposit products after giving consideration to such factors as competition, the economic environment and expected maturities in the loan, investment securities and deposit portfolios.

PROVISION FOR LOAN LOSSES

    The provision for loan losses is determined by management based upon Professional Bancorp's loan loss experience, the performance of loans in Professional Bancorp's portfolio, the quality of loans in Professional Bancorp's portfolio, evaluation of collateral for such loans, the economic conditions affecting collectibility of loans, the prospects and financial condition of the respective borrowers or guarantors and such other factors which in management's judgment deserve recognition in the estimation of probable loan losses. In addition, regulatory agencies, as an integral part of their examination process, periodically review Professional Bancorp's allowance for loan losses. Such agencies may require Professional Bancorp to recognize additions to the allowance or to take charge-offs (reductions in the allowance) in anticipation of losses.

    Professional Bancorp recorded provisions for loan losses of $14.0 million in 1999 compared to $406,000 and $180,000 in 1998 and 1997, respectively. The provisions in 1999 were due primarily to $10.5 million of charged-off loans, increases in non-performing assets and to identified weaknesses in a small number of loans, of substantial dollar amounts, which may take an extended period of time to resolve. The growth in the loan portfolio, changes in the health care industry and the increased complexity of the credits extended to the industry also made increases in the loan loss provisions prudent. Net charged-off loans to average outstanding loans increased to 7.31% for 1999, compared to 0.01% for 1998 and 0.65% for 1997. The allowance for loan losses was 3.61% of total loans as of December 31, 1999, compared to 1.87% and 1.70% of total loans as of December 31, 1998 and December 31, 1997, respectively. See "Allowance for Loan Losses" below for further information on net charge-offs.

    The OCC can direct First Professional to adjust its financial statements in accordance with its findings. In 1999, the OCC directed First Professional to charge-off $1.5 million in a single loan and record an additional provision for loan losses for the six months ended June 30, 1999. First Professional recorded an additional $1.0 million provision for loan losses and amended its earnings and statement of condition and other disclosures to reflect this directive.

OTHER OPERATING INCOME

    The following table sets forth information by category of other operating income for the three years ended December 31, 1999, 1998 and 1997:

                                                        1999       1998       1997
(IN THOUSANDS)                                        --------   --------   --------
Net gains (losses) on sale of securities
  available-for-sale................................   $   40     $   (6)    $   --
Merchant discount...................................      291        208        273
Mortgage brokering fees.............................       34        163        106
Service charges on deposits.........................      940        918        791
Other income........................................      547        452        623
                                                       ------     ------     ------
      Total other operating income:.................   $1,852     $1,735     $1,793
                                                       ======     ======     ======

    For 1999, other operating income increased $117,000, or 6.8%, to $1.9 million from $1.7 million for 1998. This was primarily due to the gain on sale of securities, increases in fees from merchant discounts, service charges and fees for other miscellaneous services, partially offset by the decline in mortgage brokerage fees. In November 1998, First Professional formed Professional Bancorp Mortgage, a majority owned subsidiary, with a mortgage broker. Due to a highly competitive marketplace the subsidiary ceased operation as of January 1, 2000.

    For 1998, other operating income decreased $57,000, or 3.2%, to $1.7 million from $1.8 million in 1997. The net decrease was due to a decline in both merchant discount fees and other income, partially offset by increases in mortgage brokering fees and service charges on deposits.

OTHER OPERATING EXPENSES

    For the year ended December 31, 1999, other operating expenses were $14.3 million, compared to $12.2 million and $12.1 million for the years ended December 31, 1998 and 1997, respectively. The ratios of operating expenses to average assets for 1999, 1998 and 1997 were 5.35%, 4.89% and 5.01%, respectively.

    The following table summarizes changes in other operating expenses for the years ended December 31, 1999, 1998 and 1997.

                                                                                   INCREASE (DECREASE)
                                                                                  ---------------------
                                                   1999       1998       1997     1999/1998   1998/1997
(IN THOUSANDS)                                   --------   --------   --------   ---------   ---------
Salaries and employee benefits.................  $ 6,545    $ 5,987    $ 5,804     $  558       $183
Occupancy......................................    1,498      1,439      1,481         59        (42)
Legal fees, net of legal settlement............    1,068        395       (106)       673        501
Furniture and equipment........................      828        811        829         17        (18)
Professional services..........................    1,463      1,146      1,346        317       (200)
Strategic planning and investor relations......       60        148        375        (88)      (227)
FDIC assessment................................       56         25         27         31         (2)
Office supplies................................      287        237        227         50         10
Other assessments..............................      176        190        225        (14)       (35)
Telephone......................................      298        288        273         10         15
Audit, accounting and examinations.............      340        189        132        151         57
Postage........................................      145        160        150        (15)        10
Messenger service..............................       55         34         71         21        (37)
Imprinted checks...............................       10         43         91        (33)       (48)
Donations......................................      129         94        101         35         (7)
Meetings and business development..............      211        191        163         20         28
Other..........................................    1,131        850        936        281        (86)
                                                 -------    -------    -------     ------       ----
      Total other operating expenses...........  $14,300    $12,227    $12,125     $2,073       $102
                                                 =======    =======    =======     ======       ====

    Other operating expenses in 1999 increased $2.1 million, or 17.0%, to $14.3 million from $12.2 million in 1998. The increase was primarily due to increase in salaries and employee benefits, legal fees and professional services. The increase in salaries and employee benefits of $558,000, or 9.6% was primarily due to a higher staffing level, increased insurance. Legal fees increased $673,000, or 170.4%, to $1.1 million. This increase was primarily due to increased loan workout activity and to the cancelled merger in 1999. The increase in professional services was due primarily to the merger activity and other performance enhancement activities. The increase in audit and accounting costs were related to the completion of the year end audit and annual report. The increase in other expenses was due to the write-off of a repossessed asset.

    Other operating expenses in 1998 increased $102,000, or 0.8%, to $12.2 million from $12.1 million in 1997. Excluding a nonrecurring legal settlement of $600,000 received in December 1997, operating expenses in 1998 actually decreased $498,000 or 3.9%. The decrease in 1998, is primarily the result of lower costs associated with professional services and strategic planning and investor relation expenses. In 1997, legal fees were reduced by an insurance settlement of $600,000 for reimbursement of a portion of legal fees related to a proxy contest in 1996.

    Professional Bancorp and First Professional were parties to a consulting agreement dated August 12, 1996 with Network Health Financial Services, Inc., a Delaware corporation for which Melinda McIntyre-Kolpin serves as Chief Executive Officer. The consulting agreement was terminated effective April 6, 2000. Pursuant to the consulting agreement, Network Health provided consulting services to Professional Bancorp and First Professional with respect to personnel matters, operational procedures and client development and retention. Network Health was paid its actual costs incurred in the performance of its duties under the consulting agreement (including hourly rates for certain specified Network Health personnel while they are performing consulting services), plus an additional 25% of such costs.

    In addition, Professional Bancorp and First Professional paid flat monthly rates for the services of Ms. McIntyre-Kolpin and Patti Derry. For 1999, included in other professional fees, Professional Bancorp and First Professional paid Network Health $641,000 pursuant to the consulting agreement compared to $693,000 and $748,000 for 1998 and 1997, respectively. While it is anticipated that professional service expenses will decrease as a result of the termination of the consulting agreement, the total cost savings to Professional Bancorp will be partially offset by the cost of providing some of the services previously provided by Network Health.

INCOME TAXES

    Professional Bancorp accounts for income taxes under SFAS No. 109. Under this standard, financial statement tax benefits associated with income tax net operating loss carryforwards ("NOL's") and future tax deductions for expenses already incurred for financial statement purposes but not yet deducted for tax return purposes (deferred tax assets) are allowed to be recognized when it is a more likely than not expectation that such benefits will actually be utilized. At December 31, 1999, Professional Bancorp had $3,212,000 of these deferred tax assets and placed a valuation allowance against 11.5% of the assets.

    Professional Bancorp recorded an income tax provision (benefit) of ($3.2 million), $990,000, and $892,000 in 1999, 1998 and 1997 respectively. The effective tax rates in these years were 40.8%, 40.9% and 37.6%. For further information, see Note 7 of Notes to Professional Bancorp Consolidated Financial Statements.

DISTRIBUTION OF ASSETS AND LIABILITIES

    The following table sets forth Professional Bancorp's consolidated average balances of each principal category of assets, liabilities and shareholders' equity and the percentage distribution of these items for each of the past two fiscal years (dollars in thousands).

                                                                 1999                  1998
                                                          -------------------   -------------------
                                                          AVERAGE    PERCENT    AVERAGE    PERCENT
                                                          BALANCE    OF TOTAL   BALANCE    OF TOTAL
                                                          --------   --------   --------   --------
ASSETS:
Cash and due from banks.................................  $ 25,006      9.35    $ 24,024      9.61
Federal funds sold......................................    21,493      8.04      33,161     13.26
Securities available-for-sale...........................    53,002     19.82      54,228     21.68
Securities held-to-maturity.............................    21,347      7.98      29,372     11.74
Loans, net..............................................   137,915     51.57     101,753     40.68
Premises and equipment, net.............................     1,348       .50       1,531      0.61
Accrued interest receivable and other assets............     7,327      2.74       6,047      2.42
                                                          --------    ------    --------    ------
      Total assets......................................  $267,438    100.00    $250,116    100.00
                                                          ========    ======    ========    ======
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
  Demand, noninterest-bearing...........................  $103,214     38.59    $ 93,306     37.30
  Demand, interest-bearing..............................    14,073      5.26      14,325      5.73
  Savings and money market..............................    86,969     32.52      84,273     33.69
  Time deposits.........................................    32,952     12.32      30,993     12.39
Convertible notes.......................................       846       .32       3,051      1.22
Repurchase agreements...................................     2,166       .81          54      0.03
Accrued interest payable and other liabilities..........     2,358       .88       1,779      0.71
                                                          --------    ------    --------    ------
    Total liabilities...................................   242,578     90.70     227,781     91.07
Shareholders' equity....................................    24,860      9.30      22,335      8.93
                                                          --------    ------    --------    ------
    Total liabilities and shareholders' equity..........  $267,438    100.00    $250,116    100.00
                                                          ========    ======    ========    ======

    Professional Bancorp's total average assets increased $17.3 million to $267.4 million, or 6.91%, in 1999, from $250.1 million in 1998. Professional Bancorp's ratio of average interest-earning assets to average assets was 88.75% for 1999 compared to 88.40% for 1998. The increase in total average assets primarily occurred in the loan portfolio. Average gross loans outstanding for the year ended December 31, 1999 increased $37.5 million to $141.2 million, or 36.16%, from $103.7 in 1998.

SECURITIES

    Professional Bancorp's total investment securities decreased $35.4 million, or 43.8% to $63.7 million at December 31, 1999 compared to $105.0 million at December 31, 1998. This decrease was due primarily to the sales of $27.1 million of securities during 1999 for a net gain of $40,000. Proceeds from the sales were primarily used to fund the growth in loans. Professional Bancorp's average balance in total investment securities for the year 1999 was $74.3 million, a decrease of $9.3 million or 11.1% compared to $83.6 million for the year 1998. The yield on total investment securities was 5.88% and 5.85% for the years 1999 and 1998, respectively.

    Professional Bancorp's investment securities are classified as either available-for-sale or held-to-maturity. Securities available-for-sale was $45.5 million at December 31, 1999, a decrease of $35.4 million or 43.8%, compared to $80.9 million at December 31, 1998. The net unrealized loss on securities available-for-sale was $2.7 million and $271,000 at December 31, 1999 and 1998, respectively. Securities held-to-maturity was $18.2 million at December 31, 1999, a decrease of $5.9 million or 24.5%, compared to $24.1 million at December 31, 1998.

    The following table sets forth the carrying value of securities available-for-sale at the dates indicated.

                                                      YEAR ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
(IN THOUSANDS)                                     --------   --------   --------
U.S. Government securities.......................  $    --    $    --    $ 2,004
U.S. Government agency and mortgage-backed
  securities.....................................   35,469     68,126     34,740
Small Business Administration securities.........      631        852      1,292
Municipal securities.............................    2,378      2,546         --
Federal reserve bank stock.......................      439        439        439
Collateralized mortgage obligations..............    6,608      8,928     14,660
                                                   -------    -------    -------
    Total........................................  $45,525    $80,891    $53,135
                                                   =======    =======    =======

Total securities available-for-sale for the year ended 1999 decreased
$35.4 million, or 43.7% to $45.5 million from $80.9 million for the year ended 1998. This decrease was due primarily to the sales of $27.1 million of securities during 1999 at a net gain of $40,000. Proceeds of the sales were used to fund the growth in loans.

    Total securities available-for-sale for the year ended 1998 increased
$27.7 million, or 52.2%, to $80.9 million from $53.1 million for 1997. During 1998, First Professional purchased $65.1 million of investment securities, sold $15.3 million and had $32.0 million of maturities and principal payments during 1998.

    The amortized cost and fair value of securities available-for-sale are as follows:

                                                YEAR ENDED DECEMBER 31, 1999
                                       ----------------------------------------------
                                                     GROSS        GROSS
                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                         COST         GAIN         LOSS       VALUE
(IN THOUSANDS)                         ---------   ----------   ----------   --------
U.S. Government agency and mortgage-
  backed securities..................   $37,393       $ --        $1,924     $35,469
Small Business Administration
  securities.........................       647         --            16         631
Municipal securities.................     2,551         --           173       2,378
Federal Reserve Bank Stock...........       439         --            --         439
Collateralized mortgage
  obligations........................     7,157         --           549       6,608
                                        -------       ----        ------     -------
    Total............................   $48,187       $ --        $2,662     $45,525
                                        =======       ====        ======     =======

                                                YEAR ENDED DECEMBER 31, 1998
                                       ----------------------------------------------
                                                     GROSS        GROSS
                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                         COST         GAIN         LOSS       VALUE
(IN THOUSANDS)                         ---------   ----------   ----------   --------
U.S. Government agency and Mortgage-
  backed securities..................   $68,487       $153         $514      $68,126
Small Business Administration
  securities.........................       858          1            7          852
Municipal securities.................     2,551          3            8        2,546
Federal Reserve Bank Stock...........       439         --           --          439
Collateralized mortgage
  obligations........................     9,034         --          106        8,928
                                        -------       ----         ----      -------
Total................................   $81,369       $157         $635      $80,891
                                        =======       ====         ====      =======

    The following table sets forth the maturities of securities available-for-sale at December 31, 1999 and the weighted average yields of such securities. Borrowers may have the right to prepay obligations with or without prepayment penalties. This right may cause actual maturities to differ from the contractual maturities summarized below. Collateralized mortgage obligations often have stated maturities of over ten years but are subject to prepayments which accelerate actual maturities.

    See Notes 1 and 3 of Notes to Professional Bancorp Consolidated Financial Statements for further information about the available-for-sale portfolio.

                                                                                   MATURING
                                             -------------------------------------------------------------------------------------
                                                                        AFTER ONE            AFTER FIVE
                                                    WITH              THROUGH FIVE             THROUGH                AFTER
                                                  ONE YEAR                YEARS               TEN YEARS             TEN YEARS
                                             -------------------   -------------------   -------------------   -------------------
                                              AMOUNT     YIELD      AMOUNT     YIELD      AMOUNT     YIELD      AMOUNT     YIELD
(DOLLARS IN THOUSANDS)                       --------   --------   --------   --------   --------   --------   --------   --------
Securities Available-for-Sale:
U.S. Government agency and mortgage-backed
  securities...............................    $ --         --%      $--          --%    $    --        --%    $37,393      6.20%
Small Business Administration securities...      --         --        --          --         109      6.43         538      7.20
Municipal securities.......................      --         --        --          --       1,434      4.14       1,117      4.40
Federal Reserve Bank stock.................     439       6.00        --          --          --        --          --        --
Collateralized mortgage obligations........      --         --        --          --          --        --       7,157      6.32
                                               ----       ----       ---        ----     -------      ----     -------      ----
Total......................................    $439       6.00%      $--          --%    $ 1,543      4.48%    $46,205      6.18%
                                               ====       ====       ===        ====     =======      ====     =======      ====

                                                  MATURING
                                             -------------------

                                                    TOTAL
                                             -------------------
                                              AMOUNT     YIELD
(DOLLARS IN THOUSANDS)                       --------   --------
Securities Available-for-Sale:
U.S. Government agency and mortgage-backed
  securities...............................  $37,393      6.20%
Small Business Administration securities...      647      6.90
Municipal securities.......................    2,551      4.26
Federal Reserve Bank stock.................      439      6.00
Collateralized mortgage obligations........    7,157      6.32
                                             -------      ----
Total......................................  $48,187      6.12%
                                             =======      ====

    The following table sets forth the amortized cost of securities held-to-maturity at the dates indicated.

                                                            DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
(IN THOUSANDS)                                     --------   --------   --------
U.S. Government securities.......................  $ 3,032    $ 3,043    $ 3,054
U.S. Government Agency securities................    1,750      2,250      3,189
U.S. Government Agency mortgage-backed
  securities.....................................   13,418     18,788     28,857
                                                   -------    -------    -------
    Total........................................  $18,200    $24,081    $35,100
                                                   =======    =======    =======

    The following table sets forth the maturities of securities held-to-maturity at December 31, 1999 and the weighted average yields of such securities. Borrowers may have the right to prepay obligations with or without call or prepayment penalties. This right may cause actual maturities to differ from the contractual maturities summarized below. Mortgage-backed securities generally have stated maturities of over ten years but are subject to likely and substantial prepayments which effectively accelerate actual maturities.

    See Notes 1 and 3 of Notes to Professional Bancorp Consolidated Financial Statements for further information about the held-to-maturity portfolio.

                                                                                  MATURING
                                            -------------------------------------------------------------------------------------
                                                                       AFTER ONE            AFTER FIVE
                                                  WITHIN                THROUGH               THROUGH                AFTER
                                                 ONE YEAR             FIVE YEARS             TEN YEARS             TEN YEARS
                                            -------------------   -------------------   -------------------   -------------------
                                             AMOUNT     YIELD      AMOUNT     YIELD      AMOUNT     YIELD      AMOUNT     YIELD
(DOLLARS IN THOUSANDS)                      --------   --------   --------   --------   --------   --------   --------   --------
Securities Held-to-Maturity:
U.S. Government securities................   $   --         --%    $3,032      6.20%     $   --        --%     $   --        --%
U.S. Government Agency securities.........       --         --      1,750      5.65          --        --          --        --
U.S. Government Agency....................       --         --         --        --          --        --          --        --
mortgage-backed securities................       --         --        249      6.63       9,141      8.04       4,028      6.28
                                             ------     ------     ------      ----      ------      ----      ------      ----
Total.....................................   $   --         --%    $5,031      6.04%     $9,141      8.04%     $4,028      6.28%
                                             ======     ======     ======      ====      ======      ====      ======      ====

                                                 MATURING
                                            -------------------

                                                   TOTAL
                                            -------------------
                                             AMOUNT     YIELD
(DOLLARS IN THOUSANDS)                      --------   --------
Securities Held-to-Maturity:
U.S. Government securities................  $ 3,032      6.20%
U.S. Government Agency securities.........    1,750      5.65
U.S. Government Agency....................       --        --
mortgage-backed securities................   13,418      7.47
                                            -------      ----
Total.....................................  $18,200      7.09%
                                            =======      ====

LOAN PORTFOLIO

    First Professional focuses its lending activities in three principal areas: commercial loans, lines of credit and installment loans. Commercial loans include commercial loans supported by the operating cash flow and secured by the business assets of the borrower, and to a lesser extent real estate, and unsecured commercial loans. Lines of credit include equity lines, overdraft protection lines and other secured, collateralized and unsecured lines of credit. Installment loans include automobile and boat loans and other loans for personal and corporate use. The interest rates charged for the loans made by First Professional vary with the degree of risk, the size and maturity of the loan, the borrowers' depository relationships with First Professional, and prevailing market rates.

    The following table sets forth the amounts of loans outstanding by type of credit extension as of the dates indicated.

                                                                                DECEMBER 31,
                                            -------------------------------------------------------------------------------------
                                                   1999                  1998                  1997                  1996
(DOLLARS IN THOUSANDS)                      -------------------   -------------------   -------------------   -------------------
Commercial................................  $124,403      77%     $ 93,952      80%     $ 86,243      82%     $ 73,577      79%

Real estate secured.......................    27,538      17        11,698      10        10,512      10        10,079      11
Equity lines of credit....................     4,330       2         5,931       5         6,288       6         6,202       7
Other lines of credit.....................     4,689       3         4,817       4         1,524       1         1,832       2
Installment...............................     1,608       1         1,482       1         1,253       1         1,375       1
Lease financing...........................        --      --            32      --            37      --            68      --
                                            --------     ---      --------     ---      --------     ---      --------     ---
    Gross loans...........................   162,568     100%      117,912     100%      105,857     100%       93,133     100%

Less: allowance for loan losses...........    (5,873)               (2,200)               (1,802)               (2,253)
Less: deferred loan fees, net.............      (211)                 (193)                 (155)                 (121)
                                            --------              --------              --------              --------
Net loans.................................  $156,484              $115,519              $103,900              $ 90,759
                                            ========              ========              ========              ========

Fixed rate................................  $ 42,194      26%     $ 16,784      14%     $  6,935       7%     $  7,075       8%

Variable rate.............................   120,374      74       101,128      86        98,922      93        86,058      92
                                            --------     ---      --------     ---      --------     ---      --------     ---
    Gross loans...........................  $162,568     100%     $117,912     100%     $105,857     100%     $ 93,133     100%
                                            ========     ===      ========     ===      ========     ===      ========     ===

                                               DECEMBER 31,
                                            -------------------
                                                   1995
(DOLLARS IN THOUSANDS)                      -------------------
Commercial................................  $ 77,012      77%
Real estate secured.......................    13,241      13
Equity lines of credit....................     6,070       6
Other lines of credit.....................     1,997       2
Installment...............................     1,625       2
Lease financing...........................       140      --
                                            --------     ---
    Gross loans...........................   100,085     100%
Less: allowance for loan losses...........    (1,070)
Less: deferred loan fees, net.............       (71)
                                            --------
Net loans.................................  $ 98,944
                                            ========
Fixed rate................................  $ 11,240      11%
Variable rate.............................    88,845      89
                                            --------     ---
    Gross loans...........................  $100,085     100%
                                            ========     ===

    There was no category of loans exceeding 10% of total loans which was not otherwise disclosed as a distinct line item in the above table.

    First Professional generally seeks to underwrite loans on the basis of historic, current and pro forma cash flows, and looks to supporting collateral as a secondary source of repayment in most extensions. In the opinion of management, First Professional's loan policies conform with applicable regulatory lending standards.

COMMERCIAL LOANS

    At December 31, 1999 Professional Bancorp's commercial loans totaled
$124.4 million, or 76.5%, of total loans compared to $94.0 million, or 79.7%, of total loans at December 31, 1998.

    Commercial loans consist primarily of short to medium term financing for small to medium sized health care-related companies and professionals located in Southern California. The commercial loans are primarily concentrated in the same sectors of the medical community from which Professional Bancorp's deposit base is drawn and consists of sole medical practitioners, small groups practices, large single-specialty groups, multi-specialty medical groups and other outpatient health care service companies. Approximately 77% of total loans at December 31, 1999 were commercial loans which were unsecured or collateralized by various business and personal property assets, including equipment and accounts receivable, contracts, and the proceeds thereof, including capitation payments. As a matter of policy, Professional Bancorp's commercial loan borrowers are required to submit financial statements and other financial data (for example, accounts receivable agings and enrollment summaries) on a periodic basis, in conformity with loan policies and procedures and regulatory guidelines, to loan officers for their review in monitoring the financial position and cash flow trends of borrowers. Under this policy, management generally gives a higher level of attention to borrowers failing to submit the required financial information. Senior lending officers review delinquency reports, overdrafts, borrowers' payment histories and periodic financial data to monitor creditworthiness and identify potential problem loans.

REAL ESTATE SECURED LOANS

    At December 31, 1999 Professional Bancorp's real estate secured loans totaled $27.5, or 16.9% of total loans compared to $11.7 million, or 9.9% of total loans at December 31, 1998.

    Real estate secured loans generally consist of short to medium term financing to healthcare related companies as well as to borrowers outside the healthcare industry. These loans include transactions which are underwritten based on cash flow adequacy, the source of which may be the underlying business/ borrower for commercial purpose loans, or the property's generated cash flow for real estate purpose transactions such as purchases or refinances. Generally, the real estate property collateral is viewed as the secondary source of repayment, however, the underwriting additionally considers other assets and net worth available to support repayment when recourse is applicable. Loan to value ratios on commercial loans secured by real estate generally range from 30% to 80% at origination. Maturities typically range between one to five years and amortization schedules are usually no longer than 20 years. These loans are classified by Professional Bancorp as real estate loans.

EQUITY LINES OF CREDIT

    At December 31, 1999 and 1998, equity lines of credit aggregated approximately $4.3 million, or 2.7% of total loans, and $5.9 million, or 5.0% of total loans, respectively. Loan-to-appraised value ratios at the loan origination date generally do not exceed 85% and all such loans have variable rate structures. A majority of these lines of credit are secured by junior trust deeds on residential real estate and require monthly principal payments. Equity lines generally have a five year maturity and are subject to an annual review of the financial condition of the borrower.

OTHER LINES OF CREDIT

    At December 31, 1999 and 1998, other lines of credit aggregated approximately $4.7 million or 2.9% of total loans, and $4.8 million, or 4.1% of total loans, respectively. Other lines of credit are generally unsecured and include overdraft protection facilities and revolving lines of credit. Overdraft lines are attached to checking accounts to cover short-term shortfalls in cash flow.

INSTALLMENT LOANS

    At December 31, 1999 and 1998, installment loans aggregated approximately $1.6 million and $1.5 million, respectively. This loan category primarily includes automobile loans. Loan-to-appraised value ratios at the loan origination date range up to 100% for automobile installment loans with maturity and amortization generally up to 60 months.

    The following table shows the maturity distribution of Professional Bancorp's loans outstanding at December 31, 1999, and is based on the remaining scheduled repayments of principal, as due within the periods indicated.

                                                                      AFTER ONE     AFTER
                                                                       THROUGH       FIVE
                                                   THROUGH ONE YEAR   FIVE YEARS    YEARS      TOTAL
(IN THOUSANDS)                                     ----------------   ----------   --------   --------
Commercial.......................................      $57,097         $60,468      $6,838    $124,403
Real estate secured..............................        6,862          19,175       1,501      27,538
Equity lines of credit...........................          187           4,143          --       4,330
Other lines of credit............................          493           2,896       1,300       4,689
Installment......................................           86           1,460          62       1,608
                                                       -------         -------      ------    --------
    Gross loans..................................      $64,725         $88,142      $9,701    $162,568
                                                       =======         =======      ======    ========
Fixed rate.......................................        6,790          32,486       2,918      42,194
Variable rate....................................       57,935          55,656       6,783     120,374
                                                       -------         -------      ------    --------
    Gross Loan...................................      $64,725         $88,142      $9,701    $162,568
                                                       =======         =======      ======    ========

LOAN COMMITMENTS

    In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the consolidated financial statements. These financial instruments include commitments to extend credit for working capital, tenant improvements, other term purposes and include standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk. Professional Bancorp's exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional (principal) amount of those instruments. At December 31, 1999 and 1998, First Professional had commitments to extend credit of approximately $46.7 million and $49.9 million, respectively, and obligations under standby letters of credit of approximately $5.6 million and $6.5 million, respectively.

    Standby letters of credit are commitments issued by First Professional to support the performance of a client to a third party. Those standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, lease arrangements and similar transactions. All such standby letters of credit are extended for a period of two years or less. In making commitments and issuing letters of credit, Professional Bancorp uses credit policies similar to those used in connection with extension of credit to all customers with creditworthiness evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Professional Bancorp upon extension of credit, is based on a credit evaluation of the customer.

    Collateral held varies but may include cash, accounts receivable, inventory, property, plant and equipment, contract, contract rights and income-producing commercial real estate.

LARGE LOANS

    As of December 31, 1999, First Professional had 35 client relationships where the total amount of loans outstanding and available credit from loan commitments exceeds $2.0 million for any single borrower/relationship, for a total of $83.9 million in loans outstanding, representing 51.6% of gross loans, and $21.5 million in credit available to these 35 relationships. At the end of 1999, two relationships totaling $5.2 million in loans outstanding had $3.3 million which were on nonaccrual status.

    In addition to the 35 client relationships discussed above, there were four other large loan relationships which totaled $14.1 million. $10.3 million of these loans were charged off during 1999 leaving a loan balance of $3.8 million being carried as non-accrual loans at December 31, 1999.

    As of December 31, 1998, First Professional had $47.6 million of loans outstanding and $17.7 million in credit available to 23 clients where the loan outstanding and credit available exceeded $2.0 million. At the end of 1998, a total of $3.0 million of these relationships had $810,000 of loans on non-accrual status.

    As of December 31, 1999, there were four client relationships, with loans outstanding totaling $14.9 million, that had loan amounts outstanding and available loan commitments that were in excess of First Professional's current legal lending limit of $3.3 million and are therefore considered non-conforming as defined in 12USC84. Regulation prohibits the further extension of credit of any kind to these borrowers. The aggregate loans of the borrower are "grandfathered" until any of the borrower's credit facilities mature at which time First Professional must make every effort to bring the loans into conformity with the reduced lending limits unless to do so would be inconsistent with safe and sound banking practices.

    Management is focusing its efforts on reducing the concentration and risk of large loans. These efforts may include selling the entire loan, selling a portion of the loans to other lending institutions and restructuring the loans when appropriate. Additionally, First Professional has adopted a house limit, which is lower than the legal lending limit, for evaluating any future lending commitments.

NONPERFORMING ASSETS

    The table below sets forth information about nonperforming assets, which includes nonaccrual loans and other real estate owned ("OREO"), and accruing loans 90 days or more past due and certain ratios:

                                                                                  DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1999       1998       1997       1996       1995
(DOLLARS IN THOUSANDS)                                        --------   --------   --------   --------   --------
NONPERFORMING ASSETS:(1)
Nonperforming loans.........................................   $8,412     $1,359     $  877     $1,521     $4,173
Other real estate owned (OREO)..............................       --         --         --         --         90
Other repossessed assets....................................       --        272        272        272         --
                                                               ------     ------     ------     ------     ------
    Total nonperforming assets..............................   $8,412     $1,631     $1,149     $1,793     $4,263
                                                               ======     ======     ======     ======     ======
Accruing loans 90 days or more past due.....................   $2,891     $  100     $   17     $  507     $  632
                                                               ======     ======     ======     ======     ======
Nonperforming loans to gross loans(1).......................     5.17%      1.15%      0.83%      1.63%      4.18%
Nonperforming assets(1)
  to gross loans............................................     5.17       1.38       1.09       1.93       4.27
  to gross loans, OREO and repossessed assets...............     5.17       1.38       1.08       1.92       4.26
  to total assets...........................................     3.08       0.63       0.45       0.68       1.32

------------------------

(1) Nonperforming loans and nonperforming assets do not include accruing loans 90 days or more past due where the loan is well secured and in the process of collection.

ALLOWANCE FOR LOAN LOSSES

    Management's determination of the allowance for loan losses requires the use of estimates and assumptions related to both actual and inherent risks in the loan portfolio. Actual results may, however, differ significantly from such estimates. In connection with the determination of the allowance for loan losses where real estate secures the loan, management generally obtains independent appraisals for all properties. Management believes its current appraisal policy conforms to regulatory guidelines.

    An evaluation of the overall quality of the portfolio is performed at least quarterly by management to determine the level of the allowance for loan losses. This evaluation takes into consideration the classification of loans and the application of loss estimates attributable to these classifications.

    First Professional classifies loans as pass, watch, special mention, substandard, doubtful, or loss based on classification criteria believed by management to be consistent with the criteria applied by regulatory agencies and consistent with sound banking practices. These classifications and loss estimates take into consideration all sources of repayment, underlying collateral, the value of such collateral, current economic conditions, trends, and uncertainties and the historical accuracy of specific reserves attached to loans with serious perceived weakness. Additionally, First Professional utilizes "migration analysis" as another means to assist management in estimating the level of the allowance for loan losses. Migration analysis is a statistical method which examines historic charge-off and classification trends prior to charge-off to estimate potential losses inherent in the loan portfolio.

    The above processes provide management with a reasonable basis to estimate the risk both actual and inherent in the portfolio. In addition, First Professional utilizes a comprehensive program that considers numerous variables, of which migration is one, to determine the adequacy of the allowance for loan losses. This program is consistent with methodologies in Banking Circular 201. Among others, consideration is given to historical and current trends in past due loans, charged-off loans, nonaccruals, and the nature and mix of the loan portfolio; and local, regional, industry, and national economic trends in determining loan loss adequacy. Finally, credit administration, corresponding loan policies and procedures, and timely problem loan identification are integral to a sound determination of the allowance for loan losses. Based on information available at December 31, 1999, management was of the opinion that a $5.9 million allowance for loan losses, which constitutes 3.6% of total loans, was adequate as an allowance against probable and estimated losses.

    While First Professional's policy is to charge-off in the current period those loans for which a loss is considered probable, there also exists the risk of future losses which cannot be precisely quantified or attributed to particular loans. As this risk is continually changing in response to factors beyond the control of First Professional, such as the state of the economy, management's judgment as to the adequacy of the allowance for loan losses in future periods, while approximate, is in part based on a reasonable methodology. In addition, various regulatory agencies, as an integral part of their examination process, review First Professional's allowance for loan losses. Such agencies may require First Professional to record additions or deletions to the allowance based on their judgments of information available to them at the time of their examination.

    The following tables provide a summary of First Professional's allowance for loan losses and charge-off and recovery activity.

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                          -------------------
(DOLLARS IN THOUSANDS)                                      1999       1998
----------------------                                    --------   --------
Balance at beginning of period..........................  $  2,200   $  1,802
Provision for loan losses...............................    13,992        406
                                                          --------   --------
                                                            16,192      2,208
                                                          --------   --------
Loan charge-offs:
  Commercial............................................    10,384        208
  Other lines of credit.................................        68         61
                                                          --------   --------
    Total loan charge-offs..............................    10,452        269
                                                          --------   --------
Recoveries on loans previously charged-off..............      (133)      (261)
                                                          --------   --------
    Net charge-offs.....................................    10,319          8
                                                          --------   --------
Balance at end of period................................  $  5,873   $  2,200
                                                          ========   ========
Loans outstanding at end of period......................  $162,568   $117,912
Average loans outstanding during period.................   141,153    103,718
Net charge-offs to average loans outstanding............      7.31%      0.01%
Allowance for loan losses:
  to total loans........................................      3.61       1.87
  to nonperforming loans(1).............................     69.82     161.88
  to nonperforming assets(1)............................     69.82     134.89

------------------------

(1) Nonperforming loans and nonperforming assets do not include accruing loans 90 days or more past due.

In 1999, First Professional charged-off $10.5 million of loans. During 1999, three large relationships had $7.3 million of loans charged-off and still have $2.4 million of loans on non-accrual status. Recoveries for 1999 were $133,000 compared to $261,000 for 1998. In 1998, First Professional charged-off $269,000 of loans.

    The following table shows the historical allocation of First Professional's allowance for loan losses and the percent of loans in each category to gross loans for the year ended December 31:

                                           1999                   1998                   1997                   1996
                                   --------------------   --------------------   --------------------   --------------------
                                   ALLOCATED     % OF     ALLOCATED     % OF     ALLOCATED     % OF     ALLOCATED     % OF
(DOLLARS IN THOUSANDS)              AMOUNT      LOANS      AMOUNT      LOANS      AMOUNT      LOANS      AMOUNT      LOANS
----------------------             ---------   --------   ---------   --------   ---------   --------   ---------   --------
Commercial.......................   $3,944        79%      $  878        80%      $  683        82%      $1,584        79%
Real estate secured..............      823        17           76        10          104        10          237        11
Equity lines of credit...........       94         2           34         5          111         6          150         7
Other lines of credit............       17         1          335         4           43         1           24         2
Installment......................       50         1          173         1          177         1            5         1
Unallocated......................      945        --          704        --          684        --          253        --
                                    ------       ---       ------       ---       ------       ---       ------       ---
                                    $5,873       100%      $2,200       100%      $1,802       100%      $2,253       100%
                                    ======       ===       ======       ===       ======       ===       ======       ===

                                           1995
                                   --------------------
                                   ALLOCATED     % OF
(DOLLARS IN THOUSANDS)              AMOUNT      LOANS
----------------------             ---------   --------
Commercial.......................   $  711        77%
Real estate secured..............       46        13
Equity lines of credit...........      118         6
Other lines of credit............        7         2
Installment......................        5         2
Unallocated......................      183        --
                                    ------       ---
                                    $1,070       100%
                                    ======       ===

    First Professional had approximately $8,708,000 in impaired loans as of December 31, 1999. The carrying value of impaired loans for which there is a related allowance for loan losses was $414,000, with the amount of specific allowance for loan losses allocated to these loans of $134,000. There were $8,294,000 in impaired loans for which there was no related specific allowance for loan losses. The average recorded investment in impaired loans during 1999 was $4,436,000. Impaired loans at December 31, 1999 included $8,412,000 of nonaccrual loans.

    First Professional had approximately $1,836,000 in impaired loans as of December 31, 1998. The carrying value of impaired loans for which there is a related allowance for loan losses was $153,000, with the amount of specific allowance for loan losses allocated to these loans of $41,000. There were $1,683,000 in impaired loans for which there was no related specific allowance for loan losses. The average recorded investment in impaired loans during 1998 was $1,131,000. Impaired loans at December 31, 1998 included $1,359,000 of nonaccrual loans.

CREDIT MANAGEMENT

    Management believes that the objective of sound credit policy is to extend loans to qualified customers while managing risks which could affect shareholders' returns. The loan committee, made up of outside members of the board of directors of First Professional and executive management, approve credit policy, review asset quality, and determine compliance to credit policy and procedure. Management periodically reviews loan quality and monitors the progress of watch list loans, some of which may require an action plan for rehabilitation or refinancing. In addition, credit underwriting guidelines are periodically reviewed and adjusted to reflect current economic conditions, industry practices and regulatory guidelines.

    In accordance with management's credit administration and regulatory policy, loans are placed on nonaccrual status when collection of principal or interest is questionable. Generally, this means that loans are put on nonaccrual status when interest is 90 days or more past due, unless the loan is well secured and in the process of collection.

DEPOSITS AND SHORT-TERM BORROWINGS

    First Professional attracts deposits primarily from individuals and businesses related to the health care services industry. First Professional has no brokered deposits and its current practice is to not purchase brokered deposits. First Professional has no known foreign deposits. The average daily amount of deposits and interest rates paid on deposits is summarized below for the year ended December 31:

                                                          1999                  1998                  1997
                                                   -------------------   -------------------   -------------------
                                                   AVERAGE               AVERAGE               AVERAGE
(DOLLARS IN THOUSANDS)                             BALANCE      RATE     BALANCE      RATE     BALANCE      RATE
----------------------                             --------   --------   --------   --------   --------   --------
Noninterest-bearing transaction accounts.........  $103,214       --%    $ 93,306       --%    $ 81,379       --%
Interest-bearing transaction accounts............    14,073     0.72       14,325     0.94       12,887     0.84
Savings and money market accounts................    86,969     2.02       84,273     2.14       94,755     1.92
                                                   --------     ----     --------     ----     --------     ----
                                                    204,256     0.91      191,904     1.01      189,021     1.02
                                                   --------     ----     --------     ----     --------     ----
Time deposits:
Less than $100,000...............................     7,033     4.11        8,273     4.65        8,737     4.48
More than $100,000...............................    25,919     4.28       22,720     4.65       20,640     4.93
                                                   --------     ----     --------     ----     --------     ----
  Total time deposits............................    32,952     4.24       30,993     4.65       29,377     4.79
                                                   --------     ----     --------     ----     --------     ----
    Total deposits...............................  $237,208     1.37     $222,897     1.52     $218,398     1.53
                                                   ========     ====     ========     ====     ========     ====

    Time deposits of $100,000 or more are generally received from First Professional's medical and professional client base. The impact on First Professional's liquidity from the potential withdrawal of these deposits is considered in First Professional's asset/liability management policies, which anticipates First Professional's liquidity needs through the management of investments, federal funds sold, and/or by generating additional deposits.

    The table below sets forth the components of time deposits of $100,000 or more relative to the maturity period as of December 31:

                                                                   1999
                                                              --------------
                                                              (IN THOUSANDS)
Three months or less........................................     $34,787
Over three through six months...............................       1,789
Over six through twelve months..............................       1,853
Over twelve months..........................................          --
                                                                 -------
  Total.....................................................     $38,429
                                                                 =======

    In addition to the time deposits of $100,000 or more, a significant amount of First Professional's deposits are in accounts with balances in excess of $100,000. At December 31, 1999, there were 401 such deposit accounts with balances totaling $137,756,000. These accounts are reviewed for purposes of monitoring First Professional's liquidity. While increased volatility to First Professional's deposit base may be present in this group of accounts, the investment management practices of First Professional consider such potential volatility.

    First Professional also uses repurchase agreements from time to time as an additional source of funds. On December 31, 1999 and 1998, there were no repurchase agreements outstanding.

    The following table sets forth certain information with respect to First Professional's repurchase agreements for the year ended December 31:

(DOLLARS IN THOUSANDS)                                 1999       1998       1997
----------------------                               --------   --------   --------
Maximum daily amount outstanding...................  $25,000     $5,000     $8,000
Average amount outstanding.........................    2,166         55        274
Average interest rate..............................     5.03%      5.50%      5.77%

    First Professional had no repurchase agreements outstanding at December 31, 1999, 1998, or 1997, respectively.

CAPITAL RESOURCES

    The OCC, First Professional's primary regulator, has established minimum leverage ratio guidelines for national banks. These guidelines provide for a minimum Tier 1 capital leverage ratio (Tier 1 capital to adjusted average total assets) of 3.0% for national banks that meet certain specified criteria, including having the highest regulatory rating. All other national banks will generally be required to maintain a minimum Tier 1 capital leverage ratio of 3.0% plus an additional cushion of 100 to 200 basis points.

    The Federal Reserve, as Professional Bancorp's primary regulator, has similarly established minimum leverage ratio guidelines for the bank holding companies. These guidelines also provide for a minimum Tier 1 leverage ratio of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a minimum Tier 1 capital leverage ratio of 3.0% plus an additional cushion of 100 to 200 basis points. The FRB has not advised Professional Bancorp of any specific minimum Tier 1 capital leverage ratio applicable to it.

    Risk-based capital standards were implemented on December 31, 1992. Since December 31, 1992, banking organizations have been expected to meet a minimum ratio for qualifying total capital to risk-weighted assets of 8.0%, 4.0% of which must be Tier 1 capital. A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and risk-weighted off-balance-sheet items.

    Professional Bancorp completed a $5.75 million convertible note offering in May 1994. The interest rate is 8.00% to March 2000 at which time the rate resets at 150 basis points over the 5 year Constant Maturity Treasury Index. The conversion price of the notes is $12.6984 per share and is scheduled to mature in March 2004.

    Of the proceeds, $3.6 million was invested in First Professional in order to increase First Professional's regulatory capital ratios and allow First Professional to grow, within the bounds of safety and soundness. $930,000 of the proceeds were used to retire Professional Bancorp's remaining indebtedness as required by a stock repurchase agreement.

    Information concerning Professional Bancorp's and First Professional's capital adequacy at December 31, 1999 is as follows:

                                                                                         TO BE WELL
                                                                                     CAPITALIZED UNDER
                                                            FOR CAPITAL              PROMPT CORRECTIVE
                                   ACTUAL                ADEQUACY PURPOSES           ACTION PROVISIONS
                           ----------------------      ----------------------      ----------------------
(DOLLARS IN THOUSANDS)      AMOUNT        RATIO         AMOUNT        RATIO         AMOUNT        RATIO
----------------------     --------      --------      --------      --------      --------      --------
PROFESSIONAL BANCORP
Leverage.................  $14,972         5.21%       $11,494         4.00%       $14,368         5.00%
Tier 1 Risk-Based........   14,972         8.97          6,675         4.00         10,013         6.00
Total Risk-Based.........   17,784        10.66         13,350         8.00         16,688        10.00

FIRST PROFESSIONAL
Leverage.................  $13,786         4.81%       $11,457         4.00%       $14,321         5.00%
Tier 1 Risk-Based........   13,786         8.18          6,741         4.00         10,112         6.00
Total Risk-Based.........   15,939         9.46         13,482         8.00         16,853        10.00

WARRANTS

    In connection with a private placement of common stock (the "Private Placement"), Professional Bancorp issued (i) a warrant to Robert H. Leshner, principal of the placement agent, to purchase 110,250 shares of common stock (the "Leshner Warrant") and (ii) warrants to each of Andrew E. Haas and Curtis Swindal to purchase 13,781 shares of common stock, each at a purchase price of $12.70 per share exercisable in full on or after December 31, 1994 and before December 31, 2002. Professional Bancorp agreed to grant the holders of the shares issued upon exercise of the warrant ("Warrant Shares") the right, on two occasions during the five-year period beginning December 31, 1994, to require Professional Bancorp to register (the "Demand Registration") the Warrant Shares under the Act. Professional Bancorp will pay the expenses of one Demand Registration.

    Under the terms of the Leshner Warrant, if Joel W. Kovner, former Chairman of the Board and Chief Executive Officer of Professional Bancorp, dies before December 31, 2002 (Mr. Kovner died on September 22, 2000), then Professional Bancorp, at the option of Mr. Leshner, will purchase some or all of the warrants and/or Warrant Shares then owned by Mr. Leshner, provided that (i) the maximum aggregate purchase price paid by Professional Bancorp would be not more than $1,000,000 and (ii) the funds to purchase such warrants and/or Warrant Shares would come solely from the proceeds of the key person insurance policy on the former executive. Since such life insurance is in excess of the cash value recognized on Professional Bancorp's balance sheet, there would be no net reduction in capital nor any impact on liquidity. Furthermore, if at any time prior to December 31, 2002, Mr. Leshner wishes to sell some or all of the warrants and/or Warrant Shares to a third party, Mr. Leshner must offer to sell such warrants and/or Warrant Shares to Professional Bancorp on the same terms and conditions being offered to such third party.

    Another term of the Leshner Warrant restricts Professional Bancorp's ability to issue certain types of preferred stock which would entitle the holders thereof to receive dividends or distributions of assets which vary in amount with Professional Bancorp's performance.

    An interest rate sensitive asset or liability is one that, within a defined time period, either matures or can experience an interest rate change. As interest rate sensitive assets and liabilities have various repricings and maturities, changes in interest rates may increase or decrease First Professional's net interest income. This exposure to changes in interest rates is measured among other methodologies by an institutions "gap," or the difference between interest rate sensitive assets and interest rate sensitive liabilities within specified periods of time.

    An excess of maturing or repricing assets over maturing or repricing liabilities during a given period will serve to increase net interest income in a rising rate environment and decrease net interest income when interest rates decline. In a rising interest rate environment, the assets will reprice at current interest rates earlier than the liabilities thus increasing First Professional's net interest margin. Conversely, when maturing or repricing liabilities exceed maturing or repricing assets during a given period, a rising interest rate environment generally will reduce First Professional's net interest margin.

    The following table sets forth the distribution of Professional Bancorp's interest rate sensitive assets and liabilities as of December 31, 1999. The table also sets forth the time period in which assets and liabilities will mature or reprice in accordance with their contractual terms. Mortgage-backed securities provide cash flows on a monthly basis; however, this analysis does not include prepayment assumptions. Prepayment assumptions are utilized in an interest rate simulation model, which is routinely used by Professional Bancorp in evaluating the impact of changes in interest rates on Professional Bancorp's net interest income.

                                                        AS OF DECEMBER 31, 1999
                             ------------------------------------------------------------------------------
                                                           AFTER THREE    AFTER ONE
                                             NEXT DAY        MONTHS          YEAR        AFTER
                                           THROUGH THREE   THROUGH 12    THROUGH FIVE     FIVE
(DOLLARS IN THOUSANDS)       IMMEDIATELY      MONTHS         MONTHS         YEARS        YEARS      TOTAL
----------------------       -----------   -------------   -----------   ------------   --------   --------
Loans(1)...................    $118,592        $1,804         $6,635       $32,619      $  2,918   $162,568
Investment securities......          --           439             --         5,136        58,149     63,724
Federal funds sold.........      27,000            --             --            --            --     27,000
Due from banks.............         697            --             --            --            --        697
                               --------        ------         ------       -------      --------   --------
  Total interest-earning
    assets.................    $146,289        $2,243         $6,635       $37,755      $ 61,067   $253,989
                               ========        ======         ======       =======      ========   ========
Interest-bearing
  transaction Accounts.....    $ 16,033            --             --            --            --     16,033
Savings accounts...........      84,783            --             --            --            --     84,783
Time deposits..............      45,651            --             --            --            --     45,651
Convertible notes..........          --            --             --            --           679        679
                               --------        ------         ------       -------      --------   --------
  Total interest-bearing
    liabilities............    $146,467        $    0         $    0       $     0      $    679   $147,146
                               ========        ======         ======       =======      ========   ========
Interest sensitive Gap.....    $   (178)       $2,243         $6,635       $37,755      $ 60,388
Effect of interest rate
  swaps....................          --            --             --            --            --
                               --------        ------         ------       -------      --------
Hedged Gap.................    $   (178)       $2,243         $6,635       $37,755      $ 60,388
Hedged Gap as a percentage
  of earning assets........        (.12)%         100%           100%          100%           99%
Cumulative hedged Gap......    $   (178)       $2,065         $8,700       $46,455      $106,843
Cumulative hedged Gap as a
  percentage of earning
  assets...................        (.12)%         .92%          1.31%         1.23%         1.75%

------------------------

(1) Nonaccrual loans of $8,412 are included in average balances and rate calculations.

LIQUIDITY

    Adequate liquidity and maintenance of an appropriate balance between interest rate sensitive earning assets and interest rate sensitive liabilities are the principal imperatives associated with the asset/liability management function of a financial institution. Liquidity management involves the ability to meet the cash flow requirements of clients who may be depositors desiring to withdraw funds or borrowers requiring assurance that sufficient funds will be available to meet their credit needs. Aside from asset/liability management, First Professional maintains short-term sources of funds to meet periodic planned and unplanned increases in loan demand and deposit withdrawals and maturities.

    The initial source of liquidity is the excess funds sold daily to other banks in the form of federal funds. In addition to cash and cash equivalents, First Professional maintains a large percentage of its assets in investment securities. These securities include both securities available-for-sale and securities held-to-maturity. Securities available-for-sale can be sold in response to liquidity needs or used as collateral under reverse repurchase agreements. Securities held-to-maturity are available for liquidity needs solely as collateral for reverse repurchase agreements. First Professional had no reverse repurchase agreements as of December 31, 1999 and 1998. As evidence of First Professional's high level of liquidity at December 31, 1999, cash and cash equivalents totaled $43.4 million, while securities available for reverse repurchase agreements totaled approximately $63.7 million.

    The combined amount of $107.1 million represents approximately 39% of First Professional's total assets. Management is of the opinion that the existing level of liquidity and borrowing capacity is sufficient to insulate First Professional against unforeseen liquidity demands.

    On a stand-alone basis, Professional Bancorp's primary source of liquidity is dividends from First Professional. Dividends by First Professional to Professional Bancorp are subject to regulatory restrictions. As of December 31, 1999, Professional Bancorp had cash of $432,000. Under applicable law, First Professional cannot currently, and for the next several years will probable not be able to, pay dividends to Professional Bancorp with out the prior approval of the OCC. No assurance can be given that the OCC will permit the payment of dividends and the refusal to do so may require Professional Bancorp to look to other sources of liquidity such as borrowings or the issuance of various types of securities. For further information on First Professional's dividend restrictions, see "Supervision and Regulation--Restrictions on Dividends and Other Distributions" and Note 11 of Notes to Professional Bancorp Consolidated Financial Statements.

INTEREST RATE SENSITIVITY

    The table below provides information about First Professional's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps. Investment securities and loans are presented based upon contractual maturity and related weighted average interest rates by expected maturity dates.

                                                                                                THERE                  FAIR
                                          2000       2001       2002       2003       2004      AFTER      TOTAL      VALUE
                                        --------   --------   --------   --------   --------   --------   --------   --------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS(1)
SECURITIES
U.S. government securities
  Fixed...............................  $    --     $1,012     $2,020    $    --    $    --    $    --    $  3,032   $  3,017
    Weighted average interest rate....       --       6.81%      5.89%        --         --         --        6.20%
U.S. government agency and Mortgage-
  backed securities
  Fixed...............................       --         --         --      1,750        229     35,581      37,560     35,590
    Weighted average interest rate....       --         --         --       5.65%      7.07%      6.88%       6.82%
  Variable............................       --         --         --         --         --     15,000      15,000     14,761
    Weighted average interest rate....       --         --         --         --         --       5.71%       5.71%
Municipal securities
  Fixed...............................       --         --         --         --         --      2,551       2,551      2,377
    Weighted average interest rate....       --         --         --         --         --       4.27%       4.27%
Small Business Administration
  securities
  Variable............................       --         --         --         --         --        647         647        631
    Weighted average interest rate....       --         --         --         --         --       6.90%       6.90%
Collateralized mortgage securities
  Fixed...............................       --         --         --         --         --      7,157       7,157      6,608
    Weighted average interest rate....       --         --         --         --         --       6.32%       6.32%
  Variable............................       --         --         --         --         --         --
    Weighted average interest rate....       --         --         --         --         --         --            %        --
Federal Reserve Bank Stock
  Fixed...............................      439         --         --         --         --         --         439        439
    Weighted average interest rate....     6.00%        --         --         --         --         --        6.00%
LOANS
  Fixed...............................    6,790     15,109      4,638      3,695      9,044      2,918      42,194     41,833
    Weighted average interest rate....     7.73%      5.98%      8.10%      8.02%      8.16%      7.99%       7.33%
  Variable............................   57,935     12,568     10,041     11,519     19,342      8,969     120,374    120,456
    Weighted average interest rate....     9.85%      9.41%      9.75%      9.64%      9.65%      8.98%       9.67%

    The table below provides information about Professional Bancorp's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including rate interest swaps. Certificates of deposit and convertible notes are presented based upon contractual maturity and related weighted average interest rates by expected maturity dates. For interest rate swaps and caps, the table presents notional amounts and weighted average interest rates by contractual maturity dates.

                                                                                                    THERE                  FAIR
                                              2000       2001       2002       2003       2004      AFTER      TOTAL      VALUE
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                           (DOLLARS IN THOUSANDS)
LIABILITIES (1)
DEPOSITS
Noninterest-bearing transaction
  accounts................................  $109,560    $           $          $          $         $         $109,560   $109,560
    Weighted average interest rate........       .25%                                                              .25%
Interest-bearing transaction accounts.....    16,033                                                            16,033     16,033
    Weighted average interest rate........       .72%      --         --         --         --         --          .72%
Savings and money market accounts.........    84,783       --         --         --         --         --       84,783     84,783
    Weighted average interest rate........      2.22%      --         --         --         --         --         2.22%
Certificates of deposit and other time
  deposits
  Fixed...................................    45,650        1         --         --         --         --       45,651     45,666
    Weighted average interest rate........      4.18%    4.25%        --         --         --         --         4.18%
CONVERTIBLE NOTES.........................        --       --         --         --         --        679          679        679
    Weighted average interest rate........        --       --         --         --         --       5.42%        5.42%
OFF-BALANCE SHEET ASSETS
Interest rate swaps.......................                 --         --         --         --         --           --         --
    Weighted average interest rate--pay...        --%      --         --         --         --         --             %        --
    Weighted average interest
      rate--receive.......................        --%      --         --         --         --         --             %        --

------------------------------

(1) Professional Bancorp used certain assumptions to estimate fair values and expected maturities. For loans, expected maturities are contractual maturities adjusted for estimated prepayments of principal based on market indicators. Investment securities are at quoted market rates and stated maturities. For loan fair value computations, Professional Bancorp used a discounted cashflow model with discount rates based upon prevailing market rates for similar types of loans, incorporating adjustments for credit risk. For deposit liabilities, fair values were calculated using discounted cashflow models based on market interest rates for different product types and maturity dates for which the deposits are held.

EXCHANGE RATE SENSITIVITY

    All of Professional Bancorp's derivative financial instruments and other financial instruments are denominated in US dollars. Professional Bancorp does not have, or anticipate having, any foreign currency exchange rate exposure.

                           SUPERVISION AND REGULATION

    The following is a summary of certain statutes and regulations affecting First Community, Professional Bancorp and their respective subsidiaries. This summary is qualified in its entirety by such statutes and regulations.

    GENERAL. First Community and Professional Bancorp are registered bank holding companies under the Bank Holding Company Act of 1956, as amended, and as such are subject to regulation by the Board of Governors of the Federal Reserve System. A bank holding company is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the Federal Reserve.

    The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of such bank or bank holding company.

    In approving acquisitions by bank holding companies or companies engaged in banking-related activities, the Federal Reserve considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effect, such as overconcentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

    In addition, bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

    DIVIDEND REGULATION. The ability of First Community and Professional Bancorp to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by their subsidiaries. Rancho Santa Fe and First Professional are federally chartered commercial banks, or "national banks." First Community Bank of the Desert is a state chartered commercial bank organized under the laws of the State of California.

    Pursuant to 12 U.S.C. Section 56, no national bank may pay dividends from its capital. All dividends must be paid out of net profits, after deducting losses and bad debts. The payment of dividends out of net profits of national banks is further limited by 12 U.S.C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock or if the surplus fund does not equal the amount of capital stock, until one-tenth of a bank's net profits for the preceding half year in the case of quarterly or semi-annual dividends or the preceding two half years in the case of an annual dividend, are transferred to the surplus fund.

    Pursuant to 12 U.S.C. Section 60(b), the approval of the OCC is required prior to the payment of dividends if the total of all dividends declared by a national bank in any calendar year exceeds the total of its retained net profits for that year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock. Further, the OCC also has authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. A bank may, upon approval by OCC, be able to undergo a "quasi-reorganization," which would allow the bank to ignore accumulated losses before the quasi-reorganization. Similarly, California law limits dividends that may be paid by a state-chartered bank.

    GOVERNMENT POLICIES. The policies of regulatory authorities, including the OCC, Federal Reserve and the FDIC, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United State government.

    In July 1995, the federal banking agencies adopted uniform guidelines establishing standards for safety and soundness. The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits and asset quality and earnings. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan.

    The bank regulatory agencies are focusing greater attention on compliance with consumer protection laws and their implementing regulations. Examination and enforcement have become more intense in nature, and insured institutions have been advised to carefully monitor compliance with various consumer protection laws and their implementing regulations.

    FINANCIAL SERVICES MODERNIZATION LEGISLATION. On November 12, 1999, President Clinton signed into law the Financial Services Modernization Act. The Financial Services Modernization Act repeals provisions of Section 20 of the Glass-Steagall Act which restricted the affiliation of Federal Reserve member banks with firms "engaged principally" in specified securities activities. It also repeals provisions of Section 32 of the Glass-Steagall Act, which restricts officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, the Financial Services Modernization Act contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company. "Financial activities" is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

    Generally, the Financial Services Modernization Act:

    - repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers;

    - provides a uniform framework for the functional regulation of the activities of banks, saving institutions, and their holding companies;

    - broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;

    - provides an enhanced framework for protecting the privacy of consumer information;

    - adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

    - modifies the laws governing the implementation of the Community Reinvestment Act; and

    - addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

    The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a Financial Holding Company. Financial activities include all activities permitted under new sections of the Bank Holding Company Act or permitted by regulation.

    A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be "well-capitalized" and "well-managed." The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank's total assets, or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the bank's assets. The bank must also have policies and procedures to assess financial subsidiary risk and protect the bank from such risks and potential liabilities.

    The provisions of the Financial Services Modernization Act are numerous and become effective at various times between the date of enactment and the middle of 2001 and beyond. Additionally, various federal regulatory authorities have only started to promulgate the regulations and interpretations required by the Financial Services Modernization Act. Furthermore, procedures for the coordination of information among regulators, both state and federal, have yet to be formulated. First Community cannot estimate with any degree of certainty the effect that the Financial Services Modernization Act, future regulations and future regulatory information sharing will have on the financial condition, results of operations or future prospects of First Community after the merger.

    OTHER LEGISLATIVE DEVELOPMENTS. The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 has resulted in major changes in the regulation of insured financial institutions, including significant changes in the authority of government agencies to regulate insured financial institutions. Virtually all federal deposit insurance activities were consolidated under the FDIC, including insuring deposits of federal savings associations, state chartered savings and loans and other depository institutions determined to be operated in substantially the same manner as a savings association. Since 1994, the FDIC has assessed deposit insurance premiums pursuant to a risk-based assessment system, under which an institution's premium assessment is based on the probability that the deposit insurance fund will incur a loss with respect to the institution, the likely amount of such loss, and the revenue needs of the deposit insurance fund.

    Future legislation is also likely to impact First Community's business. Consumer legislation has been proposed in Congress which may require banks to offer basic, low-cost, financial services to meet minimum consumer needs. Further, the regulatory agencies have proposed and may propose a wide range of regulatory changes, including the calculation of capital adequacy and limiting business dealings with affiliates. These and other legislative and regulatory changes may have the impact of increasing the cost of business or otherwise impacting the earnings of financial institutions. However, the degree, timing and full extent of the impact of these proposals cannot be predicted.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                     AND MANAGEMENT OF PROFESSIONAL BANCORP

CERTAIN BENEFICIAL OWNERS

    The following table lists the holdings of the only persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known by Professional Bancorp to be the beneficial owners of more than five percent (5%) of Professional Bancorp's outstanding common stock as of September 29, 2000, based upon 2,030,754 shares outstanding on that date.

NAME AND ADDRESS                                           AMOUNT AND NATURE OF   PERCENT
OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP   OF CLASS
-------------------                                        --------------------   --------
Moses Marx ..............................................          140,000(1)       6.90%
United Equities Company
160 Broadway
New York, New York 10038

George J. Budig .........................................          138,000(2)       6.80%
George E. Fern Co.
1100 Gest Street
Cincinnati, Ohio 45203

Banc Fund III L.P. ......................................          137,650(3)       6.78%
Bank Fund III Trust
Banc Fund IV L.P.
Banc Fund IV Trust
Banc Fund V L.P.
208 S. LaSalle Street
Chicago, Illinois 60604

Robert H. Leshner .......................................          117,416(4)       5.48%(5)
312 Walnut Street
Suite 2100
Cincinnati, Ohio 45202

------------------------

(1) As reported in a Schedule 13G filed with the SEC on June 16, 2000.

(2) As reported in a Schedule 13D filed with the SEC on July 14, 2000.

(3) As reported in Amendment No. 1 to a Schedule 13D filed with the SEC on November 5, 1998.

(4) As reported in Amendment No. 3 to Schedule 13D filed with the SEC on November 12, 1996. 110,250 of the reported shares are related to a presently exercisable warrant.

(5) Warrants convertible into shares of common stock held by Mr. Leshner which are exercisable within 60 days after September 29, 2000, are treated as outstanding for the purpose of computing the percentage of outstanding common stock owned by Mr. Leshner, but not for the purpose of computing the percentage of common stock owned by any other person.

MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of Professional Bancorp's outstanding common stock as of September 29, 2000, by each director and executive officer of

Professional Bancorp and First Professional, and by all directors and executive officers of Professional Bancorp and First Professional as a group.

                                                               AMOUNT AND
                                                                 NATURE       PERCENT
                                                              OF BENEFICIAL      OF
NAME/TITLE                                                    OWNERSHIP(1)    CLASS(2)
----------                                                    -------------   --------
Richard A. Berger, Director.................................      24,571(3)     1.17%

Ronald L. Katz, M.D., Director..............................      16,836(4)        *

Lynn O. Poulson, Director and Secretary.....................       9,210(5)        *

Gene F. Gaines, Chairman of the Board, Chief Executive
Officer, President and Director.............................      50,000(6)     2.34%

Robert J. Margolis, M.D., Director..........................          49           *

William C. Walbrecher, Jr., Director........................       1,500           *

Larry Patapoff, Senior Vice President and Chief Financial
Officer of Professional Bancorp and Executive Vice
President, Chief Financial Officer and Chief Operating
Officer of First Professional...............................      15,000(7)        *

Jae Souverielle, Senior Vice President, Strategic Planning
and Development of First Professional.......................       3,167(8)        *

Robert Dyck, Senior Vice President, Credit Administration of
First Professional..........................................       1,667(9)        *

Sharon A. Schmidt, Senior Vice President and Chief
Operations Officer of First Professional....................       1,667(9)        *

Nancy Ferretti-Foster, Senior Vice President and Chief
Information Officer of First Professional...................       1,677(9)        *

Patricia Derry, Senior Vice President and Senior Loan
Officer of First Professional...............................       2,333(10)       *

All Directors and Executive Officers........................     127,677(11)    5.86%

------------------------

   * Less than 1% of the shares outstanding.

 (1) Unless otherwise indicated, the persons named herein have sole voting and investment power over the shares reported.

 (2) Convertible notes and options and warrants to purchase shares of common stock held by directors, executive officers and other persons that were exercisable or convertible within 60 days after September 29, 2000 are treated as outstanding for the purpose of computing the number and percentage of outstanding securities of the class owned by such persons, but not for the purpose of computing the percentage of the class owned by any other person.

 (3) Includes 1,874 exercisable option shares.

 (4) Includes 1,874 exercisable option shares.

 (5) Includes 1,874 exercisable option shares. Mr. Poulson has shared voting and investment power over these shares.

 (6) Includes 50,000 exercisable option shares.

 (7) Includes 15,000 exercisable option shares.

 (8) Includes 3,167 exercisable option shares.

 (9) Includes 1,667 exercisable option shares.

 (10) Includes 2,333 exercisable option shares.

 (11) Includes the shares owned by the current directors and named executive officers (12 in number) as a group, and includes 79,456 exercisable option shares.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                       AND MANAGEMENT OF FIRST COMMUNITY

CERTAIN BENEFICIAL OWNERS

    The following table lists the holdings of the only persons (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act) known by First Community to be the beneficial owners of more than five percent (5%) of First Community's outstanding common stock as of September 30, 2000, based upon 3,958,416 shares outstanding on that date.

NAME AND ADDRESS                                  AMOUNT AND NATURE OF   PERCENT
OF BENEFICIAL OWNER                               BENEFICIAL OWNERSHIP   OF CLASS
-------------------                               --------------------   --------
John M. Eggemeyer, III(1).......................       1,138,079           28.0%
6051 El Tordo
Rancho Santa Fe, California

Castle Creek Capital Partners Fund I, LP........         602,870           15.4%
6051 El Tordo
Rancho Santa Fe, California

Franklin Mutual Advisers, LLC...................         439,765           11.3%
51 John F. Kennedy Parkway
Short Hills, New Jersey

Castle Creek Capital Partners Fund IIa, LP......         218,989            5.6%
6051 El Tordo
Rancho Santa Fe, California

------------------------

(1) Mr. Eggemeyer has direct beneficial ownership of 123,703 shares of First Community Common Stock, options to purchase 100,000 shares of First Community Common Stock has or shares voting power and/or investment power, through Castle Creek Capital Partner's Fund I, LP ("Fund I"), of which he is a principal, with respect to 602,870 shares, has or shares voting power and/or investment power, through Castle Creek Capital Partner's Fund IIa, LP ("Fund IIa"), of which he is a principal, with respect to 218,989 shares and has or shares voting power and/or investment power, through Castle Creek Capital Partner's Fund IIb, LP ("Fund IIb"), of which he is a principal, with respect to 92,517 shares. These totals do not include 16,307 shares held in First Community's Deferred Compensation Plan.

MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of First Community's outstanding common stock as of September 30, 2000, by each director and executive officer of First Community, and by all directors and executive officers of First Community as a group.

                                                            AMOUNT AND
                                                              NATURE       PERCENT
                                                           OF BENEFICIAL      OF
NAME/TITLE                                                   OWNERSHIP      CLASS
----------                                                 -------------   --------
John M. Eggemeyer, III,(1) Director......................    1,138,079       28.0%
William T. Powers(2), Director & Executive Officer.......       65,025        1.6%
Robert A. Schoellhorn,(3) Director.......................      135,000        3.4%
Dale E. Walter,(4) Director..............................       47,206        1.2%
David S. Williams,(5) Director...........................       38,810        0.8%
James A. Boyce,(6) Director & Executive Officer..........       79,503        2.0%
Robert E. Herrmann, Director.............................       46,300        1.2%
Paul I. Stevens, Director................................          400          *
Robert A. Stine,(7) Director.............................        3,000        0.1%
Robert M. Borgman, Executive Officer.....................            0          *
Arnold C. Hahn, Executive Officer........................            0          *
Matthew P. Wagner, Executive Officer.....................            0          *
All Directors and Executive Officers.....................    1,564,001       37.1%

------------------------

(1) Mr. Eggemeyer has direct beneficial ownership of 123,703 shares of First Community Common Stock, options to purchase 100,000 shares of First Community Common Stock, has or shares voting power and/or investment power, through Castle Creek Capital Partner's Fund I, LP ("Fund I"), of which he is a principal, with respect to 602,870 shares, has or shares voting power and/or investment power, through Castle Creek Capital Partner's Fund IIa, LP ("Fund IIa"), of which he is a principal, with respect to 218,989 shares and has or shares voting power and/or investment power, through Castle Creek Capital Partner's Fund IIb, LP ("Fund IIb"), of which he is a principal, with respect to 92,517 shares. These totals do not include 16,307 shares held in First Community's Deferred Compensation Plan.

(2) Mr. Powers beneficially owns 15,525 shares of First Community Common Stock and options to purchase 49,500 shares of First Community Common Stock.

(3) Mr. Schoellhorn beneficially owns 132,000 shares of First Community Common Stock and options to purchase 3,000 shares of First Community Common Stock.

(4) Mr. Walter beneficially owns 44,206 shares of First Community Common Stock and options to purchase 3,000 shares of First Community Common Stock.

(5) Mr. Williams beneficially owns 27,490 shares of First Community Common Stock and options to purchase 4,320 shares of First Community Common Stock.

(6) Mr. Boyce beneficially owns 25,503 shares of first Community Common Stock and options to purchase 54,000 shares of First Community Common Stock.

(7) Mr. Stine's totals do not include 3,172 shares held in First Community's Deferred Compensation Plan.

REMUNERATION OF PRINCIPAL OFFICERS

    The following table sets forth the aggregate annualized remuneration paid or to be accrued for services to be rendered during 2000 to principal officers of First Community with aggregate remuneration exceeding $100,000.

                                                ANNUALIZED     TARGET    OTHER ANNUAL     ALL OTHER
NAME OF INDIVIDUAL                              2000 SALARY    BONUS     COMPENSATION*   COMPENSATION
------------------                              -----------   --------   -------------   ------------
William T. Powers(a)..........................   $136,000     $ 68,000           --              --
James A. Boyce(b).............................   $175,000     $ 85,500           --              --
Arnold C. Hahn(c).............................   $125,000     $ 62,500           --              --
Robert M. Borgman(d)..........................   $125,000     $ 62,500           --              --
Matthew P. Wagner(e)..........................   $200,000     $100,000           --              --
Gene F. Gaines(f).............................   $200,000     $100,000

(*) All executive officers receive a car allowance or use of a company car. It is estimated that the value of the personal use of these vehicles should not exceed $10,000.

------------------------

(a) President and Chief Executive Officer of First Community Bank of the Desert and Director.

(b) President and Chief Executive Officer of Rancho Santa Fe National Bank and Director, President and Chief Executive Officer of First Community through August 2000.

(c) Executive Vice President, Chief Financial Officer and Assistant Secretary.

(d) Executive Vice President and Chief Credit Officer.

(e) President and Chief Executive Officer since September 2000.

(f) Chief Executive Officer, Chairman and President of First Professional Bank, N.A.

                        DIRECTORS AND EXECUTIVE OFFICERS
                               OF FIRST COMMUNITY

DIRECTORS

    The following table sets forth information relating to each of the persons who will serve as a director of First Community and its subsidiaries after the merger.

                                                                          YEAR FIRST
                                                                          ELECTED OR
                                                                          APPOINTED
         NAME                         OCCUPATION                 AGE       DIRECTOR           POSITION
----------------------   ------------------------------------  --------   ----------   ----------------------
William T. Powers        President and Chief Executive            60         2000      President, Chief
                         Officer of First Community Bank                               Executive Officer of
                         President, Chief Executive Officer                            First Community Bank
                         of First Community Bank of the                                of the Desert and
                         Desert and Director of the Desert,                            Director
                         October 1993 to present; Senior Vice
                         President and Regional Branch
                         Administrator, El Dorado Bank,
                         September 1989 to October 1993.

Robert A. Schoellhorn    Chairman and Chief Executive             72         2000      Director
                         Officer, Marathon Coach, Inc.,
                         January 1993 to present; Chairman
                         and Chief Executive Officer, Abbott
                         Laboratories, retired August 31,
                         1990.

Dale E. Walter           Retired; President and Chief             66         2000      Director
                         Executive Officer, Guardian Bank,
                         October 1994 to February 1995;
                         Chairman, President and Chief
                         Executive Officer, Commerce Bank,
                         January 1993 to August 1994;
                         President and Chief Executive
                         Officer, Bank of Industry, August
                         1980 to June 1992.

David S. Williams        President, Williams Plumbing, Inc.       58         2000      Director

James A. Boyce           President and Chief Executive            62         2000      President and Chief
                         Officer of Rancho Santa Fe                                    Executive Officer of
                                                                                       Rancho Santa Fe
                                                                                       National Bank and
                                                                                       Director National Bank
                                                                                       Since 1982.

John M. Eggemeyer, III   Chairman of the Board of Rancho          54         2000      Chairman of the Board
                         Santa Fe National Bank since 1995;                            and Director
                         Founder and Chief Executive of
                         Castle Creek Capital, LLC and Belle
                         Plaine Financial, LLC, two companies
                         which together form a merchant
                         banking organization serving the
                         banking industry exclusively; serves
                         as a director of Western Bancorp,
                         The Enterprise Fund, TCF Financial
                         and TCF Bank Illinois FSB.

Robert E. Herrmann       Retired attorney; Real Estate            74         2000      Secretary and Director
                         Investor.

                                                                          YEAR FIRST
                                                                          ELECTED OR
                                                                          APPOINTED
         NAME                         OCCUPATION                 AGE       DIRECTOR           POSITION
----------------------   ------------------------------------  --------   ----------   ----------------------
Paul I. Stevens          Chairman and CEO of Stevens              85         2000      Director
                         International, Inc.; Chairman, CEO
                         and President of Stevens Industries.

Robert A. Stine          President and CEO of Tejon Ranch,        53         2000      Director
                         Inc. since May 1996; Independent
                         Consultant from March 1995 to April
                         1996; President and CEO of Collins
                         Development Co. from June 1986 to
                         March 1995.

Gene F. Gaines           Chairman and Chief Executive Officer     59         2000      Director
                         of Professional Bancorp (since
                         February 2000); Chief Executive
                         Officer (since October 1999),
                         Chairman and President (since
                         February 2000) of First
                         Professional; Senior Vice President
                         of SunAmerica Retirement Markets,
                         Inc. from January 1998 to August
                         1999; Senior Vice President of
                         Fidelity and Guaranty Life Insurance
                         Company from March 1993 to January
                         1998.

EXECUTIVE OFFICERS

    The following table sets forth information relating to each of the persons who will serve as executive officers of First Community or its subsidiaries after the merger.

                                                                                         YEAR HIRED TO
NAME                                     AGE                    POSITION                    COMPANY
----                                   --------   -------------------------------------  -------------
Robert M. Borgman....................     52      Executive Vice President and Chief         2000
                                                  Credit Officer

Arnold C. Hahn.......................     48      Executive Vice President and Chief         2000
                                                  Financial Officer

James A. Boyce.......................     62      President and Chief Executive Officer      1982
                                                  of Rancho Santa Fe National Bank

William T. Powers....................     60      President and Chief Executive Officer      1993
                                                  of First Community Bank of the Desert

Matthew P. Wagner....................     44      President and Chief Executive Officer      2000

Gene F. Gaines.......................     59      Chief Executive Officer, Chairman and      2000
                                                  President of First Professional

    ROBERT M. BORGMAN is currently an Executive Vice President and the Chief Credit Officer of First Community. Prior to joining the Company, Mr. Borgman was Executive Vice President and Chief Credit Officer of Western Bancorp since 1997. Prior to joining Western in August 1997, Mr. Borgman was the founder, President and Chief Executive Officer of National Business Finance, Inc., a national commercial finance and factoring organization headquartered in Denver, Colorado from 1987 to 1997. During the period from 1978 to 1987, Mr. Borgman held the position of Senior Vice President and Manager of Commercial Lending at First Interstate Bank of Denver.

    ARNOLD C. HAHN has served as Executive Vice President and Chief Financial Officer of First Community since January 2000. Prior to joining First Community, Mr. Hahn was Executive Vice President and Chief Financial Officer of Western Bancorp since November 1996. Prior to joining Western, Mr. Hahn spent six years as a Senior Vice President of Finance of U.S. Bancorp in Minneapolis, Minnesota. Prior to joining U.S. Bancorp, Mr. Hahn was a partner with Ernst & Young L.L.P.

    MATTHEW P. WAGNER is the President and Chief Executive Officer of the Company. Prior to joining First Community in September 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp. In February 1997,
Mr. Wagner was appointed to the post of President of Western, and in December 1997 he was appointed to the additional post of Chief Executive Officer of Western. Prior to joining the Western in 1996, Mr. Wagner was an Executive Vice President with U.S. Bancorp in Minneapolis, Minnesota since 1991 and a Senior Vice President since 1985.

    JAMES A. BOYCE is the President and Chief Executive Officer of Rancho Santa Fe National Bank, a position he has held since 1982.

    WILLIAM T. POWERS is the President and Chief Executive Officer of First Community Bank of the Desert, a position he has held since 1993. Prior to joining First Community Bank of the Desert, he was Senior Vice President and Regional Branch Administrator of El Dorado Bank from 1989 to 1993.

    GENE F. GAINES is Chairman and Chief Executive Officer of Professional Bancorp, a position he has held since February 2000. He is also Chairman and President (since February 2000) and Chief Executive Officer (since
October 1999) of First Professional. Prior to joining Professional Bancorp and First Professional, he was Senior Vice President of SunAmerica Retirement Markets, Inc. from January 1998 until August 1999. Prior to joining SunAmerica Retirement Markets, Mr. Gaines was Senior Vice President of Fidelity Guaranty Life Insurance Company from 1993 to 1998.

                      THE SPECIAL MEETING OF PROFESSIONAL
                              BANCORP SHAREHOLDERS
                                  INTRODUCTION

    These proxy materials are furnished in connection with the solicitation by the board of directors of Professional Bancorp of proxies to be voted at the special meeting of shareholders and at any adjournment or postponement thereof. You are invited to attend the special meeting of shareholders on December 12, 2000 at 4:30 p.m., Pacific Time. The meeting will be held at First Professional Bank, 606 Broadway, Santa Monica, California. These proxy materials are first
being mailed to shareholders on or about November   , 2000.

                                   THE PROXY

PROXY

    Your vote is important. The board of directors solicits proxies so that each shareholder has the opportunity to vote on the proposal to be considered at the meeting. A form of proxy for voting your shares at the meeting is enclosed. When you properly execute and return your proxy, the shares it represents will be voted at the meeting in accordance with your instructions on the proxy. If no instruction is specified on the proxy with respect to the proposal to be acted upon, the shares represented by your executed proxy will be voted in favor of the merger with First Community. The proxy will be voted at the discretion of the holders of the proxy, in accordance with the recommendations of the board, on any other business matter that may properly be presented at the meeting, including any matters which Professional Bancorp did not have notice of a reasonable time before the printing and mailing of this proxy statement.

REVOCABILITY OF PROXIES

    You may revoke your proxy at any time before it is exercised by (1) filing with the Secretary of Professional Bancorp a written notice of revocation of your proxy; (2) submitting a duly executed proxy bearing a later date; or
(3) voting in person at the meeting.

PERSONS MAKING THE SOLICITATION

    The board of directors of Professional Bancorp is making this solicitation of proxies. The expense of preparing, assembling, printing and mailing this proxy statement and the materials used in the solicitation of proxies will be borne by Professional Bancorp. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors and employees of Professional Bancorp and its wholly owned subsidiary, First Professional Bank, may solicit proxies personally or by telephone or facsimile, for which no compensation will be paid. Although there is no formal agreement to do so, Professional Bancorp may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to shareholders whose shares of Professional Bancorp's common stock are held of record by such entities.

RECORD DATE

    The board of directors has fixed the close of business on November 2, 2000 as the record date for determining the shareholders entitled to notice of and to
vote at the special meeting. There were [            ] shares of Professional
Bancorp common stock issued and outstanding on the record date.

VOTING

    You are entitled to one vote for each share of common stock you owned of record on the books of Professional Bancorp as of the record date on any matter submitted to a shareholder vote at the special meeting.

CONFIDENTIALITY OF VOTING

    Professional Bancorp has adopted a policy of encouraging shareholder participation in corporate governance by ensuring the confidentiality of shareholder votes. Proxies, ballots and voting tabulations that identify the vote of a shareholder are kept confidential from the directors, officers and employees of Professional Bancorp except in certain specific and limited circumstances, such as a contested election, when required to meet legal requirements or in cases where shareholders write comments or questions on their proxy cards. Professional Bancorp has designated an independent third party, U.S. Stock Transfer Corporation, Professional Bancorp's transfer agent, to be the inspector of election and to receive and tabulate shareholder proxy and ballot votes.

VOTE REQUIRED

    Approval of the merger requires the affirmative vote of a majority of the votes cast at the special meeting by shareholders represented at the meeting and entitled to vote.

QUORUM REQUIREMENT

    The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the meeting is necessary to constitute a quorum at the special meeting.

METHOD OF COUNTING VOTES

    When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If you do not attend the special meeting and do not return the signed proxy card, your shares will not be voted. You are urged to mark the box on the proxy card to indicate how you wish your shares represented by the proxy card to be voted. If you return a signed proxy card but do not indicate how your shares are to be voted, such shares will be voted "FOR" the merger. In addition, brokers who hold common stock as nominees will not have discretion to vote your shares for or against the merger in the absence of written instructions from you.

VOTING RESULTS

    U.S. Stock Transfer Corporation, the inspector of election duly appointed by the board, will count the votes on each matter and announce the results at the special meeting.

DISSENTING SHAREHOLDERS' RIGHTS

    The rights of dissenting shareholders of Professional Bancorp are governed by the Pennsylvania Business Corporation Law. For discussion of dissenters' rights see "THE MERGER--Dissenters' Rights". A copy of the applicable statute is set forth in Annex C hereto.

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    If the merger with First Community Bancorp is approved by shareholders and consummated, Professional Bancorp will not hold any further annual shareholder meetings. If the merger is not approved or is not consummated for any reason, the 2001 Annual Meeting of Shareholders is currently scheduled for May 7, 2001. Any shareholder who wishes a proposal to be considered for inclusion in Professional Bancorp's proxy statement for the next annual meeting must submit the proposal to Professional Bancorp on or before January 20, 2001. Proposals should be addressed to Gene F. Gaines, Chairman of the Board, Professional Bancorp, Inc., 606 Broadway, Santa Monica, California 90401. Any such proposal must satisfy the conditions for shareholder proposals established by the Securities and Exchange Commission in Rule 14a-8 of the Securities Exchange Act.

    Any shareholder who intends to directly present a proposal at the 2001 Annual Meeting of Shareholders (outside of the Rule 14a-8 process) must notify Professional Bancorp of the proposal on or before April 5, 2001. If Professional Bancorp is not notified by such date, Professional Bancorp will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Notices of intention to present proposals at the 2001 Annual Shareholders meeting should be addressed to Gene F. Gaines, Chairman of the Board, Professional Bancorp, Inc., 606 Broadway, Santa Monica, California 90401.

OTHER MATTERS

    Professional Bancorp's board of directors does not know of any matters to be presented at the special meeting other than the proposed merger with First Community. However, if other matters come before the special meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with the recommendations of Professional Bancorp's board of directors on such matters, and discretionary authority to do so is included in the proxy.

                                   THE MERGER

    THE DETAILED TERMS OF THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT ATTACHED AS ANNEX A TO THIS DOCUMENT. THE FOLLOWING DISCUSSION AND THE DISCUSSION UNDER "THE MERGER AGREEMENT" DESCRIBE THE MORE IMPORTANT ASPECTS OF THE MERGER AND ALL OF THE MATERIAL TERMS OF THE MERGER AGREEMENT. THESE DESCRIPTIONS ARE QUALIFIED BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY.

BACKGROUND OF THE MERGER

    Since its formation in 1981, Professional Bancorp and its wholly-owned subsidiary, First Professional, have served the needs of the health care services sector, emphasizing superior service and relationships. Professional Bancorp recognized that significant changes were taking place in the banking industry and believed that it could utilize its existing holding company structure to improve the delivery of financial services through non-bank subsidiaries. Professional Bancorp believed that sharing management and resources would enable it and its operating subsidiaries to survive the competitive pressures of an industry dominated by large banks and holding companies.

    In late 1996, after Professional Bancorp had a change in management, it entered an alliance with Network Health Financial Services whereby Network Health would provide management services to Professional Bancorp on a consulting basis. Consistent with its strategic plan, and as one possible means of providing value to its shareholders, throughout 1997-1998 Professional Bancorp sought to acquire Network Health as an operating subsidiary of First Professional to supplement the services being provided to First Professional's customers.

    In January of 1998, Professional Bancorp retained Endicott Financial Advisors, L.L.C. to provide strategic planning and valuation services and to advise the board of directors on the possible impact on shareholder value of a transaction between Professional Bancorp and Network Health. Endicott presented its findings in a formal presentation to the board of directors on October 28, 1998. Endicott's engagement by Professional Bancorp ended with that formal presentation to the board of directors. In the end, Professional Bancorp was unable to acquire Network Health, although Network Health continued to provide services as a consultant until April 2000.

    In late 1998, the board of directors of Professional Bancorp engaged Hovde Financial, LLC to assist it in exploring strategic options available to it to enable First Professional to more fully develop its niche. The options considered included the possible sale or merger of Professional Bancorp. Beginning in November 1998, Hovde contacted 39 sale or merger prospects. Of the parties contacted, 13 organizations executed a confidentiality agreement and received a confidential offering memorandum. During this marketing process, the board received four expressions of interest to acquire 100 percent of the issued and outstanding shares of Professional Bancorp. Throughout early 1999, Hovde maintained an active dialogue with the interested parties and management hosted numerous due diligence visits with prospective acquirers.

    As a result of these discussions and based upon its own due diligence, First Federal Financial offered to acquire 100 percent of Professional Bancorp's issued and outstanding shares at a price of $23.50 per share, subject to additional due diligence and the execution of a definitive agreement. During the First Federal transaction, Endicott was again retained by the Company in June of 1999 to provide the board of directors with independent financial advice regarding the consideration to be received in the merger. This engagement ended with a formal presentation to Professional Bancorp's Board of Directors on June 21, 1999. On June 28, 1999, Professional Bancorp's board accepted First Federal's conditional offer and issued with First Federal a joint announcement of the letter of intent. The parties then began negotiating a definitive agreement while First Federal and Professional Bancorp continued to exchange information as part of First Federal's continuing due diligence review. In early August 1999, First Federal made a more detailed review of First Professional's loan portfolio. At the end of August, First Federal advised

Professional Bancorp that it would not be in a position to continue to offer $23.50 per share and indicated that it might be unable to establish any fixed price until immediately prior to the closing of a merger.

    In early September, it became clear to Professional Bancorp's board that there was a significant risk that the merger would not be completed at all, and that even if a merger could take place, it would not be at a price in the best interests of Professional Bancorp's shareholders. Thus, on September 7, 1999, Professional Bancorp and First Federal announced the termination of the letter of intent.

    Following termination of negotiations with First Federal, the board reevaluated its options and elected to continue discussions with other interested parties. Although the board had terminated formal discussions with First Federal, Hovde, at the board's request, contacted First Federal's management to ascertain a price at which First Federal might be prepared to proceed. During the conversations, First Federal indicated that they might be prepared to offer a price approximating book value but reiterated that any such bid would be subject to a new round of due diligence. Based upon the strength of other possible alternatives and expressions of interest, and other factors, the board elected to focus efforts on other interested parties.

    In September and October of 1999, the board of directors of Professional Bancorp recognized its weak stock performance and its failure to meet its financial performance targets. In October 1999, the board of directors hired Gene F. Gaines as chief executive officer of First Professional. In February and March of 2000, Mr. Gaines was appointed Chairman and President of First Professional and Chairman and Chief Executive Officer of Professional Bancorp. At the same time, the OCC, the primary regulator of First Professional, began its regular annual examination. Based on management's internal review and the OCC's examination, Professional Bancorp downgraded a number of large loans and made substantial additions to its loan loss reserves. As a result Professional Bancorp recorded a loss for 1999 of $(8.4) million. In the first half of 2000, Professional Bancorp has made downgrades and provisions resulting in a loss of $(35,000) for the six months ending June 30. In March and April of 2000, First Professional and Professional Bancorp entered into oversight agreements with their primary regulators, the OCC and the Federal Reserve Bank, respectively.

    On February 11, 2000, Professional Bancorp retained Endicott to provide additional strategic planning services and to provide assessments on the strategic alternatives for Professional Bancorp, including a potential recapitalization or merger with another banking organization. During 2000, the board of directors reviewed with Endicott the potential to recapitalize Professional Bancorp and the dilutive impact of a recapitalization on the existing shareholders of Professional Bancorp. Endicott also discussed with the board the potential impact of merging Professional Bancorp with another company. The board discussed, among other things, the advantages that expanded operations would have toward product innovation and technological development for Professional Bancorp. The board believed that the need to raise additional capital and the oversight agreements with the OCC and Federal Reserve had an adverse impact on the Company's ability to leverage its management, operational structure and customer base.

    Throughout late 1999 and into the spring of 2000, Hovde maintained active dialogue with three prospective purchasers. One of these parties had provided the board with a written expression of interest which contemplated the payment of a purchase price well in excess of current market prices and Professional Bancorp's book value, subject to due diligence and the execution of a definitive agreement. After completion of extensive due diligence, this party submitted an updated proposal materially different from the terms of its previous expression of interest, including a purchase price substantially below Professional Bancorp's book value per share and, alternatively, a proposed recapitalization that would have resulted in substantial dilution to Professional Bancorp's current shareholders. After considering these proposals, the board rejected them and notified this party of its intent to commence discussions with alternate purchasers.

    In late April 2000, another prospective purchaser submitted an expression of interest with a price in excess of book value. In early May 2000, this party completed its due diligence and concluded that it would

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
not be able to complete a transaction under terms contained in the letter of interest. During this same period, Professional Bancorp also maintained an active dialogue with First Community, an affiliate of one of the earlier bidders, and resolicited an offer based upon the delivery of new information. On April 17, 2000 First Community expressed its interest to acquire Professional Bancorp.

    On May 4, 2000 and June 10, 2000, Endicott and Hovde made formal presentations to Professional Bancorp's board of directors regarding the potential impact on shareholder value of various recapitalization strategies and the offer of First Community. On July 12, 2000, Professional Bancorp retained Endicott to provide valuation and transaction services regarding a potential merger transaction with First Community. At a series of special meetings of Professional Bancorp's board of directors held in July and August, the board continued to focus on the best alternative to maximize shareholder value. At a July 18, 2000 meeting of the board of directors, the board determined that, due to difficulty in successfully completing a recapitalization of Professional Bancorp, the dilutive impact that a recapitalization would have on existing Professional Bancorp shareholders, new competitors entering the industry, financial reform legislation, increasing technology requirements, poor historical performance trends of Professional Bancorp and their impact on shareholder value, and other factors, remaining independent was no longer a viable option for Professional Bancorp. The board of directors resolved to pursue a merger transaction with First Community.

    The board of directors authorized the management team of Professional Bancorp to assist First Community in its due diligence investigation of the Company and to negotiate, with the advice of its financial advisor and legal counsel, the terms and conditions of a definitive agreement. A draft agreement was proposed by First Community, the details of which were discussed at great length at various meetings of the board of directors held between July 18, 2000 and August 2, 2000 for the specific purpose of considering whether to approve and execute the definitive agreement. First Community completed its due diligence review of Professional Bancorp and formalized its offer of, at the election of each holder of Professional Bancorp, either $8.00 in cash or 0.55 shares of First Community, subject to a maximum aggregate limitation on the amount of First Community shares to be issued of 50% to be received by the holders of Professional Bancorp common stock.

    During this period representatives of Professional Bancorp and Endicott completed a due diligence review of First Community, including meetings with senior management. Endicott presented detailed analyses of the financial terms and conditions, including valuation comparisons with recent transactions of a similar nature. Counsel assisted the board of directors with an analysis of the terms and conditions of the proposed definitive agreement and the legal implications of the transaction. In addition, management of Professional Bancorp and a representative of Endicott discussed the results of their due diligence review of First Community.

    On July 25, 2000, Hovde advised the board of an unsolicited offer for a cash acquisition of Professional Bancorp by a bank holding company headquartered outside of California with significant operations within California. As Professional Bancorp was engaged in discussions with First Community, the board believed it was critical to pursue more specific discussions with the potential acquiror to determine whether their terms might be competitive with those being discussed with First Community. While discussions were ongoing with First Community to reach a definitive merger agreement, the potential acquiror was invited to complete a due diligence review of Professional Bancorp. The board and its advisors maintained active dialogue and negotiations with both potential purchasers through the early part of August 2000. From July 25, 2000 through August 2, 2000 the board of directors met several times to consider updated offers from both First Community and the potential acquiror. Professional Bancorp's counsel and Hovde and Endicott, its financial advisors, attended these meetings to review with the board the other potential financial and strategic benefits of the transaction, the financial valuation analyses, and the terms and conditions of the First Community definitive agreement. At these meetings, the board reviewed in great detail both proposals and in the end deemed the First Community transaction to be superior to the transaction proposed by the other potential acquiror. On July 27, 2000, the board of

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Professional Bancorp instructed management to ask representatives of First
Community to have preliminary discussions with its primary regulators regarding a potential acquisition of Professional Bancorp. These discussions were completed on July 31, 2000. At the same time and at Professional Bancorp's request, the other potential acquiror's counsel prepared a draft definitive agreement which was received and reviewed on August 2, 2000.

    After reviewing the draft agreements submitted by both First Community and the other potential acquiror and having extensive discussions covering the factors described below and telephone conversations with First Community and its counsel to negotiate certain modifications, the board of directors unanimously approved the agreement with First Community, following presentation by Endicott of its oral opinion that the merger consideration was fair to Professional Bancorp's shareholders from a financial point of view. The board of directors also unanimously approved and adopted the voting agreement which was a part of the agreement. The parties executed the Agreement and Plan of Merger on August 7, 2000.

STRUCTURE OF THE MERGER

    GENERAL. The merger agreement provides that, after approval by Professional Bancorp shareholders and the satisfaction or waiver of the other conditions to the merger, Professional Bancorp will merge with and into First Community. The Articles of Incorporation and Bylaws of First Community, as in effect immediately prior to the merger, will be the Articles of Incorporation and Bylaws of First Community after the merger. The directors and officers of First Community immediately prior to the merger will be the directors and officers of First Community after the merger until they resign or until their respective successors are duly elected and qualified. After the merger, First Community has agreed to appoint Gene F. Gaines, who currently serves as CEO and President of Professional Bancorp, to the board of directors of First Community. In addition, First Community will appoint an advisory board composed of the current members of the board of directors of Professional Bancorp.

    CONVERSION OF PROFESSIONAL BANCORP SHARES. At the completion of the merger, each issued and outstanding share of Professional Bancorp common stock, other than shares held by dissenters, will convert into the right to receive 0.55 shares of First Community common stock (subject to adjustment based on the average market price of First Community Stock) or $8.00 in cash, subject in each case to proration.

    On [      ], 2000 the price of a share of First Community common stock was
$[      ] and the price of a share of Professional Bancorp common stock was
$[      ]. Because shareholders of Professional Bancorp electing to receive stock consideration will receive 0.55 shares of First Community common stock for each share of Professional Bancorp common stock, based on the stock prices on
[  ] 2000, Professional Bancorp shareholders would receive the equivalent of
$[      ] for each share of Professional Bancorp common stock.

    Each Professional Bancorp shareholder's election may be subject to proration depending on the elections of other Professional Bancorp shareholders. The proration will ensure the consideration for the outstanding shares of Professional Bancorp common stock will allow First Community tax counsel to provide First Community with an opinion that the merger will be treated as a reorganization within Section 368 of the Internal Revenue Code. If too many Professional Bancorp shareholders elect to receive stock, those holders will receive cash for some of their Professional Bancorp shares notwithstanding their election. If too many Professional Bancorp shareholders elect to receive cash, those holders will receive shares of First Community common stock for some of their Professional Bancorp shares notwithstanding their election.

    In addition, the exchange ratio for Professional Bancorp common stock is subject to reduction if the average market price of First Community common stock is greater than $16.67 during a prescribed measurement period shortly before the merger. If the average market price during the measurement period is greater than $16.67, the exchange ratio will be reduced so that the value of the stock

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consideration received by Professional Bancorp shareholders based on the average market price of First Community common stock is no greater than $9.17.

    If the average market price of First Community common stock is less than $12.32 during the measurement period, Professional Bancorp will have the option to terminate the merger unless First Community agrees to increase the exchange ratio so that the value of the stock consideration received by Professional Bancorp shareholders based on the average market price of First Community common stock is no less than $6.78.

    The average market price of First Community common stock will be determined based on the volume weighted average sales price of First Community common stock on the NASDAQ National Market for a 15-day period ending on the 5th business day prior to completion of the merger.

    First Community will not issue fractional shares. Instead, Professional Bancorp shareholders will receive an amount of cash based on the closing price of First Community common stock on the NASDAQ National Market on the day prior to the merger. First Community will not pay interest on any cash in lieu of fractional shares received.

    First Community will pay cash instead of fractional shares of First Community common stock in an amount equal to such fraction multiplied by the closing price of First Community stock on the NASDAQ National Market the trading day before the day the merger becomes effective. The merger will become effective the day on which the respective merger filings are made with the California Secretary of State and the Department of State of the Commonwealth of Pennsylvania, unless otherwise agreed by First Community and Professional Bancorp.

    Assuming that the holders of Professional Bancorp stock options exercise their options before the merger, First Community will issue approximately 558,457 shares of First Community common stock in the merger.

    If First Community changes the number of outstanding shares of First Community common stock before the merger through any stock split or other combination, or if First Community declares a stock dividend, then First Community will adjust the exchange ratio appropriately.

    FUNDING. First Community has issued approximately $8 million in trust preferred securities to finance substantially all of the cash portion of the purchase price for the acquisition of Professional Bancorp. These trust preferred securities are Tier 1 capital for regulatory purposes.

REASONS FOR THE MERGER

    First Community believes that one of the potential benefits of the merger is the estimated $4 million in cost savings and revenue enhancements that may be realized as a result of the merger. First Community currently expects to reduce expenses by consolidating external data-processing costs and by combining accounting, data processing, retail and lending support and other functions after the merger, which will enable First Community to eventually eliminate duplicative positions. Promptly following the completion of the merger, which is expected to occur early in the first quarter of 2001, First Community plans to begin the process of eliminating redundant functions, such as external data processing, and duplicative personnel.

    First Community believes that it will achieve cost savings based on the assumption that it will be able to:

    - reduce salaries and employee benefits;

    - reduce professional and other services; and

    - achieve other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expenses, and investor relations expenses.

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
    We have based these assumptions on our present assessment of where savings could be realized based upon present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than we currently expect.

    The companies have prepared financial statements that show the combined operations and financial condition of the two companies as if the merger had occurred as of the periods presented. These are known as "pro forma" financial statements. The pro forma financial statements are set forth beginning on page 13. The pro forma financial statements do not reflect the fact the First Community believes the merger will create significant opportunities for increasing its revenues through mortgage, commercial and consumer loan growth. First Community has not quantified the increase in revenues that it hopes to achieve; thus, we cannot predict what effect it will have on our post-merger results of operations.

    The pro forma financial statements show that the merger would have caused a "dilution" (reduction) in First Community's earnings per share in 1999 and for the six months ended June 30, 2000 and an "accretion" (increase) in Professional Bancorp's earnings per share in 1999 and a dilution to earnings per share for the six months ended June 30, 2000. At December 31, 1999 and June 30, 2000 pro forma book value per share is accretive to First Community and dilutive to Professional Bancorp. This is reflected in the pro forma financial statements and can be seen in the section labeled.

    Each of the First Community board of directors and Professional Bancorp board of directors believes the merger is in the best interest of their respective institutions, shareholders and banking customers. The parties also anticipate that the merger will present revenue enhancement opportunities for the combined entity. These opportunities result from, among other factors, an increased ability to offer a wider variety of banking products and services which will result in the potential to increase overall market share in the communities presently served by First Community and Professional Bancorp These expected revenue enhancements have not been quantified.

RECOMMENDATION OF THE PROFESSIONAL BANCORP BOARD OF DIRECTORS

    In determining whether to approve the merger, the Professional Bancorp board of directors considered a number of factors, including the following principal factors:

    (1) the potential dilutive impact of a recapitalization transaction on the existing shareholders of Professional Bancorp weighed against the need of Professional Bancorp to raise additional capital to meet its regulatory requirements and enhance the risk profile of the bank;

    (2) the merger consideration to be received by the shareholders of Professional Bancorp in the merger and the board of directors' view of the likelihood that the merger would deliver value to the shareholders of Professional Bancorp exceeding the value that could be expected in connection with continued independence and a potential recapitalization transaction;

    (3) the oral presentation of Endicott, followed by written confirmation, of its determination as to the fairness of the merger, from a financial point of view, to Professional Bancorp's shareholders, and the analyses, methodologies and conclusions underlying such determination (see "THE MERGER--Opinion of Professional Bancorp's Financial Advisor");

    (4) the premium of $4.1875 per share or approximately 110%, which represents the difference between the merger consideration and the last reported sale price of the common stock as reported by the American Stock Exchange on August 3, 2000 ($3.8125 per share), the last day the stock traded prior to the August 7, 2000 announcement of the merger;

    (5) the historical and recent earnings performance of Professional Bancorp and the trading prices of its common stock;

    (6) Professional Bancorp's future prospects and uncertainties in the business in which Professional Bancorp engages;

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
    (7) conditions in the banking industry, including increased competition and consolidation in that industry;

    (8) comparisons to the prices and multiples of valuations in recent acquisitions of companies deemed to be similar in certain respects to Professional Bancorp (see "THE MERGER--Opinion of Professional Bancorp's Financial Advisor");

    (9) the likelihood that the merger could be consummated, noting the timing of and conditions to the merger, and the expected effect of the announcement of the merger on relationships with Professional Bancorp's customers, employees, servicers and suppliers; and

    (10) the terms and conditions set forth in the Agreement and Plan of Merger, including, but not limited to, the provisions in the Agreement and Plan of Merger permitting the board of directors to consider and respond to unsolicited bona fide third-party offers to acquire Professional Bancorp, subject to certain limitations (see, "THE MERGER--Certain Covenants").

    The description of the information and factors considered by the board of directors of Professional Bancorp above is not meant to be exhaustive but is believed to include all material factors considered by the board of directors of Professional Bancorp. The board of did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger is advisable, and in the best interest of, the shareholders of Professional Bancorp. Rather, the board of directors made its determination based on the total mix of information available to it; the judgments of individual directors may have been influenced to a greater or lesser degree by different factors. In considering the recommendation of the board of directors of Professional Bancorp with respect to the merger, shareholders of Professional Bancorp should be aware that the interests of certain directors and executive officers with respect to the merger are or may be different from or in addition to the interest of the shareholders of Professional Bancorp generally. The board of directors was aware of these interests and took them into account in making its recommendation. See "THE MERGER--Interests of Certain Persons in the Merger."

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS ADOPTION OF THE AGREEMENT AND PLAN OF MERGER BY THE SHAREHOLDERS OF PROFESSIONAL BANCORP.

OPINION OF PROFESSIONAL BANCORP'S FINANCIAL ADVISOR

    The terms of the merger, including the merger consideration, were determined by arms-length negotiation between Professional Bancorp and First Community. The board of directors of Professional Bancorp retained Endicott to render an opinion to it as to the fairness of the merger consideration to Professional Bancorp's shareholders. At the July 25, 2000 meeting of Professional Bancorp's board of directors, at which the board of directors reviewed and considered the terms of the merger, Endicott made a presentation discussing the factors that it considered in evaluating the proposed terms of the transaction and delivered its oral opinion that the merger consideration was fair to holders of common stock of Professional Bancorp from a financial point of view. The presentation included a discussion of the basis for, and the methodologies used by, Endicott to reach its oral opinion. Endicott subsequently delivered to Professional Bancorp's board of directors its written opinion, dated as of August 7, 2000, confirming its oral opinion to the effect that, as of that date and based upon and subject to the various considerations described therein, the merger consideration of either $8.00 in cash or 0.55 shares of First Community, subject to a maximum aggregate limitation on the amount of First Community shares to be issued of 50% to be received by the holders of Professional Bancorp common stock pursuant to the Agreement and Plan of Merger is fair to such shareholders from a financial point of view. As set forth in its opinion, Endicott assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Endicott did not make or obtain an independent evaluation or appraisal of the assets or liabilities of Professional Bancorp.

    THE FULL TEXT OF ENDICOTT'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN, AND THE LIMITATIONS ON, THE REVIEW UNDERTAKEN IN CONNECTION WITH ITS OPINION, IS ATTACHED AS ANNEX B. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. The opinion was provided for the information and assistance of Professional Bancorp's board of directors in connection with its consideration of the transaction contemplated by the Agreement and Plan of Merger and the opinion does not constitute a recommendation as to how holders of Professional Bancorp's common stock should vote with respect to the merger.

    In connection with the opinion, Endicott reviewed, among other things, the following:

    (i) The Agreement and Plan of Merger, including the director and officer voting agreement, and other exhibits and schedules;

    (ii) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for Professional Bancorp for the three fiscal years ended December 31, 1999;

   (iii) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for First Community for the three fiscal years ended December 31, 1999;

    (iv) unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of Professional Bancorp and First Community for the quarters ended March 31, 2000 and June 30, 2000;

    (v) financial analyses and forecasts for Professional Bancorp and for First Community;

    (vi) the views of senior management of Professional Bancorp and First Community of their respective past and current business operations, results thereof, financial condition and future prospects;

   (vii) certain reported price and trading activity for Professional Bancorp, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded;

  (viii) the financial terms of recent business combinations in the banking industry;

    (ix) the pro forma impact of the transaction on First Community;

    (x) the current market environment generally and the banking environment in particular; and

    (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Endicott considered relevant.

    Endicott also held discussions with members of senior management of Professional Bancorp and First Community regarding the rationale for the merger and the past and current business operations, financial condition and future prospects. In preparing the opinion, Endicott performed a variety of financial and comparative analyses and made assumptions in conjunction with Professional Bancorp with respect to assets, financial conditions and other matters, many of which are beyond the control of Professional Bancorp. The estimates of value arrived at by Endicott based on such analyses and the valuation results determined from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, and are inherently subject to substantial uncertainty.

    The following paragraphs summarize the most significant quantitative and qualitative analyses performed by Endicott in arriving at its opinion and reviewed by Professional Bancorp's board of directors.

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DISCOUNTED CASH FLOW ANALYSIS

    Endicott performed a discounted cash flow analysis of future income streams of Professional Bancorp, based on management's internal projections of net income for 2000, 2001 and 2002 assuming three different recapitalization transactions of $5 million, $7.5 million and $10 million, respectively. For each transaction, new common shares were raised at $4.50 per share and offering expenses were $500,000. The three transactions resulted in Professional Bancorp issuing new common shares of 1,111,111 shares, 1,666,667 shares, and 2,222,222 shares, in each transaction, respectively. Professional Bancorp management and the board agreed that a successful recapitalization of Professional Bancorp was necessary to meet the regulatory requirements of the oversight agreements signed with the OCC and the Federal Reserve in March and April of 2000 and enhance Professional Bancorp's risk profile. In discussions with Professional Bancorp management, the Professional Bancorp board concluded that a recapitalization transaction would require at least $7.5 million of new capital to meet Professional Bancorp's needs. This analysis assumed Professional Bancorp was not acquired but remained independent for three years.

    Based on these assumptions, Endicott determined the theoretical value of a share of Professional Bancorp common stock at the end of the three year period by applying terminal multiples representative of historical multiples paid in commercial bank acquisitions (ranging from 15x to 20x earnings and 150% to 200% of tangible book value) and discount rates (ranging from 15% to 30%) that Endicott viewed as appropriate for a company with Professional Bancorp's particular risk characteristics.

    The following table sets forth the ownership dilution calculated under each recapitalization and the imputed valuation ranges that Endicott calculated for Professional Bancorp's common stock using these discounted cash flow analyses:

                                                   IMPUTED VALUATION RANGE BASED ON:
                                     OWNERSHIP   -------------------------------------
RECAPITALIZATION TRANSACTION         DILUTION       EARNINGS       TANGIBLE BOOK VALUE
----------------------------         ---------   ---------------   -------------------
$5 Million.........................     (35%)    $7.43 - $15.08     $5.42 - $11.06
$7.5 Million.......................     (45%)    $6.53 - $13.25     $5.06 - $10.34
$10 Million........................     (52%)    $5.85 - $11.88      $4.81 - $9.83

PRO FORMA ANALYSIS

    Endicott performed pro forma merger analyses that combined Professional Bancorp's and First Community's current and projected income statements and balance sheets based on earnings forecasts through 2002 of Professional Bancorp and First Community management, respectively. For Professional Bancorp, Endicott assumed no recapitalization transaction, but noted that after the Professional Bancorp merger, First Community would need to raise approximately $2 to $4 million of new capital to maintain "well capitalized" status under regulatory guidelines. To accomplish this, First Community informed Endicott that it had a facility already in place with a major national banking organization. Assumptions and analyses of the accounting treatment, acquisition adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the transaction on both Professional Bancorp and First Community. Endicott noted that based on the $8.00 merger consideration for each share of Professional Bancorp common stock, the merger will be accretive to First Community's book value per share at closing and accretive to First Community's earnings per share during the first full year of combined pro forma operations. Endicott then determined the theoretical value to a shareholder of Professional Bancorp common stock of receiving $4.00 in cash today and .275 shares of First Community stock at the end of the three year period by applying terminal multiples of 10 times earnings and 150% of tangible book value and discount rates (ranging from 10% to 20%) that Endicott viewed as appropriate for a company with First Community's particular risk characteristics. Endicott calculated that the present value of the proposed merger consideration based on a terminal multiple of 10x earnings and discount rates between 10% to 20% was $10.03 to $8.73 per share. Endicott calculated that the present value of the proposed merger consideration based on a terminal multiple of 150% of tangible book value and discount rates between 10% to 20% was $7.83 to $7.03 per share.

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ADJUSTED BOOK VALUE ANALYSIS

    Endicott performed an adjusted book value analysis that calculated book value per share based upon transaction adjustments and additional contributions to the loan loss reserves. For purposes of its analysis, the transaction adjustments were held constant which reduced book value by $3.6 million. Then Endicott varied the amount to be added to the loan loss reserves from $0 to $15 million and calculated adjusted book value per share which ranged from $5.60 assuming $0 additions to the loan loss reserves to $0.68 assuming a $15 million addition to the loan loss reserves. Based upon the $8.00 per share merger consideration, Endicott calculated ranges for price-to-adjusted book value per share and the implied core deposit premium to adjusted book value. The ranges are summarized in the table below:

                                  ADJUSTED BOOK   $8.00 PRICE TO    IMPLIED CORE DEPOSIT
                                      VALUE        ADJUSTED BOOK         PREMIUM TO
ADDITIONAL LOAN LOSS RESERVES       PER SHARE     VALUE PER SHARE   ADJUSTED BOOK VALUE
-----------------------------     -------------   ---------------   --------------------
$0 million......................      $5.60             143%                2.20%
$5 million......................      $4.28             187%                3.41%
$10 million.....................      $2.97             270%                4.62%
$15 million.....................      $0.68            1181%                6.72%

COMPARABLE COMPANIES ANALYSIS

    Endicott analyzed publicly available information to compare selected financial and market information for three groups of peer companies that Endicott selected and deemed to be relevant for this purpose. The comparative companies had total assets between $200 million and $500 million. The three peer groups were:

    1.  Western Commercial Banks--28 companies.

    2. National Commercial Banks with a Return on Equity greater than 15%--22 companies.

    3. National Commercial Banks with non-performing assets / (Loans & OREO) greater than 2.5%--7 companies.

    The financial information Endicott analyzed included book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy for Professional Bancorp and the median value for each of the peer groups for each year since 1995. Endicott calculated median stock market valuation multiples for Professional Bancorp and each of the groups using price-to-earnings, price-to-book value and price-to-tangible book value. It should be noted that because Professional Bancorp had net losses of ($4.15) per share in 1999, and ($0.02) in the six months ending June 30, 2000, calculating a value based upon price-to-earnings multiples is not meaningful. It should also be noted that the non-performing assets ("NPA's") to total assets ratio for Professional Bancorp was significantly above the median for the groups and the reserves to non-performing assets ratio was significantly below the median for groups one and two and in line with group three. The results of this analysis are summarized in the following table:

STOCK MARKET VALUATION MULTIPLES (PER SHARE)

                                                PROFESSIONAL
                                                  BANCORP          GROUP 1       GROUP 2       GROUP 3
                                               --------------      --------      --------      --------
Price-to-Earnings........................      Not Meaningful        10.29x        11.29x        12.24x
Price-to-Book Value......................          62.24%           129.90%       177.18%       129.53%
Price-to-Tangible Book Value.............          62.24%           168.21%       179.96%       156.04%
NPA's to Total Assets....................          3.43%              0.38%         0.21%         1.99%
Reserves to NPA's........................          70.66%           212.90%       255.54%        64.20%

ANALYSIS OF SELECTED MERGER TRANSACTIONS

    Endicott reviewed merger and acquisition transactions announced since January 1, 1990 involving publicly traded commercial banks and thrifts each as acquirees and having transaction value over $5 million. Among those reviewed were transactions involving four groups of commercial banks in 1999 and 2000:

    1. California Commercial Banks with less than $500 million in Assets announced in 1999 and 2000.

    2. National Commercial Banks with less than $500 million in Assets announced in 1999.

    3. National Commercial Banks with less than $500 million in Assets announced in 2000.

    4. National Commercial Banks with less than $500 million in Assets and non-performing assets/total assets greater than 4% announced in 1999 and 2000.

    For each of the transactions in the four groups, Endicott calculated, among other things, the multiples of the transaction value to book value, tangible book value and last twelve months net income. Endicott also calculated the core deposit premium (defined as the transaction value minus tangible book value divided by core deposits, excluding certificates of deposit with balances equal to or greater than $100,000). Endicott's computations yielded the following multiples:

                                       PRICE-TO-
COMMERCIAL                 PRICE-TO-   TANGIBLE                  CORE
   BANK      NUMBER OF       BOOK        BOOK      PRICE-TO-   DEPOSIT         PREMIUM
  GROUPS    TRANSACTIONS     VALUE       VALUE     EARNINGS    PREMIUM        TO MARKET
----------  ------------   ---------   ---------   ---------   --------   -----------------
    1            38           249%        249%      20.76x      16.51%         20.15%
    2           166           226%        233%      20.73x      15.17%         30.02%
    3            48           228%        238%      20.76x      16.21%         23.18%
    4             4           141%        141%      15.15x       9.05%     Not Meaningful

    Endicott then applied these ranges of multiples derived from these analyses to comparable data for Professional Bancorp. It should be noted that since Professional Bancorp had net losses of ($4.15) per share in 1999, and ($0.02) in the six months ending June 30, 2000, calculating an Imputed Valuation Range based on earnings multiples is not meaningful. Imputed Valuation Ranges are as follows:

                                    PRICE-TO-                                             PREMIUM
                       PRICE-TO-     TANGIBLE          PRICE-TO-        CORE DEPOSIT         TO
GROUP                  BOOK VALUE   BOOK VALUE         EARNINGS           PREMIUM          MARKET
-----                  ----------   ----------   ---------------------  ------------   --------------
1....................    $18.37       $18.34        Not Meaningful         $24.88          $5.41
2....................    $16.69       $17.18        Not Meaningful         $23.45          $5.85
3....................    $16.78       $17.57        Not Meaningful         $24.56          $5.54
4....................    $10.43       $10.43        Not Meaningful         $16.97      Not Meaningful

    No company or transaction, however, used in this analysis is identical to Professional Bancorp, First Community or the merger. Accordingly, an analysis of the foregoing is not mathematically precise; rather it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and other factors that affect the public trading values of the companies or company to which they are being compared.

    Endicott has served as financial advisor to Professional Bancorp in varying capacities since June of 1998 pursuant to the terms of various retainer agreements between the parties. As required by the terms of the most recent Endicott retainer agreement, Professional Bancorp paid Endicott a fee of $100,000 for rendering the fairness opinion. In addition, and pursuant to the terms of the most recent Endicott retainer agreement, Professional Bancorp will pay Endicott a transaction fee equal to $25,000 payable upon the consummation of the merger.

    Professional Bancorp has also agreed to reimburse Endicott for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify Endicott and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws. In addition, during the year 2000, Professional Bancorp will pay Endicott retainer fees totaling $60,000 for its strategic planning and advisory services.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following section describes the material U.S. federal income tax consequences of the merger to Professional Bancorp shareholders who hold their shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This section does not apply to special classes of taxpayers, such as:

    - financial institutions,

    - insurance companies,

    - tax-exempt organizations,

    - dealers in securities or currencies,

    - traders in securities that elect to use a mark to market method of accounting,

    - persons that hold Professional Bancorp common stock as part of a straddle or conversion transaction,

    - persons who are not citizens or residents of the United States, and

    - stockholders who acquired their shares of Professional Bancorp common stock through the exercise of an employee stock option or otherwise as compensation.

    The following discussion is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

    TAX OPINION CONDITION TO THE MERGER.

    The respective obligations of First Community and Professional Bancorp to consummate the merger is conditioned upon:

        1. Professional Bancorp receiving an opinion of its special counsel, Jeffer, Mangles Butler & Mamaro LLP, dated the effective date of the merger, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code; that First Community and Professional Bancorp will each be a party to that reorganization within the meaning of Section 368 of the Internal Revenue Code, and that, except to the extent of any cash received, no gain or loss will be recognized by the Professional Bancorp shareholders who exchange their shares for shares of First Community common stock pursuant to the merger; and

        2. First Community receiving an opinion of its counsel, Sullivan & Cromwell, dated the effective date of the merger, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of 368 of the Internal Revenue Code and that First Community and Professional Bancorp will each be a party to that reorganization.

    In rendering their opinions, counsel may require and rely upon representations contained in letters and certificates to be received from First Community, Professional Bancorp and others. These tax opinions will not be binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not contest the conclusions expressed therein. Neither First Community nor Professional Bancorp intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

    Like other conditions to the merger, the merger agreement allows us to waive this condition. However, if the receipt of the legal opinion is waived and there is a material difference in the tax consequences to you from what is described in this section, we will recirculate revised proxy materials and resolicit the vote of shareholders.

    TAX TREATMENT OF THE MERGER.

    As provided in the opinion of Jeffer, Mangles Butler & Mamaro LLP, special counsel to Professional Bancorp, assuming the representations described above under the heading "--Tax Opinions Condition to Merger" are true and complete as of the effective time of the merger and the merger is completed in accordance with the merger agreement and pursuant to the laws of California and Pennsylvania, for U.S. federal income tax purposes:

        1. the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

        2. each of First Community and Professional Bancorp will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

        3. no gain or loss will be recognized by shareholders of Professional Bancorp who receive solely shares of First Community common stock in exchange for shares of Professional Bancorp common stock (the treatment of cash received in lieu of fractional shares is discussed below);

        4. shareholders that receive part cash and part First Community common stock in exchange for their shares of Professional Bancorp common stock (other than cash received in lieu of fractional shares) will recognize gain, but not loss, in the amount equal to the lesser of:

       (1) the excess, if any, of:

               (x) the sum of the fair market value at the date of the merger of the First Community common stock and the cash received, over

               (y) the shareholder's tax basis in the shares of Professional Bancorp surrendered in the merger; and

       (2) the amount of the cash received.

        Any such gain will generally be capital gain, subject to Section 302 of the Internal Revenue Code, and will be long-term capital gain if, as of the date of the merger, the holding period for the shareholder's Professional Bancorp shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to maximum federal tax rate of 20%.

        5. shareholders that receive solely cash in exchange for their shares of Professional Bancorp common stock in the merger will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the shares. This gain or loss will generally be capital gain or loss and will be long-term capital gain or loss, if as of the date of the merger, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to maximum federal tax rate of 20%.

        6. the holding period of First Community common stock received in exchange for shares of Professional Bancorp common stock will include the holding period of the Professional Bancorp common stock for which it is exchanged; and

        7. the basis of the First Community common stock received in the merger will be the same as the basis of the Professional Bancorp common stock for which it is exchanged, decreased by the amount of cash received and increased by the amount of gain recognized (less any basis attributable to fractional shares of common stock for which cash is received).

    CASH RECEIVED IN LIEU OF FRACTIONAL SHARES. Professional Bancorp shareholders that receive cash in the merger in lieu of a fractional share of First Community common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by First Community subject to Section 302 of the Code. As a result, a Professional Bancorp shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of First Community common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Unless an exemption applies under applicable law and regulations, payments of cash to a non-corporate holder in exchange for their Professional Bancorp shares pursuant to the merger will be subject to information reporting. In addition, backup withholding at a rate of 31% of the cash payable to the non-corporate holder will apply unless the holder furnishes its taxpayer identification number, certifies that such number is correct, certifies as to no loss of exemption from backup withholding, and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

REGULATORY APPROVAL

    The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger without the imposition of any conditions or requirements that would materially and adversely impact the economic or business benefits to First Community or Professional Bancorp of the transactions contemplated by the merger agreement. Under the merger agreement, First Community and Professional Bancorp have agreed to use their commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from any governmental authority necessary; proper or advisable to consummate the transactions contemplated by the merger agreement. Such approvals include the approval of the Federal Reserve Board. First Community filed with the Federal Reserve Board an application for approval to acquire Professional Bancorp on September 19, 2000.

RESALE OF FIRST COMMUNITY COMMON STOCK

    The shares of First Community common stock to be issued to Professional Bancorp shareholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Professional Bancorp An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of Professional Bancorp must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

    Professional Bancorp has delivered to First Community an agreement to be signed by each affiliate of Professional Bancorp that such person will not dispose of any First Community common stock in violation of the Securities Act.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    When considering the recommendations of Professional Bancorp board of directors, you should be aware that certain directors and executive officers of Professional Bancorp have interests in the merger that may differ from, or conflict with, your interests as a shareholder. The board of directors recognized these interests when it approved the merger and the merger agreement, and determined that they did not negatively affect the benefits of the merger.

    First Community has agreed to appoint Gene F. Gaines as a director of First Community upon the closing of the merger. Mr. Gaines (age 59) has served as the chairman of the board and chief executive officer of Professional Bancorp since February, 2000, the chairman of the board and president of First Professional since February, 2000, and chief executive officer of First Professional since October, 1999. Mr. Gaines received $9,090 in 1999 from Professional Bancorp in consulting fees prior to when he became an employee. Professional Bancorp, First Professional and Mr. Gaines are parties to an Employment Agreement effective October 21, 1999, as amended effective February 1, 2000. Pursuant to the Employment Agreement, Mr. Gaines is entitled to receive (i) an annual base salary of $200,000 and (ii) an annual bonus of up to 50% of his annual base salary based upon the attainment of specific corporate or individual objectives to be set by the board. In addition, Mr. Gaines was granted options to purchase 100,000 shares of Professional Bancorp's common stock at an exercise price of $7.50 per share, which expire on February 1, 2010. Of these options, options to purchase 50,000 shares vested in February 2000, options to purchase 25,000 shares shall vest on February 1, 2001 and options to purchase 25,000 shares shall vest on February 1, 2002. Pursuant to the Employment Agreement,
Mr. Gaines will be paid a severance equal to one-year's base salary if he is terminated at will (not for cause) or he terminates the agreement for good reason (failure of Professional Bancorp or First Professional to cure any material breach by them of the agreement within 15 days after written notice by Mr. Gaines specifying the breach). The initial one-year term of the Agreement will expire on October 20, 2000. The agreement automatically renews for additional one-year terms unless either party terminates it by giving written notice of termination to the other party at least 90 days prior to the expiration of the then current term. During 1999, Mr. Gaines received a total salary of $28,134 from Professional Bancorp and First Professional. Mr. Gaines has been a customer of and has had banking transactions with First Professional, which includes extensions of credit during 1999. In First Professional management's opinion, all loans and commitments to lend included in transactions with Mr. Gaines were made in the ordinary course of business and in compliance with applicable laws on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons. As of the date of this proxy statement/prospectus, no loans were outstanding.

    Upon completion of the merger, First Community will create an advisory board composed of such Professional Bancorp directors as agree to serve thereon.

    Each non-officer director of Professional Bancorp will enter into a one-year non-competition agreement with First Community for Los Angeles County.

    Following the merger, First Community will indemnify and provide liability insurance to the officers and directors of Professional Bancorp, Inc.

DISSENTERS' RIGHTS

    The rights of dissenting shareholders of Professional Bancorp are governed by Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended. Subchapter D provides holders of Professional Bancorp common shares with the right to dissent from the merger and obtain payment of the "fair value" of such shares in cash in the event that the merger is consummated. The term "fair value" means the value of a share of Professional Bancorp's common shares immediately before consummation of the merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger. We cannot assure you as to the methodology a court would use to determine fair value or how a court would select which elements of value are to be included in such a determination. Any such judicial determination of the fair value of Professional Bancorp common shares could be based upon factors other than, or in addition to, the price per Professional Bancorp common share to be paid in the merger or the market value of Professional Bancorp shares. The value so determined could be more or less than the price per Professional Bancorp share to be paid in the merger. A copy of the applicable statute is set forth in Annex C hereto. The following summary of such provisions is qualified in its entirety by reference to Annex C.

    A Professional Bancorp shareholder desiring to exercise dissenters' rights must satisfy all of the following conditions. The shareholder must (i) prior to the vote upon the merger at the Special Meeting submit a written notice to Professional Bancorp of the shareholder's intention to demand payment of the fair value of the shareholder's shares if the merger is effectuated;
(ii) effect no change in the beneficial ownership of the shares from the date of the written notice to demand payment of fair value continuously through the date of the consummation of the merger; and (iii) refrain from voting the shares for approval of the merger agreement. The written notice referred to in clause (i) must be in addition to and separate from voting against, abstaining from voting, or failing to vote on approval of the merger agreement. Voting against, abstaining from voting or failing to vote on approval of the merger agreement will not constitute written notice of an intent to demand payment for Professional Bancorp common shares within the meaning of Subchapter D. Any written notice or demand which is required in connection with the exercise of dissenters' rights must include the name, address and telephone number of the shareholder and must be sent to: Gene F. Gaines, Professional Bancorp, Inc., 606 Broadway, Santa Monica, California 90401.

    In the event that after filing a written notice to demand payment of fair value a shareholder votes for approval of the merger agreement, or delivers a proxy in connection with the Special Meeting (unless the proxy specifies a vote against, or an abstention from voting on, approval of the merger agreement), the shareholder will have waived the dissenters' rights and will have nullified any written notice of an intent to demand payment submitted by such holder. However, failure to submit a proxy specifying a vote against or abstention from voting on the merger after filing a written notice to demand payment of fair value does not waive a shareholder's dissenters' rights.

    A Professional Bancorp shareholder may assert dissenters' rights as to less than all of the shares registered in such holder's name only if such record holder dissents with respect to all shares owned by any one beneficial owner and discloses the name and address of each person on whose behalf such holder dissents. The rights of a partial dissenter are determined as if the shares as to which the record holder dissents and record holder's remaining shares were registered in the names of different shareholders. A beneficial owner may assert dissenters' rights as to shares held on such owner's behalf only if such owner submits to Professional Bancorp the record holder's written consents to the dissent no later than the time the beneficial owner asserts his or her dissenters' rights. A beneficial owner may not dissent with respect to less than all shares of the same class or series owned by the beneficial owner, whether or not the shares owned by such beneficial owner are registered in such beneficial owner's name.

    If the merger agreement is approved, Professional Bancorp will deliver a dissenters' notice to all holders who have satisfied the foregoing requirements. Such notice will instruct the holder on the procedure for obtaining payment and will include a copy of Subchapter D. Failure to strictly follow the procedures set forth in Subchapter D regarding perfection of dissenters' rights may result in a loss of the right to payment.

    The foregoing is only a summary of the rights of a dissenting shareholder of Professional Bancorp. Any shareholder who intends to dissent from the merger should carefully review the applicable provisions of Subchapter D and should also consult with his or her attorney. The failure of a shareholder to follow precisely the procedures summarized above may result in loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Professional Bancorp shareholders, except as indicated above or otherwise required by law.

ACCOUNTING TREATMENT OF MERGER

    First Community will account for the merger using the purchase method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 16 "Business Combinations." Accordingly, First Community will record at its cost the acquired assets less liabilities assumed, with the excess of such cost over the estimated fair value of such net assets reflected as goodwill. Additionally, certain costs directly related to the acquisition will be reflected as additional purchase price in excess of the net assets acquired.

                              THE MERGER AGREEMENT

THE MERGER

    The merger agreement was entered into between First Community and Professional Bancorp on August 7, 2000. Pursuant to the merger agreement, Professional Bancorp will merge with and into First Community with First Community continuing as the surviving corporation. After the merger, the separate corporate existence of Professional Bancorp will cease.

CASH/STOCK ELECTION

    CONVERSION OF PROFESSIONAL BANCORP COMMON STOCK. Upon completion of the merger, each share of Professional Bancorp common stock issued and outstanding (other than shares with respect to which dissenters' rights shall have been perfected in accordance with Pennsylvania Business Corporation Law) will be converted automatically into the right to receive either 0.55 shares of First Community common stock (subject to certain adjustments described below) or $8.00 cash, subject in each case to proration described below. Each share of First Community common stock outstanding immediately prior to the completion of the merger will remain outstanding after the merger as one share of First Community common stock.

    PROFESSIONAL BANCORP SHAREHOLDERS WILL HAVE THE RIGHT TO MAKE ONE OF THE FOLLOWING ELECTIONS AND RECEIVE THE PER SHARE CONSIDERATION INDICATED BELOW:

ELECTION                                          CONSIDERATION TO BE RECEIVED PER SHARE
--------                                       ---------------------------------------------
Stock........................................  - 0.55 shares of First Community common stock.

                                               - If the First Community average market price
                                               is below $12.32 then the number of shares
                                                 received will increase so that the value of
                                                 First Community common stock received based
                                                 on the average market price is at least
                                                 $6.78.

                                               - If the First Community average market price
                                               is above $16.67 then the number of shares
                                                 received will decrease so that the value of
                                                 First Community common stock based on the
                                                 average market price received is $9.17.

Cash.........................................  - $8.00 in cash.

No Election..................................  - Form of consideration received determined by elections of other shareholders.

First Community average market price.........  - Volume weighted average sales price of
                                               First Community common stock on the NASDAQ
                                                 National Market for a 15-day period ending
                                                 on the 5th business day prior to completion
                                                 of the merger.

    ELECTION AND ALLOCATION PROCEDURES. Prior to the time of the merger, Professional Bancorp shareholders will receive an election form to use to indicate their preference to receive First Community common stock or cash for their shares of Professional Bancorp common stock. Alternatively, Professional Bancorp shareholders may decide to make no election, in which case the form of consideration received will be determined by the elections of other Professional Bancorp shareholders. After the deadline for submitting election forms has passed, an exchange agent chosen by First Community will allocate the consideration to comply with the requirement that in the aggregate 50% of the outstanding shares of Professional Bancorp common stock will be converted into First Community common stock and the other 50% will be converted into cash.

    Each Professional Bancorp shareholder's election may be subject to proration depending on the elections of other Professional Bancorp shareholders. The proration will ensure that 50% of the outstanding shares of Professional Bancorp common stock will be exchanged for First Community common stock. If too many Professional Bancorp shareholders elect to receive stock, those holders will receive cash for some of their Professional Bancorp shares notwithstanding their election. If too many Professional Bancorp shareholders elect to receive cash, those holders will receive shares of First Community common stock for some of their Professional Bancorp shares notwithstanding their election. In each case, the allocations will be made on a pro rata basis.

EFFECTIVE TIME AND EFFECTIVE DATE

    The parties have agreed that the closing of the merger will occur early in the first quarter of 2001, assuming satisfaction or waiver of all conditions to the merger agreement and after all regulatory approvals have been obtained, unless another date is agreed to by First Community and Professional Bancorp.

EXCHANGE OF STOCK CERTIFICATES

    At or prior to the completion of the merger, First Community will deposit with U.S. Stock Transfer, acting as the exchange agent, certificates representing shares of First Community common stock to which holders of Professional Bancorp common stock are entitled under the terms of the merger agreement and cash equal to the total cash consideration. Promptly after the completion of the merger, First Community will instruct U.S. Stock Transfer to send to each holder of Professional Bancorp common stock transmittal materials for use in exchanging all of their certificates representing shares of Professional Bancorp common stock for a certificate or certificates representing shares of First Community common stock and/or cash and a check for any fractional share interest. The transmittal material will contain information and instructions with respect to the surrender of certificates of shares of Professional Bancorp common stock in exchange for certificates representing shares of First Community common stock and/or cash.

    Following the completion of the merger and upon surrender of all of the certificates representing shares of Professional Bancorp common stock registered in the name of Professional Bancorp common stock shareholders, or a satisfactory indemnity if any such certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, U.S. Stock Transfer will mail to each holder a certificate or certificates representing the number of shares of First Community common stock to which they are entitled, together with all undelivered dividends or distributions, less the amount of any withholding taxes which may be required for the shares and, as applicable, a check in the amount of cash to which they are entitled for their shares and cash to be paid in lieu of fractional shares.

DIVIDENDS

    Declaration of dividends by First Community after the completion of the merger will include dividends on all First Community common stock issued in the merger, but no dividend or other distribution payable to the holders of record of First Community common stock at or as of any time after the completion of the merger will be paid to holders of Professional Bancorp common stock until they physically surrender all certificates as described above. After the completion of the merger, the stock transfer books of Professional Bancorp will close and there will be no transfers on the transfer books of Professional Bancorp

NO FRACTIONAL SHARES

    First Community will not issue fractional shares. Instead, Professional Bancorp shareholders will receive an amount of cash based on the closing price of First Community common stock on the NASDAQ

National Market on the day prior to the merger. First Community will not pay interest on any cash in lieu of fractional shares received.

CONDUCT OF BUSINESS PRIOR TO COMPLETION OF THE MERGER

    The merger agreement provides that, during the period from the date of the merger agreement to the completion of the merger, First Community and Professional Bancorp will conduct their businesses only in the normal and customary manner in accordance with sound banking practices. First Community will not take any action that would prevent the merger from qualifying under
Section 368 of the Internal Revenue Code or which impedes consummation of the merger. Professional Bancorp will not, without prior written consent of First Community, take any of the following actions:

    - issue any securities except pursuant to the exercise of options outstanding as of the date of the merger agreement;

    - declare, set aside or pay any dividend;

    - amend its articles of incorporation, articles of association or bylaws or those of its subsidiaries;

    - grant any general or uniform increase in the rate of pay of employees or employee benefits, except in the ordinary course of business and consistent with past practice;

    - grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any person, except any increases in the ordinary course of business and consistent with past practice;

    - make any capital expenditure in excess of $10,000 per project or $50,000 in the aggregate, except for ordinary repairs, renewals and replacements;

    - compromise, settle or adjust any claim, action or proceeding against it for an amount in excess of $25,000;

    - adopt or amend any employment agreement or employee benefit or other benefit plan or arrangement of any type except such amendments as are required by law;

    - make any change to any policies and practices with respect to accounting, except such changes as may be required by generally accepted accounting principles or by applicable governmental authorities;

    - make any acquisitions, other than in the satisfaction of debts or in the ordinary course of business;

    - amend, modify or terminate, except in accordance with its terms, any contract or enter into any material agreement or contract that calls for aggregate annual payments of $25,000 or more and which does not terminate at will on 60 days' notice;

    - sell, lease or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice;

    - settle any claim or proceeding involving any material liability;

    - incur any indebtedness; or

    - except as required by law, knowingly take or cause to be taken any action which would change or modify any existing federal or California tax accounting methods of Professional Bancorp.

CERTAIN COVENANTS

    In addition, from the date the merger agreement was signed, through the date on which the merger will be completed, each of First Community and Professional Bancorp will:

    - use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the applicable laws and regulations to consummate the transactions contemplated by the merger agreement as promptly as practical; and

    - obtain the consent of the other before it issues any press release or makes any public statement with respect to the merger agreement or the transactions contemplated thereby.

    Under the terms of the merger agreement, Professional Bancorp has agreed not to solicit, encourage or engage in any negotiating, discussions concerning, or provide any confidential information in connection with any competing transaction, except to the extent that may be required by law.

    Each option to purchase Professional Bancorp common stock issued and outstanding immediately prior to the completion of the merger and all obligations of Professional Bancorp under Professional Bancorp stock option plans will, on and after the completion of the merger, be assumed by and be deemed to be options granted by First Community to purchase that number of shares of First Community common stock equal to the number of shares of Professional Bancorp common stock multiplied by the exchange ratio subject to the option rounded down to the nearest whole number of First Community common stock. The per share exercise price for the shares of First Community common stock issuable upon exercise of such Professional Bancorp option will be determined by dividing the exercise price immediately prior to the completion of the merger by the exchange ratio.

CONDITIONS TO THE MERGER

    The obligation of First Community and Professional Bancorp to consummate the merger is subject to the satisfaction or waiver on or before the completion of the merger of many conditions, including the following:

    - the merger agreement must receive all required approvals of governmental authorities;

    - the merger must receive the required approval of the shareholders of Professional Bancorp;

    - no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental authority which prohibits or restricts or threatens to invalidate or set aside the merger;

    - the First Community common stock issuable to Professional Bancorp shareholders shall have been approved for quotation on the NASDAQ National Market.

    The obligation of First Community to consummate the merger is also subject to fulfillment of other conditions, including the following:

    - Professional Bancorp will perform all obligations required of it by the merger agreement prior to the merger;

    - Professional Bancorp remains capitalized so that the sum of its common stock (excluding option shares issued after the date of the merger agreement), additional paid-in capital, accumulated deficit and treasury stock is not less than the sum of $17,250,000 and an amount equal to $200,000 times the number of months elapsed between April 1, 2000 and the day the merger is completed (for purposes of this provision only, allocations to the loan loss reserves and certain charges related to the merger transaction, such as legal and accounting fees, broker and consultant fees, severance payments and the expenses related to the discontinuance of First Professional's data processing operation, are not treated as expenses or charges against monthly earnings);

    - Professional Bancorp's asset quality is such that the specified product of certain percentages and loans plus net charge-offs since May 31, 2000 is not greater than $19,000,000; and

    - First Community will have received an opinion of Sullivan & Cromwell that the merger will be treated as a reorganization within the meaning of
      Section 368.

    The obligations of Professional Bancorp to consummate the merger are also subject to the fulfillment of certain other conditions, including the following:

    - First Community will perform all the obligations required of it by the merger agreement prior to the merger; and

    - Professional Bancorp will have received an opinion of from its tax advisor that the merger will be treated as a reorganization within the meaning of
      Section 368 of the Code.

    Additionally, the completion of the merger is subject to the performance of covenants, the delivery of documents, the accuracy of representations and warranties and the receipt of other documents. If these and other conditions are not satisfied or waived, First Community or Professional Bancorp may terminate the merger agreement.

    Subject to applicable law, any provision of the merger agreement may be amended or waived by First Community or Professional Bancorp prior to closing if the parties mutually agree in writing to the amendment. In addition, either First Community or Professional Bancorp may waive the other party's performance of covenants or conditions to the merger agreement.

    First Community has made an application to list the shares of First Community common stock to be issued in the merger on the NASDAQ National Market. The stock must be authorized for listing on the NASDAQ National Market for the merger to proceed.

TERMINATION

    The merger agreement may be terminated at any time prior to the completion of the merger:

    - by mutual consent of First Community and Professional Bancorp;

    - by Professional Bancorp or First Community immediately on the failure of the shareholders of Professional Bancorp to approve the merger Agreement;

    - by First Community or Professional Bancorp if any material breach or default by the other party is not cured within 30 days after written notice thereof;

    - by First Community or Professional Bancorp if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger Agreement; or

    - by Professional Bancorp or First Community if we have not completed the merger before April 1, 2001.

EXPENSES

    First Community and Professional Bancorp will pay their own fees, costs and expenses incurred in connection with the merger.

                           THE SHAREHOLDER AGREEMENTS

    First Community has entered into agreements with each non-officer director of Professional Bancorp These directors have agreed to vote all shares of Professional Bancorp common stock which they own or have the right to vote in favor of the approval of the merger agreement. As of the record date, Professional Bancorp directors own or have the right to vote approximately [ ]% of the outstanding shares of Professional Bancorp common stock.

   DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK AND COMPARISON OF SHAREHOLDER
                                     RIGHTS

    In the merger, Professional Bancorp shareholders will exchange their shares of Professional Bancorp common stock for shares of First Community common stock. First Community is a California corporation subject to the provisions of the California General Corporation Law. Professional Bancorp is a Pennsylvania corporation subject to Pennsylvania Business Corporation Law. Upon consummation of the merger, Professional Bancorp shareholders electing to receive stock consideration will become First Community shareholders. The articles of incorporation and bylaws of First Community, in addition to the California General Corporation Law, will govern their rights as First Community shareholders.

    Set forth below is a summary of the material features of the First Community common stock. Also set forth below is a summary of the material differences between the rights of a holder of First Community common stock and a holder of Professional Bancorp common stock. This summary is not a complete discussion of the charter documents and other instruments of First Community and Professional Bancorp that create the rights of the security holders.

    Pursuant to the certificate of incorporation of First Community, the authorized capital stock of First Community consists of 15,000,000 shares of common stock of which approximately 3,903,891 are outstanding [as of June 30, 2000] and 5,000,000 shares of preferred stock of which none are outstanding.

    In the future, the authorized but unissued and unreserved shares of First Community common stock and the authorized but unissued and reserved shares of First Community preferred stock will be available for general corporate purposes, including but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, pursuant to stock compensation plans of First Community or in future private placements or public offerings. First Community has no present plans for the issuance of additional authorized shares of its capital stock, other than as pursuant to the 1992 Stock Option Plan or that are assumed under Professional Bancorp's 1990, 1992 and 1998 Stock Option Plans. Except as otherwise may be required to approve a merger or other transaction in which the additional authorized shares of First Community common stock or authorized shares of First Community preferred stock would be issued, no approval of First Community shareholders will be required for the issuance of those shares.

    COMMON STOCK. Each share of First Community common stock has the same relative rights, and is identical to all respects with, each other share of First Community common stock. Holders of First Community common stock will be entitled to one vote per share on all matters requiring shareholder action, including, but not limited to, the election of, and any other matters relating to, directors. Holders of First Community common stock will be entitled to cumulate their votes for the election of directors.

    The holders of First Community common stock will be entitled to receive dividends, out of funds legally available therefor, subject to any restrictions imposed by federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Upon liquidation, dissolution or winding up of First Community, holders of First Community common stock will be entitled to share ratably all assets remaining after the payment of liabilities of First Community and of preferential amounts of which any preferred stock may be entitled.

    The holders of First Community common stock will have no preemptive or other subscription rights. First Community common stock will not be subject to call or redemption, and, upon receipt by First Community of the full purchase price therefor, each share of First Community common stock will be fully paid and non-assessable.

    PREFERRED STOCK. First Community is currently authorized by its certificate of incorporation to issue up to 5,000,000 shares of preferred stock. The board of directors has broad authority to designate and establish the terms of one or more series of preferred stock. Among other matters, the board is authorized to establish voting powers, designations, preferences and special rights of each such series and any qualifications, limitations and restrictions thereon. First Community preferred stock may rank prior to

First Community common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into First Community common stock. The holders of any class or series of First Community preferred stock also may have the right to vote separately as a class or series under the terms of the class or series as hereafter fixed by the board or otherwise required by California law.

COMPARISON OF CORPORATE STRUCTURE

    First Community is a California corporation and, accordingly, the rights of shareholders of First Community common stock and related matters are governed by the California General Corporation Law and the articles of incorporation and bylaws of First Community. Professional Bancorp is a Pennsylvania corporation and, accordingly, the rights of shareholders of Professional Bancorp common stock are governed by the Pennsylvania Business Corporation Law of 1988, and the articles of incorporation and bylaws of Professional Bancorp. As a result of the merger, some of Professional Bancorp's shareholders will become shareholders of First Community. Certain differences arise from this change of governing law, as well as from differences between First Community's articles of incorporation and bylaws and those of Professional Bancorp. The summary contained in the following chart is not intended to be complete and is qualified by reference to California law, Pennsylvania law, the articles of incorporation of First Community and Professional Bancorp and the bylaws of First Community and Professional Bancorp.

                               FIRST COMMUNITY                     PROFESSIONAL BANCORP
                     ------------------------------------  ------------------------------------
AUTHORIZED CAPITAL   The authorized capital stock of       The authorized capital stock of
  STOCK:             First Community consists of           Professional Bancorp consists of
                     15,000,000 shares of common stock     12,500,000 shares of common stock.
                     and 5,000,000 shares of preferred
                     stock.

                     If the merger is completed, the
                     authorized capital stock of First
                     Community will remain the same.

ISSUED CAPITAL:      The outstanding capital stock of      The outstanding capital stock of
                     First Community consists of           Professional Bancorp consists of
                     approximately 3,958,416 shares of     approximately 2,030,754 shares of
                     common stock. No shares of preferred  common stock.
                     stock are outstanding.

                     After the merger First Community
                     will have approximately 4,516,873
                     shares of common stock outstanding.
                     Former Professional Bancorp
                     shareholders will own approximately
                     12.4% of First Community after the
                     merger.

                               FIRST COMMUNITY                     PROFESSIONAL BANCORP
                     ------------------------------------  ------------------------------------
DIVIDENDS:           The ability of First Community to     The ability of Professional Bancorp
                     pay cash dividends is limited by the  to pay cash dividends is limited by
                     provisions of Section 500 of the      the provisions of Section 1551 of
                     General Corporation Law of            the Pennsylvania Business
                     California, which prohibits the       Corporation Law, which provides that
                     payment of dividends unless: (i) the  the board of directors may authorize retained earnings of the corporation  a business corporation to make
                     immediately prior to the              distributions to shareholders
                     distribution exceeds the amount of    subject to certain limitations. A
                     the distribution; (ii) the assets of  distribution to shareholders may not
                     the corporation exceed its            be made if: (i) the corporation
                     liabilities by 25%; or (iii) the      would be unable to pay its debts as
                     current assets of the corporation     they become due in the usual course
                     exceed its current liabilities, but   of business; or (ii) the total
                     if the average pre-tax earnings of    assets of the corporation would be
                     the corporation before interest       less than the sum of its total
                     expense for the two years preceding   liabilities, plus the amount that
                     the distribution was less than the    would be needed, if the corporation
                     average interest expense of the       were to be dissolved, to satisfy the
                     corporation for those years, the      preferential rights upon dissolution
                     current assets of the corporation     of shareholders whose preferential
                     must exceed its current liabilities   rights are superior to those
                     by 25%.                               receiving the distribution.

VOTING RIGHTS:       Shareholders of First Community       Shareholders of Professional Bancorp
                     common stock are entitled to one      common stock are entitled to one
                     vote per share on all matters         vote per share on all matters
                     requiring shareholder action,         requiring shareholder action,
                     including the election of, and any    including the election of, and any
                     other matters relating to,            other matters relating to,
                     directors. Shareholders of First      directors. Shareholders of
                     Community common stock are entitled   Professional Bancorp common stock
                     to cumulate their votes for the       are entitled to cumulate their votes
                     election of directors.                for the election of directors.

CALLING OF SPECIAL   The First Community bylaws currently  The Professional Bancorp bylaws
  MEETINGS OF        provide that the chairman of the      provide that the chairman of the
  SHAREHOLDERS:      board, president, or majority of the  board, the president or the board of
                     directors may each call a special     directors may each call a special
                     meeting. In addition, under the       meeting. In addition, an "interested
                     bylaws, a special meeting may be      shareholder" (as defined under
                     called upon written request of the    Pennsylvania Business Corporation
                     holders of at least 10% of all        Law), may call a special meeting
                     outstanding capital stock entitled    under certain circumstances for the
                     to vote at the meeting.               purpose of approving a business
                                                           combination. An "interested
                                                           shareholder" is, generally, a
                                                           shareholder or group of shareholders
                                                           beneficially owning more than 20% of
                                                           the voting power of a public
                                                           corporation.

                               FIRST COMMUNITY                     PROFESSIONAL BANCORP
                     ------------------------------------  ------------------------------------
NUMBER OF            The First Community board currently   The Professional Bancorp board
  DIRECTORS:         consists of 9 directors.              currently consists of six directors.

                     The bylaws of First Community
                     provide for a board of directors
                     that consists of five to nine
                     members as fixed by the board from
                     time to time. If the merger is
                     completed, the size of the First
                     Community board will be increased by
                     one director.

VACANCIES:           Vacancies in the First Community      Vacancies in Professional Bancorp
                     board are generally filled by a       board are filled by a majority vote
                     majority vote of the remaining        of the remaining members of the
                     members of the board.                 board even if less than a quorum or
                                                           by a sole remaining director.

                     If the vacancy is a result of the     If one or more directors resigns
                     removal (other than by conviction of  from the board effective at a future a felony or determination if unsound  date, the directors then in office, mind) the vacancy may only be filled  including those who have resigned,
                     by a majority vote of the             have the power to fill the vacancies
                     shareholders. Shareholders may also   by a majority vote.
                     elect a director at any time to fill
                     a vacancy not filled by the board.

                     If the number of directors is less    If, after the filling of any vacancy
                     than a quorum vacancies may be        by the board or a sole remaining
                     filled by: the unanimous written      director, the directors then in
                     consent of directors still in         office who have been elected by the
                     office; a majority of directors       shareholders constitute less than a
                     still in office at a special meeting  majority of all of the directors in of the board; or by a sole remaining  office, any holder or holders of an
                     director.                             aggregate of 5 percent or more of
                                                           Professional Bancorp shares
                                                           outstanding having the right to vote
                                                           for those directors may (i) call a
                                                           special meeting of shareholders to
                                                           elect directors to replace the
                                                           directors appointed by the board or
                                                           a sole remaining director, as the
                                                           case may be, to fill the vacancies,
                                                           or (ii) apply to the superior court
                                                           of the proper county for an order
                                                           requiring a special meeting of
                                                           shareholders to be held to elect all
                                                           directors.

CLASSIFICATION OF    First Community does not currently    Professional Bancorp does not
  BOARD OF           have a classified board. The First    currently have a classified board.
  DIRECTORS          Community bylaws currently require    Professional Bancorp bylaws
                     that all directors be elected at      currently require that all directors
                     each annual meeting of shareholders   be elected at each annual meeting of
                     for a term of one year.               shareholders for a term of one year.

                               FIRST COMMUNITY                     PROFESSIONAL BANCORP
                     ------------------------------------  ------------------------------------
REMOVAL OF           First Community directors may be      Professional Bancorp directors may
  DIRECTORS:         removed from office with or without   be removed from office with or
                     cause by the affirmative vote of a    without cause by the affirmative
                     majority of the outstanding shares    vote of a majority of the
                     of First Community common stock       outstanding shares of Professional
                     entitled to vote.                     Bancorp common stock entitled to
                                                           vote.

                     However, no director may be removed
                     (unless the entire board is removed)
                     when the votes cast against removal
                     would be sufficient to elect the
                     director if voted cumulatively at an
                     election at which the same total
                     number of votes were cast and the
                     entire number of the directors
                     authorized at the time of the
                     director's most recent election were
                     then being elected.

SHAREHOLDER RIGHTS   First Community does not have a       Professional Bancorp does not have a
  PLAN:              shareholder rights plan.              shareholder rights plan.

BUSINESS             Under California law, the approval    Under the Pennsylvania Business
  COMBINATIONS AND   of a majority of First Community's    Corporation Law and the Professional
  TAKE-OVERS:        board of directors and the holders    Bancorp bylaws, the approval of a
                     of a majority of outstanding First    majority of Professional Bancorp's
                     Community common stock is required    board of directors and the majority
                     for First Community to merge or       of the votes cast by shareholders is
                     consolidate with another corporation  required for Professional Bancorp to
                     or sell all or substantially all of   merge or consolidate with another
                     its assets, except as described       corporation or sell all or
                     below. First Community Bancorp may,   substantially all of its assets.
                     however, acquire another corporation  Professional Bancorp is also subject
                     or bank (including through a merger   to several anti-takeover provisions
                     with another subsidiary of First      under Pennsylvania law that may
                     Community), for cash or stock, in a   discourage open market purchases of
                     transaction that does not require     a corporation's stock or a
                     any shareholder approval, such as     non-negotiated tender or exchange
                     with the proposed merger with         offer for such stock and,
                     Professional Bancorp, so long as      accordingly, may be considered
                     First Community's shareholders will   disadvantageous by a shareholder who
                     own at least 5/6 of the surviving     would desire to participate in any
                     appli entity.                         such transaction. The Pennsylvania
                                                           Business Corporation Law provides
                                                           for the following: (i) subject to
                                                           certain exceptions, a "business
                                                           combination" with a shareholder or
                                                           group of shareholders beneficially
                                                           owning more than 20% of the voting
                                                           power of a public corporation (an
                                                           "interested shareholder") is
                                                           prohibited for a five-year period
                                                           following the date on which the
                                                           holder became an interested
                                                           shareholder; (ii) the "control
                                                           transaction"

                               FIRST COMMUNITY                     PROFESSIONAL BANCORP
                     ------------------------------------  ------------------------------------
                                                           provision, which permits
                                                           shareholders in certain change of
                                                           control transactions to demand
                                                           payment from a new 20% shareholder
                                                           of the fair market value of the
                                                           demanding shareholders' shares; and
                                                           (iii) the "control share" provision,
                                                           which limits the voting power of
                                                           shareholders acquiring more than
                                                           20%, 33.3% and/or 50% of a
                                                           corporation's voting stock.

AMENDMENT OF         The First Community bylaws may be     The Professional Bancorp bylaws may
  ORGANIZATIONAL     amended by the affirmative vote of a  be amended by the affirmative vote
  DOCUMENTS:         majority of the board of directors.   of at least a majority of
                     First Community shareholders,         Professional Bancorp shareholders
                     however, retain the right to adopt    or, except for a bylaw expressly
                     new bylaws or amend or repeal any     committed to shareholders under the
                     bylaw, including any bylaw adopted    Pennsylvania Business Corporation
                     by the board.                         Law, by a majority of the board of
                                                           directors.

                     The First Community articles of       The Professional Bancorp articles of
                     incorporation may be amended by the   incorporation may be amended by the
                     affirmative vote of the majority of   majority vote of Professional
                     First Community shareholders.         Bancorp shareholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The certificate of incorporation of First Community limits the liability of directors for breach of their duties as directors to the maximum extent permitted by the California General Corporation Law. These duties include the duty to serve in good faith for the best interests of the corporation and its shareholders and the duty to exercise reasonable care while acting on behalf of the corporation. Although California General Corporation Law does not change a director's duties, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. However, the California General Corporation Law states that no such limitation of liability will result from certain conduct, including, but not limited to, i) acts or omissions involving intentional misconduct or a knowing and culpable violation of law,
ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, and iii) for any transaction from which the director derived an improper personal benefit.

    The bylaws of First Community provide that First Community SHALL indemnity its officers and directors to the fullest extent permitted by the California General Corporation Law against expenses, judgments, fines and settlements arising by reason of the fact that such person is or was a director or officer of First Community. In addition, the bylaws of First Community provide that First Community MAY indemnify its employees to the fullest extent provided by the California General Corporation Law. First Community believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of the indemnified parties.

    First Community has purchased director and officer liability insurance and First Community expects that after the merger such coverage will be continued and will be extended to directors and officers of First Community.

                                 LEGAL MATTERS

    The validity of the shares of First Community common stock to be issued pursuant to the terms of the merger agreement and the material federal income tax consequences of the merger on First Community will be passed upon for First Community by Sullivan & Cromwell. The material federal income tax consequences of the merger on Professional Bancorp and its shareholders will be passed upon for Professional Bancorp by Jeffer, Mangels, Butler & Marmaro LLP.

                                    EXPERTS

    The consolidated financial statements of First Community Bancorp and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Professional Bancorp, Inc. and subsidiary as of and for the year ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of Moss Adams, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Professional Bancorp, Inc. and subsidiary as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    First Community has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Professional Bancorp shareholders of the shares of First Community common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about First Community and First Community common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

    In addition, Professional Bancorp and First Community file reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the following locations of the Securities and Exchange Commission.

   Public Reference Room      New York Regional Office      Chicago Regional Office
  450 Fifth Street, N.W.        7 World Trade Center            Citicorp Center
         Room 1024                   Suite 1300             500 West Madison Street
  Washington, D.C. 20549      New York, New York 10048            Suite 1400
                                                               Chicago, Illinois
                                                                  60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 West Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Professional Bancorp, who file electronically with the Securities and Exchange Commission. The address of the site is HTTP://WWW.SEC.GOV.

    You should also be able to inspect reports, proxy statements and other information about Professional Bancorp and First Community at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX OF FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
FIRST COMMUNITY AUDITED FINANCIAL STATEMENTS
  Independent Auditors' Report..............................     F-2
  Consolidated Balance Sheets for Years Ended December 31,
    1999 and 1998...........................................     F-3
  Consolidated Statement of Earnings for Years Ended
    December 1999, 1998 and 1997............................     F-4
  Consolidated Statement of Shareholders' Equity and
    Comprehensive Income for Years Ended December 1999, 1998
    and 1997................................................     F-5
  Consolidated Statements of Cash Flows for Years Ended
    December 31, 1999, 1998 and 1997........................     F-6
  Notes to Consolidated Financial Statements................     F-8

FIRST COMMUNITY UNAUDITED FINANCIAL STATEMENTS
  Unaudited Consolidated Balance Sheet for Six Months Ended
    June 30, 2000 and 1999 and Three Months Ended June 30,
    2000 and 1999...........................................    F-28
  Unaudited Consolidated Statements of Operations for Six
    Months Ended June 30, 2000 and 1999 and Three Months
    Ended June 30, 200 and 1999.............................    F-29
  Unaudited Condensed Consolidated Statements of
    Comprehensive Income (Loss) for Six Months Ended
    June 30, 2000 and 1999 and Three Months Ended June 30,
    2000 and 1999...........................................    F-30
  Unaudited Condensed Consolidated Statements of Cash Flows
    for Six Months Ended June 30, 2000 and 1999.............    F-31
  Notes to Unaudited Condensed Consolidated Financial
    Statements..............................................    F-32

PROFESSIONAL BANCORP AUDITED FINANCIAL STATEMENTS
  Independent Auditors' Reports.............................    F-35
  Consolidated Balance Sheets for Years Ended December 31,
    1999 and 1998...........................................    F-37
  Consolidated Statements of Operations and Comprehensive
    Income (Loss) for Years Ended December 31, 1999, 1998
    and 1997................................................    F-38
  Consolidated Statement of Changes in Shareholders' Equity
    for Years Ended December 31, 1999, 1998 and 1997........    F-39
  Consolidated Statements of Cash Flows for Years Ended
    December 31, 1999, 1998 and 1997........................    F-40
  Notes to Consolidated Financial Statements................    F-41

PROFESSIONAL BANCORP UNAUDITED FINANCIAL STATEMENTS
  Unaudited Consolidated Balance Sheet for Six Months Ended
    June 30, 2000 and 1999 and Three Months Ended June 30,
    2000 and 1999...........................................    F-71
  Unaudited Consolidated Statements of Operations for Six
    Months Ended June 30, 2000 and 1999 and Three Months
    Ended June 30, 2000 and 1999............................    F-72
  Unaudited Consolidated Statements of Comprehensive Income
    for Six Months Ended June 30, 2000 and 1999 and Three
    Months Ended June 30, 2000 and 1999.....................    F-73
  Unaudited Consolidated Statements of of Changes in
    Shareholders' Equity for Six Month Period Ending
    June 30, 2000...........................................    F-74
  Unaudited Consolidated Statements of Cash Flows for Six
    Months Ended June 30, 2000 and 1999.....................    F-75
  Notes to Unaudited Consolidated Financial Statements......    F-76

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
First Community Bancorp:

    We have audited the accompanying consolidated balance sheets of First Community Bancorp and subsidiaries (the Company) as of December 31, 1999 and 1998 and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Community Bancorp and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

August 18, 2000

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                  1999          1998
                                                              ------------   -----------
ASSETS
Cash and due from banks (note 15)...........................  $ 21,148,000    18,843,000
Federal funds sold..........................................    10,889,000    36,123,000
                                                              ------------   -----------
  Total cash and cash equivalents...........................    32,037,000    54,966,000
Time deposits in financial institutions.....................     7,502,000     5,440,000
Investments:
  Federal Reserve Bank and Federal Home Loan Bank stock, at
    cost....................................................     1,235,000       856,000
  Securities available-for-sale, at fair value (note 2).....    34,460,000    31,591,000
  Securities held-to-maturity, at amortized cost (note 3)...    14,868,000     5,933,000
  Loans (note 4)............................................   206,102,000   170,980,000
    Less allowance for loan losses..........................     4,025,000     3,785,000
                                                              ------------   -----------
      Net loans.............................................   202,077,000   167,195,000
Premises and equipment, net (note 5)........................     5,480,000     5,231,000
Premises held-for-sale (note 6).............................            --     1,176,000
Investment property held-for-sale...........................            --     1,392,000
Other real estate owned.....................................     1,315,000       104,000
Deferred income taxes (note 9)..............................     2,555,000     1,631,000
Accrued interest............................................     1,885,000     1,459,000
Other assets................................................       948,000       639,000
                                                              ------------   -----------
      Total assets..........................................   304,362,000   277,613,000
                                                              ============   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits (notes 3 and 7):
  Noninterest bearing.......................................    93,763,000    79,643,000
  Interest bearing..........................................   180,469,000   171,778,000
                                                              ------------   -----------
      Total deposits........................................   274,232,000   251,421,000
Interest payable and other liabilities......................     2,618,000     2,889,000
Borrowings..................................................     1,657,000       470,000
                                                              ------------   -----------
      Total liabilities.....................................   278,507,000   254,780,000
                                                              ------------   -----------
Shareholders' equity (notes 10, 16 and 18):
  Serial preferred stock, no par value. Authorized 5,000,000
    shares; none issued and outstanding.....................            --            --
  Common stock, no par value. Authorized 15,000,000 shares;
    issued and outstanding 3,878,259 and 3,854,092 shares as
    of December 31, 1999 and 1998, respectively.............    19,394,000    18,772,000
  Accumulated other comprehensive income, net unrealized
    gains (losses) on securities available-for-sale, net
    (note 2)................................................      (565,000)       31,000
  Retained earnings.........................................     7,026,000     4,030,000
                                                              ------------   -----------
      Total shareholders' equity............................    25,855,000    22,833,000
Commitments and contingencies (notes 13, 14 and 17)
                                                              ------------   -----------
      Total liabilities and shareholders' equity............  $304,362,000   277,613,000
                                                              ============   ===========

          See accompanying notes to consolidated financial statements.

                    FIRSTCOMMUNITY BANCORP AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                             1999          1998         1997
                                                          -----------   ----------   ----------
Interest income:
  Interest and fees on loans............................  $19,056,000   16,971,000   14,221,000
  Interest on federal funds sold........................    1,380,000    1,135,000      948,000
  Interest on interest earning deposits.................      355,000     1314,000       82,000
  Interest on investment securities.....................    2,614,000    1,838,000    1,456,000
                                                          -----------   ----------   ----------
    Total interest income...............................   23,405,000   20,258,000   16,707,000
                                                          -----------   ----------   ----------
Interest expense:
  Deposits (note 7).....................................    5,648,000    5,354,000    4,523,000
  Borrowings............................................       40,000       36,000       41,000
                                                          -----------   ----------   ----------
    Total interest expense..............................    5,688,000    5,390,000    4,564,000
                                                          -----------   ----------   ----------
    Net interest income before provision for loan
      losses............................................   17,717,000   14,868,000   12,143,000
Provision for loan losses (note 4)......................      518,000      941,000      310,000
                                                          -----------   ----------   ----------
    Net interest income after provision for loan
      losses............................................   17,199,000   13,927,000   11,833,000
                                                          -----------   ----------   ----------
Noninterest income:
  Service charges on deposit accounts...................    1,175,000    1,158,000    1,063,000
  Escrow fees...........................................           --           --      176,000
  Merchant discount fees, net...........................       84,000       71,000       86,000
  SBA loan servicing fees...............................      170,000      207,000      199,000
  Mortgage fees.........................................       82,000      263,000      114,000
  Gain on sale of loans.................................      353,000      621,000      441,000
  Other.................................................      440,000      372,000      347,000
                                                          -----------   ----------   ----------
    Total noninterest income............................    2,304,000    2,692,000    2,426,000
                                                          -----------   ----------   ----------
Noninterest expense:
  Salaries and employee benefits........................    5,853,000    5,484,000    4,756,000
  Occupancy.............................................    1,496,000    1,382,000    1,264,000
  Impairment loss on premises held-for-sale (note 6)....           --       38,000           --
  Furniture and equipment...............................      672,000      592,000      470,000
  Legal expenses........................................      285,000      204,000      160,000
  Other professional services...........................    1,410,000    1,214,000    1,124,000
  Stationery, supplies and printing.....................      378,000      348,000      269,000
  Advertising...........................................      339,000      430,000      394,000
  Real estate owned and property held-for-sale..........      182,000       62,000       73,000
  Insurance.............................................      120,000      144,000      137,000
  Loss on sale of securities............................        2,000           --           --
  Other.................................................    1,336,000      999,000      897,000
                                                          -----------   ----------   ----------
    Total noninterest expense...........................   12,073,000   10,897,000    9,544,000
                                                          -----------   ----------   ----------
Earnings before income taxes............................    7,430,000    5,722,000    4,715,000
Income taxes (note 9)...................................    3,166,000    2,140,000    1,878,000
                                                          -----------   ----------   ----------
    Net earnings........................................  $ 4,264,000    3,582,000    2,837,000
                                                          ===========   ==========   ==========
Basic earnings per share (note 12)......................  $      1.10         0.93         0.74
                                                          ===========   ==========   ==========
Diluted earnings per share (note 12)....................  $      1.05         0.88         0.71
                                                          ===========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                         ACCUMULATED
                                   COMMON STOCK             OTHER
                              -----------------------   COMPREHENSIVE    RETAINED                 COMPREHENSIVE
                               SHARES       AMOUNT      INCOME (LOSS)    EARNINGS      TOTAL         INCOME
                              ---------   -----------   -------------   ----------   ----------   -------------
Balance at December 31,
  1996......................  3,817,631   $18,134,000       (62,000)    (1,303,000)  16,769,000
Exercise of stock options...      5,001        24,000            --             --       24,000
Net earnings................         --            --            --      2,837,000    2,837,000     2,837,000
Other comprehensive income,
  net unrealized gains on
  securities
  available-for-sale, net of
  tax effect of $9,000......         --            --        50,000             --       50,000        50,000
                              ---------   -----------      --------     ----------   ----------     ---------
Balance at December 31,
  1997......................  3,822,632    18,158,000       (12,000)     1,534,000   19,680,000     2,887,000
                                                                                                    =========
Exercise of stock options...     31,460       117,000            --             --      117,000
Net earnings................         --            --            --      3,582,000    3,582,000     3,582,000
Transfer pursuant to
  regulatory guidelines
  (note 16).................         --       497,000            --       (497,000)          --
Cash dividends paid.........         --            --            --       (589,000)    (589,000)
Other comprehensive income,
  net unrealized gains on
  securities
  available-for-sale, net of
  tax effect of $31,000.....         --            --        43,000         43,000       43,000        43,000
                              ---------   -----------      --------     ----------   ----------     ---------
Balance at December 31,
  1998......................  3,854,092    18,772,000        31,000      4,030,000   22,833,000     3,625,000
                                                                                                    =========
Exercise of stock options...     24,167        96,000            --             --       96,000
Net earnings................         --            --            --      4,264,000    4,264,000     4,264,000
Transfer pursuant to
  regulatory guidelines
  (note 16).................         --       526,000            --       (526,000)          --
Cash dividends paid.........         --            --            --       (742,000)    (742,000)
Other comprehensive income,
  net unrealized gains on
  securities
  available-for-sale, net of
  tax effect of $432,000....         --            --      (596,000)            --     (596,000)     (596,000)
                              ---------   -----------      --------     ----------   ----------     ---------
Balance at December 31,
  1999......................  3,878,259   $19,394,000      (565,000)     7,026,000   25,855,000     3,668,000
                              =========   ===========      ========     ==========   ==========     =========

          See accompanying notes to consolidated financial statements.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                            1999          1998          1997
                                                        ------------   -----------   -----------
Cash flows from operating activities:
  Net earnings........................................  $  4,264,000     3,582,000     2,837,000
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
    Depreciation and amortization.....................       893,000       984,000       551,000
    Impairment loss on premises held-for-sale.........            --        38,000            --
    Net accretion on investment securities............      (142,000)     (189,000)     (193,000)
    Provision for loan losses.........................       518,000       941,000       310,000
    Gain on sale of loans.............................      (353,000)     (621,000)     (441,000)
    Real estate valuation adjustments.................       159,000       (54,000)      (36,000)
    Loss on sale of securities........................         2,000            --            --
    Proceeds on sale of SBA loans.....................     4,607,000     5,866,000     4,654,000
    Originations of SBA loans.........................    (1,935,000)   (4,073,000)   (2,999,000)
    Increase in interest receivable and other
      assets..........................................      (735,000)     (198,000)     (107,000)
    Decrease (increase) in deferred income taxes......      (925,000)     (309,000)      556,000
    Increase in interest payable and other
      liabilities.....................................       916,000       132,000       668,000
                                                        ------------   -----------   -----------
      Net cash provided by operating activities.......     7,269,000     6,099,000     5,800,000
                                                        ------------   -----------   -----------
Cash flows from investing activities:
  Net increase in loans outstanding...................   (37,719,000)  (21,626,000)  (27,223,000)
  Maturities of time deposits in financial
    institutions......................................     5,143,000     4,160,000       100,000
  Purchases of time deposits in financial
    institutions......................................    (7,205,000)   (5,440,000)           --
  Maturities of securities held-to-maturity...........     5,700,000    11,376,000     8,815,000
  Purchases of securities held-to-maturity............   (14,719,000)  (11,459,000)  (14,484,000)
  Proceeds from sale of securities
    available-for-sale................................     1,499,000            --            --
  Maturities of securities available-for-sale.........    15,164,000    28,552,000     4,500,000
  Purchases of securities available-for-sale..........   (20,369,000)  (38,733,000)   (8,308,000)
  Proceeds from sale of other real estate owned.......       104,000       308,000       674,000
  Proceeds from sales of investment property
    held-for-sale.....................................        50,000        27,000       919,000
  Increase in investment property held-for-sale.......      (132,000)           --            --
  Purchases of premises and equipment.................    (1,093,000)   (2,771,000)   (1,287,000)
  Proceeds from sale of premises and equipment........        38,000       225,000       172,000
  Additions to premises held-for-sale.................            --      (489,000)     (111,000)
  Proceeds from sale of premises held-for-sale........     1,176,000            --            --
                                                        ------------   -----------   -----------
      Net cash used in investing activities...........   (52,363,000)  (35,870,000)  (36,233,000)
                                                        ------------   -----------   -----------
Cash flows from financing activities:
  Net increase in deposits:
    Noninterest bearing...............................    14,120,000    19,521,000    13,266,000
    Interest bearing..................................     8,691,000    39,960,000    22,192,000
  Proceeds from exercise of stock options.............        96,000       117,000        24,000
  Cash dividends paid.................................      (742,000)     (589,000)           --
                                                        ------------   -----------   -----------
      Net cash provided by financing activities.......    22,165,000    59,009,000    35,482,000
                                                        ------------   -----------   -----------
      Net increase (decrease) in cash and cash
        equivalents...................................   (22,929,000)   29,238,000     5,049,000
Cash and cash equivalents at beginning of year........    54,966,000    25,728,000    20,679,000
                                                        ------------   -----------   -----------
Cash and cash equivalents at end of year..............  $ 32,037,000    54,966,000    25,728,000
                                                        ============   ===========   ===========

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                1999        1998        1997
                                                             ----------   ---------   ---------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest...............................................  $5,673,000   5,318,000   4,493,000
    Income taxes...........................................   3,880,000   2,253,000     827,000
Supplemental disclosure of noncash investing and financing
  activities:
  Transfer of loans to other real estate owned.............          --     104,000     107,000
  Transfer of allowance from other real estate owned to
    investment in property held-for-sale...................          --          --     103,000
  Transfer from retained earnings to common stock..........     526,000     497,000          --

          See accompanying notes to consolidated financial statements.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First Community Bancorp (the Company) is the holding company for Rancho Santa Fe National Bank (Rancho) and First Community Bank of the Desert (First Community) (collectively the Banks) and its wholly owned subsidiary, Desert Community Properties, Inc. On May 31, 2000, a subsidiary of the Company merged with and into First Community pursuant to an Agreement and Plan of Merger, by and between the Company, Rancho and First Community (the Merger). As a result of the Merger, First Community became a wholly owned subsidiary of the Company. The Merger was accounted for by the pooling-of-interest method of accounting, and accordingly, the financial information for all periods presented herein has been restated to present the combined consolidated financial condition and results of operations of the Company, Rancho and First Community as if the Merger had been in effect for all periods presented.

    The Company conducts business through the Banks. Rancho and First Community are full services banks with four and six banking offices, respectively. The Banks are subject to the laws of the State of California and federal regulations governing the financial services industry. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to regulation and supervision by the Federal Reserve Board. The areas served by the Banks are San Diego County, the Desert Communities of the Coachella Valley and the Morongo Basin.

    (a) BASIS OF PRESENTATION

    The accounting and reporting policies of the Company and its wholly owned subsidiaries, Rancho and First Community, are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. All significant intercompany balances and transactions have been eliminated. The following is a description of the more significant accounting policies:

    (b) INVESTMENT SECURITIES AND SECURITIES AVAILABLE-FOR-SALE

    Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity. Investment securities held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts over the period to call or maturity of the related security using the interest method. Securities to be held for indefinite periods of time, but not necessarily to be held-to-maturity or on a long-term basis, are classified as available-for-sale and carried at fair value with unrealized gains or losses reported as a separate component of shareholders' equity in accumulated other comprehensive income, net of applicable income taxes. Realized gains or losses on the sale of securities available-for-sale, if any, are determined using the amortized cost of the specific securities sold. If a decline in the fair value of a security below its amortized cost is judged by management to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in operations. Securities available-for-sale include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, prepayment risk and other related factors. Securities are individually evaluated for appropriate classification, when acquired; consequently, similar types of securities may be classified differently depending on factors existing at the time of purchase.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (c) LOANS AND LOAN FEES

    Loans are stated at the principal amount outstanding. Interest income is recorded on an accrual basis in accordance with the terms of the respective loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to the collectibility in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Loans are restored to accrual status when the loans become both well-secured and are in the process of collection.

    Nonrefundable loan fees and related direct costs associated with the origination or purchase of loans are deferred and netted against outstanding loan balances. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using a method which approximates the interest method or taken into income when the related loans are sold. The amortization of loan fees is discontinued on nonaccrual loans.

    (d) TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

    Gains or losses resulting from sales of loans are recognized at the date of settlement and are based on the difference between the cash received and the carrying value of the related loans less related transaction costs. A transfer of financial assets in which control is surrendered is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in the exchange. Liabilities and derivative financial instruments issued or obtained by the transfer of financial assets are measured at fair value, if practicable. Assets or other retained interests received by the transfer are measured by allocating the previous carrying value between the asset sold and the asset or retained interest received, if any, based on their relative fair values at the date of the sale. The Company records the cash gain on the sale of the guaranteed portion of SBA loans.

    (e) COMPREHENSIVE INCOME

    Comprehensive income consists of net earnings and net unrealized gains (losses) on securities available-for-sale, net and is presented in the consolidated statements of shareholders' equity and comprehensive income.

    (f) ALLOWANCE FOR LOAN LOSSES

    An allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known and inherent risks in the loan portfolio and other extensions of credit, including off-balance sheet credit extensions. The allowance is based upon a continuing review of the portfolio, past loan loss experience, current economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the original contractual terms of the loan agreement. If the measurement of impairment for the loan is less than the recorded investment in the loan, a valuation allowance is established with a corresponding charge to the provision for loan losses.

    Management believes that the allowance for loan losses is adequate. In making its evaluation of the adequacy of the allowance for loan losses, management considers the Company's historical experience, the volume and type of lending conducted by the Company, the amounts of classified and nonperforming assets, regulatory policies, general economic conditions and other factors regarding the collectibility of loans in the Company's portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. These agencies may require the Company to recognize additions to the allowance based on their judgments related to information available to them at the time of their examinations.

    (g) PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to noninterest expense using the straight-line method over the estimated useful lives of the assets which range from two to twenty-five years. Leasehold improvements are capitalized and amortized to noninterest expense on a straight-line basis over the terms of the leases or the estimated useful lives of the improvements, whichever is shorter.

    (h) PREMISES HELD-FOR-SALE

    Premises held-for-sale are reported at the lower of the carrying amount or fair value less costs to sell. The fair value of the property is measured as the amount at which the property could be bought or sold in a current transaction between willing parties, other than in a forced or liquidation sale and is based on a recent appraisal.

    (i) INVESTMENT IN PROPERTY HELD-FOR-SALE

    Investment in property held-for-sale consists of land purchased and held-for-sale or development. These properties are recorded at the lower of cost or fair value. Costs include the acquisition costs of the land, direct costs of development and interest and real estate taxes during periods in which activities necessary to get the property ready for sale are in progress. Interest and property taxes are charged to expense after the property is substantially ready for sale.

    (j) OTHER REAL ESTATE OWNED

    Other real estate owned is recorded at the fair value of the property less selling costs at the time of acquisition. Fair value is based on current appraisals less estimated selling and holding costs. The excess of the recorded loan balance over the estimated fair value of the property at the time of acquisition is charged to the allowance for loan losses. Any subsequent write downs are charged to noninterest expense and recognized as a valuation allowance. Subsequent increases in the fair value of the asset less selling costs reduces the valuation allowance, not below zero, and is credited to income. Operating expenses of such

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) properties, net of related income, and gains and losses on their disposition are included in noninterest expense.

    (k) CASH AND CASH EQUIVALENTS

    For purposes of the consolidated statements of cash flows, cash and cash equivalents consist of cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

    (l) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (m) STOCK OPTION PLAN

    The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the pro forma disclosure provisions of SFAS No. 123.

    (n) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. Actual results could differ from those estimates.

    (o) NEW ACCOUNTING STANDARDS

    In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25. FASB Interpretation No. 44 clarifies certain issues related to the application of APB Opinion 25 and is effective July 1, 2000, with certain conclusions covering specific events that occurred either December 15, 1998 or January 12, 2000.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(1) NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FASB Interpretation No. 44 is not expected to have a material effect on the Company's financial position or results of operations.

    (p) RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year's presentation.

(2) SECURITIES AVAILABLE-FOR-SALE

    The amortized cost, gross unrealized gains and losses and fair value of securities available-for-sale as of December 31, 1999 and 1998 are as follows:

                                                          1999
                                  -----------------------------------------------------
                                                     GROSS        GROSS
                                                   UNREALIZED   UNREALIZED
                                  AMORTIZED COST     GAINS        LOSSES     FAIR VALUE
                                  --------------   ----------   ----------   ----------
U.S. Government Securities......   $22,784,000            --      515,000    22,269,000
Mortgage-backed Securities......    12,151,000            --      459,000    11,692,000
Corporate Bonds.................       500,000            --        1,000       499,000
                                   -----------      --------      -------    ----------
                                   $35,435,000            --      975,000    34,460,000
                                   ===========      ========      =======    ==========

                                                          1998
                                  -----------------------------------------------------
                                                     GROSS        GROSS
                                                   UNREALIZED   UNREALIZED
                                  AMORTIZED COST     GAINS        LOSSES     FAIR VALUE
                                  --------------   ----------   ----------   ----------
U.S. Government Securities......   $17,101,000        34,000      19,000     17,116,000
Mortgage-backed Securities......    13,937,000        70,000      38,000     13,969,000
Corporate Bonds.................       500,000         6,000          --        506,000
                                   -----------       -------      ------     ----------
                                   $31,538,000       110,000      57,000     31,591,000
                                   ===========       =======      ======     ==========

    The maturity distribution based on amortized cost and fair value as of December 31, 1999, by contractual maturity, is shown below. Mortgage-backed securities have contractual terms to maturity, but require periodic payments to reduce principal. In addition, expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        MATURITY DISTRIBUTION
                                                     ---------------------------
                                                     AMORTIZED COST   FAIR VALUE
                                                     --------------   ----------
Due in one year or less............................   $   648,000        639,000
Due after one year through five years..............    25,865,000     25,285,000
Due after five years through ten years.............     6,564,000      6,272,000
Due after ten years................................     2,358,000      2,264,000
                                                      -----------     ----------
                                                      $35,435,000     34,460,000
                                                      ===========     ==========

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(2) SECURITIES AVAILABLE-FOR-SALE (CONTINUED)
    Proceeds from the sale of securities available-for-sale during 1999 were $1,499,000. Gross losses of $2,000 were realized on sales in 1999. There were no sales of securities during 1998 or 1997.

(3) INVESTMENT SECURITIES HELD-TO-MATURITY

    The amortized cost, gross unrealized gains and losses and fair value of investment securities held-to-maturity as of December 31, 1999 and 1998 are as follows:

                                                          1999
                                  -----------------------------------------------------
                                                     GROSS        GROSS
                                                   UNREALIZED   UNREALIZED
                                  AMORTIZED COST     GAINS        LOSSES     FAIR VALUE
                                  --------------   ----------   ----------   ----------
U.S. Government Securities......   $14,514,000           --       91,000     14,423,000
Municipal Securities............       349,000        1,000        3,000        347,000
Other Securities................         5,000           --           --          5,000
                                   -----------        -----       ------     ----------
                                   $14,868,000        1,000       94,000     14,775,000
                                   ===========        =====       ======     ==========

                                                           1998
                                   -----------------------------------------------------
                                                      GROSS        GROSS
                                                    UNREALIZED   UNREALIZED
                                   AMORTIZED COST     GAINS        LOSSES     FAIR VALUE
                                   --------------   ----------   ----------   ----------
U.S. Treasury and Government
  Securities.....................   $ 5,582,000           --       56,000     5,526,000
Municipal Securities.............       351,000       17,000           --       368,000
                                    -----------       ------       ------     ---------
                                    $ 5,933,000       17,000       56,000     5,894,000
                                    ===========       ======       ======     =========

    The maturity distribution based on amortized cost and fair value as of December 31, 1999 by contractual maturity, is shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        MATURITY DISTRIBUTION
                                                     ---------------------------
                                                     AMORTIZED COST   FAIR VALUE
                                                     --------------   ----------
Due within one year................................   $12,500,000     12,424,000
Due after one year through five years..............     2,005,000      1,990,000
Due after five years through ten years.............       349,000        347,000
Due after ten years................................        14,000         14,000
                                                      -----------     ----------
                                                      $14,868,000     14,775,000
                                                      ===========     ==========

    As of December 31, 1999 and 1998, investment securities held-to-maturity with an amortized cost of $5,863,000 and $5,870,000, respectively, and securities available-for-sale with a fair value of $16,418,000 and $13,634,000, respectively, (Note 2) totaling $22,281,000 and $19,504,000, respectively, were pledged as security for public deposits and other purposes as required by various statutes and agreements.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(4) LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES

    As of December 31, 1999 and 1998, loans consist of the following:

                                                        1999          1998
                                                    ------------   -----------
Commercial........................................  $ 87,465,000    79,710,000
Real estate, construction.........................    38,464,000    31,492,000
Real estate, mortgage.............................    67,235,000    48,060,000
Consumer..........................................     6,169,000     4,923,000
Investment in leveraged and direct leases.........       124,000       198,000
SBA, portion held for sale, at cost which
  approximates market.............................       946,000       995,000
SBA, unguaranteed portion held for investment.....     6,246,000     6,241,000
                                                    ------------   -----------
                                                     206,649,000   171,619,000

Less:
  Deferred loan fees, net.........................      (547,000)     (639,000)
  Allowance for loan losses.......................    (4,025,000)   (3,785,000)
                                                    ------------   -----------
                                                    $202,077,000   167,195,000
                                                    ============   ===========

    Nonaccrual loans totaling $1,845,000, $559,000 and $490,000 were outstanding as of December 31, 1999, 1998 and 1997, respectively. Loans that were past due 90 days or more and still accruing interest were $75,000, $243,000 and $408,000 as of December 31, 1999, 1998 and 1997, respectively. Interest income of $158,000, $41,000 and $100,000 would have been recorded for the years ended December 31, 1999, 1998 and 1997, respectively, if nonaccrual loans had been performing in accordance with their original terms. Interest income of $76,000 and $5,000 was recorded on loans subsequently transferred to a nonaccrual status for the years ended December 31, 1999 and 1997, respectively. No interest income was recorded on loans subsequently transferred to nonaccrual status for the year ended December 31, 1998.

    A summary of the activity in the allowance for loan losses is as follows:

                                                1999        1998        1997
                                             ----------   ---------   ---------
Balance, beginning of year.................  $3,785,000   3,382,000   3,194,000
Provision for loan losses..................     518,000     941,000     310,000
Loans charged-off..........................    (592,000)   (696,000)   (299,000)
Recoveries on loans previously charged
  off......................................     314,000     158,000     177,000
                                             ----------   ---------   ---------
Loans charged-off, net of recoveries.......    (278,000)   (538,000)   (122,000)
                                             ----------   ---------   ---------
Balance, end of year.......................  $4,025,000   3,785,000   3,382,000
                                             ==========   =========   =========

    The Company's impaired loans comprise all internally classified loans, including nonaccrual loans with specified outstanding balances. The Company measures its impaired loans by using the fair value of the collateral if the loan is collateral-dependent and the present value of the expected future cash flows discounted at the loan's effective interest rate if the loan is not collateral-dependent. As of December 31, 1999 and 1998, all impaired loans were collateral-dependent. The Company recognizes income from impaired loans on the accrual basis unless the loan is on nonaccrual status. Income from loans on

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(4) LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES (CONTINUED) nonaccrual status is recognized to the extent cash is received and the loan's principal balance is deemed collectible. The following table presents a breakdown of impaired loans and any impairment allowance related to impaired loans as of December 31, 1999 and 1998:

                                            1999                      1998
                                   -----------------------   -----------------------
                                    RECORDED    IMPAIRMENT    RECORDED    IMPAIRMENT
                                   INVESTMENT   ALLOWANCE    INVESTMENT   ALLOWANCE
                                   ----------   ----------   ----------   ----------
Loans with impairment allowance--
  other collateral...............  $  499,000    159,000     1,429,000     346,000
Loans without impairment
  allowance--real estate.........   1,334,000         --            --          --
                                   ----------    -------     ---------     -------
Total impaired loans.............  $1,833,000    159,000     1,429,000     346,000
                                   ==========    =======     =========     =======

    Based on the Company's evaluation process to determine the level of the allowance for loan losses mentioned previously and the fact that a majority of the Company's nonperforming loans are secured, management believes the allowance level to be adequate as of December 31, 1999 to absorb the estimated known and inherent risks identified through its analysis. For the years ended
December 31, 1999, 1998 and 1997, interest income of $76,000, $125,000 and
$66,000 was recorded on impaired loans, respectively, and the average balance of impaired loans was $1,409,000, $1,519,000 and $841,000, respectively.

(5) PREMISES AND EQUIPMENT

    Premises and equipment as of December 31, 1999 and 1998 are as follows:

                                                           1999        1998
                                                        ----------   ---------
Land..................................................  $  384,000     429,000
Buildings.............................................   3,034,000   3,148,000
Furniture, fixtures and equipment.....................   5,186,000   4,464,000
Leasehold improvements................................   1,141,000     998,000
Construction in Progress..............................          --     107,000
Vehicles..............................................      77,000      77,000
                                                        ----------   ---------
                                                         9,822,000   9,223,000
Less accumulated amortization and depreciation........   4,342,000   3,992,000
                                                        ----------   ---------
                                                        $5,480,000   5,231,000
                                                        ==========   =========

    Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $807,000, $733,000 and $518,000, respectively.

(6) PREMISES HELD-FOR-SALE

    During 1996, Rancho committed to a plan to dispose of the premises previously occupied by Rancho's escrow function. The fair value of this property was less than the carrying value and accordingly Rancho recorded a provision for impairment loss to write down the carrying value of the property to the amount of the estimated fair value, less estimated selling costs to dispose of the property. The impairment provision

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(6) PREMISES HELD-FOR-SALE (CONTINUED)
totaled approximately $268,000 for the year ended December 31, 1996. During 1998, Rancho took an additional write-down of $38,000 to bring the impairment allowance to approximately $306,000 at December 31, 1998 and made improvements of $489,000.

    The building was sold to an affiliate in April 1999 at book value which approximated market.

(7) DEPOSITS

    Interest bearing deposits as of December 31, 1999 and 1998 are comprised of the following:

                                                        1999          1998
                                                    ------------   -----------
Savings deposits..................................  $ 11,895,000    10,819,000
Market rate deposits..............................   112,358,000   108,246,000
Time deposits under $100,000......................    25,117,000    28,821,000
Time deposits of $100,000 or more.................    31,099,000    23,892,000
                                                    ------------   -----------
                                                    $180,469,000   171,778,000
                                                    ============   ===========

    The following summarizes the maturity of time deposits as of December 31, 1999:

Less than one year..........................................  $44,787,000
One to two years............................................    2,321,000
Two to five years...........................................      231,000
Five to ten years...........................................    8,877,000
                                                              -----------
                                                              $56,216,000
                                                              ===========

    Interest expense on deposits for the years ended December 31, 1999, 1998 and 1997 is comprised of the following:

                                                1999        1998        1997
                                             ----------   ---------   ---------
Savings deposits...........................  $  187,000     212,000     209,000
Market rate deposits.......................   2,955,000   3,031,000   2,528,000
Time deposits under $100,000...............   1,253,000   1,207,000   1,117,000
Time deposits of $100,000 or more..........   1,253,000     904,000     669,000
                                             ----------   ---------   ---------
                                             $5,648,000   5,354,000   4,523,000
                                             ==========   =========   =========

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Estimated fair values for the Company's financial instruments and a description of the methodologies and assumptions used to determine such amounts follows:

    (a) CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD

    The carrying amount is assumed to be the fair value because of the liquidity of these instruments.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    (b) TIME DEPOSITS IN FINANCIAL INSTITUTIONS

    The carrying amount is assumed to be the fair value given the short-term nature of these deposits.

    (c) INVESTMENT SECURITIES

    Fair values are based on quoted market prices available as of the balance sheet date. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    (d) LOANS

    Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type and further segmented into fixed and adjustable rate interest terms and by credit risk categories. The fair value estimates do not take into consideration the value of the loan portfolio in the event the loans had to be sold outside the parameters of normal operating activities.

    The fair value of fixed rate loans and non-performing or adversely classified adjustable rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans. The discount rates used for performing fixed rate loans are the Company's current offer rates for comparable instruments with similar terms.

    The fair value of performing adjustable rate loans is estimated to be carrying value. These loans reprice frequently at market rates and the credit risk is not considered to be greater than normal.

    (e) DEPOSITS

    The fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings and checking accounts, is equal to the amount payable on demand as of the balance sheet date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. No value has been assigned to the Company's long-term relationships with its deposit customers (core deposit intangible).

    (f) BORROWINGS

    The carrying amount is assumed to be the fair value because rates paid are the same as rates currently offered for borrowings with similar remaining maturities and characteristics.

    (g) COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

    The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    (h) LIMITATIONS

    Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a portion of the Company's financial instruments, fair value estimates are based on what management believes to be conservative judgments regarding expected future cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Since the fair values have been estimated as of December 31, 1999 and 1998, the amounts that will actually be realized or paid at settlement or maturity of the instruments could be significantly different.

    The fair values of the Company's financial instruments as of December 31, 1999 and 1998 are as follows:

                                           1999                        1998
                                --------------------------   -------------------------
                                CARRYING OR                  CARRYING OR
                                  CONTRACT     FAIR VALUE     CONTRACT     FAIR VALUE
                                   AMOUNT       ESTIMATES      AMOUNT       ESTIMATES
                                ------------   -----------   -----------   -----------
Financial Assets:
Cash and due from banks.......  $ 21,148,000    21,148,000    18,843,000    18,843,000
Federal funds sold............    10,889,000    10,889,000    36,123,000    36,123,000
Investment in Federal Reserve
  Bank and Federal Home Loan
  Bank Stock..................     1,235,000     1,235,000       856,000       856,000
Time deposits in financial
  institutions................     7,502,000     7,502,000     5,440,000     5,440,000
Securities
  available-for-sale..........    34,460,000    34,460,000    31,591,000    31,591,000
Securities held-to-maturity...    14,868,000    14,775,000     5,933,000     5,894,000
Loans, net....................   202,077,000   201,887,000   167,195,000   167,892,000
Financial Liabilities:
  Deposits....................   274,232,000   274,185,000   251,421,000   251,584,000
  Borrowings..................     1,657,000     1,657,000       470,000       470,000
Off-balance sheet financial
  instruments:
  Commitments to extend
    credit....................    73,115,000     1,097,000    69,878,000     1,048,000
  Standby letters of credit...     2,641,000        39,000     1,334,000        20,000

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(9) INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1999 and 1998 are as follows:

                                                           1999        1998
                                                        ----------   ---------
Deferred tax assets:
  Loan loss allowance, due to differences in
    computation of bad debts..........................  $  861,000     822,000
  Unrealized losses on securities
    available-for-sale................................     410,000          --
  Other real estate and investment in property
    held-for-sale.....................................     304,000     236,000
  Interest on nonaccrual loans........................     237,000     191,000
  Deferred loan fees and costs........................     147,000     147,000
  Deferred compensation...............................     144,000     118,000
  Net operating losses................................     113,000     127,000
  Accrued liabilities.................................      34,000      73,000
  State tax benefit...................................     312,000      63,000
  Other...............................................     146,000     118,000
                                                        ----------   ---------
    Total gross deferred tax assets...................   2,708,000   1,895,000
                                                        ----------   ---------
Deferred tax liabilities:
  Unrealized gains on securities available-for-sale...          --     (22,000)
  Premises and equipment, principally due to
    differences in depreciation.......................    (153,000)   (242,000)
                                                        ----------   ---------
    Total gross deferred tax liabilities..............    (153,000)   (264,000)
                                                        ----------   ---------
    Total net deferred tax assets.....................  $2,555,000   1,631,000
                                                        ==========   =========

    Based upon projections for future taxable income over the next twelve month period in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

    For the years ended December 31, 1999, 1998 and 1997, the components of income taxes consist of the following:

                                              1999         1998         1997
                                           ----------   ----------   ----------
Current income taxes:
  Federal................................  $2,705,000   $1,757,000   $2,528,000
  State..................................     889,000      723,000      231,000
                                           ----------   ----------   ----------
                                            3,659,000    2,480,000    1,321,000
                                           ----------   ----------   ----------
Deferred income taxes:
  Federal................................    (416,000)    (343,000)     412,000
  State..................................     (77,000)       3,000      145,000
                                           ----------   ----------   ----------
                                             (493,000)    (340,000)     557,000
                                           ----------   ----------   ----------
                                           $3,166,000    2,140,000    1,878,000
                                           ==========   ==========   ==========

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(9) INCOME TAXES (CONTINUED)
    A reconciliation of total income taxes for the years ended December 31, 1999, 1998 and 1997 to the amount computed by applying the applicable statutory federal income tax rate of 34% to earnings before income taxes follows:

                                                1999        1998        1997
                                             ----------   ---------   ---------
Computed expected income taxes.............  $2,526,000   1,945,000   1,603,000
State tax, net of federal tax benefit......     536,000     479,000     248,000
Reduction of liabilities from prior
  years....................................          --     (147,00)         --
Other, net.................................     104,000    (137,000)     27,000
                                             ----------   ---------   ---------
                                             $3,166,000   2,140,000   1,878,000
                                             ==========   =========   =========

    As of December 31, 1999 and 1998 taxes payable totaled $487,000 and $398,000, respectively.

    The Company has available at December 31, 1999 and 1998 approximately $447,000 and $487,000, respectively, of unused federal operating loss carryforwards that may be applied against future taxable income through 2009. The applications of the net operating loss and other carryforwards are assumed to be subject to annual IRC Section 382 limitations.

(10) STOCK OPTIONS AND WARRANTS

    At the time of the Merger, all outstanding stock options of First Community were converted into stock options of the Company at an exchange rate of 0.30 shares. The following disclosures reflect the combination of the Company, First Community and Rancho stock option data.

    The Company has a stock option plan (the Plan) pursuant to which the Company's Board of directors may grant stock options to officers, directors and key employees. The Plan authorizes grants of options to purchase up to 500,000 shares of authorized but unissued Company common stock. Stock options are granted with an exercise price greater than or equal to the stock's fair market value at the date of grant. Stock options have terms not to exceed 10 years from the date of the grant and vest and become fully exercisable in installments determined at the date of grant. All of First Community's stock options vested at the Merger.

    As of December 31, 1999, there were 116,000 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 1999, 1998 and 1997 was $1.57, $2.13 and $2.33, respectively, on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions: 1999--expected dividend yield 2.32%, risk-free interest rate of 5.27%, and an expected life of 5 years; 1998--expected dividend yield 1.50%, risk-free interest rate of 4.69%, and an expected life of 5 years; 1998--no expected dividend yield, risk-free interest rate of 5.71%, and an expected life of 5 years.

    The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(10) STOCK OPTIONS AND WARRANTS (CONTINUED) under SFAS No. 123, the Company's net earnings would have been reduced to the pro forma amounts indicated below:

                                                1999        1998        1997
                                             ----------   ---------   ---------
Net earnings, as reported..................  $4,264,000   3,582,000   2,837,000
Pro forma net earnings.....................   4,107,000   3,454,000   2,746,000

Basic earnings per share, as reported......        1.10        0.93        0.74
Pro forma basic earnings per share.........        1.06        0.90        0.71

Diluted earnings per share, as reported....        1.05        0.88        0.71
Pro forma basic earnings per share.........        1.01        0.85        0.69

    Stock option activity during the periods indicated is as follows:

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                                                                 EXERCISE
                                                              NUMBER OF SHARES    PRICE
                                                              ----------------   --------
Balance at December 31, 1996................................      $178,648         5.08
Granted.....................................................       178,668         8.95
Exercised...................................................        (5,001)        5.00
Cancelled...................................................          (953)       11.76
                                                                  --------        -----

Balance at December 31, 1997................................       351,382        17.03
Granted.....................................................       107,750        11.90
Exercised...................................................       (31,460)        3.71
Cancelled...................................................       (19,635)        9.70
                                                                  --------        -----

Balance at December 31, 1998................................       408,037         9.42
Granted.....................................................        81,000        12.51
Exercised...................................................       (24,167)        4.13
Cancelled...................................................       (35,000)       15.86
Forfeited...................................................        (1,666)        5.00
                                                                  --------        -----
Balance at December 31, 1999................................      $428,204        10.33
                                                                  ========        =====

    As of December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $3.60--$56.67 and
4.3 years, respectively. As of December 31, 1999, the number of options exercisable was 271,145 and the weighted-average exercise price of those options was $8.07.

    During 1995, the Company issued to certain shareholders warrants for 83,555 shares of common stock. The warrants entitle these shareholders to acquire a like number of shares of common stock for an exercise price of $4.80 per share. The warrants are eligible for exercise and expire in 2000.

    On February 1, 2000, 60,000 options granted to two executives during 1999 were cancelled and 130,000 new options were granted with an exercise price of $7.50 per share. Of the new options, 50% vested on the

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(10) STOCK OPTIONS AND WARRANTS (CONTINUED) grant date and 25% vest annually on the anniversary of the grant date. On February 1, 2000, the exercise price of 10,000 options granted to two employees during 1999 was amended to $7.50 per share. Of the options granted during 1999, 3,500 are contingent upon execution of a key employee agreement.

(11) EMPLOYEE BENEFIT PLANS

    The Banks have 401(k) plans for the benefit of substantially all employees. Amounts accrued and charged to expense were $14,000, $42,000 and $36,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

(12) NET EARNINGS PER SHARE

    The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                              EARNINGS        SHARES       PER SHARE
                                             (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                             -----------   -------------   ---------
Basic 1999 EPS:
  Net earnings.............................  $4,264,000      3,863,000        1.10
  Effect of dilutive stock options.........          --        214,000       (0.05)
                                             ----------      ---------       -----
    Diluted EPS............................   4,264,000      4,077,000        1.05
                                             ==========      =========       =====

Basic 1998 EPS:
  Net earnings.............................   3,582,000      3,836,000        0.93
  Effect of dilutive stock options.........                    247,000       (0.05)
                                             ----------      ---------       -----
    Diluted EPS............................   3,582,000      4,083,000        0.88
                                             ==========      =========       =====

Basic 1997 EPS:
  Net earnings.............................   2,837,000      3,820,000        0.74
  Effect of dilutive stock options.........          --        170,000       (0.03)
                                             ----------      ---------       -----
    Diluted EPS............................  $2,837,000      3,990,000        0.71
                                             ==========      =========       =====

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(13) LEASE COMMITMENTS

    As of December 31, 1999, aggregate minimum rental commitments for certain real property under noncancellable operating leases having an initial or remaining term of more than one year are as follows:

2000........................................................  $  752,000
2001........................................................     707,000
2002........................................................     570,000
2003........................................................     446,000
2004........................................................     316,000
Thereafter..................................................   1,049,000
                                                              ----------
                                                              $3,840,000
                                                              ==========

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(13) LEASE COMMITMENTS (CONTINUED)

    Total gross rental expense for the years ended December 31, 1999, 1998 and 1997 was $815,000, $762,000 and $729,000, respectively. There are no contingent rental payments applicable to any of the leases. Most of the leases provide that the Company pay maintenance, insurance and certain other operating expenses applicable to the leased premises in addition to the monthly minimum payments. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases.

    Total rental income for the years ended December 31, 1999, 1998 and 1997 was approximately $121,000, $137,000 and $66,000, respectively.

(14) COMMITMENTS AND CONTINGENCIES

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

    Commitments to extend credit amounting to $73,115,000 and $69,878,000 were outstanding as of December 31, 1999 and 1998, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

    Standby letters of credit and financial guarantees amounting to $2,641,000 and $1,334,000 were outstanding as of December 31, 1999 and 1998, respectively. Standby letters of credit and financial guarantees are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. Most guarantees will expire within one year. The Company generally requires collateral or other security to support financial instruments with credit risk. Management does not anticipate that any material loss will result from the outstanding commitments to extend credit, standby letters of credit or financial guarantees.

    As of December 31, 1999 and 1998, the Company had lines of credit in the amount of $11,500,000 from correspondent banks, none of which were outstanding as of December 31, 1999 or 1998. These lines are renewable annually. As of December 31, 1999 and 1998, the Company had a Fed discount limit of approximately $3,327,000 and $1,327,000, respectively, none of which was outstanding. As of December 31, 1999, the Company had a Federal Home Loan Bank limit of approximately $9,000,000, none of which was outstanding. The availability of the lines of credit, as well as adjustments in deposit programs, provide for liquidity in the event that the level of deposits should fall abnormally low. These sources provide that funding thereof, may be withdrawn depending upon the financial strength of the Company.

    The Company participates in the Treasury, Tax and Loan Note program. The Company has a limit of $1,700,000 at the Federal Reserve Bank. Treasury, Tax and Loan balances fluctuate based on the amounts

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(14) COMMITMENTS AND CONTINGENCIES (CONTINUED) deposited by customers and the amounts called for payment by the Federal Reserve Bank. At December 31, 1999 and 1998 the interest rates on the Treasury, Tax and Loan Note, was 4.54% and 4.28%, respectively.

(15) RESTRICTED CASH BALANCES

    The Company is required to maintain reserve balances with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserves held at the Federal Reserve Bank for the years ended December 31, 1999 and 1998 were approximately $5,369,000 and $2,978,000, respectively.

(16) DIVIDEND AVAILABILITY

    Holders of Company common stock are entitled to receive dividends declared by the board of directors out of funds legally available therefore under the laws of the State of California and certain federal laws and regulations governing the banking and financial services business. In addition, the Banks are subject to certain restrictions under the laws of the State of California and certain federal laws and regulations governing banks which limit their ability to transfer funds to the Company through intercompany loans, advances or cash dividends.

    During 1999 and 1998, Rancho paid $742,000 and $589,000, respectively, in dividends and transferred $526,000 and $497,000, respectively, from retained earnings to common stock in accordance with regulatory guidelines.

(17) LITIGATION

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company.

(18) REGULATORY MATTERS

    The Company, as a bank holding company, is subject to regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended.

    The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of the Company's and the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(18) REGULATORY MATTERS (CONTINUED)
(as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and the Banks have met all capital adequacy requirements to which they are subject.

    As of December 31, 1999, the most recent notification from the regulatory agencies categorized the Company and each of the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's or either of the Banks' categories.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(18) REGULATORY MATTERS (CONTINUED)
    Actual capital amounts and ratios for the Company and the Banks as of December 31, 1999 and 1998 are presented in the following table:

                                                                     CAPITAL
                                             ACTUAL            ADEQUACY REQUIREMENT       WELL CAPITALIZED
                                     ----------------------   ----------------------   ----------------------
                                       AMOUNT       RATIO       AMOUNT       RATIO       AMOUNT       RATIO
                                     -----------   --------   -----------   --------   -----------   --------
As of December 31, 1999
  Total Capital (to Risk-Weighed
    Assets):
    Consolidated Company...........  $29,463,000    12.15%    $19,400,000      a8%     $24,249,000     a10%
    Rancho.........................   19,567,000    12.44      12,581,000      a8       15,726,000     a10
    First Community................    9,896,000    11.61       6,819,000      a8        8,523,000     a10
  Tier I Capital (to Risk-Weighted
    Assets):
    Consolidated Company...........   24,419,000    10.89       9,700,000      a4       14,550,000      a6
    Rancho.........................   17,595,000    11.19       6,290,000      a4        9,436,000      a6
    First Community................    8,824,000    10.35       3,409,000      a4        5,114,000      a6
  Tier I Capital (to Average
    Assets):
    Consolidated Company...........   26,419,000     8.56      12,343,000      a4       15,429,000      a5
    Rancho.........................   17,595,000     9.48       7,421,000      a4        9,277,000      a5
    First Community................    8,824,000     7.17       4,922,000      a4        6,152,000      a5
As of December 31, 1998
  Total Capital (to Risk-Weighted
    Assets):
    Consolidated Company...........   25,455,000    12.07      16,874,000      a8       21,093,000     a10
    Rancho.........................   16,828,000    12.86      10,469,000      a8       13,086,000     a10
    First Community................    8,627,000    10.77       6,405,000      a8        8,007,000     a10
  Tier I Capital (to Risk-Weighted
    Assets):
    Consolidated Company...........   22,802,000    10.81       8,437,000      a4       12,656,000      a6
    Rancho.........................   15,183,000    11.60       5,234,000      a4        7,852,000      a6
    First Community................    7,619,000     9.52       3,203,000      a4        4,804,000      a6
  Tier I Capital (to Average
    Assets):
    Consolidated Company...........   22,802,000     8.66      10,527,000      a4       13,159,000      a5
    Rancho.........................   15,183,000     9.64       6,297,000      a4        7,872,000      a5
    First Community................    8,627,000     7.20       4,230,000      a4        5,287,000      a5

(19) PENDING MERGER

    The Company and Professional Bancorp, Inc. (Professional) announced on August 7, 2000 that they had signed a definitive agreement under which the Company will acquire Professional and its wholly owned subsidiary, First Professional Bank, N.A. Under the terms of the agreement, shareholders of Professional will receive either $8.00 in cash or 0.55 shares of Company common stock for each share of Professional common stock, subject to adjustment. The proposed merger is subject to regulatory and shareholder approval.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              JUNE 30,      DECEMBER 31,
                                                                2000            1999
                                                              --------      ------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
ASSETS:
Cash and due from banks.....................................  $ 28,899        $ 21,148
Federal funds sold..........................................    30,093          10,889
                                                              --------        --------
    Total cash and cash equivalents.........................    58,992          32,037
Interest-bearing deposits in financial institutions.........     3,948           7,502
Federal Reserve Bank and Federal Home Loan Bank stock, at
  cost......................................................     1,076           1,235
Securities held-to-maturity (fair value of $12,820,000 at
  June 30, 2000 and $14,775,000 at December 31, 1999).......    12,866          14,868
Securities available-for-sale (amortized cost of $32,822,000
  at June 30, 2000 and $35,435,000 at December 31, 1999)....    31,794          34,460
                                                              --------        --------
    Total securities........................................    45,736          50,563
Gross loans.................................................   224,412         206,650
Deferred fees and costs.....................................      (572)           (548)
                                                              --------        --------
    Loans, net of deferred fees and costs...................   223,840         206,102
Allowance for loan losses...................................    (3,987)         (4,025)
                                                              --------        --------
    Net loans...............................................   219,853         202,077
Premises and equipment......................................     5,184           5,480
Other real estate owned, net................................     1,315           1,315
Other assets................................................     6,650           5,388
                                                              --------        --------
    Total Assets............................................  $341,678        $304,362
                                                              ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
Non-interest bearing deposits...............................  $106,061        $ 93,763
Interest bearing deposits...................................   204,282         180,469
                                                              --------        --------
    Total deposits..........................................   310,343         274,232
Accrued interest payable and other liabilities..............     3,572           2,618
Short-term borrowings.......................................     2,472           1,657
                                                              --------        --------
    Total Liabilities.......................................   316,387         278,507
SHAREHOLDERS' EQUITY:
Common stock, no par value; authorized 15,000,000 shares,
  issued and outstanding 3,891,517 and 3,878,259 shares as
  of June 30, 2000 and December 31, 1999, respectively......    19,849          19,394
Preferred stock; authorized 5,000,000 shares, no shares
  issued and outstanding....................................        --              --
Retained earnings...........................................     6,038           7,026
Accumulated other comprehensive loss:
  Net unrealized losses on securities available-for-sale,
    net.....................................................      (596)           (565)
                                                              --------        --------
    Total Shareholders' Equity..............................    25,291          25,855
                                                              --------        --------
      Total Liabilities and Shareholders' Equity............  $341,678        $304,362
                                                              ========        ========
Shares outstanding..........................................   3,891.6         3,878.3
Book value per share........................................  $   6.50        $   6.67

     See "Notes to Unaudited Condensed Consolidated Financial Statements."

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               6 MONTHS              3 MONTHS
                                                            ENDED JUNE 30,        ENDED JUNE 30,
                                                          -------------------   -------------------
                                                            2000       1999       2000       1999
                                                          --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans............................  $11,553    $ 9,140    $ 5,978    $  4,859
  Interest on interest-bearing deposits in financial
    institutions........................................      167        160         62          96
  Interest on investment securities.....................    1,439      1,201        703         630
  Interest on federal funds sold........................      676        827        525         361
                                                          -------    -------    -------    --------
    Total interest income...............................   13,835     11,328      7,268       5,946
INTEREST EXPENSE:
  Interest expense on deposits..........................    3,495      2,779      1,930       1,352
  Interest expense on short-term borrowings.............       53         19         15          13
                                                          -------    -------    -------    --------
    Total interest expense..............................    3,548      2,798      1,945       1,365
                                                          -------    -------    -------    --------
NET INTEREST INCOME.....................................   10,287      8,530      5,323       4,581
  Provision for loan losses.............................       --        240         --         105
                                                          -------    -------    -------    --------
    Net interest income after provision for loan
      losses............................................   10,287      8,290      5,323       4,476
NON-INTEREST INCOME:
  Service charges and fees on deposit accounts..........      595        583        285         301
  Merchant discount fees................................       51         47         34          31
  Other commissions and fees............................      312        265        157         148
  Gain on sale of loans.................................      179        167        124          75
  Other income..........................................      136         96         92          46
                                                          -------    -------    -------    --------
    Total non-interest income...........................    1,273      1,158        692         601
NON-INTEREST EXPENSE:
  Salaries and employee benefits........................    3,329      2,853      1,668       1,435
  Occupancy.............................................      773        684        377         363
  Furniture and equipment...............................      478        332        236         179
  Legal expenses........................................      159        107         75          52
  Other professional services...........................      913        675        510         372
  Stationery, supplies and printing.....................      135        117         90          60
  FDIC assessment.......................................       32         22         17          11
  Cost of other real estate owned.......................       33        160         33         159
  Advertising...........................................      196        196         95         101
  Insurance.............................................       63         53         32          27
  Loss on sale of securities............................       11          2         --           2
  Merger costs..........................................    3,561         --      3,561          --
  Other.................................................      951        870        605         459
                                                          -------    -------    -------    --------
    Total non-interest expense..........................   10,634      6,071      7,299       3,220
                                                          -------    -------    -------    --------
    Income (loss) before income taxes...................      926      3,377     (1,284)      1,857
    Income taxes........................................    1,125      1,439        207         804
                                                          -------    -------    -------    --------
  Net income (loss).....................................  $  (199)   $ 1,938    $(1,491)   $  1,053
                                                          =======    =======    =======    ========
PER SHARE INFORMATION:
  Number of shares (weighted average):
    Basic...............................................  3,880.9    3,857.0    3,883.7     3,859.6
    Diluted.............................................  4,093.5    4,059.0    4,082.6     4,058.4
  Income (loss) per share:
    Basic...............................................  $ (0.05)   $  0.50    $ (0.38)   $   0.27
    Diluted.............................................  $ (0.05)   $  0.48    $ (0.38)   $   0.26

     See "Notes to Unaudited Condensed Consolidated Financial Statements."

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

   UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                                  SIX MONTHS           THREE MONTHS
                                                                     ENDED                 ENDED
                                                                   JUNE 30,              JUNE 30,
                                                              -------------------   -------------------
                                                                2000       1999       2000       1999
                                                              --------   --------   --------   --------
                                                                           (IN THOUSANDS)
Net income (loss)...........................................   $(199)     $1,938    $(1,491)    $1,053
Other comprehensive income (loss), net of related income
  taxes:
  Unrealized gains (losses) on securities:
    Unrealized holding gains (losses) arising during the
      period................................................     (28)       (375)        85       (299)
    Less reclassifications of realized losses included in
      income................................................      (3)         --         --         (2)
                                                               -----      ------    -------     ------
                                                                 (31)       (375)        85       (301)
                                                               -----      ------    -------     ------
Comprehensive income (loss).................................   $(230)     $1,563    $(1,406)    $  752
                                                               =====      ======    =======     ======

     See "Notes to Unaudited Condensed Consolidated Financial Statements."

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                6 MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $   (199)  $  1,938
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................       492        368
    Provision for loan losses...............................        --        240
    Real estate valuation adjustment........................        --        159
    Gain on sale of loans...................................      (179)      (167)
    Loss on sale of securities available-for-sale...........        11          2
    Increase in other assets................................    (1,240)      (398)
    Increase (decrease) in accrued interest payable and
      other liabilities.....................................       954     (1,070)
                                                              --------   --------
      Net cash (used in) provided by operating activities...      (161)     1,072
Cash flows from investing activities:
  Net increase in loans outstanding.........................   (17,597)   (16,761)
  Net decrease (increase) in interest-bearing deposits in
    financial institutions..................................     3,554       (984)
  Securities held-to-maturity:
    Maturities..............................................     4,002      2,388
    Purchases...............................................    (2,000)    (9,500)
  Securities available-for-sale:
    Proceeds from sale......................................     1,489      1,499
    Maturities..............................................     1,624     11,439
    Purchases...............................................      (501)   (14,646)
  Net change in FRB and FHLB stock..........................       159       (112)
  Proceeds from sale of property held for sale..............        --      1,176
  Increase in property held for sale........................        --       (128)
  Purchases of premises and equipment.......................      (206)      (770)
                                                              --------   --------
      Net cash used in investing activities.................    (9,476)   (26,399)
Cash flows from financing activities:
  Net increase in deposits:
    Non-interest bearing....................................    12,298      8,455
    Interest bearing........................................    23,813     11,616
  Proceeds from exercise of stock options...................       114         20
  Net increase in short-term borrowings.....................       815      1,135
  Cash dividends paid.......................................      (448)      (296)
                                                              --------   --------
      Net cash provided by financing activities.............    36,592     20,930
                                                              --------   --------
      Net increase (decrease) in cash and cash
        equivalents.........................................    26,955     (4,397)
Cash and cash equivalents at beginning of period............    32,037     54,966
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 58,992   $ 50,569
                                                              ========   ========
Supplemental disclosure of cash flow information:
Cash paid during period for:
  Interest..................................................  $  3,511   $  2,779
  Income taxes..............................................  $  1,145   $  1,255
Supplemental disclosure of noncash investing and financing
  activities:
  Transfers from retained earnings to common stock..........  $    341   $    264

     See "Notes to Unaudited Condensed Consolidated Financial Statements."

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2000

NOTE 1--BASIS OF PRESENTATION

    First Community Bancorp (the "Company") is the holding company for Rancho Santa Fe National Bank ("Rancho") and First Community Bank of the Desert ("First Community" and together with Rancho, the "Banks"). The unaudited condensed consolidated financial statements of the Company included herein reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods indicated. Certain reclassifications have been made to the unaudited condensed consolidated financial statements for 1999 to conform to the 2000 presentation. Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). The results of operations for the three and six months ended June 30, 2000 are not necessarily indicative of the results of operations to be expected for the remainder of the year.

    The preparation of unaudited condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates subject to change include the allowance for loan losses, the carrying value of other real estate owned and the deferred tax asset.

    The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Rancho's and First Community's Annual Reports filed on Form S-4/A on May 5, 2000 for the year ended December 31, 1999.

NOTE 2--ACQUISITIONS

FIRST COMMUNITY ACQUISITION

    On May 31, 2000, a subsidiary of the Company merged with and into First Community pursuant to an Agreement and Plan of Merger, dated as of October 22, 1999, as amended (the "Merger Agreement"), by and between the Company, Rancho and First Community, (the "Merger"). As a result of the Merger, First Community became a wholly-owned subsidiary of the Company.

    Pursuant to the Merger Agreement, each issued and outstanding share of common stock of First Community ("First Community Common Stock") prior to the Merger (other than as provided in the Merger Agreement) was converted into the right to receive 0.3 shares (the "Conversion Number") of common stock of the Company ("Company Common Stock"). In addition, each option and each warrant to acquire shares of First Community Common Stock outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) was converted into an option and warrant, respectively, to acquire 0.3 shares of Company Common Stock. Upon consummation of the Merger, the Company issued approximately 1,392,799 shares of Company Common Stock to former holders of First Community Common Stock, and as a result, the former shareholders of First Community Common Stock own shares of Company Common Stock representing approximately 35.9% of the outstanding shares of Company Common Stock.

    The financial information as of all dates and for all periods prior to the First Community Merger presented herein has been restated to present the combined consolidated financial condition and results of

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                                 JUNE 30, 2000

NOTE 2--ACQUISITIONS (CONTINUED)
operations of the Company and First Community as if the First Community Merger had been in effect as of all dates and for all periods presented.

PROFESSIONAL BANCORP INC. ACQUISITION

    The Company announced on August 7, 2000 that it had signed a definitive agreement to acquire Professional Bancorp Inc. ("Professional") and its wholly-owned subsidiary, First Professional Bank ("First Professional"). Under terms of the agreement, shareholders of Professional will receive either $8.00 in cash or 0.55 shares of Company common stock for each share of Professional common stock. Professional shareholders will have the option to choose either cash or stock consideration. In the event that more than 50% of Professional shareholders choose common stock or cash, the consideration will be prorated to the Professional shareholders such that half the shares will receive cash and half will receive Company common stock. For Professional shareholders receiving stock, 0.55 shares of Company common stock will be received for each share of Professional common stock (within a range of Company stock prices). The Company anticipates issuing approximately 559,000 shares of Company common stock in this transaction.

    The acquisition will use purchase accounting and is expected to close late in the fourth quarter of the year. Both companies have completed their due diligence. Completion of the transaction is conditional upon the receipt of shareholder and regulatory approvals.

NOTE 3--NET INCOME (LOSS) PER SHARE

    The following is a summary of the calculation of basic and diluted net income (loss) per share for the six and three month periods ended June 30, 2000 and 1999:

                                                                     THREE MONTHS
                                             SIX MONTHS ENDED            ENDED
                                                 JUNE 30,              JUNE 30,
                                            -------------------   -------------------
                                              2000       1999       2000       1999
                                            --------   --------   --------   --------
Net income (loss).........................  $  (199)   $ 1,938    $(1,491)   $ 1,053
                                            =======    =======    =======    =======
Weighted average shares outstanding.......  3,880.9    3,857.0    3,883.7    3,859.6
                                            =======    =======    =======    =======
Basic net income (loss) per share.........  $ (0.05)   $  0.50    $ (0.38)   $  0.27
                                            =======    =======    =======    =======
Weighted average shares outstanding.......  3,880.9    3,857.0    3,883.7    3,859.6
Effect of dilutive stock options and
  warrants(1).............................    212.6      202.0      198.9      198.8
                                            -------    -------    -------    -------
Diluted shares outstanding................  4,093.5    4,059.0    4,082.6    4,058.4
                                            =======    =======    =======    =======
Diluted net income (loss) per share (1)...  $ (0.05)   $  0.48    $ (0.38)   $  0.26
                                            =======    =======    =======    =======

------------------------

(1) The effect of stock options and warrants is antidilutive in the 2000 periods and therefore are not used for the computation of diluted net loss per share.

                    FIRST COMMUNITY BANCORP AND SUBSIDIARIES

                                 JUNE 30, 2000

NOTE 4--NEW ACCOUNTING STANDARDS

    In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of Accounting Principles Board ("APB") Opinion No. 25. FASB Interpretation No. 44 clarifies certain issues related to the application of APB Opinion 25 and is effective July 1, 2000, with certain conclusions covering specific events that occurred either December 15, 1998 or January 12, 2000. FASB Interpretation
No. 44 is not expected to have a material effect on the Company's financial position or results of operations.

                         [INDEPENDENT AUDITORS' REPORT]

To the Board of Directors
Professional Bancorp, Inc.

    We have audited the accompanying consolidated balance sheet of Professional Bancorp, Inc. and Subsidiary as of December 31, 1999 and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders' equity, and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Professional Bancorp, Inc. and Subsidiary as of December 31, 1999 and the consolidated results of their operations and cash flows for the year ended December 31, 1999 in conformity with generally accepted accounting principles.

Moss Adams LLP

Los Angeles, California
January 28, 2000, Except for Note 8
as to which the date is February 1, 2000 and Note 11 as to which the date is March 22, 2000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Professional Bancorp, Inc.:

    We have audited the accompanying consolidated balance sheet of Professional Bancorp, Inc. (a Pennsylvania corporation) and subsidiary as of December 31, 1998 and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Professional Bancorp, Inc. and subsidiary as of December 31, 1998 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Los Angeles, California
April 19, 1999

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                        DECEMBER 31,   DECEMBER 31,
                                                             NOTES          1999           1998
                                                             -----      ------------   ------------
ASSETS
Cash and due from banks:
  Noninterest-bearing......................................    2        $ 15,721,372   $ 20,992,183
  Interest-bearing.........................................                  697,430        572,519
                                                                        ------------   ------------
Federal funds sold.........................................               27,000,000     10,400,000
Cash and cash equivalents..................................               43,418,802     31,964,702

Securities available-for-sale (cost of $48,187,000 and
  $81,369,000 in 1999 and 1998, respectively)..............    3          45,524,729     80,891,072
Securities held-to-maturity (fair value of $17,901,000 and
  $24,135,000 in 1999 and 1998, respectively)..............    3          18,199,500     24,080,592
Loans (net of allowance for loan losses of $5,873,000 and
  $2,200,000 in 1999 and 1998, respectively)...............   4,10       156,484,089    115,518,693
Premises and equipment, net................................    5           1,151,919      1,390,128
Deferred tax asset.........................................    7           2,843,726      1,242,748
Accrued interest receivable and other assets...............                5,866,918      4,613,504
                                                                        ------------   ------------
                                                                        $273,489,683   $259,701,439
                                                                        ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits:                                                      6
  Demand, noninterest-bearing..............................             $109,560,458   $109,421,629
  Demand, interest-bearing.................................               16,033,189     16,710,541
  Savings and money market.................................               84,783,194     75,500,642
  Time deposits............................................               45,651,235     28,947,934
                                                                        ------------   ------------
Total deposits.............................................              256,028,076    230,580,746
Convertible notes..........................................    12            679,000      1,116,000
Accrued interest payable and other liabilities.............    7           1,914,639      2,683,582
                                                                        ------------   ------------
Total liabilities..........................................              258,621,715    234,380,328
                                                                        ------------   ------------
Commitments and contingent liabilities.....................    9
SHAREHOLDERS' EQUITY:                                         8,11
Common stock, $.008 par value; 12,500,000 shares
  authorized; 2,100,221 and 2,065,811 issued and 2,030,754
  and 1,996,344 outstanding in 1999 and 1998,
  respectively.............................................             $     16,801   $     16,526
Additional paid-in-capital.................................               21,271,477     20,873,603
Retained earnings (accumulated deficit)....................               (3,221,239)     5,239,275
Treasury stock, at cost (69,467 shares in 1999 and 1998)...                 (537,251)      (537,251)
Accumulated other comprehensive loss.......................    3          (2,661,820)      (271,042)
                                                                        ------------   ------------
Total shareholders' equity.................................               14,867,968     25,321,111
                                                                        ------------   ------------
                                                                        $273,489,683   $259,701,439
                                                                        ============   ============

          See accompanying notes to consolidated financial statements.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            AND COMPREHENSIVE INCOME (LOSS) YEARS ENDED DECEMBER 31,

                                                              NOTES         1999              1998          1997
                                                              -----      -----------       -----------   -----------
INTEREST INCOME
Loans.......................................................    4        $12,762,486       $10,264,651   $ 9,686,133
Securities..................................................    3          4,374,644         4,890,065     5,834,456
Federal funds sold and securities purchased under agreements
  to resell.................................................               1,109,345         1,773,156     1,159,971
Interest-bearing deposits in other banks....................                  48,863            20,550        28,779
                                                                         -----------       -----------   -----------
TOTAL INTEREST INCOME.......................................              18,295,338        16,948,422    16,709,339
                                                                         -----------       -----------   -----------
INTEREST EXPENSE
Deposits....................................................    6          3,258,697         3,373,818     3,336,954
Convertible notes...........................................                  45,855           252,882       473,619
Federal funds purchased and securities sold under agreements
  to repurchase.............................................                 108,737             3,055        15,807
                                                                         -----------       -----------   -----------
TOTAL INTEREST EXPENSE......................................               3,413,289         3,629,755     3,826,380
                                                                         -----------       -----------   -----------
NET INTEREST INCOME.........................................              14,882,049        13,318,667    12,882,959
Provision for loan losses...................................    4         13,992,636           405,829       180,000
                                                                         -----------       -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........                 889,413        12,912,838    12,702,959
                                                                         -----------       -----------   -----------
OTHER OPERATING INCOME
Net gain (loss) on sale of securities available-for-sale....    3             39,610            (5,640)           --
Merchant discount...........................................                 290,913           207,572       272,763
Mortgage brokering fees.....................................                  34,412           162,811       105,660
Service charges on deposits.................................                 940,041           918,354       791,247
Other income................................................                 547,336           452,043       622,964
                                                                         -----------       -----------   -----------
TOTAL OTHER OPERATING INCOME................................               1,852,312         1,735,140     1,792,634
                                                                         -----------       -----------   -----------
OTHER OPERATING EXPENSES
Salaries and employee benefits..............................               6,544,938         5,987,476     5,803,575
Occupancy...................................................               1,498,062         1,438,988     1,481,016
Legal fees, net of legal settlement.........................               1,067,627           394,908      (105,834)
Furniture and equipment.....................................                 827,984           810,920       828,845
Professional services.......................................   10          1,462,935         1,145,885     1,346,273
Strategic planning and investor relations...................                  60,404           147,743       375,086
FDIC assessment.............................................                  55,927            24,951        27,063
Office supplies.............................................                 287,131           237,273       226,620
Other assessment............................................                 176,097           189,556       224,613
Telephone...................................................                 298,165           287,849       272,692
Audit, accounting and examinations..........................                 340,365           188,733       131,603
Postage.....................................................                 145,161           160,151       150,353
Messenger service...........................................                  55,101            33,615        70,692
Imprinted checks............................................                   9,538            42,709        90,939
Donations...................................................                 128,794            93,900       101,427
Meetings and business developments..........................                 211,458           191,026       163,488
Other expense...............................................               1,130,428           851,043       936,317
                                                                         -----------       -----------   -----------
TOTAL OTHER OPERATING EXPENSES..............................              14,300,115        12,226,726    12,124,768
                                                                         -----------       -----------   -----------
Earnings (loss) before taxes................................             (11,558,390)        2,421,252     2,370,825
Provision (benefit) for income taxes........................    7         (3,198,627)          989,653       892,300
                                                                         -----------       -----------   -----------
NET EARNINGS (LOSS).........................................             $(8,359,763)      $ 1,431,599   $ 1,478,525
                                                                         ===========       ===========   ===========
Net earnings (loss).........................................             $   835,763       $ 1,431,599   $ 1,478,525
Unrealized gain (loss) on securities available for sale net
  tax.......................................................              (2,390,778)          (17,722)      171,134
Reclassification adjustment, net of tax.....................                      --            10,489            --
                                                                         -----------       -----------   -----------
Comprehensive income (loss).................................             $10,750,541       $ 1,424,366   $ 1,649,659
                                                                         ===========       ===========   ===========
EARNINGS (LOSS) PER SHARE
  Basic.....................................................    1        $     (4.15)      $      0.81   $      1.10
  Diluted...................................................    1              (4.15)(a)   $      0.74   $      0.97

------------------------------
(a) No effect has been given to dilutive securities because the impact is anti-dilutive.

          See accompanying notes to consolidated financial statements.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                            RETAINED                  ACCUMULATED
                                        COMMON STOCK        ADDITIONAL      EARNINGS                     OTHER
                                    ---------------------     PAID-IN     (ACCUMULATED   TREASURY    COMPREHENSIVE
                                      SHARES      AMOUNT      CAPITAL       DEFICIT)       STOCK     INCOME (LOSS)       TOTAL
                                    ----------   --------   -----------   ------------   ---------   --------------   -----------
Balance, December 31, 1996........   1,341,316   $11,286    $12,488,001   $ 2,514,501    $(537,251)   $  (434,943)    $14,041,594
Conversion of notes (Note 12).....      14,174       113        158,433            --           --             --         158,546
Exercise of stock options
  (Note 8)........................       1,732        14         13,340            --           --             --          13,354
Change in net unrealized holding
  gain on securities
  available-for-sale net of tax
  benefit of $64,346..............          --        --             --            --           --        171,134         171,134
Net earnings......................          --        --             --     1,478,525           --             --       1,478,525
                                    ----------   -------    -----------   -----------    ---------    -----------     -----------
Balance, December 31, 1997........   1,357,222    11,413     12,659,774     3,993,026     (537,251)      (263,809)     15,863,153
Conversion of notes (Note 12).....     334,494     2,676      3,798,376            --           --             --       3,801,052
Issuance of cash dividend.........          --        --             --      (185,350)          --             --        (185,350)
Exercise of stock options (Note
  8)..............................     304,628     2,437      3,791,926            --           --             --       3,794,363
Tax benefit on stock options
  exercised.......................          --        --        561,344            --           --             --         561,344
Forfeited interest on conversion
  of Convertible notes............          --        --         62,183            --           --             --          62,183
Change in net unrealized holding
  loss on securities
  available-for-sale net of tax
  benefit $12,190.................          --        --             --            --           --         (7,233)         (7,233)
Net earnings......................          --        --             --     1,431,599           --             --       1,431,599
                                    ----------   -------    -----------   -----------    ---------    -----------     -----------
Balance, December 31, 1998........   1,996,344    16,526     20,873,603     5,239,275     (537,251)      (271,042)     25,321,111
Conversion of Notes (Note 12).....      34,410       275        397,874            --           --             --         398,149
Cash Dividends....................          --        --             --      (100,751)          --             --        (100,751)
Change in net unrealized holding
  loss on securities
  available-for-sale net of tax
  benefits of $975,000 which has
  been fully reserved.............          --        --             --            --           --     (2,390,778)     (2,390,778)
Net Loss..........................          --        --             --    (8,359,763)          --             --      (8,359,763)
                                    ----------   -------    -----------   -----------    ---------    -----------     -----------
Balance, December 31, 1999........   2,030,754   $16,801    $21,271,477   $(3,221,239)   $(537,251)   $(2,661,820)    $14,867,968
                                    ==========   =======    ===========   ===========    =========    ===========     ===========

          See accompanying notes to consolidated financial statements.

                      PROFESSIONAL BANCORP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            YEARS ENDED DECEMBER 31,

                                                                  1999           1998           1997
                                                              ------------   ------------   ------------
Cash flows from operating activities:
  Net earnings (loss).......................................  $ (8,359,763)  $  1,431,599   $  1,478,525
  Adjustments to reconcile net earnings (loss) to net cash
    provided by operating activities:
    Depreciation and amortization...........................       584,440        590,804        563,171
    Provision for loan losses...............................    13,992,636        405,829        180,000
    Loss on sale of securities available-for-sale...........        39,610          5,640             --
    Amortization of convertible note expense................        54,374         69,019        103,495
    Deferred taxes..........................................    (1,600,978)        19,553      1,919,341
    Accrued interest receivable and other assets............    (1,307,788)      (197,390)       810,887
  Accrued interest payable and other liabilities............      (807,794)       243,364       (288,120)
  Net amortization of premiums and discounts on securities
    held-to-maturity........................................        37,113        332,861        262,390
  Net amortization of premiums and discounts on securities
    available-for-sale......................................        30,321        318,562        263,101
                                                              ------------   ------------   ------------
  Net cash from operating activities........................     2,662,171      3,219,841      5,292,790
                                                              ============   ============   ============
Cash flows from investing activities:
Proceeds from:
  Maturities of securities held-to-maturity.................            --        500,000      3,000,000
  Maturities of securities available-for-sale...............            --      8,550,000      4,000,000
Principal payments and maturities of:
  Mortgage-backed securities held-to-maturity...............     5,638,016      9,746,919      6,501,551
  Mortgage-backed securities available-for-sale.............     7,270,175     13,155,115      8,404,884
Sales of securities available-for-sale......................    27,299,512     15,331,685             --
Purchases of:
  Securities held-to-maturity...............................            --             --     (2,991,950)
  Securities available-for-sale.............................    (1,458,090)   (65,147,023)   (10,587,422)
Net (increase) decrease in loans............................   (54,958,032)   (12,024,440)   (13,320,921)
Purchases of bank premises and equipment, net...............      (346,231)      (433,161)      (499,460)
                                                              ------------   ------------   ------------
Net cash from investing activities..........................   (16,554,650))  (30,320,905)    (5,493,318)
                                                              ============   ============   ============
Cash flows from financing activities:
Net increase (decrease) in demand deposits and savings
  accounts..................................................     8,744,029       (300,917)    (8,020,242)
Net increase (decrease) in time certificates of deposit.....    16,703,301      1,417,999     (3,792,842)
Proceeds from exercise of stock options.....................            --      3,794,364         13,354
Cash dividends paid.........................................      (100,751)      (185,350)            --
                                                              ------------   ------------   ------------
Net cash from financing activities..........................    25,346,579      4,726,096    (11,799,730)
                                                              ------------   ------------   ------------
Net (decrease) increase in cash and cash equivalents........    11,454,100    (22,374,968)   (12,000,308)
Cash and cash equivalents, beginning of year................    31,964,702     54,339,670     66,339,978
                                                              ------------   ------------   ------------
Cash and cash equivalents, end of year......................  $ 43,418,802   $ 31,964,702   $ 54,339,670
                                                              ============   ============   ============
Supplemental disclosure of cash flow information
Cash paid during the year for:
  Interest..................................................  $  3,388,000   $  3,687,607   $  3,907,889
  Income taxes..............................................     1,120,000        187,000        523,009
Non-cash investing and financial activities:
  Unrealized losses on securities available-for-sale........     2,390,778         30,330        309,059
  Conversion of notes (see Note 12).........................       398,149      3,801,052        158,546
  Tax benefit on stock options exercised....................            --        561,344             --
  Forfeited interest on conversion of convertible notes.....            --         62,183             --

          See accompanying notes to consolidated financial statements

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Professional Bancorp, Inc. and its subsidiary (collectively the Company) are engaged in the general commercial banking business and provide a wide range of commercial banking services primarily directed towards meeting the financial needs of the medical services community and other distinct non-medical service organizations. Services include those traditionally offered by commercial banks such as checking and savings accounts; time certificates of deposit; and commercial, consumer/installment, home equity and short-term real estate loans, with an emphasis on cash flow lending. The service area of the Company consists of the California counties of Los Angeles, Orange, Riverside, San Bernardino and Ventura with a full-service office at its Santa Monica headquarters and four full-service branches located in Beverly Hills, Tarzana, Pasadena and Redlands.

    The accounting and reporting policies of the Company are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The preparation of these financial statements requires management to make estimates and assumptions that effect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. The allowance for loan losses and the deferred tax asset are material estimates subject to change.

    CONSOLIDATION

    The consolidated financial statements include the accounts of Professional Bancorp, Inc. (the "Company") and its wholly owned subsidiary, First Professional Bank, N.A. (the "Bank") and Professional Bancorp Mortgage, Inc.
(PBMI) a majority owned subsidiary of the Bank. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

    FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107") requires the disclosure of the fair value of financial instruments, whether or not recognized on the statement of financial condition, for which it is practicable to estimate the value. A significant portion of the Bank's assets and liabilities are financial instruments as defined under SFAS No. 107. Fair values, estimates and assumptions are set forth in Note 14, Fair Value of Financial Instruments.

    INTEREST RATE RISKS

    The Company, as an institution with long-term assets (both loans and investments), may experience a decrease in profitability and the value of such assets if the general level of interest rates rise. Interest rates paid on certain deposits may rise more quickly in a rapidly rising interest rate environment than do interest rates on securities, in which case the Company would be exposed to the risk that its cost of funds may rise more quickly than its interest income. Changes in the general level of interest rates affect the Company's various securities in differing ways. In a declining interest rate environment, the rate at which the underlying mortgages of mortgage-backed securities are prepaid tends to increase as borrowers refinance their loans. If a higher than anticipated level of prepayments were to continue for an extended period of time, there could be an adverse effect on the level of the Company's outstanding securities. Securities held in the Company's available-for-sale portfolio are reported at fair value, with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. In a

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) rising interest rate environment, unrealized losses may negatively affect the Company's shareholders' equity from quarter to quarter.

    CONCENTRATION OF CREDIT RISK

    Concentrations of credit risk exist for groups of borrowers when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The ability of the Bank's borrowers to repay their commitments is contingent on several factors, including the economic conditions in the borrowers' geographic area and the individual financial condition of the borrowers. The Bank's lending activities are primarily conducted in Southern California. The Bank currently focuses on the origination of commercial loans to health care organizations ranging from single practitioners to large multi-specialty medical groups. Ongoing changes in the delivery of health care could negatively impact certain borrowers. The Bank has loans and loan commitments to a small number of clients that total between $2,000,000 and the Bank's legal lending limit of approximately $3.7 million.

    STATEMENT OF CASH FLOWS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

    SECURITIES

    The Company classifies its investment in debt and equity securities as held-to-maturity, available-for-sale or trading securities, as applicable. Securities held-to-maturity are those debt securities for which the Company has the ability and intent to hold until maturity. Trading securities are acquired and sold to benefit from short-term movements in market prices. All other securities are classified as available-for-sale. All securities are under the control of the Company.

    Securities held-to-maturity are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Trading securities are carried at fair value and are recorded as of their trade dates. Gains or losses on trading securities, both realized and unrealized, are recognized currently in income. As of December 31, 1999, the Company does not have, nor contemplates having, any securities classified as trading securities. Securities classified as available-for-sale are recorded at fair value with any unrealized gains or losses, reflected as an addition or reduction of accumulated other comprehensive income, net of tax, as a separate component of shareholders' equity. Unrealized losses on securities, reflecting a decline in value judged to be other than temporary, are charged to income in the consolidated statements of operations.

    Premiums and discounts are amortized or accreted over the life of the related securities held-to-maturity and available-for-sale as an adjustment to yield using the interest method. Interest income is recognized when earned. Realized gains and losses on securities are included in operations and are derived using the specific identification method for determining the cost of the securities sold.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER
     AGREEMENTS TO REPURCHASE

    The Bank purchases securities under agreements to resell and sells securities under agreements to repurchase. The agreements have a duration of one business day and are fully collateralized. Securities purchased under resale agreements are recorded as short-term investments, while securities sold under repurchase agreements are recorded as short-term obligations. At December 31, 1999 and 1998, the Bank had no such agreements outstanding.

    DERIVATIVES

    The Bank may enter into interest rate exchange agreements and cap and floor agreements for protection against future fluctuations in the interest rates of specifically identified assets or liabilities. Interest rate swap agreements are for the purpose of synthetically altering the interest rates on a portion of the Bank's super NOW and money market accounts. Interest rate floor agreements are used to reduce the potential impact of lower interest rates which would reduce the interest income on loans and on certain securities. Interest rate cap agreements are used to reduce the potential impact of rising interest rates which would reduce the interest income on certain securities. Interest rate swap agreements and interest rate cap and floor agreements are accounted for as hedges. Gains or losses on the sales of such agreements are deferred and transferred into interest income or expense over the maturity period of the agreement. Net interest income (expense) resulting from the differential between interest rate exchange payments is recorded on a current basis. Premiums paid for purchased interest rate cap and floor agreements are amortized on a straight-line basis to interest expense over the terms of the agreements. Unamortized premiums are included in other assets in the consolidated financial statements. Amounts receivable under cap and floor agreements are recorded as an increase to interest income.

    MORTGAGE BROKERING FEES

    The Company's mortgage brokering operations, conducted by PBMI, consist solely of a broker function. This service is provided to assist the Bank's clients in obtaining mortgage loans with other institutions. PBMI does not originate or sell mortgage loans. PBMI earns revenue, in the form of points and any documentation fees charged on a loan, but is otherwise not involved in the loan.

    MERCHANT DISCOUNT INCOME

    Merchant discount income consists of the fees charged on credit card receipts submitted by the Bank's business clients for processing. The income received and the fees paid by the Bank to credit card issuers and expenses for third party processors are netted and reported as a component of other income. Such amounts are recognized when received or paid.

    LOANS AND THE RELATED ALLOWANCE FOR LOAN LOSSES

    Loans are recorded at face value, less payments received. Interest on loans is accrued daily as earned, except where a reasonable doubt exists as to the full collectibility of interest or principal, in which case the accrual of income is discontinued and the balance of accrued interest is reversed. Generally, this means that loans are put on nonaccrual status when interest is ninety days or more past due, unless the loan is well secured and in the process of collection. All payments received subsequent to the loan being put on

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) nonaccrual are used to reduce the principal balance. Only after the principal is reduced to zero is interest income realized. Once a loan is placed on nonaccrual it generally remains on nonaccrual unless the borrower has the capacity to make payments as evidenced by tax returns and other financial statements and has the intent to make payments as evidenced by keeping the loan current for a period of three to six months.

    Loan fees in excess of certain direct origination costs are deferred and amortized into interest income utilizing the interest method over the lives of the related loans. When a loan is repaid or sold, any unamortized net deferred fee balance is credited to income. Accretion of deferred loan fees is discontinued when loans are placed on nonaccrual status.

    The allowance for loan losses is maintained at a level considered adequate by management to provide for loan losses. Credits deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. Management, in determining the adequacy of the allowance for loan losses, takes into consideration
(1) loan loss experience, (2) collateral values, (3) changes in the loan portfolio, (4) an assessment of the effect of current and anticipated economic conditions on the loan portfolio, and (5) examinations conducted by Bank regulatory agencies. While management believes the allowance for loan losses is adequate to absorb losses inherent in the loan portfolio, there exists the risk of losses which cannot be precisely quantified. Because this risk is continually changing in response to factors beyond the control of the Bank, such as the state of the economy, management's judgment as to the adequacy of the allowance for loan losses is necessarily an estimate. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to record additions to the allowance based on their judgments of information available to them at the time of their examination.

    IMPAIRED LOANS

    The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. Impairment of a loan is measured by the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company recognizes impairment by creating a valuation allowance with a corresponding charge to provision for loan losses. Large groups of smaller balance homogenous loans that are collectively evaluated for impairment are not subject to this accounting treatment.

    For loans classified as nonaccrual and troubled debt restructurings, specific valuation allowances are established for the difference between the loan amount and the fair value of collateral less estimated selling costs. Impaired loans which are performing under their contractual terms are reported as performing loans, and cash payments are allocated to principal and interest in accordance with the terms of the loan.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PREMISES AND EQUIPMENT, NET

    Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation on furniture, fixtures, and equipment is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are capitalized and amortized over the lease term or estimated useful lives of the improvements, whichever is shorter, using the straight-line method.

    AMORTIZATION OF CONVERTIBLE NOTE EXPENSES

    Expenses associated with the convertible note offering in 1994 are being amortized on a straight-line basis over the 10 year term of the note.

    INCOME TAXES

    The Company and its subsidiary file consolidated federal income and state franchise tax returns. Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences between tax and financial statement purposes. Deferred taxes are computed using the asset and liability approach. A valuation allowance is established for deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance is sufficient to reduce the deferred tax assets to the amount that is more likely than not to be realized.

    EARNINGS (LOSS) PER SHARE

    Earnings per share are based upon the weighted average number of shares of common stock and common stock equivalents outstanding, net of common stock held in treasury. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then shared in earnings.

    COMPREHENSIVE INCOME

    Comprehensive income consists of net earnings (loss) and net unrealized gains (losses) on securities and is presented in the consolidated statements of operations and comprehensive income.

    STOCK OPTION PLAN

    As permitted by SFAS 123, Accounting for Stock-Based Compensation, the Company continues to apply APB Opinion No. 25 (APB 25) and related interpretations in accounting for its stock option plans. Under SFAS 123, a fair value method is used to determine compensation cost for stock options or similar equity instruments. Compensation is measured at the grant date and is recognized over the service or vesting period. Under APB 25, compensation cost is the excess, if any, of the quoted market price of the stock at the measurement date over the amount that must be paid to acquire the stock. The new standard

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) requires disclosure of the proforma effect on income, as if the Company had adopted SFAS 123, which is disclosed in Note 8.

    401(k) SAVINGS PLAN

    The Bank has a 401(k) savings plan in effect for substantially all of its full-time employees who have completed one year of continuous service. Employee contributions under the plan are matched by the Bank up to a maximum of 3.0% of the employee's annual salary for 1999, 1998 and 1997. Salaries and employee benefits expense includes $114,700, $95,100, and $71,700 for 1999, 1998, and
1997, respectively, related to the Bank's contributions.

    YEAR 2000 (UNAUDITED)

    The Year 2000 issue presented a very real and significant challenge to the Company, along with the entire financial services industry. This problem had the potential to affect a wide range of systems and equipment, including software and hardware, utilities, communications platforms and devices, and facilities. The Year 2000 issue is the result of computer programs being written using two digits rather than four to represent the calendar year.

    Software so developed and not corrected could have produced inaccurate or unpredictable results when dates change in the Year 2000. Such occurrences could have had a material adverse effect on the Company's financial condition, results of operations, or business as the Company, like most financial organizations, was significantly subject to the potential Year 2000 issues due to the nature of financial information. Management had successfully developed and implemented a Year 2000 Preparedness Plan. There is no known impact on the Company related to the Year 2000 issue.

    RECENT ACCOUNTING PRONOUNCEMENTS

    During 1998, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting For Derivative Instruments and Hedging Activities" (SFAS 133) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. During 1999, the FASB issued SFAS
No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Effective Date of SFAS 133 and Amendment to SFAS 133", which amends certain provisions of SFAS 133 and extends the initial effective date.

    These standards require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment,
(b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, and unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

    Under these statements, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) consistent with the entity's approach to managing risk. These statements are effective for the Company on July 1, 2001. Management is in the process of determining what effect, if any, adoption of this statement will have on the financial position or results of operations of the Company.

    In October 1998, FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No 65." Under
SFAS 134, after the securitization of a mortgage loan held for sale, retained mortgage-backed securities shall be classified in accordance with the provisions of Statement 115. However, a mortgage banking enterprise must classify as trading any retained mortgage-backed securities that it commits to sell before or during the securitization process. SFAS 134 is effective for the first quarter beginning after December 15, 1998 and enterprises may reclassify mortgage-backed securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category, except for those with sales commitments in place when the Statement is initially applied. The adoption of this statement did not have a significant impact on the financial position or results of operations of the Company.

    During 1999, the FASB issued SFAS No. 135, Rescission of SFAS No. 75 and Technical Corrections, SFAS No. 136, "Transfer of Assets to a Not-For-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others." Management does not believe either of these statements will have a significant impact on the financial position or results of operations of the Company.

NOTE 2--RESTRICTED CASH BALANCES

    Aggregate cash balances in the form of deposits with the Federal Reserve Bank of approximately $8,098,000 and $5,661,000 were maintained to satisfy federal regulatory requirements at December 31, 1999 and 1998, respectively.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 3--INVESTMENT SECURITIES

    The amortized cost and fair value of securities available-for-sale are as follows:

                                                                  DECEMBER 31, 1999
                                            -------------------------------------------------------------
                                                          GROSS        GROSS                      NET
                                            AMORTIZED   UNREALIZED   UNREALIZED                 REALIZED
                                              COST         GAIN         LOSS      FAIR VALUE   GAIN(LOSS)
                                            ---------   ----------   ----------   ----------   ----------
                                                                   (IN THOUSANDS)
U.S. Government agency and mortgage-backed
  securities..............................   $37,393        $--        $1,924       $35,469        $40
Small Business Administration
  securities..............................       647         --            16           631         --
Municipal securities......................     2,551         --           173         2,378         --
Federal Reserve Bank Stock................       439         --            --           439         --
Collateralized mortgage obligations.......     7,157         --           549         6,608         --
                                             -------        ---        ------       -------        ---
    Total.................................   $48,187        $--        $2,662       $45,525        $40
                                             =======        ===        ======       =======        ===

                                                                 DECEMBER 31, 1999
                                            -----------------------------------------------------------
                                                                                                 NET
                                                          GROSS        GROSS                   REALIZED
                                            AMORTIZED   UNREALIZED   UNREALIZED                  GAIN
                                              COST         GAIN         LOSS      FAIR VALUE    (LOSS)
                                            ---------   ----------   ----------   ----------   --------
                                                                  (IN THOUSANDS)
U.S. Government agency and mortgage-backed
  securities..............................   $68,487       $153         $514        $68,126      $(6)
Small Business Administration
  securities..............................       858          1            7            852       --
Municipal securities......................     2,551          3            8          2,546       --
Federal Reserve Bank Stock................       439         --           --            439       --
Collateralized mortgage obligations.......     9,034         --          106          8,928       --
                                             -------       ----         ----        -------      ---
    Total.................................   $81,369       $157         $635        $80,891      $(6)
                                             =======       ====         ====        =======      ===

    During the year ended December 31, 1999 and 1998 securities available-for-sale were sold for aggregate proceeds of $27,300,000 and $15,337,000, respectively. These sales resulted in net realized gains and losses of $96,000 and ($56,000) in 1999 and $12,000 and ($18,000) in 1998. There were no sales of securities available-for-sale during 1997.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 3--INVESTMENT SECURITIES (CONTINUED)
    The amortized cost and estimated fair value of securities available-for-sale at December 31, 1999, by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                           AMORTIZED     FAIR
                                                             COST       VALUE
                                                           ---------   --------
                                                              (IN THOUSANDS)
Due within one year......................................   $   439    $   439
Due after one year through five years....................        --         --
Due after five years through ten years...................     1,689      1,606
Due after ten years......................................    46,059     43,480
                                                            -------    -------
    Total................................................   $48,187    $45,525
                                                            =======    =======

    The amortized cost and fair value of securities held-to-maturity are as follows:

                                                                     DECEMBER 31, 1999
                                                       ----------------------------------------------
                                                                     GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST         GAIN         LOSS       VALUE
                                                       ---------   ----------   ----------   --------
                                                                       (IN THOUSANDS)
U.S. Government securities...........................   $ 3,032        $10         $ 25      $ 3,017
U.S. Government agency securities....................     1,750         --           31        1,719
U.S. Government agency mortgage-backed securities....    13,418         --          253       13,165
                                                        -------        ---         ----      -------
    Total............................................   $18,200        $10         $309      $17,901
                                                        =======        ===         ====      =======

                                                                     DECEMBER 31, 1998
                                                       ----------------------------------------------
                                                                     GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST         GAIN         LOSS       VALUE
                                                       ---------   ----------   ----------   --------
                                                                       (IN THOUSANDS)
U.S. Government securities...........................   $ 3,043       $151         $ --      $ 3,194
U.S. Government agency securities....................     2,250         21           --        2,271
U.S. Government agency mortgage-backed securities....    18,788          1          119      $18,670
                                                        -------       ----         ----      -------
    Total............................................   $24,081       $173         $119      $24,135
                                                        =======       ====         ====      =======

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 3--INVESTMENT SECURITIES (CONTINUED)
    The amortized cost and estimated fair value of securities held-to-maturity at December 31, 1999 by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                           AMORTIZED     FAIR
                                                             COST       VALUE
                                                           ---------   --------
                                                              (IN THOUSANDS)
Due after one year through five years....................   $ 5,135    $ 5,087
Due after five years through ten years...................     9,037      8,794
Due after ten years......................................     4,028      4,020
                                                            -------    -------
                                                            $18,200    $17,901
                                                            =======    =======

    There were no trading securities during 1999 and 1998.

    During 1999, the highest daily balance and the average balance for the securities was $105,470,000 and $74,349,000, respectively. During 1998, the highest daily outstanding balance and average balance for the securities was $107,941,000 and $83,900,000, respectively.

    PLEDGED SECURITIES

    U.S. Treasury securities with a carrying value of approximately $3,032,000 and $3,043,000 were pledged to secure treasury tax and loan deposits as required by law at December 31, 1999 and 1998, respectively.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 4--LOANS AND THE RELATED ALLOWANCE FOR LOAN LOSSES

    A summary of the major components of loans outstanding at December 31, 1999 and 1998 is as follows:

                                                            1999       1998
                                                          --------   --------
                                                            (IN THOUSANDS)
Commercial loans........................................  $124,403   $ 93,952
Real estate secured commercial loans....................    27,538     11,698
Equity lines of credit..................................     4,330      5,931
Other lines of credit...................................     4,689      4,817
Installment loans.......................................     1,608      1,482
Lease financing.........................................        --         32
                                                          --------   --------
    Gross Loans.........................................   162,568    117,912
Less:
  Allowance for loan losses.............................    (5,873)    (2,200)
  Deferred loan fees, net...............................      (211)      (193)
                                                          --------   --------
Loans, net..............................................  $156,484   $115,519
                                                          ========   ========
The composition of gross loans outstanding between fixed
  and variable is as follows:
Fixed rate..............................................  $ 42,194   $ 16,734
Variable rate...........................................   120,374    101,178
                                                          --------   --------
      Total.............................................  $162,568   $117,912
                                                          ========   ========

    The following table provides information with respect to the Company's past due loans.

                                                                DECEMBER 31,
                                                             -------------------
                                                               1999       1998
                                                             --------   --------
                                                               (IN THOUSANDS)
Loans 90 days or more past due and still accruing..........  $ 2,891     $  100
Nonaccrual loans...........................................    8,412      1,359
                                                             -------     ------
Total past due loans.......................................  $11,303     $1,459
                                                             =======     ======

    Total accrued interest on loans 90 days past due and still accruing was $18,000 at December 31, 1999 and the Company had no accrued interest due on loans 90 days past due at December 31, 1998.

    The effect of nonaccrual loans on interest income for the years 1999 and 1998 is presented below:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Contractual interest due....................................    $804       $126
Interest recognized.........................................     338         90
                                                                ----       ----
Net interest foregone.......................................    $466       $ 36
                                                                ====       ====

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 4--LOANS AND THE RELATED ALLOWANCE FOR LOAN LOSSES (CONTINUED)

    The Company had approximately $8,708,000 in impaired loans as of December 31, 1999. The carrying value of impaired loans for which there is a related allowance for loan losses was $414,000, with the amount of specific allowance for loan losses allocated to these loans of $134,000. There were $8,294,000 in impaired loans for which there was no related specific allowance for loan losses. The average recorded investment in impaired loans during 1999 was $4,436,000 and there was no income recorded utilizing either the cash basis or accrual basis method of accounting. Impaired loans at December 31, 1999, included $8,412,000 of nonaccrual loans.

    The Company had approximately $1,836,000 in impaired loans as of December 31, 1998. The carrying value of impaired loans for which there is a related allowance for loan losses was $153,000, with the amount of specific allowance for loan losses allocated to these loans of $41,000. There was $1,683,000 in impaired loans for which there was no related specific allowance for loan losses. The average recorded investment in impaired loans during 1998 was $1,131,085 and there was no income recorded utilizing either the cash basis or accrual basis method of accounting. Impaired loans at December 31, 1998, included $1,359,000 of nonaccrual loans.

    The Company had approximately $1,199,000 in impaired loans as of December 31, 1997. The carrying value of impaired loans for which there is a related allowance for loan losses was $234,000, with the amount of specific allowance for loan losses allocated to these loans of $80,000. There was $965,000 in impaired loans for which there was no related specific allowance for loan losses. The average recorded investment in impaired loans during 1997 was $1,342,000 and there was no income recorded utilizing either the cash basis or accrual basis method of accounting. Impaired loans at December, 1997, included $877,000 of nonaccrual loans.

    A summary of the activity within the allowance for loan losses is as follows:

                                                       1999       1998       1997
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Balance, beginning of year.........................  $ 2,200     $1,802     $2,253
  Provision for loan losses........................   13,992        406        180
  Loans charged-off................................  (10,452)      (269)      (882)
  Recoveries on loans previously charged-off.......      133        261        251
                                                     -------     ------     ------
Balance, end of year...............................  $ 5,873     $2,200     $1,802
                                                     =======     ======     ======

    The Company's commercial loans as of December 31, 1999 and 1998 are partially secured by the following collateral:

                                                             1999       1998
                                                           --------   --------
                                                             (IN THOUSANDS)
Stock....................................................  $  4,140   $ 3,395
Cash.....................................................    14,901     2,504
Furniture, equipment and/or accounts receivables.........    81,584    65,314
Unsecured, real estate, automobiles, or assignment of
  life insurance.........................................    23,778    22,739
                                                           --------   -------
Total....................................................  $124,403   $93,952
                                                           ========   =======

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 5--PREMISES AND EQUIPMENT

    A summary of the major components of premises and equipment at December 31, 1999 and 1998 is as follows:

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Furniture, fixtures and equipment...........................   $3,829     $3,498
Leasehold improvements......................................    1,477      1,470
                                                               ------     ------
  Total premises and equipment, at cost.....................    5,306      4,968
Less accumulated depreciation and amortization..............   (4,154)    (3,578)
                                                               ------     ------
  Net premises and equipment................................   $1,152     $1,390
                                                               ======     ======

    Depreciation and amortization expense related to premises and equipment was approximately $584,000, $591,000 and $563,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE 6--DEPOSITS AND SHORT-TERM BORROWINGS

    A summary of time certificates of deposit outstanding at December 31, 1999 and 1998 is as follows:

                                                              1999       1998
                                                            --------   --------
                                                              (IN THOUSANDS)
Time certificates of deposit under $100,000...............  $ 7,222    $ 8,625
Time certificates of deposit of $100,000 and over.........   38,429     20,323
                                                            -------    -------
Total.....................................................  $45,651    $28,948
                                                            =======    =======

    Interest expense for the years ended December 31, 1999, 1998 and 1997 relating to interest-bearing deposits and other borrowings amounted to the following:

                                                       1999       1998       1997
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Interest-bearing demand deposits...................  $   101     $  134     $  108
Savings and money market deposits..................    1,758      1,801      1,821
Time certificates of deposit under $100,000........      289        383        391
Time certificates of deposit of $100,000 and
  over.............................................    1,110      1,056      1,017
                                                     -------     ------     ------
  Interest expense on deposits.....................    3,258      3,374      3,337
                                                     -------     ------     ------
Federal funds purchased and securities sold under
  agreements to repurchase.........................      109          3         16
Convertible notes..................................       46        253        473
                                                     -------     ------     ------
Interest expense on deposits and other
  borrowings.......................................  $ 3,413     $3,630     $3,826
                                                     =======     ======     ======

    The Bank sells securities under agreements to repurchase. Securities sold under repurchase agreements are recorded as short-term obligations. During 1999, the highest daily outstanding balance and the average balance of securities sold under agreements to repurchase was $25,000,000 and $2,166,000,

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 6--DEPOSITS AND SHORT-TERM BORROWINGS (CONTINUED) respectively; the average rate paid was 5.03%. During 1998, the highest daily outstanding balance and the average balance of securities sold under agreements to repurchase was $5,000,000 and $55,000, respectively; the average rate paid was 5.50%. During 1997, the highest daily outstanding balance and the average balance of securities sold under agreements to repurchase was $8,000,000 and $274,000, respectively; the average rate paid was 5.77%. Securities subject to repurchase agreements, are retained by the Company's custodian under written agreements that recognize the customers' interests in the securities.

NOTE 7--INCOME TAXES

    The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 is comprised of the following:

                                                       1999       1998       1997
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Current taxes:
  Federal..........................................  $(1,533)    $  471     $  395
  State............................................     (204)         3          8
                                                     -------     ------     ------
Total current taxes................................   (1,737)       474        403
                                                     -------     ------     ------
Deferred taxes (credits):
  Federal..........................................   (1,170)       257        248
  State............................................     (292)       259        241
                                                     -------     ------     ------
  Total deferred taxes.............................   (1,462)       516        489
                                                     -------     ------     ------

Provision (benefit) for income taxes...............  $(3,199)    $  990     $  892
                                                     =======     ======     ======

    The following summarizes the differences between the income taxes reported for financial statement purposes and income taxes at the federal statutory rate of 34%, in 1999, 1998 and 1997, respectively:

                                                       1999       1998       1997
                                                     --------   --------   --------
                                                             (IN THOUSANDS)
Tax expense at statutory rate......................  $(3,930)    $ 827     $   806
State franchise taxes, net of federal income tax
  benefit..........................................     (827)      173         164
Valuation reserve..................................    2,444        --          --
Net benefit from net operating loss carry back.....     (904)       --          --
Other..............................................       18       (10)        (78)
                                                     -------     -----     -------
    Provision (benefit) for income taxes...........  $(3,199)    $ 990     $   892
                                                     =======     =====     =======
Effective tax rate.................................    (27.7%)    40.9%       37.6%
                                                     =======     =====     =======

    Included in accrued interest receivable and other assets is refundable income taxes of $1,780,000 at December 31, 1999. Included in accrued interest payable and other liabilities is current income taxes payable of $837,000 at December 31, 1998.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 7--INCOME TAXES (CONTINUED)
    The components of the net deferred tax asset are as follows:

                                                               1999       1998
                                                             --------   --------
                                                               (IN THOUSANDS)
Deferred tax liabilities:
    Prepaid expenses.......................................  $   211     $  211
    State taxes............................................      485         11
                                                             -------     ------
      Gross deferred tax liabilities.......................      696        222
                                                             -------     ------
Deferred tax assets:
    Other..................................................       82         76
    Depreciation, leasing transactions, fixed asset gain or
      loss.................................................      251        169
    Bad debt deductions....................................    1,290        377
    Deferred compensation..................................      419        379
    Core deposit amortization..............................       20         20
    Loan fee amortization..................................       48         48
    Accrued vacation.......................................      148        148
    Contributions carryforward.............................       44          9
    Net operating loss carryforward........................    2,474         32
    OREO reserve...........................................      112         --
    Unrealized loss on securities available-for-sale.......    1,095        207
                                                             -------     ------
    Gross deferred tax assets..............................    5,983      1,465
    Valuation Reserve......................................   (2,444)        --
                                                             -------     ------
Net deferred tax asset.....................................  $ 2,843     $1,243
                                                             =======     ======

    The gross net operating loss carryforwards for federal and state income taxes of approximately $5,583,000 and $2,910,000 begin expiring in 2019 and 2001 respectively. During the current year, a valuation allowance of $2,444,000 was recorded to account for uncertainties related to the use of the Company's deferred tax assets to offset future income, resulting in reduced tax benefit in the year ended December 31, 1999. Management periodically reviews the factors that may change the amount of valuation allowance as facts and circumstances dictate. The deciding facts and circumstances causing management to establish this reserve occurred during the fourth quarter of 1999. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize all benefits related to these deductible differences.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 8--SHAREHOLDERS' EQUITY

    STOCK OPTION PLAN

    The Company's stock option plans allow option holders to "pyramid" their options upon exercise. Through this process, which utilizes the intrinsic value of the options at the time of exercise, the option holders avoid incurring additional costs. As a result, more options may be exercised than shares issued, depending on the intrinsic value of the options at the time of exercise.

    The Company has a stock option plan dated December 18, 1990 (the "1990 Plan") as amended and restated on September 22, 1992, which authorizes the issuance of up to 120,000 shares of the Company's unissued common stock to directors, officers and other personnel. Option prices may not be less than 100% of the fair market value at the date of the grant for incentive stock options and 85% of the fair market value for non-qualified stock options. Options granted under the 1990 Plan expire not more than ten years after the date of grant and must be fully paid when exercised. The status of options granted under the 1990 Plan is shown as follows:

                                           EXERCISE        WEIGHTED     OPTIONS     OPTIONS
                                          PRICE ($)        AVERAGE    OUTSTANDING    VESTED
                                      ------------------   --------   -----------   --------
Outstanding at December 31, 1996....      7.71-14.22       $ 10.54       62,603      62,603
Exercised...........................         7.71                        (1,732)
Canceled............................        12.92            12.92       (3,307)
Granted.............................                                         --
Outstanding at December 31, 1997....      7.71-14.22         10.54       57,564      57,564
Exercised...........................         7.71                       (40,028)
Canceled............................                                         --
Granted.............................        17.00                         1,500
                                                                        -------
Outstanding at December 31, 1998....      7.71-14.22         11.32       19,036      19,036
Exercised...........................                                         --
Canceled............................          --                             --
Granted.............................        11.16            11.21       42,667
                                                                        -------
Outstanding at December 31, 1999....                                     61,703      61,703

    At December 31, 1999, there were 61,862 shares available for grant under the 1990 Plan. At December 31, 1999, stock options outstanding had 8.5 years weighted average life. Of the options outstanding at December 31, 1999 and 1998, 61,703 and 19,036, respectively, were exercisable with weighted-average prices of $11.21 and $11.32, respectively.

    The Company also has a stock option plan dated December 31, 1992 (the "1992 Plan"), which authorizes the issuance of up to 393,750 shares of the Company's unissued common stock to directors, officers and other personnel. Option prices may not be less than 100% of the fair market value at the date of the grant for incentive stock options and 85% of the fair market value for non-qualified stock options.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 8--SHAREHOLDERS' EQUITY (CONTINUED)
Options granted under the 1992 Plan expire not more than ten years after the date of grant and must be fully paid when exercised. The status of options granted under the 1992 Plan is shown as follows:

                                                           EXERCISE            OPTIONS
                                                             PRICE           OUTSTANDING    VESTED
                                                     ---------------------   -----------   --------
Outstanding at December 31, 1996 and 1997..........  $               12.70      358,313    358,313
                                                                                           =======
Exercised..........................................                  12.70     (264,600)
                                                                               --------
Outstanding at December 31, 1998...................                  12.70       93,713     93,713
                                                                                           =======
Granted............................................                  11.16       13,500
                                                                               --------
Outstanding at December 31, 1999...................   (12.57 weighted avg.)     107,213     97,047
                                                                               ========    =======

    At December 31, 1999, 102,213 options were exercisable at a weighted-average exercise price per share of $12.57.

    In addition, the Company also has a stock option plan dated March 25, 1998 (the "1998 Plan"), which authorizes the issuance of up to 100,000 shares of the Company's unissued common stock to directors, officers and other personnel. Option prices may not be less than 100% of the fair market value at the date of the grant for incentive stock options and 85% of the fair market value for non-qualified stock options. Options granted under the 1998 Plan expire not more than ten years after the date of grant and must be fully paid when exercised. As of December 31, 1999, there were no options granted or outstanding under the 1998 Plan.

    The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income (loss) would approximate the pro forma amounts, indicated below. These pro forma amounts were calculated using the Black-Scholes option-pricing model with the assumptions indicated in the table below:

                                                               1999       1998
                                                             --------   --------
                                                               (IN THOUSANDS,
                                                              EXCEPT PER SHARE
                                                                    DATA)
Net income (loss) as reported..............................  $(8,360)    $1,432
Pro forma loss net income (loss)...........................  $(8,659)    $1,424
Earnings per common share as reported (basic)..............  $ (4.15)    $  .81
Pro forma earnings per common share (loss).................  $ (4.30)    $  .81
Expected life (years)......................................        5          5
Risk-free interest rate....................................     4.86%      4.93%
Volatility.................................................     63.7%        46%
Expected dividend yield....................................       --         --

    The weighted average grant date fair value of the options granted during the year ended December 31, 1999 and 1998 was $10.375 and $17.00, respectively. There were no options granted during 1997.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                        DECEMBER 31, 1999, 1998 AND 1997

NOTE 8--SHAREHOLDERS' EQUITY (CONTINUED)
    On February 1, 2000, 60,000 options granted to two executives during 1999 were cancelled and 130,000 new options were granted with an exercise price of $7.50 per share. Of the new options, 50% vested on the grant date and 25% vest annually on the anniversary of the grant date. On February 1, 2000, the exercise price of 10,000 options granted to two employees during 1999 was amended to $7.50 per share. Of the options granted during 1999, 3,500 are contingent upon execution of a key employee agreement.

COMMON STOCK ISSUANCE

    On May 14, 1996, the Company declared a 5% stock dividend paid on June 21, 1996, primarily by a distribution of 64,714 treasury shares. On June 23, 1995, the Company declared a 5% stock dividend primarily paid by a distribution of 56,274 treasury shares on July 19, 1995. On January 19, 1993, the Company concluded a private placement offering of 341,250 shares of common stock at a price of $12.70 per share. All but 15,225 shares were sold as of December 31, 1992. In connection with the offering, 413,438 options and 137,812 warrants were issued on December 31, 1992 and are considered issued and outstanding. The options and warrants became exercisable on December 31, 1994 at a price of $12.70 per share and expire on December 31, 2002. Proceeds to the Company from the offering totaled $3,559,000 as of December 31, 1992. Additional proceeds of $182,000 were received on January 19, 1993.

    In connection with the private placement, the Company issued (i) a warrant to Robert H. Leshner, principal of the placement agent, to purchase 110,250 shares of Common Stock (the "Leshner Warrant") and (ii) a warrant to Andrew E. Haas, which was subsequently reissued as two warrants to purchase 13,781 shares to each of Mr. Haas and Curtis Swindal, each at a purchase price of $12.70 per share exercisable in full on or after December 31, 1994 and before December 31, 2002. The Company agreed to grant the holders of the shares issued upon exercise of the warrants ("Warrant Shares") the right, on two occasions during the five-year period beginning December 31, 1994, to require the Company to register (the "Demand Registration") the Warrant Shares under the Securities Exchange Act of 1934 (the "Act"). The Company will pay the expenses of one Demand Registration.

    Under the terms of the Leshner Warrant, if Dr. Joel W. Kovner, former Chairman of the Board and Chief Executive Officer of the Company, dies before December 31, 2002, then the Company will purchase, at the option of Mr. Leshner, some or all of the warrants and/or Warrant Shares then owned by Mr. Leshner, provided that (i) the maximum aggregate purchase price paid by the Company shall be not more than $1,000,000 and (ii) the funds to purchase such warrants and/or Warrant Shares shall come solely from the proceeds of the key person life insurance policy on Dr. Kovner. Furthermore, if at any time prior to December 31, 2002 Mr. Leshner wishes to sell some or all of the warrants and/or Warrant Shares to a third party, Mr. Leshner must offer to sell such warrants and/or Warrant Shares to the Company on the same terms and conditions being offered to such third party. Another term of the Leshner Warrant restricts Company's ability to issue certain types of preferred stock which would entitle the holders thereof to receive dividends or distributions of assets that vary in amount with Bancorp's performance.

NOTE 9--COMMITMENTS AND CONTINGENT LIABILITIES

    The Company leases its premises and certain equipment under several noncancellable operating leases which expire on various dates through January 31, 2014. Rental expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $1.0 million, $1.0 million and $1.1 million, respectively.

                           PROFESSIONAL BANCORP, INC.

NOTE 9--COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

    The following is a schedule of future minimum rental commitments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1999:

YEAR ENDING DECEMBER 31,                                      (IN THOUSANDS)
------------------------                                      --------------
2000........................................................      $1,060
2001........................................................         967
2002........................................................         474
2003........................................................         348
2004........................................................         200
Thereafter..................................................       1,815
                                                                  ------
Total.......................................................      $4,864
                                                                  ======

    The building lease commitments are subject to cost-of-living adjustments to reflect future changes in the consumer price index or a fixed periodic rate increase. Those leases with fixed periodic rate increases and/or specified months with no rent due are amortized so that the average monthly cost of the lease is charged each month.

    LENDING COMMITMENTS

    The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its clients. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. At December 31, 1999 and 1998, the Company had commitments to extend credit of approximately $46.7 million and $49.9 million, respectively, and obligations under standby letters of credit of approximately $5.6 million and $6.5 million, respectively. These commitments and obligations were variable rate in structure.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a client to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. At December 31, 1999, all guarantees extended for a period of 12 months or less. The Company uses the same credit policies in making commitments and conditional obligations as it does for extending loan facilities to clients. The Company evaluates each client's creditworthiness on a case-by-case basis. The amount of collateral obtained, if necessary by the Company upon an extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property plant and equipment and income-producing commercial real estate.

    OTHER OBLIGATIONS

    As part of a separation agreement, a former executive was granted a continuation of services arrangement where the Company is obligated to pay $150,000 per annum beginning May 2001 and continuing through May 2016. In connection with this agreement, the Company invested in and is the beneficiary of life insurance policy proceeds which fund this obligation and meets other settlement

                           PROFESSIONAL BANCORP, INC.

NOTE 9--COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) requirements as discussed in Note 8. As of December 31, 1999, the accrued liability for the salary continuation was $1.0 million and the cash surrender value of the life insurance policies, recorded in other assets, was $2.3 million.

NOTE 10--TRANSACTIONS INVOLVING DIRECTORS AND AFFILIATED PARTIES

    As part of its normal banking activities, the Company has extended credit to various directors and employees and their related interest. The credit extended to these individuals and affiliates for the two years ended December 31, is summarized as follows:

(IN THOUSANDS)                                                  1999       1998
--------------                                                --------   --------
Balance, beginning of year..................................  $ 3,650     $3,711
Credit granted..............................................    1,500        293
Loan payments...............................................   (2,950)      (354)
                                                              -------     ------
Balance, end of year........................................  $ 2,200     $3,650
                                                              =======     ======

    Interest income earned on these loans amounted to approximately $159,400, $343,000 and $286,000 during the years 1999, 1998, and 1997, respectively. In the opinion of management, all of the above reference extensions of credit are on terms similar to transactions with nonaffiliated parties and involve only normal credit risk, when initially underwritten. Amounts included in deposits at December 31, 1999, related to directors and affiliated parties was approximately $789,000.

    The Company and the Bank entered into a Consulting Agreement with Network Health Financial Services, Inc. ("NHFS"), a California Corporation for which Melinda McIntyre-Kolpin serves as Chief Executive Officer. Pursuant to the Consulting Agreement, NHFS provides consulting services to the Company and the Bank with respect to personnel matters, operational procedures and client development and retention. NHFS is paid its actual costs incurred in the performance of its duties under the Consulting Agreement (including hourly rates for certain specified NHFS personnel while they are performing consulting services), plus an additional 25% of such costs. In addition, the Bancorp and Bank pay flat monthly rates for the services of Ms. McIntyre-Kolpin and Ms. Patti Derry. During 1999, the Bancorp and the Bank paid NHFS total fees in the amount of approximately $644,000 pursuant to the Consulting Agreement. Either party may terminate the Consulting Agreement by giving 30 days notice to the other party. The Company and the Bank terminated the Consulting Agreement on March 6, 2000.

NOTE 11--CAPITAL ADEQUACY AND RESTRICTIONS ON DIVIDEND PAYMENTS

    The Office of the Comptroller of the Currency (the "OCC"), the Bank's primary regulator, has established minimum leverage ratio guidelines for national banks. These guidelines provide for a minimum Tier 1 capital leverage ratio (Tier 1 capital to adjusted total assets) of 3.0% for national banks that meet certain specified criteria, including having the highest regulatory rating. All other national banks will generally be required to maintain a minimum Tier 1 capital leverage ratio of 3.0% plus an additional 100 to 200 basis points.

    The Federal Reserve Board, as the Company's primary regulator, has similarly established minimum leverage ratio guidelines for bank holding companies. These guidelines also provide for a minimum Tier 1 leverage ratio of 3.0% for bank holding companies that meet certain specified criteria, including having the

                           PROFESSIONAL BANCORP, INC.

NOTE 11--CAPITAL ADEQUACY AND RESTRICTIONS ON DIVIDEND PAYMENTS (CONTINUED) highest regulatory rating. All other bank holding companies will generally be required to maintain a minimum Tier 1 capital leverage ratio of 3.0% plus an additional 100 to 200 basis points. The Federal Reserve Board has not advised the Company of any specific minimum Tier 1 capital leverage ratio applicable to it. Under risk-based capital standards, banking organizations are expected to meet a minimum ratio for qualifying total capital to risk-weighted assets of 8.0%, 4.0% of which must be Tier 1 capital.

    The Federal Deposit Insurance Act of 1991 contains "prompt correction action" provisions pursuant to which insured depository institutions are to be classified into one of five categories based primarily upon capital adequacy, ranging from "well capitalized" to "critically undercapitalized" and which require, subject to certain exceptions, the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes "undercapitalized" and to take additional actions if the institution becomes "significantly undercapitalized" or "critically undercapitalized."

    The following table sets forth the minimum required regulatory capital ratios for a bank holding company and bank, and various regulatory capital ratios of the Company and the Bank at December 31, 1999.

                                                                                         TO BE WELL
                                                                                      CAPITALIZED UNDER
                                                                   FOR CAPITAL        PROMPT CORRECTIVE
                                               ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                         -------------------   -------------------   -------------------
(IN THOUSANDS)                            AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
--------------                           --------   --------   --------   --------   --------   --------
COMPANY
Leverage...............................  $14,972      5.21%    $11,494      4.00%    $14,368      5.00%
Tier 1 Risk-Based......................   14,972      8.97       6,675      4.00      10,013      6.00
Total Risk-Based.......................   17,784     10.66      13,350      8.00      16,688     10.00

BANK
Leverage...............................  $13,786      4.81%    $11,457      4.00%    $14,321      5.00%
Tier 1 Risk-Based......................   13,786      8.18       6,741      4.00      10,112      6.00
Total Risk-Based.......................   15,939      9.46      13,482      8.00      16,853     10.00

                           PROFESSIONAL BANCORP, INC.

NOTE 11--CAPITAL ADEQUACY AND RESTRICTIONS ON DIVIDEND PAYMENTS (CONTINUED) The following table sets forth the minimum required regulatory capital ratios for a bank holding company and bank, and various regulatory capital ratios of the Company and the Bank at December 31, 1998.

                                                                                               TO BE WELL
                                                                         FOR CAPITAL        CAPITALIZED UNDER
                                                                          ADEQUACY          PROMPT CORRECTIVE
                                                     ACTUAL               PURPOSES          ACTION PROVISIONS
                                               -------------------   -------------------   -------------------
(IN THOUSANDS)                                  AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
--------------                                 --------   --------   --------   --------   --------   --------
COMPANY
Leverage.....................................  $25,592      9.59%    $10,677      4.00%    $13,346      5.00%
Tier 1 Risk-Based............................   25,592     17.31       5,914      4.00       8,872      6.00
Total Risk-Based.............................   28,561     19.32      11,829      8.00      14,786     10.00

BANK
Leverage.....................................  $22,297      8.37%    $10,661      4.00%    $13,326      5.00%
Tier 1 Risk-Based............................   22,297     15.12       5,899      4.00       8,848      6.00
Total Risk-Based.............................   24,145     16.37      11,797      8.00      14,747     10.00

    Under federal banking law, dividends declared by the Bank in any calendar year may not, without the approval of the OCC, exceed its net earnings, as defined, for that year combined with its retained net earnings for the preceding two years. Dividends declared may not exceed amounts necessary to satisfy the aforementioned capital requirements. As of December 31, 1999, the Bank could not declare dividends without obtaining regulatory approval.

    Federal banking law also restricts the Bank from extending credit to the Company in excess of 10% of the capital stock and surplus, as defined. Any such extensions of credit are subject to strict collateral requirements.

    The OCC conducted an examination in 1999 and determined that the Bank required special supervisory attention. To implement this corrective action, the OCC and the Bank entered into a formal agreement on March 22, 2000, which requires the Bank to: maintain certain regulatory capital levels; appoint a full time president and a full time senior lending officer; establish a loan workout department; implement an overdraft policy; improve the management of the loan portfolio; establish an independent loan review system; immediately take action to protect the Bank's interest in criticized assets; establish an organizational structure with clear lines of authority for the CEO and President; develop a conflict of interest policy which includes relationships with officers, directors and consultants; develop a three year strategic plan; develop a profit plan to improve and sustain earnings and a capital plan to meet and maintain a well capitalized regulatory requirements. The agreement also establishes a schedule for compliance and requires additional recovery reporting by the Bank.

                           PROFESSIONAL BANCORP, INC.

NOTE 11--CAPITAL ADEQUACY AND RESTRICTIONS ON DIVIDEND PAYMENTS (CONTINUED) The following table sets forth the capital ratios for the bank, at
December 31, 1999 and the required ratios by September 30, 2000:

                                                                         REQUIRED BY THE           EXCESS
                                                       ACTUAL           FORMAL AGREEMENT        (DEFICIENCY)
                                                 -------------------   -------------------   -------------------
(IN THOUSANDS)                                    AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
--------------                                   --------   --------   --------   --------   --------   --------
BANK
Leverage.......................................  $13,786      4.81%    $14,321      5.00%     $ (535)     (.19)%
Tier 1 Risk-Based..............................   13,786      8.18      10,112      6.00       3,674      2.18
Total Risk-Based...............................   15,939      9.46      16,853     10.00        (914)     (.54)

NOTE 12--CONVERTIBLE NOTES

    On June 19, 1994, the Company completed a public offering of $5,750,000 in convertible subordinated reset notes (the "Notes") which mature on March 1, 2004 and incurred expenses of $1,205,000. Interest on the Notes is payable semiannually on March 1 and September 1 of each year, commencing on September 1, 1994 at the rate of 8.50% per annum until March 1, 1998, and from March 2, 1998 until the principal thereof is paid or made available for payment at a rate of 7.21% per annum, or the Reference Rate (as defined below) plus 150 basis points. The "Reference Rate" is the most recent "Five Year Constant Treasury Maturity Index" published by the Federal Reserve Bank, or its successor, at least 60 days prior to March 2, 1998. The Notes are convertible into common stock of the Company at any time prior to maturity, unless previously redeemed, at a conversion price of $12.6984 per share, subject to adjustment in certain events. The Notes are redeemable in whole or in part at the option of the Company at any time on or after March 2, 1998 at the redemption prices set, subject to the prior approval of the Board of Governors of the Federal Reserve System. During 1999, $437,000 of the notes were converted into 34,410 common stock shares. During 1998, $4,321,000 of the Notes were converted into 334,494 common stock shares. During 1997, $180,000 of the Notes were converted into 14,174 common stock shares. During 1996, $2,000 of the Notes were converted into 157 common stock shares. During 1995, $131,000 of the Notes were converted into 10,316 common stock shares. If all $679,000 of the remaining Notes were converted into common stock, 53,471 shares of common stock would be issued.

NOTE 13--DERIVATIVE FINANCIAL INSTRUMENTS

    The Company had only limited involvement with derivative financial instruments and did not use them for trading purposes. They are used to manage well-defined interest rate price risks. The Company was not a party to any derivative financial instruments as of December 31, 1999.

    Interest rate floor and cap agreements are used to reduce the potential impact of changes in interest rates which would reduce the interest income and/or market value on loans and on certain securities. The Company entered into three interest rate floor agreements during December 1994 and January 1995 for a total notional amount of $60 million. The agreements entitled the Company to receive from counterparties on a monthly basis the amounts, if any, by which the one-month London Interbank Offered Rate ("LIBOR") falls below 6%. The floor agreements were for a period of three years. The average premium paid for the floor agreements was approximately 20 basis points or $120,000 and was being amortized over three years. In May 1995, the Company sold the floor contracts for total consideration of $722,500. This

                           PROFESSIONAL BANCORP, INC.

NOTE 13--DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED) amount is being amortized over the original three year term. In 1997, net interest income was increased approximately $235,000, as a result of the interest rate floor agreements.

    In December 1995, the Company entered into two interest rate cap agreements for a notional amount of $10 million each. The agreements entitle the Company to receive from counterparties on a quarterly basis the amounts, if any, by which the one year Constant Maturity Treasury Index ("CMT") rises above 6.50% on a $10 million notional amount and 6.75% on a $10 million notional amount. The cap agreements are for a period of three years and expired December 1998. The average premium paid for the cap agreements was approximately 63.5 basis points or $127,000 and is being amortized over three years. Net interest income in 1999, 1998 and 1997 was decreased by the interest rate caps by approximately $1,600, $40,000 and $42,000, respectively.

    The Company uses interest rate swap agreements for the purpose of synthetically altering the interest rates on a portion of the Bank's super NOW and money market accounts. In January 1993, the Company entered into two interest rate swap agreements that paid the Company a fixed rate of 7.21% for three years beginning in January 1993, while the Company paid the prime rate. These swaps had a total notional amount of $40 million and terminated in January 1996. Net interest income for 1996 and 1995 was reduced by the two swaps by approximately $15,000 and $694,000, respectively. In November 1993, the Bank entered into a swap with a notional amount of $15 million to synthetically alter interest rates on a portion of the Bank's super NOW and money market accounts. The effective date of the swap is May 26, 1994 and covers a period of five years ending in May 1999. Under the terms of the swap, the Bank pays a rate of prime less 190 basis points while receiving the three-month LIBOR. The rate the Bank pays adjusts daily while the rate the Bank receives adjusts quarterly. The terms of the swap originally included an interest rate cap, which was terminated in 1994, and an expense of approximately $385,000 was recorded. Net interest income was reduced by the swap by approximately $32,000 and $134,000 in 1999 and 1998, each year, respectively.

    The Company is exposed to potential credit losses in the event of nonperformance by the counterparties to its interest rate floor agreements, interest rate swap agreements and nonderivative financial assets, but has no off-balance-sheet credit risk of accounting loss. The Company anticipates, however, that counterparties will be able to fully satisfy their obligations under the contracts. The Company does not obtain collateral or other security to support the financial instruments subject to credit risk but monitors the credit standing of counterparties.

NOTE 14--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use

                           PROFESSIONAL BANCORP, INC.

NOTE 14--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                        DECEMBER 31, 1999       DECEMBER 31, 1998
                                                      ---------------------   ---------------------
                                                      CARRYING   ESTIMATED    CARRYING   ESTIMATED
(IN THOUSANDS)                                         VALUE     FARI VALUE    VALUE     VALUE FAIR
--------------                                        --------   ----------   --------   ----------
Assets:
  Cash and cash equivalents.........................  $ 43,419    $ 43,419    $ 31,965    $ 31,965
  Securities available-for-sale.....................    45,525      45,525      80,891      80,891
  Securities held-to-maturity.......................    18,200      17,901      24,081      24,135
  Loans, net........................................   156,484     156,206     115,519     116,091

Liabilities:
  Noninterest-bearing transaction accounts..........   109,560     109,560     109,422     109,422
  Interest-bearing transaction accounts.............    16,033      16,033      16,710      16,710
  Savings and money market accounts.................    84,783      84,783      75,501      75,501
  Certificates of deposit and other time deposits...    45,651      45,666      28,948      28,799
  Convertible notes.................................       679         679       1,116       1,051

    The carrying values of cash and cash equivalents reported in the balance sheet approximate fair values due to the short-term nature of the assets. The fair value of marketable securities and interest rate swaps and caps is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair values of loans are estimated using discounted cash flow analysis. The analysis was performed on a loan-by-loan basis by projecting each loan's expected cash flows and discounting these flows at appropriate discount rates. The expected cash flows were determined by contractually scheduled payments of principal and interest, incorporating scheduled rate adjustments, periodic caps, and lifetime ceilings and floors for adjustable loans. The fair values are based on a stable interest rate scenario and do not incorporate bid-ask spreads or discounts that might be required to dispose of assets in bulk. Discount rates applied to the expected cash flows were based on the Bank's offer rates for new loans with similar collateral and terms, adjusted to reflect differential risk based on collateral value, payment status, and/or credit classification at December 31, 1999 and 1998, respectively.

    The fair value of deposits with no defined maturities, such as demand deposits, money market deposits and savings accounts, is the amount payable on demand at the valuation date. For deposit liabilities with defined maturities, such as time certificates of deposit, estimation of fair value was based on the discounted value of future cash flows expected to be paid, where the discount rate was the Bank's offer rate for similar deposits with maturities equivalent to the remaining terms on the deposits being valued at December 31, 1999 and 1998, respectively.

    Standby letters of credit principally support corporate obligations and include $1.5 million and $395,000 that was collateralized with cash at December 31, 1999 and 1998, respectively. At December 31, 1999, $5.6 million of the standby letters of credit and $37.2 million of other lending commitments expire within one year. The estimated fair value of lending commitments and letters of credit is estimated using fees currently charged for similar arrangements, adjusted for changes in interest rates and credit that occurred subsequent to origination.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would

                           PROFESSIONAL BANCORP, INC.

NOTE 14--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

NOTE 15--EARNINGS PER SHARE

    The following table illustrates the computation of basic and diluted earnings per share:

                                                                  YEAR ENDED DECEMBER 31,
                                                           -------------------------------------
                                                              1999          1998         1997
                                                           -----------   ----------   ----------
Net earnings (loss) used in basic earnings per share
  computation:...........................................  $(8,359,763)  $1,431,599   $1,478,525
Interest savings on conversion of convertible notes, net
  of income taxes........................................             (a)    149,200     279,435
                                                           -----------   ----------   ----------
Diluted earnings (loss)..................................  $(8,359,763)  $1,580,799   $1,757,960
                                                           ===========   ==========   ==========
Denominator for basic earnings per share -weighted
  average number of shares outstanding...................    2,015,226    1,768,663    1,345,972
Effect of dilutive securities:
  Warrants and Options...................................             (a)    125,596      33,835
  Convertible notes......................................             (a)    253,942     428,164
  Denominator for diluted earnings per share.............    2,015,226    2,148,201       22,739
                                                           ===========   ==========   ==========
Basic earnings (loss) per share..........................  $     (4.15)  $     0.81   $     1.10
                                                           ===========   ==========   ==========
Diluted earnings (loss) per share........................  $     (4.15)  $     0.74   $     0.97
                                                           ===========   ==========   ==========

------------------------

(a) No effect has been given to dilutive securities because the impact is anti-dilutive.

NOTE 16--PARENT COMPANY INFORMATION

    The Bancorp has met its obligations principally from the payment of dividends from the Bank. As of December 31, 1999, the Bank was unable to pay dividends without obtaining regulatory approval.

    The following financial information represents the balance sheets of the Bancorp as of December 31, 1999 and 1998, the related statements of operations and of cash flows for the three-year period ended December 31, 1999.

                           PROFESSIONAL BANCORP, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Assets:
Cash in First Professional Bank, N.A........................  $   433    $ 3,276
Investment in First Professional Bank, N.A..................   16,303     22,296
Loans.......................................................      865        244
Accrued interest receivable and other assets................      673        708
                                                              -------    -------
                                                              $18,274    $26,524
                                                              =======    =======
Liabilities:
Accrued interest payable and other liabilities..............  $    65    $    77
Convertible Notes...........................................      679      1,116
Other Liabilities...........................................       --         10
                                                              -------    -------
  Total Liabilities.........................................      744      1,203
Shareholder's equity........................................   17,530     25,321
                                                              -------    -------
                                                              $18,274    $26,524
                                                              =======    =======

                           PROFESSIONAL BANCORP, INC.

                            STATEMENT OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Income:
  Cash dividends from First Professional Bank, N.A..........  $    --     $   --     $  425
  Interest..................................................       80         15          7
  Other.....................................................       14          4          4
                                                              -------     ------     ------
    Total income............................................       94         19        436
                                                              -------     ------     ------
Expenses:
  Interest..................................................       46        253        474
  Salaries and employer taxes...............................       34         22         31
  Amortization of convertible note expenses.................       16         69        104
  Legal fees, net of legal settlement.......................      209        218       (481)
  Other Professional services...............................       49        117         67
  Other.....................................................       75         11          1
                                                              -------     ------     ------
    Total expenses..........................................      429        690        196
                                                              -------     ------     ------
Provision for Loan Loss.....................................     (660)        --         --
Earnings (loss) before income taxes and equity in
  undistributed net earnings of First Professional Bank,
  N.A.......................................................     (995)      (671)       240
Provision for income taxes..................................
                                                              -------     ------     ------
Earnings before equity in undistributed net earnings of
  First Professional Bank, N.A..............................     (995)      (671)       240
Equity in undistributed net (loss) earnings of First
  Professional Bank, N.A....................................   (7,365)     2,103      1,239
                                                              -------     ------     ------
Net (loss) earnings.........................................  $(8,360)    $1,432     $1,479
                                                              =======     ======     ======

                           PROFESSIONAL BANCORP, INC.

                            STATEMENT OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings (loss).......................................  $(8,360)   $ 1,432    $ 1,479
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:...........................
(Increase) decrease in accrued interest receivable and other
  assets....................................................       34        (39)       (14)
(Decrease) increase in accrued expenses and other
  liabilities...............................................      (22)      (186)        (6)
(Decrease) in deferred taxes................................       --         69        104
Equity in undistributed (earnings) loss of First
  Professional Bank, N.A....................................    7,365     (2,103)    (1,239)
                                                              -------    -------    -------
Net cash provided by (used in) investing activities.........     (983)      (827)       324
                                                              -------    -------    -------
Cash Flows from investing activities:
  Advanced from FPB.........................................      400         --         --
  Net decrease (increase) in loans..........................     (621)      (144)        --
                                                              -------    -------    -------
Net cash provided by (used in) investing activities.........     (221)      (144)        --
                                                              -------    -------    -------
Cash flows from financing activities:
  Capital infusion into FPB.................................   (1,500)        --         --
  Proceeds from exercise of convertible notes...............      (38)     3,794         14
  Dividends paid............................................     (101)      (185)        --
                                                              -------    -------    -------
Net cash provided by (used in) financing activities.........   (1,639)     3,609         14
                                                              -------    -------    -------
Net increase (decrease) in cash.............................   (2,843)     2,638        338
Cash, beginning of year.....................................    3,276        638        300
                                                              -------    -------    -------
Cash, end of year...........................................  $   433    $ 3,276    $   638
                                                              =======    =======    =======
Supplemental disclosure of cash flow information--cash paid
  during the year for:
  Interest..................................................  $    58    $   381    $   474

                           PROFESSIONAL BANCORP, INC.

NOTE 17--QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following tables set forth the Company unaudited data regarding operations for each quarter of 1999, 1998 and 1997. This information, in the opinion of management, includes all normal recurring adjustments necessary to state fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                     QUARTER ENDED
                                           -----------------------------------------------------------------
                                           DEC. 31,   SEPT. 30,   JUNE 30,   MAR. 31,   DEC. 31,   SEPT. 30,
                                             1999       1999        1999       1999       1998       1998
                                           --------   ---------   --------   --------   --------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income..........................  $ 4,755     $ 4,801     $4,419     $4,321     $4,476     $4,343
Interest expense.........................      950         864        750        849      1,040        793
Net interest income......................    3,805       3,937      3,669      3,472      3,437      3,550
Provision for loan losses................    8,395       4,426      1,047        125        406         --
Gains (losses) on securities:
  Available-for-sale.....................       --          --          4         36          3         --
Other Income.............................      431         458        443        481        387        418
Other expenses...........................    3,820       3,582      3,605      3,294      2,702      3,096
Earnings (loss) before income taxes......   (7,979)     (3,613)      (536)       569        719        872
Net earnings (loss)......................   (6,073)     (2,363)      (259)       336        392        512
Earnings (loss) per share (as restated):
  Basic..................................    (3.00)      (1.17)      (.13)       .17       0.20       0.26
  Diluted................................    (3.00)(a)    (1.17)(a)    (.13)(a)     .16    0.18       0.22

------------------------

(a) No effect has been given to dilutive securities because the impact is anti-dilutive

                                                                             QUARTER ENDED
                                                    ----------------------------------------------------------------
                                                    JUNE 30,   MAR. 31,   DEC. 31,   SEPT. 30,   JUNE 30,   MAR. 31,
                                                      1998       1998       1997       1997        1997       1997
                                                    --------   --------   --------   ---------   --------   --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income...................................   $4,120     $4,009     $4,375     $4,168      $4,148     $4,019
Interest expense..................................      896        901      1,044        965         896        921
Net interest income...............................    3,224      3,108      3,331      3,203       3,252      3,098
Provision for loan losses.........................       --         --         60         60          60
Gains (losses) on securities:
  Available-for-sale..............................       (9)        --         --         --          --         --
Other Income......................................      469        467        368        455         541        428
Other expenses....................................    3,296      3,133      2,453      3,325       3,202      3,144
Earnings (loss) before income taxes...............      388        442      1,246        273         531        322
Net earnings (loss)...............................      224        304        778        199         312        190
Earnings (loss) per share (as restated):
  Basic...........................................     0.13       0.22       0.49       0.15        0.23       0.14
  Diluted.........................................     0.13       0.17       0.45       0.15        0.23       0.14

    In the third and fourth quarter of 1999, the Company added $4,400,000 and $8,400,000, respectively, to the allowance for loan losses in recognition that the quality of certain loans had deteriorated and to provide protection against future potential losses.

    Earnings (loss) per share is based on the weighted average number of shares outstanding during each period. Full-year weighted average shares differ from quarterly weighted average shares, and therefore annual earnings (loss) per share may not equal the sum of the quarters.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                              (UNAUDITED)    (AUDITED)
                                                              -----------   ------------
                                                                    (IN THOUSANDS)
ASSETS
Cash and due from banks:
  Noninterest-bearing.......................................    $ 28,571      $ 15,721
Interest-bearing............................................         405           697
Federal funds sold..........................................      47,450        27,000
                                                                --------      --------
Cash and cash equivalents...................................      76,426        43,418
Securities available-for-sale (cost of $48,058 and $47,748
  in 2000 and 1999, respectively)...........................      45,540        45,086
Securities held-to-maturity (fair value of $16,316 and
  $18,340 in 2000 and 1999, respectively)...................      16,597        18,639
Loans (net of allowance for loan losses of $7,276 and $5,873
  in 2000 and 1999, respectively)...........................     121,351       156,484
Premises and equipment, net.................................       1,027         1,152
Deferred tax asset..........................................       2,844         2,844
Accrued interest receivable and other assets................       4,618         5,867
                                                                --------      --------
Total Assets................................................    $268,403      $273,490
                                                                ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
  Demand, noninterest-bearing...............................    $116,322      $109,561
  Demand, interest-bearing..................................      16,644        16,033
  Savings and money market..................................      89,549        84,783
  Time deposits.............................................      28,188        45,651
                                                                --------      --------
Total deposits..............................................     250,703       256,028
Convertible notes...........................................         679           679
Accrued interest payable and other liabilities..............       2,045         1,915
                                                                --------      --------
Total liabilities...........................................     253,427       258,622
                                                                --------      --------
Commitments and contingent liabilities
Shareholders' equity:
Common stock, $.008 par value; 12,500,000 shares
  Authorized; 2,100,221 issued and 2,030,754 outstanding
    both 2000 and 1999......................................          17            17
Additional paid-in-capital..................................      21,271        21,271
Accumulated deficit.........................................      (3,256)       (3,221)
Treasury stock, at cost (69,467 shares in both 2000 and
  1999).....................................................        (537)         (537)
Unrealized loss on securities available-for-sale, net of
  taxes.....................................................      (2,519)       (2,662)
                                                                --------      --------
Total shareholders' equity..................................      14,976        14,868
                                                                --------      --------
Total Liabilities and Shareholder's Equity..................    $268,403      $273,490
                                                                ========      ========

          See accompanying notes to consolidated financial statements.

                      PROFESSIONAL BANCORP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                 THREE MONTHS           SIX MONTHS
                                                                     ENDED                 ENDED
                                                                    JUNE 30               JUNE 30
                                                              -------------------   -------------------
                                                                2000       1999       2000       1999
                                                              --------   --------   --------   --------
                                                                           (IN THOUSANDS)
Interest income
Loans.......................................................   $2,990     $3,194     $6,565     $6,078
Securities..................................................    1,006      1,057      2,013     2,379
Federal funds sold and securities purchased under agreements
  to resell.................................................      696        163      1,169       246
Interest-bearing deposits in other banks....................       11          5         16        37
                                                               ------     ------     ------     -----
Total interest income.......................................    4,703      4,419      9,763     8,740
                                                               ------     ------     ------     -----
Interest expense
Deposits....................................................      847        737      1,845     1,461
Convertible notes...........................................       14         14         25        30
Federal funds purchased and securities sold under agreements
  to repurchase.............................................       --         --         --       109
                                                               ------     ------     ------     -----
Total interest expense......................................      861        751      1,870     1,600
                                                               ------     ------     ------     -----
Net interest income.........................................    3,842      3,668      7,893     7,140
Provision for loan losses...................................      650      1,047      1,743     1,172
                                                               ------     ------     ------     -----
Net interest income after provision for loan losses.........    3,192      2,621      6,150     5,968
                                                               ------     ------     ------     -----
Other operating income
Net gain (loss) on sale securities available-for-sale.......       --          4         --        40
Merchant discount...........................................       71         79        143       140
Mortgage brokering fees.....................................        3          8          8        63
Service charges on deposits.................................      247        229        482       458
Other income................................................      155        128        293       263
                                                               ------     ------     ------     -----
Total other operating income................................      476        448        926       964
                                                               ------     ------     ------     -----
Other operating expenses
Salaries and employee benefits..............................    1,944      1,786      3,791     3,491
Occupancy...................................................      366        351        733       738
Furniture and equipment.....................................      197        214        371       423
Meetings and business development...........................       14         48         29       121
Donations...................................................       25         66         36        90
Other promotion.............................................       56         73        120       143
Legal fees..................................................      297        226        427       318
Audit, accounting and examinations..........................      105        130        157       173
Professional services.......................................      243        334        556       643
Strategic planning and other outside consulting.............       11         16         39        23
Office supplies.............................................       79         63        131       127
Telephone...................................................       94         61        192       124
Postage.....................................................       35         33         68        69
Messenger service...........................................       29          8         45        14
FDIC assessment.............................................       30          6         59        13
Other assessments...........................................       43         48         83        92
Other expense...............................................      147        142        274       297
                                                               ------     ------     ------     -----
Total other operating expenses..............................    3,715      3,605      7,111     6,899
                                                               ------     ------     ------     -----
Earnings before taxes.......................................      (47)      (536)       (35)       33
Provision for income taxes..................................       --       (277)        --       (43)
                                                               ------     ------     ------     -----
Net earnings................................................   $  (47)    $ (259)    $  (35)       76
                                                               ======     ======     ======     =====
Earnings per share
  Basic.....................................................   $ (.02)    $ (.13)    $ (.02)    $ .04
  Diluted...................................................       (a)        (a)        (a)    $ .04

------------------------------

(a) Anti dilutive

          See accompanying notes to consolidated financial Statements

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                  (UNAUDITED)

                                                                 THREE MONTHS           SIX MONTHS
                                                                     ENDED                 ENDED
                                                                   JUNE 30,              JUNE 30,
                                                              -------------------   -------------------
                                                                2000       1999       2000       1999
                                                              --------   --------   --------   --------
                                                                           (IN THOUSANDS)
Net earnings (loss).........................................    $(46)    $  (259)     $(35)    $    76
                                                                ----     -------      ----     -------
Other comprehensive income, net of tax:
  Unrealized holding gains (losses) arising during the
    period..................................................     338        (857)      144      (1,047)
  Reclassification adjustment...............................      --           8        --          19
                                                                ----     -------      ----     -------
  Other comprehensive income................................     338        (849)      144      (1,028)
                                                                ----     -------      ----     -------
Comprehensive income (Loss).................................    $292     $(1,108)     $109     $  (952)
                                                                ====     =======      ====     =======

          See accompanying notes to consolidated financial statements.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                  (UNAUDITED)

                     SIX MONTH PERIOD ENDING JUNE 30, 2000

                                                                      RETAINED                 ACCUMULATED
                                   COMMON STOCK        ADDITIONAL     EARNINGS                    OTHER
                               ---------------------    PAID-IN     (ACCUMULATED   TREASURY   COMPREHENSIVE
                                 SHARES      AMOUNT     CAPITAL       DEFICIT)      STOCK     INCOME (LOSS)    TOTAL
                               ----------   --------   ----------   ------------   --------   -------------   --------
                                                                   (IN THOUSANDS)
Conversion of Notes (Note
  12)........................   2,030,754     $17        $21,271       $(3,221)     $(537)       $(2,662)     $14,868
Cash Dividends...............          --      --             --            --         --             --           --
Change in net unrealized
  holding loss on securities
  available-for-sale.........          --      --             --            --         --            143          143
Net earnings (loss)..........          --      --             --           (35)        --             --          (35)
                               ----------     ---        -------       -------      -----        -------      -------
Balance, June 30, 2000.......   2,030,754     $17        $21,271       $(3,256)     $(537)       $(2,519)     $14,976
                               ==========     ===        =======       =======      =====        =======      =======
Balance, December 31, 1998...  $1,996,344     $17        $20,874       $ 5,239      $(537)       $  (271)     $25,322
Conversion of Notes (Note
  12)........................      19,529      --            224            --         --             --          224
Cash Dividends...............          --      --             --          (101)        --             --         (101)
Change in net unrealized
  holding loss on securities
  available-for-sale.........          --      --             --            --         --         (1,028)      (1,028)
Net earnings (loss)..........          --      --             --            76         --             --           76
                               ----------     ---        -------       -------      -----        -------      -------
Balance, June 30, 1999.......  $2,015,873     $17        $21,098       $ 5,214      $(537)       $(1,299)     $24,493
                               ==========     ===        =======       =======      =====        =======      =======

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
(UNAUDITED) (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $    (35)  $     76
  Adjustments to reconcile net earnings to net
  Cash provided by operating activities:
  Depreciation and amortization.............................       208        294
  Provision for loan losses.................................     1,463      1,172
  (Gain) loss on sales of securities available-for-sale.....        --        (39)
  Amortization of convertible note expense..................         7          9
  Increase in deferred tax asset............................        --     (1,349)
  Decrease (increase) in accrued interest receivable and
    other assets............................................     1,348        744
  Increase (decrease) in accrued interest payable and other
    liabilities.............................................       123       (593)
  Net amortization of premiums and discounts on securities
    held-to-maturity........................................        76        121
  Net amortization of premiums and discounts on securities
    available-for-sale......................................        50        149
                                                              --------   --------
  Net cash provided by operating activities.................     3,240        584
                                                              --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from:
    Maturities of securities held-to-maturity...............        --        250
    Maturities of securities available-for-sale.............     1,305         --
    Sales of securities available-for-sale..................        --     27,187
  Principal payments and maturities of:
    Mortgage-backed securities held-to-maturity.............     1,967      2,954
    Mortgage-backed securities available-for-sale...........     1,704      5,736
  Purchases of securities available-for-sale................    (3,370)    (1,947)
    Net (increase) decrease in loans........................    33,569    (27,558)
    Purchase of bank premises and equipment, net............       (82)      (291)
                                                              --------   --------
    Net cash provided by investing activities...............    35,093      6,331
                                                              --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand deposits and savings
    accounts................................................    12,138     (8,055)
  Net increase (decrease) in time deposits..................   (17,463)     3,806
  Cash dividends............................................        --       (101)
                                                              --------   --------
  Net cash provided by (used in) in financing activities....    (5,325)    (4,350)
                                                              --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    33,008      2,565
                                                              --------   --------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............    43,418     31,964
                                                              --------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $ 76,426   $ 34,529
                                                              ========   ========
Supplemental disclosure of cash flow information--
  Cash paid during the period for:
  Interest..................................................     1,467      1,606
  Income taxes..............................................        --      1,120
Supplemental disclosure of noncash items:
  Pre-tax change in unrealized losses on securities
    available for sale securities...........................       143      1,816
    Conversion of notes.....................................        --        215

          See accompanying notes to consolidated financial statements.

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

    The unaudited consolidated financial statements included herein have been prepared by Professional Bancorp, Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations for the periods covered have been made. Certain information and note disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Management believes that the disclosures are adequate to make the information presented not misleading.

    The financial position at June 30, 2000, and the results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2000. These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles on a basis consistent with the Company's audited financial statements and these interim financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Form 10-K for the year ended December 31, 1999.

RECLASSIFICATION

    Certain amounts in the accompanying financial statements have been classified to conform with the 2000 presentation of the item.

NOTE 2--EARNINGS PER SHARE

    The actual number of shares outstanding at June 30, 2000 was 2,030,754. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the

                   PROFESSIONAL BANCORP, INC. AND SUBSIDIARY

NOTE 2--EARNINGS PER SHARE (CONTINUED)
potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then shared in earnings.

                                                     THREE MONTHS ENDED       SIX MONTHS ENDED
                                                           JUNE 30                JUNE 30,
                                                    ---------------------   ---------------------
                                                      2000        1999        2000        1999
                                                    ---------   ---------   ---------   ---------
                                                                   (IN THOUSANDS)
Net Income (Loss) used in basic earnings per share
  computation.....................................        (47)       (259)        (35)        (76)
Adjustments to net income per assumed effect of
  dilutive securities:
Interest on convertible notes, net of tax
  effect..........................................         --           8          --          17
Adjusted earnings used in diluted earnings per
  share computation...............................        (47)       (251)        (35)         93
Effect of dilutive securities:
  Options and Warrants............................         (a)     71,277          (a)     68,228
  Convertible Notes...............................         (a)     68,375          (a)     73,039
                                                    ---------   ---------   ---------   ---------
Weighted average number of shares outstanding for
  calculation of diluted earnings per share.......  2,030,754   2,154,879   2,030,754   2,154,456
Weighted average number of shares outstanding for
  calculation basic earnings per share............  2,030,754   2,154,879   2,030,754   2,154,456
Basic earnings per share..........................      (0.02)      (0.13)      (0.02)       0.04
Diluted earnings per share........................         (a)         (a)         (a)      (0.04)

------------------------

(a) No effect has been given to dilutive securities because the impact is anti-dilutive.

NOTE 3--NEW ACCOUNTING STANDARDS

    In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of Accounting Principles Board ("APB") Opinion No. 25. FASB Interpretation No. 44 clarifies certain issues related to the application of APB Opinion 25 and is effective July 1, 2000, with certain conclusions covering specific events that occurred either December 15, 1998 or January 12, 2000. FASB Interpretation
No. 44 is not expected to have a material effect on the Company's financial position or results of operations.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF AUGUST 7, 2000
                                 BY AND BETWEEN
                            FIRST COMMUNITY BANCORP
                                      AND
                           PROFESSIONAL BANCORP, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
RECITALS

ARTICLE I

  Certain Definitions

1.01                    CERTAIN DEFINITIONS.........................................         1

ARTICLE II

The Merger

2.01                    THE MERGER..................................................         5
2.02                    EFFECTIVE DATE AND EFFECTIVE TIME...........................         5
2.03                    AGREEMENT OF MERGER.........................................         5

ARTICLE III

  Consideration; Exchange Procedures

3.01                    MERGER CONSIDERATION........................................         5
3.02                    ALLOCATION OF MERGER........................................         6
3.03                    RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS.....................         8
3.04                    FRACTIONAL SHARES...........................................         9
3.05                    EXCHANGE PROCEDURES.........................................         9
3.06                    ANTI-DILUTION PROVISIONS....................................         9
3.07                    OPTIONS.....................................................        10
3.08                    WARRANTS....................................................        10

ARTICLE IV

  Actions Pending Acquisition

4.01                    FOREBEARANCES OF THE COMPANY................................        10
4.02                    FOREBEARANCES OF FCB........................................        13

ARTICLE V

  Representations and Warranties

5.01                    DISCLOSURE SCHEDULES........................................        13
5.02                    STANDARD....................................................        13
5.03                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............        13
5.04                    REPRESENTATIONS AND WARRANTIES OF FCB.......................        21

ARTICLE VI

  Covenants

6.01                    REASONABLE BEST EFFORTS.....................................        22
6.02                    SHAREHOLDER APPROVAL........................................        23
6.03                    REGISTRATION STATEMENT......................................        23
6.04                    PRESS RELEASES..............................................        23
6.05                    ACCESS; INFORMATION.........................................        24
6.06                    AFFILIATES..................................................        24
6.07                    CERTAIN POLICIES............................................        24

                                                                                        PAGE
                                                                                      --------
6.08                    NASDAQ LISTING..............................................        24
6.09                    REGULATORY APPLICATIONS.....................................        24
6.10                    INDEMNIFICATION.............................................        25
6.11                    BENEFIT PLANS...............................................        26
6.12                    NOTIFICATION OF CERTAIN MATTERS.............................        26
6.13                    NON-COMPETE AGREEMENTS......................................        26
6.14                    [OMITTED]...................................................        27
6.15                    DIRECTORS TO VOTE FOR MERGER................................        27
6.16                    APPOINTMENT OF DIRECTOR.....................................        27
6.17                    ADVISORY BOARD..............................................        27
6.18                    ACQUISITION PROPOSALS.......................................        27
6.19                    SPECIAL REVIEW..............................................        27

ARTICLE VII

  Conditions to Consummation of the Merger

                        CONDITIONS TO EACH PARTY=S OBLIGATION TO EFFECT THE
7.01                    MERGER......................................................        27
7.02                    CONDITIONS TO OBLIGATION OF THE COMPANY.....................        28
7.03                    CONDITIONS TO OBLIGATION OF FCB.............................        28

ARTICLE VIII

  Termination

8.01                    TERMINATION.................................................        29
8.02                    EFFECT OF TERMINATION AND ABANDONMENT.......................        30

ARTICLE IX

  Miscellaneous

9.01                    SURVIVAL....................................................        30
9.02                    WAIVER; AMENDMENT...........................................        30
9.03                    COUNTERPARTS................................................        30
9.04                    GOVERNING LAW...............................................        31
9.05                    EXPENSES....................................................        31
9.06                    NOTICES.....................................................        31
9.07                    ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES..........        31
9.08                    INTERPRETATION; EFFECT......................................        31

EXHIBIT A  Form of Company Affiliate Letter
EXHIBIT B  Form of Shareholder Agreement
EXHIBIT C  Section 6.10 Exception
Company Disclosure Schedule
FCB Disclosure Schedule

    AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2000 (this "AGREEMENT"), by and among Professional Bancorp, Inc. (the "COMPANY") and First Community Bancorp ("FCB").

RECITALS

    A. THE COMPANY. The Company is a Pennsylvania corporation, having its principal place of business in Santa Monica, California.

    B. FCB. FCB is a California corporation, having its principal place of business in Rancho Santa Fe, California.

    C. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    D. BOARD ACTION. The respective Boards of Directors of each of FCB and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

    1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

        "ACQUISITION PROPOSAL" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

        "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

        "BHC ACT" means the Bank Holding Company Act of 1956, as amended.

        "BUSINESS COMBINATION" has the meaning set forth in Section 3.05.

        "CALIFORNIA SECRETARY" means the California Secretary of State.

        "CERTIFICATES" means certification representing the Shares.

        "CGCL" means the California General Corporation Law.

        "CODE" has the meaning set forth in the recitals.

        "COMPANY" has the meaning set forth in the preamble to this Agreement.

        "COMPANY AFFILIATE" has the meaning set forth in Section 6.07(a).

        "COMPANY BANK" means First Professional Bank, National Association, a wholly owned subsidiary of the Company.

        "COMPANY BOARD" means the Board of Directors of the Company.

        "COMPANY BY-LAWS" means the By-laws of the Company.

        "COMPANY CERTIFICATE" means the Articles of Incorporation of the Company, as amended.

        "COMPANY COMMON STOCK" means the common shares, $0.008 par value, of the Company.

        "COMPANY MEETING" has the meaning set forth in Section 6.02.

        "COMPANY STOCK OPTION" has the meaning set forth in Section 3.06.

        "COMPANY STOCK PLAN" means the 1990 Stock Option Plan, as amended and restated on September 22, 1992, the December 31, 1992 Stock Option Plan, the 1998 Stock Option Plan and the 2000 Non Qualified Stock Option Plan of the Company.

        "COMPANY WARRANT AGREEMENT" means the agreement governing the terms of the Company Warrants.

        "COMPANY WARRANTS" means the warrants expiring in 2002 to acquire the Company's Common Stock.

        "COMPENSATION AND BENEFIT PLANS" has the meaning set forth in
    Section 5.03(m).

        "COSTS" has the meaning set forth in Section 6.11(a).

        "DETERMINATION DATE" shall mean the day that is five business days prior to the Effective Date.

        "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

        "DISSENTERS' SHARES" means shares the holder of which, pursuant to the provision of the PBCL relating to dissenters' rights, is entitled to receive payment in accordance with the provisions of such law.

        "EFFECTIVE DATE" means the effective date of the Merger, as provided for in Section 2.02.

        "EFFECTIVE TIME" means the effective time of the Merger, as provided for in Section 2.02.

        "EMPLOYEES" has the meaning set forth in Section 5.03(m).

        "ENVIRONMENTAL LAWS" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA AFFILIATE" has the meaning set forth in Section 5.03(m).

        "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "EXCHANGE AGENT" has the meaning set forth in Section 3.02(b).

        "EXCHANGE FUND" has the meaning set forth in Section 3.02(b).

        "EXCHANGE RATIO" means 0.55, as adjusted pursuant to the provisions of this definition and Sections 3.06 and 8.01(f) hereof. In the event that the FCB Closing Average is greater than $16.67, then the Exchange Ratio shall equal the product (rounded to two decimal places) obtained by multiplying
    (i) the quotient obtained by dividing (A) $8.00 by (B) the FCB Closing Average and (ii) 1.15.

        "FCB" has the meaning set forth in the preamble to this Agreement.

        "FCB BOARD" means the Board of Directors of FCB.

        "FCB CLOSING AVERAGE" means the volume weighted average sales price per share for FCB Common Stock for the fifteen (15) consecutive Nasdaq trading day period ending on the Determination Date. For purposes of determining the "volume weighted average," the aggregate of the "daily

                                   Annex A-2
    sales" for each of the 15 consecutive trading days used in the calculation shall be divided by the aggregate number of shares traded during such 15 consecutive trading days. "Daily sales" means the reported sales prices of FCB Common Stock traded on Nasdaq on a particular trading day.

        "FCB COMMON STOCK" means the common stock, no par value per share, of FCB.

        "FCB PREFERRED STOCK" means the preferred stock, no par value per share, of FCB.

        "FCB STOCK" means, collectively, FCB Common Stock and FCB Preferred
    Stock.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System.

        "GAAP" means generally accepted accounting principles.

        "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

        "INDEMNIFIED PARTY" has the meaning set forth in Section 6.10(a).

        "INSURANCE AMOUNT" has the meaning set forth in Section 6.11(b).

        "INSURANCE POLICY" has the meaning set forth in Section 5.03(s).

        "LIENS" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

        "MATERIAL ADVERSE EFFECT" means, with respect to FCB or the Company, any effect that (i) is material and adverse to the financial position, results of operations, business or prospects of FCB and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, respectively, or
    (ii) would materially impair the ability of either FCB or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of
    (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) changes in general economic conditions affecting the banking industry generally and (e) the effects of any action taken with the prior consent of FCB.

        "MERGER" has the meaning set forth in Section 2.01(a).

        "MERGER CONSIDERATION" has the meaning set forth in Section 2.01(a).

        "MULTIEMPLOYER PLANS" has the meaning set forth in Section 5.03(m).

        "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market System.

        "NEW CERTIFICATE" has the meaning set forth in Section 3.05(a).

        "OCC" means the Office of the Comptroller of the Currency.

        "PBCL" means the Pennsylvania Business Corporation Law.

        "PENNSYLVANIA DEPARTMENT" means the Department of State of the Commonwealth of Pennsylvania.

        "PENSION PLAN" has the meaning set forth in Section 5.03(m).

                                   Annex A-3

        "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

        "PLANS" has the meaning set forth in Section 5.03(m).

        "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

        "PROXY STATEMENT" has the meaning set forth in Section 6.03(a).

        "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03(a).

        "REGULATORY AUTHORITY" has the meaning set forth in Section 5.03(i).

        "REPLACEMENT OPTION" has the meaning set forth in Section 3.07.

        "REPLACEMENT WARRANT" has the meaning set forth in Section 3.08.

        "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

        "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

        "SEC" means the Securities and Exchange Commission.

        "SEC DOCUMENTS" has the meaning set forth in Sections 5.03(g) and 5.04(g).

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "SHAREHOLDER AGREEMENTS" has the meaning set forth in Section 6.14.

        "SHARES" means shares of Company Common Stock.

        "SUBSIDIARY" and "SIGNIFICANT SUBSIDIARY" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

        "SURVIVING CORPORATION" has the meaning set forth in Section 2.01(a).

        "TAX" and "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

        "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

        "TREASURY STOCK" shall mean shares of Company Stock held by the Company or any of its Subsidiaries or by FCB or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

                                   Annex A-4

                                   ARTICLE II

                                   THE MERGER

    2.01  THE MERGER.

    (a) THE COMBINATION. At the Effective Time, the Company shall merge with and into FCB (the "MERGER"), the separate corporate existence of the Company shall cease and FCB shall survive and continue to exist as a California corporation (FCB, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). FCB may at any time prior to the Effective Time (including after the Company's shareholders have approved this Agreement) change the method of effecting the combination with the Company (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (ii) adversely affect the tax treatment of the Company's shareholders as a result of receiving the Merger Consideration, (iii) impede or delay consummation of the transactions contemplated by this Agreement or (iv) or otherwise have an effect on the shareholders of the Company that is material and adverse.

    (b) EFFECT. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the California Secretary of an agreement of merger in accordance with the CGCL and the filing in the office of the Pennsylvania Department of articles of merger in accordance with the PBCL or such later date and time as may be set forth in such agreement and/or such certificate and the Merger shall have the effects prescribed in the CGCL and, if applicable, the PBCL.

    (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of FCB immediately after the Merger shall be those of FCB as in effect immediately prior to the Effective Time.

    (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of FCB immediately after the Merger shall be the directors and officers of FCB immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

    2.02 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause filings contemplated by Section 2.01 to be made on (i) the last day of the month to occur after the last of the conditions set forth in Section 7.01(a), (b),
(c), (d) and (e) shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) such other date to which the parties may agree in writing and the Merger provided for herein shall become effective upon such filing or filings or on such date as may be specified therein. The date of such filing or such later effective date is herein called the "EFFECTIVE DATE". The "EFFECTIVE TIME" of the Merger shall be the time of such filing or as set forth in such filing.

    2.03 AGREEMENT OF MERGER. At the request of FCB prior to the mailing of the Proxy Statement, FCB and the Company shall enter into a separate agreement of merger reflecting the terms hereof for purposes of any filing requirement of the CGCL or the PBCL.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

    3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

    (a) Outstanding Company Common Stock. Each share, excluding Treasury Stock and Dissenters' Shares (collectively, "EXCLUDED SHARES"), of Company Common Stock issued and outstanding

                                   Annex A-5
       immediately prior to the Effective Time shall become and be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures of Section 3.02 hereof and to the other provisions of this Article III, either:

           (i) $8.00 in cash without interest (the "CASH CONSIDERATION"), or

           (ii) that number of shares of FCB Common Stock equal to the Exchange Ratio (the "STOCK CONSIDERATION").

    (b) OUTSTANDING FCB STOCK. Each share of FCB Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

    (c) TREASURY SHARES. Each share of Company Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    3.02  ALLOCATION OF MERGER CONSIDERATION; ELECTION
PROCEDURES. (a) ALLOCATION. Notwithstanding anything in this Agreement to the contrary, the maximum number of Shares (the "CASH ELECTION NUMBER") to be converted into the right to receive Cash Consideration in the Merger shall be equal to (i) 50 percent of the number of Shares issued and outstanding immediately prior to the Effective Time of the Merger less (ii) the sum of
(A) the number of Dissenter's Shares, if any, and (B) the number of Shares to be cancelled in accordance with Section 3.01(c). The number of Shares to be converted into the right to receive Stock Consideration in the Merger (the "STOCK ELECTION NUMBER") shall be equal to the number of Shares issued and outstanding immediately prior to the Effective Time of the Merger less the sum of (i) the Cash Election Number, (ii) the number of Dissenters' Shares, if any, and (iii) the number of Shares to be cancelled in accordance with
Section 3.01(c).

    (b)  ELECTION PROCEDURES.

           (i) As of the Effective Time, FCB shall deposit, or shall cause to be deposited, with an exchange agent selected by FCB, which may be a subsidiary bank of FCB (the "EXCHANGE AGENT"), for the benefit of the holders of Shares, certificates representing the shares of FCB Common Stock and any Cash Consideration and any dividends or other distributions with respect to the FCB Common Stock to be issued or paid pursuant to Sections 3.01 and 3.04 in exchange for outstanding Shares upon due surrender of the Certificates pursuant to the provisions of this Article III (such cash and certificates for shares of FCB Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "EXCHANGE FUND").

           (ii) Subject to allocation and proration in accordance with the provisions of this Section 3.02, each record holder of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled (A) to elect to receive in respect of each such Share (x) Cash Consideration (a "CASH ELECTION") or (y) Stock Consideration (a "STOCK ELECTION") or
           (B) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for such Shares (a "NON-ELECTION"). Shares in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made pursuant to this Section 3.02 and Dissenters' Shares, if any (collectively, "NON-ELECTION SHARES") shall be deemed by FCB, in its sole and absolute discretion, subject to Sections 3.02(b)(v)-(vi), to be, in whole or in part, Shares in respect of which Cash Elections or Stock Elections have been made.

           (iii) Elections pursuant to Section 3.02(b)(i) shall be made on a form and with such other provisions to be reasonably agreed upon by the Company and FCB (a "FORM OF ELECTION") to be provided by the Exchange Agent for that purpose to holders of record of Shares (other

                                   Annex A-6
           than holders of Excluded Shares), together with appropriate transmittal materials, at the time of mailing to holders of record of Shares of the Proxy Statement in connection with the shareholders meeting referred to in Section 6.02. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., on the business day that is two trading days prior to the Closing Date (which date shall be publicly announced by FCB as soon as practicable but in no event less than five trading days prior to the Closing Date) (the "ELECTION DEADLINE") and (y) accompanied by the Certificate(s) representing the Shares as to which the election is being made (or by an appropriate guarantee of delivery of such Certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the National Association of Securities Dealers, Inc., provided that such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery). The Company shall use its best efforts to make a Form of Election available to all Persons who become holders of record of Shares (other than Excluded Shares) between the date of mailing described in the first sentence of this Section 3.02(b)(iii) and the Election Deadline. FCB shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent and whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of FCB (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither FCB nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. A holder of Shares that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

           (iv) An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any Certificate(s) representing Shares that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such Certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with paragraph (b)(ii), such Shares shall be Non-Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any Shares have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Shares shall promptly be returned without charge to the Person submitting the same.

           (v) In the event that the aggregate number of Shares in respect of which Cash Elections have been made (collectively, the "CASH ELECTION SHARES") exceeds the Cash Election Number, all shares in respect of which Stock Elections have been made (the "STOCK ELECTION SHARES") and all Non-Election Shares in respect of which Stock Elections are deemed to have been made (it being understood that in such case all Non-Election Shares shall be deemed to be Shares in respect of which Stock Elections have been made) shall be converted into the right to receive Stock Consideration, and all Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

               (A) Cash Election Shares shall be deemed converted to Stock Election Shares, on a pro-rata basis for each record holder of Shares with respect to those Shares, if any, of such record holder that are Cash Election Shares, so that the number of Cash Election Shares so converted, when added to the other Stock Election Shares, shall equal as closely as practicable the Stock Election Number, and all such Cash Election Shares so converted shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests); and

                                   Annex A-7

               (B) any remaining Cash Election Shares shall be converted into the right to receive Cash Consideration.

           (vi) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares in respect of which Cash Elections are deemed to have been made (it being understood that in such case all Non-Election Shares shall be deemed to be Shares in respect of which Cash Elections have been made) shall be converted into the right to receive Cash Consideration, and all Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

               (A) Stock Election Shares shall be deemed converted into Cash Election Shares, on a pro-rata basis for each record holder of Shares with respect to those Shares, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares so converted, when added to the other Cash Election Shares, shall equal as closely as practicable the Cash Election Number, and all such Shares so converted shall be converted into the right to receive the Cash Consideration; and

               (B) the remaining Stock Election Shares shall be converted into the right to receive the Stock Consideration (and cash in lieu of fractional interests).

           (vii) In the event that neither clause (v) nor clause (vi) of this
           Section 3.02(b) is applicable, Non-Election Shares shall be deemed Stock Election Shares such that the total Stock Election Shares equals the Stock Election Number and any remaining Non-Election Shares shall be deemed Cash Election Shares and (x) all Cash Election Shares and all Non-Election Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive Cash Consideration, and (y) all Stock Election Shares and all Non-Election Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests).

           (viii) Notwithstanding the foregoing, if necessary to permit the delivery of the tax opinions referred to in Sections 7.02(c) and 7.03(c) hereof, FCB shall, after consultation with the Company and prior to the delivery of such tax opinions, reduce the Cash Election Number to such number of Shares as FCB reasonably determines is necessary to permit the delivery of such tax opinions; provided that, in no event shall FCB be required to issue more than 700,000 shares of FCB Common Stock.

           (ix) The Exchange Agent, in consultation with FCB and the Company, shall make all computations to give effect to this Section 4.2.

    3.03 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock.

                                   Annex A-8

    3.04 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of FCB Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FCB shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of FCB Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the last sale price of FCB Common Stock, as reported by the Nasdaq Tape (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the trading day immediately preceding the Effective Date.

    3.05  EXCHANGE PROCEDURES.

    (a) After the Effective Date, FCB shall send or cause to be sent as promptly as practicable to each former holder of record of Shares immediately prior to the Effective Time who has not returned a valid election, transmittal materials for use in exchanging such shareholder's Certificates for the consideration set forth in this Article III. FCB shall cause certificates representing the shares of FCB Common Stock ("New Certificates") into which shares of a shareholder's Company Common Stock are converted on the Effective Date and/or any check in respect of any Cash Consideration, fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of the Certificates representing such Shares (or indemnity reasonably satisfactory to FCB and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. The Exchange Agent shall process materials received and issue New Certificates as promptly as practicable after receipt of such materials. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

    (b) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (c) At the election of FCB, no Cash Consideration, dividends or other distributions with respect to FCB Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Certificate representing Shares converted in the Merger into shares of such FCB Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in
Section 3.02 and this Section 3.05, and no such shares of Company Common Stock shall be eligible to vote until the holder of Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this
Section 3.05. After becoming so entitled in accordance with Section 3.02 and this Section 3.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FCB Common Stock such holder had the right to receive upon surrender of the Old Certificate.

    (d) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to FCB. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to FCB for payment of the shares of FCB Common Stock, cash, cash in lieu of any fractional shares and unpaid dividends and distributions on FCB Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

    3.06 ANTI-DILUTION PROVISIONS. In the event FCB changes (or establishes a record date for changing) the number of shares of FCB Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding FCB Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. If, between the date hereof and the Effective Time, FCB shall merge, be acquired or consolidate with, by or into any other corporation (a "BUSINESS COMBINATION") and the terms

                                   Annex A-9
thereof shall provide that FCB Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of FCB Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of FCB Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of FCB Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to FCB).

    3.07 OPTIONS. At the Effective Time, each outstanding option to purchase shares of Company Common Stock under the Company Stock Plan (each, a "COMPANY STOCK OPTION"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of FCB Common Stock equal to (a) the number of shares of Company Common Stock subject to the Company Stock Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "REPLACEMENT OPTION"), at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (y) the exercise price per share of Company Common Stock subject to the Company Stock Option divided by
(B) the Exchange Ratio. Notwithstanding the foregoing, each Company Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of
Section 424 of the Code. At or prior to the Effective Time, the Company shall take all action, if any, necessary with respect to the Company Stock Plan to permit the replacement of the outstanding Company Stock Options by FCB pursuant to this Section. At the Effective Time, FCB shall assume the Company Stock Plans; PROVIDED, that such assumption shall be only in respect of the Replacement Options and that FCB shall have no obligation with respect to any awards under the Company Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Company Stock Plans. After the Effective Time, FCB shall file a registration statement on Form S-8 with respect to the shares of FCB Common Stock issuable in connection with the Replacement Options.

    3.08 WARRANTS. At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock under the Company Warrant Agreement (each, a "COMPANY WARRANT"), whether vested or unvested, shall be converted into a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, the number of shares of FCB Common Stock equal to (a) the number of shares of Company Common Stock subject to the Company Warrant, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "REPLACEMENT WARRANT"), at an exercise price per share (rounded down to the nearest whole cent) equal to the quotient of (y) the exercise price per share of the Company Warrant subject to the Company Warrant Agreement divided by (z) the Exchange Ratio.

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

    4.01 FOREBEARANCES OF THE COMPANY. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of FCB, the Company will not, and will cause each of its Subsidiaries not to:

    (a) ORDINARY COURSE. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of the Company, FCB or any of their respective Subsidiaries to perform any of their obligations on a timely basis

                                   Annex A-10
under this Agreement, or take any action that is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole.

    (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Common Stock or any Rights or issue any shares of preferred stock, (ii) enter into any Agreement with respect to the foregoing or (iii) permit any additional shares of Company Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

    (c) DIVIDENDS, ETC. (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

    (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice; provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) for grants of awards to newly hired employees consistent with past practice.

    (e) HIRING. Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy Previously Disclosed contractual obligations as of the date hereof and (ii) to replace non-officer employees to fill vacancies arising after the date hereof.

    (f) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust Agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

    (g) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

    (h) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to the Company and its Subsidiaries, taken as a whole.

    (i) CAPITAL EXPENDITURES. Except as Previously Disclosed, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

    (j) GOVERNING DOCUMENTS. Amend the Company Articles, Company By-Laws or the articles of association or by-laws (or similar governing documents) of any of the Company's Subsidiaries.

    (k) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

                                   Annex A-11

    (l) CONTRACTS. Enter into, renew or terminate, or make any payment not then required under, any contract or Agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will in 60 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business.

    (m) CLAIMS. Except as Previously Disclosed, enter into any settlement or similar Agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries becomes a party after the date of this Agreement, which settlement, Agreement or action involves payment by the Company or its Subsidiaries of amount in excess of $25,000.

    (n) ADVERSE ACTIONS. (a) Take any action which the Company either knows or reasonably should know that such action would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or
(iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

    (o)  RISK MANAGEMENT.  Except as required by applicable law or regulation,
(i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

    (p) Indebtedness. Incur any indebtedness for borrowed money (other than Federal Funds borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person.

    (q) Loans. (a) Make any loan, loan commitment or renewal or extension thereof to any person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made by PBI to such person and any affiliate or immediate family member of such person, exceed $250,000 without submitting complete loan package information to the chief credit officer of FCB for review with a right of comment at least two full business days prior to taking such action.

        (b) (i) Sell or dispose of any loan, or (ii) except as required by the OCC, write-down or charge-off the book value of any loan.

    (r) INVESTMENTS. (a) (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $100,000 or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers, or purchase of any property or assets of any person, or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of two years or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, the Company may purchase (or permit a Subsidiary to purchase) investment securities if, within one business day after the Company requests in writing (which shall describe in detail the investment securities to be purchased and the price thereof) that the other consent to making of any such purchase, FCB has approved such request in writing or has not responded in writing to such request.

        (b) Sell or dispose of any investment, except as may be required by the OCC.

    (s) TAXES. Take any action to change or modify any existing federal or California tax accounting methods of the Company.

                                   Annex A-12

    (t)  COMMITMENTS.  Agree or commit to do any of the foregoing.

    4.02 FOREBEARANCES OF FCB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, FCB will not, and will cause each of its Subsidiaries not to:

    (a) ORDINARY COURSE. Take any action reasonably likely to have an adverse effect on FCB's ability to perform any of its material obligations under this Agreement.

    (b) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or
(b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in
Article VII not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

    (c)  COMMITMENTS.  Agree or commit to do any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

    5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, FCB has delivered to the Company a schedule and the Company has delivered to FCB a schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in
Article IV; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

    5.02 STANDARD. No representation or warranty of the Company or FCB contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

    5.03  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  Subject to Sections
5.01 and 5.02 and except as Previously Disclosed, the Company hereby represents and warrants to FCB:

    (a) ORGANIZATION, STANDING AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company is duly qualified to do business and is in good standing in the State of California and any other foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company is a bank holding company registered under the BHC Act. The Company Bank is duly licensed by the OCC as a commercial bank and its deposits are insured by the FDIC through the Bank Insurance Fund in the manner and to the fullest extent provided by law.

                                   Annex A-13

    (b) COMPANY CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists solely of 12,500,000 shares of Company Common Stock, of which no more than 2,030,754 shares were outstanding as of the date hereof. As of the date hereof, 69,467 shares of the Company Common Stock were held in treasury by the Company or otherwise owned by the Company or its Subsidiaries. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement, any Company Stock Option, the Company Stock Plan, the Company Warrant Agreement and the Company Warrants. The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Stock Options and Company Warrants as of the date hereof are Previously Disclosed in the Company's Disclosure Schedule.

    (c)  SUBSIDIARIES.

        (i)(A) The Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by the Company or its Subsidiaries are fully paid and, except pursuant to 12 U.S.C. Section55 in the case of the Company Bank, nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

        (ii) The Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

        (iii) Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

    (d) CORPORATE POWER. The Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the principal terms of the Agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Company Board has received the written opinion of the Endicott Financial Advisors, L.L.C. to the effect that as of the date hereof the

                                   Annex A-14
consideration to be received by the holders of Company Common Stock in the Merger is fair to the holders of Company Common Stock from a financial point of view.

    (f)  REGULATORY APPROVALS; NO DEFAULTS.

        (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, as required,
    (B) filings with the SEC and state securities authorities and the approval of this Agreement by the shareholders of the Company, (C) the filing of an Agreement of merger with the California Secretary pursuant to the CGCL and the filing of articles of merger with the Pennsylvania Department pursuant to the PBCL. As of the date hereof, the Company is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

        (ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Articles or the Company By-Laws, or
    (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, Agreement, indenture or instrument.

    (g)  FINANCIAL REPORTS AND REGULATORY DOCUMENTS.

        (i) The Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997, 1998 and 1999, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the Company's "Regulatory Documents") with the SEC as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act, the Exchange Act or the securities regulations of the SEC, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

        (ii) Since December 31, 1999, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and

                                   Annex A-15

    (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section or otherwise), is reasonably likely to have a Material Adverse Effect with respect to the Company.

    (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

    (i)  REGULATORY MATTERS.

        (i) Neither the Company nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, Agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities"). The Company and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.

        (ii) Neither the Company nor any of its Subsidiaries has been advised by, nor has any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, Agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

    (j)  COMPLIANCE WITH LAWS. THE COMPANY AND EACH OF ITS SUBSIDIARIES:

        (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

        (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and

        (iii) has received, since December 31, 1997, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or
    (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

    (k) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any Agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default under any contract, Agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would

                                   Annex A-16
constitute such a default. Except as Previously Disclosed, no power of attorney or similar authorization given directly or indirectly by the Company or its Subsidiaries is currently outstanding.

    (l) NO BROKERS. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

    (m)  EMPLOYEE BENEFIT PLANS.

        (i) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of the Company and its subsidiaries (the "Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to the Company.

        (ii) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. The Company is not a party to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

        (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or
    Section 414 of the Code (an "ERISA Affiliate'). Neither the Company, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. No notice of a "reportable event," within the meaning of
    Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Plan.

        (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the consolidated financial statements of the Company included in the Regulatory Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then

                                   Annex A-17
    current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

        (vi) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan. The Company or its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

        (vii) The consummation of the transactions contemplated by this Agreement will not (A) entitle any employees of the Company or any of its Subsidiaries to severance pay, (B) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (C) result in any breach or violation of, or a default under, any of the Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement, none of FCB, the Company, or any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

    (n) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining Agreement, contract or other Agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

    (o) ENVIRONMENTAL MATTERS. (i) The Company and each of its Subsidiaries has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, lien or a fiduciary or management role ("Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) neither the Company nor any of its Subsidiaries could be deemed the owner or operator of any Loan Property under any Environmental Law which such Loan Property has been contaminated with, or has had any release of, any Hazardous Substance;
(iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property;
(v) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other Agreement with any Governmental Authority or any third party relating to any Environmental Law;
(vii) to the best of the Company's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Loan Property, and
(viii) the Company has delivered to FCB copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any Subsidiary of the Company, any currently or formerly owned or operated property or any Loan Property.

                                   Annex A-18

    As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

    (p)  TAX MATTERS.

        (i)(A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly filed, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (D) all deficiencies asserted or assessments made as a result of such examinations have been paid in full,
    (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or its Subsidiaries. The Company has made available to FCB true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1999. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company's Regulatory Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company's Regulatory Documents filed on or prior to the date hereof. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing Agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any person (other than the Company and its Subsidiaries). As of the date hereof, neither the Company nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

        (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement.

    (q) RISK MANAGEMENT INSTRUMENTS. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof)(each, a "Derivatives Contract") or owns securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally),

                                   Annex A-19
and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on the Company.

    (r) BOOKS AND RECORDS. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and its Subsidiaries.

    (s) INSURANCE. The Company has Previously Disclosed all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

    (t) ALLOWANCE FOR LOAN LOSSES. The Company's Allowance for Loan Losses ("ALL") is, and shall be as of the Effective Date, in compliance with the Company's existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

    (u) TRANSACTIONS WITH AFFILIATES. Neither the Company nor the Company Bank has any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

    (v) ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has incurred or discharged, or is legally obligated with respect to, any material indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), that is material to the Company on a consolidated basis, or that, when combined with all similar liabilities, would be material to the Company on a consolidated basis, except for items reflected on or for which reserves have been established in the unaudited consolidated balance sheet of the Company as of March 31, 2000 in accordance with GAAP, and except for liabilities incurred in the ordinary and usual course of its business consistent with past practice of business subsequent to March 31, 2000. No Agreement pursuant to which any loans or other assets have been or shall be sold by the Company entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the Company, to cause the Company or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against the Company or its Subsidiaries. No cash, stock or other dividend or any other distribution with respect to (i) the stock of the Company, or (ii) except as disclosed in writing to FCB as of the date hereof or hereafter, its Subsidiaries, have been declared, set aside or paid. No shares of the stock of the Company or its Subsidiaries have ben purchased, redeemed or otherwise acquired, directly or indirectly, by the Company since December 31, 1999, and no agreements have been made to do the foregoing.

    (w) TRUST BUSINESS. Neither the Company nor the Company Bank serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

    (x) TAKEOVER. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliated transaction," "business combination" or other anti-takeover laws and regulations of the Commonwealth of Pennsylvania.

                                   Annex A-20

    5.04  REPRESENTATIONS AND WARRANTIES OF FCB.  Subject to Sections 5.01 and
5.02 and except as Previously Disclosed, FCB hereby represents and warrants to the Company as follows:

    (a) ORGANIZATION, STANDING AND AUTHORITY. FCB is duly organized, validly existing and in good standing under the laws of the State of California. FCB is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. FCB has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

    (b)  FCB STOCK.

        (i) As of the date hereof, the authorized capital stock of FCB consists solely of 15,000,000 shares of FCB Common Stock, of which no more than 3,894,517 shares were outstanding as of the date hereof, and 5,000,000 shares of FCB Preferred Stock, of which no shares were outstanding as of the date hereof.

        (ii) The shares of FCB Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

    (c) SUBSIDIARIES. Each of FCB's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

    (d) CORPORATE POWER. FCB and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and FCB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

    (e) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FCB and the FCB Board. This Agreement is a valid and legally binding Agreement of FCB enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    (f)  REGULATORY APPROVALS; NO DEFAULTS.

        (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FCB or any of its Subsidiaries in connection with the execution, delivery or performance by FCB of this Agreement or to consummate the Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, as required; (B) the approval of the listing on Nasdaq of FCB Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement;
    (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of FCB Stock in the Merger; (E) the filing of an Agreement of merger with the California Secretary pursuant to the CGCL and (F) the filing of articles of merger with the Pennsylvania Department pursuant to the PBCL. As of the date hereof, FCB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                                   Annex A-21

        (ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of FCB or of any of its Subsidiaries or to which FCB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of FCB or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, Agreement, indenture or instrument.

    (g)  FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT.

        (i) Except for an S-4 Registration Statement, which became effective
    May 5, 2000, and a Current Report on Form 8-K, FCB has not filed any reports, registration statements, definitive proxy statements or information statements under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Such S-4 registration statement, as of the effective date, and as to other filings, in the form filed or to be filed (collectively, FCB's "SEC DOCUMENTS") with the SEC, as of the date filed,
    (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of FCB and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of FCB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

        (ii) Since June 30, 2000, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

    (h) TAX MATTERS. As of the date hereof, FCB has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE VI

                                   COVENANTS

    6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the Company and FCB agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

                                   Annex A-22

    6.02 SHAREHOLDER APPROVAL. The Company agrees to take, in accordance with applicable law and the Company Articles and Company By-Laws, all action necessary to convene as soon as commercially reasonable an appropriate meeting of its shareholders to consider and vote upon the approval of the principal terms of the Merger and adoption of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Merger (including any adjournment or postponement, the "COMPANY MEETING"), in each case within 45 calendar days after the Registration Statement is declared effective. Except with the prior approval of FCB, no other matters shall be submitted for the approval of the Company shareholders. The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders.

    6.03  REGISTRATION STATEMENT.

    (a) FCB agrees to prepare a registration statement on Form S-4 or other applicable form (the "REGISTRATION STATEMENT") to be filed by FCB with the SEC in connection with the issuance of FCB Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "PROXY STATEMENT") and all related documents). The Company shall prepare and furnish such information as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and the Company shall have the right to review such Registration Statement prior to its filing. The Company agrees to cooperate, and to cause its Subsidiaries to cooperate, with FCB and FCB's counsel and accountants, in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. The Company and FCB agree to file, or cause to be filed, the Registration Statement and the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable but in no event later than 60 calendar days after the date hereof. Each of the Company and FCB agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. FCB also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its shareholders.

    (b) Each of the Company and FCB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to shareholders and at the time of the Company Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, shall be false or misleading with respect to any material fact, or which shall omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and FCB further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

    6.04 PRESS RELEASES. Each of the Company and FCB agrees that it shall not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or

                                   Annex A-23

American Stock Exchange or Nasdaq rules, as the case may be (provided that the issuing party shall nevertheless provide the other party with notice of, and the opportunity to review, any such press release or written statement).

    6.05  ACCESS; INFORMATION.

    (a) Each of the Company and FCB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request and, during such period, it shall furnish promptly to the requesting party all information concerning the business, properties and personnel of it as the requesting party may reasonably request.

    (b) The Company agrees that, subject to applicable laws, it shall cooperate in good faith with FCB on mutually identified operating issues which the parties agree have priority.

    (c) Each party agrees that it shall not, and shall cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto either to be returned to the party which furnished the same or to be destroyed. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or Agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

    6.06 AFFILIATES. The Company shall cooperate and use its commercially reasonable efforts to identify those persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act. The Company shall use its commercially reasonable efforts to cause each person so identified to deliver to FCB, no later than 40 days prior to the Effective Date, a written Agreement (which Agreement shall be substantially in the form of Exhibit A hereto.

    6.07 CERTAIN POLICIES. Prior to the Effective Date, the Company and its Subsidiaries shall, consistent with GAAP and the rules and regulations of the SEC, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of FCB.

    6.08 NASDAQ LISTING. FCB agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq, subject to official notice of issuance, the shares of FCB Common Stock to be issued to the holders of Company Common Stock in the Merger.

    6.09  REGULATORY APPLICATIONS.

                                   Annex A-24

    (a) FCB and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (including the consolidation of any Company Bank branches with FCB Bank branches or the closure of any Company Bank branches, in each case as FCB in its sole discretion shall deem necessary); and any initial filings with Governmental Authorities (other than the Registration Statement) shall be made by FCB promptly after the execution hereof. Each of FCB and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

    (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

    6.10  INDEMNIFICATION.

    (a) Following the Effective Date, except as set forth in Exhibit C hereto, FCB shall indemnify, defend and hold harmless each present and former director and officer of the Company and its Subsidiaries (each, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement or any related Agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors or officers under the laws of the Commonwealth of Pennsylvania, the Company Articles and the Company By-Laws as in effect on the date hereof; PROVIDED that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Pennsylvania law, the Company Articles and the Company By-Laws shall be made by independent counsel selected by FCB; and PROVIDED, FURTHER, that in the absence of applicable Pennsylvania judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and FCB shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

    (b) For a period of three years from the Effective Time, FCB shall use its commercially reasonable efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company or any of its Subsidiaries (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; PROVIDED, HOWEVER, that in no event shall FCB be required to expend more than 150 percent of the current amount expended by the Company (the "INSURANCE AMOUNT") to maintain or procure such directors and officers insurance coverage; PROVIDED, FURTHER, that if FCB unable to maintain or obtain the insurance called for by this Section 6.10(b), FCB shall use its commercially reasonable efforts to obtain as much comparable insurance as is available

                                   Annex A-25
for the Insurance Amount; PROVIDED, FURTHER, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to FCB's insurance carrier for the purpose of obtaining such insurance.

    (c) Any Indemnified Party wishing to claim indemnification under
Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify FCB thereof; PROVIDED that the failure so to notify shall not affect the obligations of FCB under
Section 6.10(a) unless and to the extent that FCB is actually prejudiced as a result of such failure.

    (d) If FCB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of FCB shall assume the obligations set forth in this Section 6.10.

    6.11  BENEFIT PLANS.

    (a) FCB shall maintain for a period of two years immediately following the Effective Date, employee benefit plans, programs, policies and arrangements for employees of the Company and its Subsidiaries which in the aggregate are no less favorable than the employee benefit plans, programs, policies and arrangements of FCB for similarly situated employees of FCB. FCB shall cause each employee benefit plan, program, policy or arrangement of FCB in which employees of the Company and its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company and its Subsidiaries.

    (b) FCB shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries existing as of the Effective Date, as well as all employment or severance agreements, plans or policies of the Company and its Subsidiaries which are Previously Disclosed in the Company's Disclosure Schedule.

    (c) If employees of the Company and its Subsidiaries become eligible to participate in a medical, dental or health plan of FCB, FCB shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of FCB and its Subsidiaries, (ii) honor any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

    (d) It is the intention of FCB to permit the Company to establish a reasonable amount to be applied to "stay" bonuses not to exceed $300,000.

    (e) The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by, each director and employee of the Company and its Subsidiaries.

    6.12 NOTIFICATION OF CERTAIN MATTERS. Each of the Company and FCB shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

    6.13 NON-COMPETE AGREEMENTS. Each of the non-officer directors of the Company and the Company Bank shall have executed and delivered to FCB non-compete agreements substantially in the form included in Exhibit B hereto.

                                   Annex A-26

    6.14  [Omitted.]

    6.15 DIRECTORS TO VOTE FOR MERGER. Each Director of the Company and the Company Bank has executed and delivered on the date hereof a director voting Agreement substantially in the form of Exhibit B hereto.

    6.16 APPOINTMENT OF DIRECTOR .As of the Effective Time, FCB agrees to appoint Gene F. Gaines as a director.

    6.17 ADVISORY BOARD. As of the Effective Time, FCB Bank agrees to appoint an advisory board composed of such members of the Company Board and the Company Bank board of directors as agree to serve thereon.

    6.18 ACQUISITION PROPOSALS. The Company agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, except to the extent legally required for the discharge by the Company Board of its fiduciary duties as advised by counsel to the Company Board. The Company shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than FCB with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar Agreement relating to an Acquisition Proposal. The Company shall promptly (within 24 hours) advise FCB following the receipt by the Company of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise FCB of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

    6.19 SPECIAL REVIEW. Without limiting the generality of Section 6.05(a), prior to the Effective Time, the Company agrees that FCB and FCB's representatives shall have the right to conduct a review to determine (i) that the assets, books and records of the Company reflect a condition which meets the standards set forth in Section 7.03(c) and (d) hereof, or failing that, will in a material way adversely impact FCB after consummation of the transactions contemplated hereby; (ii) that there are no liabilities not recorded on the books and records of the Company (existing, threatened or contingent) which total in excess of $2,000,000 and which FCB reasonably determines to be unacceptable; (iii) that the methodology for determining, and the allowance for loan losses of the Company as determined by its grading of loans and leases between the date hereof and the Effective Time, shall have been consistent with the past practices of the Company and in accordance with GAAP and applicable regulatory requirements; and (iv) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

    7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of FCB and the Company to consummate the Merger is subject to the fulfillment or written waiver by FCB and the Company prior to the Effective Time of each of the following conditions:

    (a) Shareholder Approvals. This Agreement and the Merger shall have been duly adopted by the requisite vote of the shareholders of the Company.

    (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the FCB Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on FCB and its Subsidiaries taken as a whole or

                                   Annex A-27

(ii) reduce the benefits of the transactions contemplated hereby to such a degree that FCB would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

    (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (e) LISTING. The shares of FCB Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

    7.02 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FCB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of FCB by the Chief Executive Officer and the Chief Financial Officer of FCB to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF FCB. FCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of FCB by the Chief Executive Officer and the Chief Financial Officer of FCB to such effect.

    (c) OPINION OF THE COMPANY'S COUNSEL. The Company shall have received an opinion of a qualified professional firm selected by the Company and reasonably acceptable to FCB, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, (ii) each of FCB and the Company will be a party to the reorganization within the meaning of Section 368 of the Code and
(iii) no gain or loss will be recognized by shareholders of the Company who receive shares of FCB Common Stock in exchange for shares of Company Common Stock, except with respect to cash received. In rendering its opinion, such firm may require and rely upon representations contained in letters or certificates from the Company, FCB and others.

    7.03 CONDITIONS TO OBLIGATION OF FCB. The obligation of FCB to consummate the Merger is also subject to the fulfillment or written waiver by FCB prior to the Effective Time of each of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and FCB shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                                   Annex A-28

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and FCB shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

    (c) OPINION OF FCB'S COUNSEL. FCB shall have received an opinion of Sullivan & Cromwell, special counsel to FCB, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and (ii) each of FCB and the Company will be a party to the reorganization within the meaning of
Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters or certificates from the Company, FCB and others.

    (d) CAPITALIZATION. At the Effective Time, the total (A) of (i) Company Common Stock, excluding shares issued subsequent to the date hereof upon exercise of stock options, warrants or the conversion of debt; (ii) Additional paid-in-capital; (iii) Accumulated deficit and (iv) Treasury Stock, each as determined in accordance with GAAP, shall not be less than the total (B) of
(i) $17,250,000 and (ii) the product of $200,000 and the number of months in the period April 1, 2000 through the Effective Time less (iii) all out-of-pocket third party expenses actually incurred during the period from July 1, 2000 to the Effective Time relating to the transactions contemplated by this Agreement, but only to the extent that such expenses would not otherwise have been incurred; provided that the aggregate of such expenses, exclusive of employee severance expense, shall not exceed $550,000. For purposes of the above computation, any provision for loan losses and any provision for income taxes, in each case since March 31, 2000, will be added back to total (A).

    (e) ASSET QUALITY. At the Effective Time, the total of (i) the product of Watch loans and 1.4%; (ii) the product of Special Mention loans and 5%;
(iii) the product of Substandard loans and 15%; (iv) the product of Doubtful loans and 50%; and (v) Loss loans (in each instance of (i) through (v) the loan classification will be determined by mutual Agreement or by a mutually agreed upon third party); and (vi) net charge-offs since May 31, 2000 shall not be greater than $19,000,000.

    (f)  SPECIAL REVIEW.  FCB shall have completed the review contemplated by
Section 6.19 hereof and reached the determination contemplated therein.

                                  ARTICLE VIII

                                  TERMINATION

    8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

    (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of FCB and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

    (b) BREACH. At any time prior to the Effective Time, by FCB or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

                                   Annex A-29

    (c) DELAY. At any time prior to the Effective Time, by FCB or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 2001, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

    (d) NO APPROVAL. By the Company or FCB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or
(ii) the stockholder approval required by Section 7.01(a) herein is not obtained at the Company Meeting.

    (e) FAILURE TO RECOMMEND. At any time prior to the Company Meeting, by FCB if the Company Board shall have failed to make its recommendation referred to in
Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of FCB.

    (f) FCB STOCK. By the Company, if the Company Board determines by a vote of a majority of the members of the entire Company Board if the FCB Closing Average is less than $12.32. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to FCB no later than the end of the first Business Day following the Determination Date. Prior to the Effective Date, FCB shall have the option of adjusting the Exchange Ratio to equal the product obtained by multiplying
(i) the quotient obtained by dividing (A) $8.00 by (B) the FCB Closing Average and (ii) 0.85. If FCB makes an election contemplated by the preceding sentence, it shall give prompt written notice of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
Section 8.01(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(f).

    8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any breach of this Agreement prior to such termination.

                                   ARTICLE IX

                                 MISCELLANEOUS

    9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10 and 6.11 and this Article IX, which shall survive the Effective
Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05(c), 8.02, and this
Article IX, which shall survive such termination).

    9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or
(ii) amended or modified at any time, by an Agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would violate the CGCL or the PBCL or reduce the consideration to be received by the Company shareholders in the Merger.

    9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

                                   Annex A-30

    9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

    9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

    9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company, to:

       Professional Bancorp, Inc.
       606 Broadway
       Santa Monica, California 90401
       Attention: Gene F. Gaines
       Facsimile: (310) 458-4508

With a copy to:

       Horgan, Rosen, Beckham & Coren
       21700 Oxnard Street, Suite 1400
       Woodland Hills, California 91365-4335
       Attention: Gary M. Horgan
       Facsimile: (818) 340-6190

If to First Community Bancorp, to:

       6110 El Tordo
       Rancho Santa Fe, California 92067
       Attention: James A. Boyce
       Facsimile: (858) 756-2980

With a copy to:

       Sullivan & Cromwell
       1888 Century Park East, Suite 2100
       Los Angeles, California 90067-1725
       Attention: Stanley F. Farrar
       Facsimile: (310) 712-8800

    9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.11, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                              *        *        *

                                   Annex A-31

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PROFESSIONAL BANCORP, INC.

By:              *
---------------------------------
Name: Gene Gaines
Title: President and CEO

FIRST COMMUNITY BANCORP

By:              *
---------------------------------
Name: Arnold Hahn
Title: Chief Financial Officer

                                   Annex A-32

                                                                         ANNEX B

August 7, 2000

Board of Directors
Professional Bancorp, Inc.
606 Broadway
Santa Monica, CA

Attention:  Mr. Gene Gaines
        Chairman, President and Chief Executive Officer

Directors:

    You have requested our opinion as to the fairness, from a financial point of view, of the merger consideration being paid to the holders of the outstanding shares of common stock, par value $0.008 per share (the "Professional Shares"), of Professional Bancorp Inc. ("Professional") pursuant to the Agreement and Plan of Merger, dated as of August 7, 2000 (the "Merger Agreement"), between Professional and First Community Bancorp ("First Community").

    Pursuant to the Merger Agreement, Professional will merge with and into First Community (the "Merger") and each Professional Share issued and outstanding immediately prior to the Merger Effective Date (subject to certain exceptions) shall be cancelled and extinguished and converted into the right to receive, at the election of each holder of Professional Shares, either $8.00 in cash or 0.550 shares of First Community, per Professional Share, subject to a maximum aggregate limitation on the amount of First Community Shares of 50% (the "Merger Consideration"). It is our understanding that the merger will be accounted for using the purchase method under generally accepted accounting principles.

    The investment banking business of Endicott Financial Advisors, L.L.C. ("Endicott") includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

    In connection with this opinion, we have reviewed and considered, among other things: (a) the Merger Agreement; (b) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for Professional for the three fiscal years ended December 31, 1999; (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for First Community for the three fiscal years ended
December 31,1999; (d) unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of Professional and First Community for the quarters ended March 31, 2000 and June 30, 2000; (e) financial analyses and forecasts for Professional and for First Community; (f) the views of senior management of Professional and First Community of their respective past and current business operations, results thereof, financial condition and future prospects;
(g) certain reported price and trading activity for Professional, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded; (h) the financial terms of recent business combinations in the banking industry; (i) the pro forma impact of the transaction on First Community;
(j) the current market environment generally and the banking environment in particular; and (k) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

    In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us. We have not made any independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Professional or First Community or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant on the analyses and estimates of Professional and First Community), nor have we been furnished with any such appraisals. With respect to the financial forecast and cost savings information reviewed with Professional and First Community management, we have assumed that they reflect the best currently available estimates and judgments of the senior management of Professional and First Community as to the future performance of Professional and First Community. We have also assumed that there has been no material change in Professional's or First Community's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have also assumed without independent verification that the aggregate consolidated allowance for loan losses for Professional and First Community were adequate to cover such losses. We have also assumed that obtaining all regulatory and other approvals and third-party consents required for consummation of the merger will not have an adverse impact on First Community or on the anticipated benefits of the merger. We have further assumed that the conditions precedent in the Merger Agreement are not waived.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

    We have acted as Professional's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

    It is understood that this opinion is for the information of the Board of Directors of Professional and, except for inclusion in its entirety in a proxy statement required to be circulated to shareholders in connection with the Merger, may not be quoted, referred to or reproduced at any time or in any manner, without Endicott's written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of Professional Shares.

                                        Very Truly Yours,
                                        ENDICOTT FINANCIAL ADVISORS, L.L.C.

                                   Annex B-2

                                                                         ANNEX C

                    DISSENTERS' RIGHTS UNDER SUBCHAPTER D OF
                    CHAPTER 15 OF THE PENNSYLVANIA BUSINESS
                      CORPORATION LAW OF 1988, AS AMENDED

    1571 APPLICATION AND EFFECT OF SUBCHAPTER.

    (a) General rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this 1 part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

    Section 1906(c) (relating to dissenters rights upon special treatment).

    Section 1930 (relating to dissenters rights).

    Section 1931(d) (relating to dissenters rights in share exchanges).

    Section 1932(c) (relating to dissenters rights in asset transfers).

    Section 1952(d) (relating to dissenters rights in division).

    Section 1962(c) (relating to dissenters rights in conversion).

    Section 2104(b) (relating to procedure).

    Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

    Section 2325(b) (relating to minimum vote requirement).

    Section 2704(c) (relating to dissenters rights upon election).

    Section 2705(d) (relating to dissenters rights upon renewal of election).

    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

    Section 7104(b)(3) (relating to procedure).

    (b) Exceptions.

        (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

           (i) listed on a national securities exchange; or

           (ii) held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

        (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

           (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

           (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of

                                   Annex C-1
       the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

           (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

        (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

    (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

    (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

        (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter, and

        (2) A copy of this subchapter.

    (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

    (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

    (g) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

    1572 DEFINITIONS. The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

    "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

    "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

                                   Annex C-2

    "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

    1573 RECORD AND BENEFICIAL HOLDERS AND OWNERS.

    (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

    (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

    1574 NOTICE OF INTENTION TO DISSENT. If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

    1575 NOTICE TO DEMAND PAYMENT.

    (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case the notice shall:

        (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

        (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

        (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

        (4) Be accompanied by a copy of this subchapter.

    (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

    1576 FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

                                   Annex C-3

    (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

    (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

    (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

    1577 RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

    (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

    (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

    (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

        (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

        (2) A statement of the corporation's estimate of the fair value of the shares.

        (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

    (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

    1578 ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

    (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) relating to payment of fair value of shares) and the dissenter believes that the

                                   Annex C-4
amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

    (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

    1579 VALUATION PROCEEDINGS GENERALLY.

    (a) General rule. Within 60 days after the latest of:

        (1) Effectuation of the proposed corporate action;

        (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

        (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares); If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

    (b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

    (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

    (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

    (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

    1580 COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

    (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

    (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with

                                   Annex C-5
the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

    (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                   Annex C-6

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article Five of First Community Bancorp's articles of incorporation provides that First Community Bancorp shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Article Five also provides that First Community Bancorp is authorized to provide indemnification for its agents. If agents of First Community Bancorp breach a duty to First Community Bancorp and its shareholders, then Article Five authorizes First Community Bancorp, to the extent permissible under California Law, to indemnify such agents in excess of the indemnification expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of First Community Bancorp in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise.
Section 317 mandates First Community Bancorp's indemnification of agents where the agent's defense is successful on the merits. In other cases, Section 317 allows First Community Bancorp to indemnify agents for expenses, including amounts paid to defend, settle or otherwise dispose of a threatened or pending action, if the indemnification is authorized by (1) a majority vote of a quorum of First Community Bancorp's board of directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or
(3) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, First Community Bancorp can indemnify an agent even when the agent is found liable. Section 317 also allows First Community Bancorp to advance expenses to its agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse First Community Bancorp if the agent is found liable.

    To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling First Community Bancorp, pursuant to the foregoing provisions or otherwise, First Community Bancorp understands that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by First Community Bancorp of expenses incurred or paid by a director, officer or controlling person of First Community Bancorp in the successful defense of any action, suit or proceeding)is asserted by such director, officer or controlling person in connection with the securities being registered, First Community Bancorp will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS. An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included beginning on page II-3.

    (b) FINANCIAL STATEMENT SCHEDULES. Not applicable.

    (c) REPORT, OPINION OR APPRAISAL. Not applicable.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes as follows:

(1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

(6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                               INDEX TO EXHIBITS

   EXHIBIT NUMBER       DESCRIPTION
---------------------   -----------
        2.1*            Agreement and Plan of Merger by and between First Community
                          Bancorp and Professional Bancorp, Inc., Date as of
                          August 7, 2000.

        5.1**           Opinion of Sullivan & Cromwell.

        8.1**           Opinion of Sullivan & Cromwell as to certain federal income tax matters.

        8.2             Opinion of Jeffer, Mangels, Butler & Marmaro LLP as to
                          certain federal income tax matters.

       23.1             Consent of KPMG LLP relating to First Community.

       23.2             Consent of KPMG LLP relating to Professional Bancorp, Inc.

       23.3             Consent of Moss Adams LLP relating to Professional Bancorp,
                          Inc.

       23.4**           Consent of Sullivan & Cromwell (included in Exhibits 5.1 and
                          8.1).

       23.5**           Consent of Jeffer, Mangels, Butler & Marmaro LLP (included in Exhibit 8.2).

       99.1             Form of Professional Bancorp, Inc. proxy.

------------------------

*   Included as Annex A to the proxy statement/prospectus.

**  To be filed by amendment.

                                   SIGNATURES

    Pursuant to the requirements of Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Santa Fe, State of California on September 28, 2000.

                                                       FIRST COMMUNITY BANCORP

                                                       By:  /s/ MATTHEW P. WAGNER
                                                            -----------------------------------------
                                                            Name: Matthew P. Wagner
                                                            Title: President and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arnold C. Hahn, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on September 28, 2000:

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                /s/ MATTHEW P. WAGNER
     -------------------------------------------       President and Chief Executive Officer
                  Matthew P. Wagner                    (Principal Executive Officer)

                 /s/ ARNOLD C. HAHN
     -------------------------------------------       Executive Vice President and Chief Financial
                   Arnold C. Hahn                      Officer (Principal Financial Officer)

                /s/ JOHN M. EGGEMEYER
     -------------------------------------------       Director and Chairman of the Board
                  John M. Eggemeyer

                 /s/ ARNOLD C. HAHN
     -------------------------------------------       Executive Vice President and Chief Financial
                   Arnold C. Hahn                      Officer (Principal Accounting Officer)

                /s/ WILLIAM T. POWERS
     -------------------------------------------       Director and President and Chief Executive
                  William T. Powers                    Officer of First Community Bank of the Desert

              /s/ ROBERT A. SCHOELLHORN
     -------------------------------------------       Director
                Robert A. Schoellhorn

                 /s/ DALE E. WALTER
     -------------------------------------------       Director
                   Dale E. Walter

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                /s/ DAVID S. WILLIAMS
     -------------------------------------------       Director
                  David S. Williams

                 /s/ JAMES A. BOYCE
     -------------------------------------------       Director and President and Chief Executive
                   James A. Boyce                      Officer of Rancho Santa Fe National Bank

               /s/ ROBERT E. HERRMANN
     -------------------------------------------       Director and Secretary
                 Robert E. Herrmann

                 /s/ PAUL I. STEVENS
     -------------------------------------------       Director
                   Paul I. Stevens

                 /s/ ROBERT A. STINE
     -------------------------------------------       Director
                   Robert A. Stine